As filed with the Securities and Exchange Commission on July 28, 2006
Registration No. 333-133284

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 4 TO
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SELECT MEDICAL HOLDINGS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	8060	20-1764048
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number of each Registrant)	(I.R.S. Employer Identification No.)

4716 Old Gettysburg Road, P.O. Box 2034
Mechanicsburg, Pennsylvania 17055
(717) 972-1100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of each Registrant’s Principal Executive Offices)

Michael E. Tarvin, Esq.
Select Medical Holdings Corporation
4716 Old Gettysburg Road, P.O. Box 2034
Mechanicsburg, Pennsylvania 17055
(717) 972-1100
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with a copy to:
Carmen J. Romano, Esq.
Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
(215) 994-4000

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JULY 28, 2006
PROSPECTUS
Select Medical Holdings Corporation
Offer to Exchange
$175,000,000 principal amount of our Senior Floating Rate Notes due 2015, which have been registered under the Securities Act, for our outstanding Senior Floating Rate Notes due 2015

        We are offering to exchange new Senior Floating Rate Notes due 2015, or the senior floating rate exchange notes, for our currently outstanding Senior Floating Rate Notes due 2015, or the outstanding senior floating rate notes. We refer to the outstanding senior floating rate notes as the outstanding notes, the senior floating rate exchange notes as the exchange notes, and the outstanding notes and the exchange notes collectively as the notes. The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities laws, are not subject to transfer restrictions and are not entitled to certain registration rights relating to the outstanding notes. The exchange notes will represent the same debt as the outstanding notes and we will issue the exchange notes under the same indenture as the outstanding notes.
      The principal features of the exchange offer are as follows:

•	The exchange offer expires at 5:00 p.m., New York City time, on, , 2006, unless extended. We do not currently intend to extend the expiration date of the exchange offer.

•	The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

•	We will exchange the exchange notes for all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

•	We will not receive any proceeds from the exchange offer. We will pay all expenses incurred by us in connection with the exchange offer and the issuance of the exchange notes.

       You should consider carefully the risk factors beginning on page 13 of this prospectus before participating in the exchange offer.

       Neither the U.S. Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of these securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus is                           , 2006.

PROSPECTUS SUMMARY
      The following summary contains basic information about us and this offering. It is likely that this summary does not contain all of the information that is important to you. You should read the entire offering memorandum, including the risk factors and the financial statements and related notes included elsewhere herein, before making an investment decision.
      Unless otherwise indicated or unless the context otherwise requires, the term “Holdings” refers to Select Medical Holdings Corporation, the term “Select” refers to Select Medical Corporation (a wholly-owned subsidiary of Holdings) and the terms “our company,” “us,” “we” and “our” refer to Holdings together with Select and its subsidiaries.
The Exchange Offer
      On September 29, 2005, we completed a private offering of $175.0 million in aggregate principal amount of senior floating rate notes due 2015, referred to in this prospectus as the outstanding notes. We entered into an exchange and registration rights agreement with the initial purchasers in the private offering in which we agreed, among other things, to file the registration statement of which this prospectus forms a part within 205 days of the issuance of the outstanding notes. You are entitled to exchange in this exchange offer your outstanding notes for floating rate subordinated notes due 2015 (referred to in this prospectus as the exchange notes), which have been registered under the federal securities laws and have substantially identical terms as the outstanding notes, except for the elimination of certain transfer restrictions and registration rights. You should read the discussion under the heading “— Summary Description of the Exchange Notes” and “Description of the Exchange Notes” for further information regarding the exchange notes.
Our Business
Company Overview
      We are a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States. As of March 31, 2006, we operated 97 long-term acute care hospitals in 26 states, four acute medical rehabilitation hospitals, which are certified by Medicare as inpatient rehabilitation facilities, in New Jersey, and 613 outpatient rehabilitation clinics in 24 states and the District of Columbia. We also provide medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. We began operations in 1997 under the leadership of our current management team, including our co-founders, Rocco A. Ortenzio and Robert A. Ortenzio, both of whom have significant experience in the healthcare industry. Under this leadership, we have grown our business through internal development initiatives and strategic acquisitions. For the combined twelve months ended December 31, 2005, we had net operating revenues of $1,858.4 million, income from operations of $119.1 million and a net loss of $27.9 million. For the three months ended March 31, 2006, we had net operating revenues of $479.7 million, income from operations of $66.5 million and net income of $28.2 million.
      We manage our company through two business segments, our specialty hospital segment and our outpatient rehabilitation segment. For the three months ended March 31, 2006, approximately 75% of our net operating revenues were from our specialty hospitals and approximately 25% were from our outpatient rehabilitation business.
The Merger Transactions
      On February 24, 2005, EGL Acquisition Corp. was merged with and into Select, with Select continuing as the surviving corporation and a wholly-owned subsidiary of Holdings (the “Merger”). Holdings was formerly known as EGL Holding Company. Holdings and EGL Acquisition Corp. were Delaware corporations formed by Welsh, Carson, Anderson & Stowe IX, LP (“Welsh Carson”), for purposes of engaging in the Merger and the related transactions. The Merger was completed pursuant to an agreement and plan of merger, dated as of October 17, 2004, among EGL Acquisition Corp., Holdings and Select. The Merger and related transactions are collectively referred to in this prospectus as the “Transactions.”

      As a result of the Transactions, our assets and liabilities have been adjusted to their fair value as of February 25, 2005. We have also experienced an increase in our aggregate outstanding indebtedness as a result of financing associated with the Transactions. Accordingly, our amortization expense and interest expense are higher in periods following the Transactions. The excess of the total purchase price over the fair value of our tangible and identifiable intangible assets of $1.4 billion has been allocated to goodwill, which will be the subject of an annual impairment test.
Corporate Information
      Holdings is a corporation organized under the laws of the State of Delaware. Our principal executive offices are located at 4716 Old Gettysburg Road, P.O. Box 2034, Mechanicsburg, Pennsylvania 17055. Our telephone number at our principal executive offices is (717) 972-1100. Our company’s website can be located at www.selectmedicalcorp.com. The information on our company’s website is not part of this prospectus.

Summary of the Terms of the Exchange Offer
      On September 29, 2005, we completed an offering of $175.0 million in aggregate principal amount of senior floating rate notes due 2015, which was exempt from registration under the Securities Act.
      We sold the outstanding notes to certain initial purchasers, who subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.
      In connection with the sale of the outstanding notes, we entered into an exchange and registration rights agreement with the initial purchasers of the outstanding notes. Under the terms of that agreement, we agreed to use commercially reasonable efforts to consummate the exchange offer contemplated by this prospectus.
      If we are not able to effect the exchange offer contemplated by this prospectus, we will use commercially reasonable efforts to file and cause to become effective a shelf registration statement relating to the resales of the outstanding notes.
      The following is a brief summary of the terms of the exchange offer. For a more complete description of the exchange offer, see “The Exchange Offer.”

Securities Offered	$175,000,000 in aggregate principal amount of senior floating rate notes due 2015.

Exchange Offer	The exchange notes are being offered in exchange for a like principal amount of outstanding notes. We will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on , 2006. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, each of the outstanding notes may be tendered only in integral multiples of $1,000 in principal amount. The form and terms of each of the exchange notes are the same as the form and terms of each of the outstanding notes except that:

• the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;

• each of the exchange notes bear different CUSIP numbers than the applicable outstanding notes; and

• the holders of the exchange notes will not be entitled to certain rights under the exchange and registration rights agreement, including the provisions for an increase in the interest rate on the applicable outstanding notes in some circumstances.

Resale	Based on an interpretation by the Staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

• you are acquiring the exchange notes in the ordinary course of your business;

• you have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in the distribution of exchange notes; and

• you are not an “affiliate” of Holdings, within the meaning of Rule 405 of the Securities Act.

Each participating broker-dealer that receives exchange notes for its own account during the exchange offer in exchange for out-

standing notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Prospectus delivery requirements are discussed in greater detail in the section captioned “Plan of Distribution.” Any holder of outstanding notes who:

• is an affiliate of Holdings,

• does not acquire exchange notes in the ordinary course of its business, or

• tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the aforementioned position of the Staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time on , 2006 unless we decide to extend the exchange offer. We may extend the exchange offer for the outstanding notes. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holders promptly after expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail or otherwise deliver the letter of transmittal, or facsimile, together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal. If you hold outstanding notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the applicable letter of transmittal.

By executing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

• any exchange notes to be received by you will be acquired in the ordinary course of business;

• you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of exchange notes in violation of the provisions of the Securities Act;

• you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of Holdings, or if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act; and

• if you are a broker-dealer that will receive exchange notes for your own account in exchange for applicable outstanding notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes.

See “The Exchange Offer — Procedures for Tendering” and “Plan of Distribution.”

Effect of Not Tendering in the Exchange Offer	Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations to register, and we do not currently anticipate that we will register, the outstanding notes not exchanged in this exchange offer under the Securities Act.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are not registered in your name, and you wish to tender outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the applicable letter of transmittal or any other documents required by the applicable letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer — Guaranteed Delivery Procedures.”

Interest on the Exchange Notes and the Outstanding Notes	The exchange notes will bear interest at their respective interest rates from the most recent interest payment date to which interest has been paid on the outstanding notes. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Withdrawal Rights	Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

Material United States Federal Income Tax Considerations	The exchange of outstanding notes for exchange notes in the exchange offer is not a taxable event for U.S. federal income tax purposes. Please read the section of this prospectus captioned “Material U.S. Federal Income Tax Considerations” for more information on tax consequences of the exchange offer.

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes pursuant to the exchange offer.

Exchange Agent	U.S. Bank Trust National Association, the trustee under the indenture governing the outstanding notes, is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under the heading “The Exchange Offer — Exchange Agent.”

Summary Description of the Exchange Notes
      The brief summary below describes the principal terms of the exchange notes. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms of the exchange notes.

Issuer	Select Medical Holdings Corporation.

Exchange notes	$175,000,000 in aggregate principal amount of senior floating rate notes due 2015.

Maturity date	September 15, 2015.

Interest rate	The notes bear interest at a rate per annum, reset semi-annually on each of the interest payment dates, equal to LIBOR plus 5.75%, as determined by the calculation agent appointed by us, the initial trustee. According to this formula, the current interest rate on the notes is 10.82%. Interest on overdue principal accrues at a rate that is 1% higher than the then applicable interest rate on the notes.

Interest payment dates	March 15 and September 15.

Optional redemption	We may redeem some or all of the notes prior to September 15, 2009 at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and a “make-whole” premium. Thereafter, we may redeem some or all of the notes at the redemption prices set forth in this prospectus. See “Description of the Exchange Notes — Optional Redemption.”

Equity offering optional redemption	At any time before September 15, 2008, we may redeem either all remaining outstanding notes or up to 35% of the aggregate principal amount of the notes at 100% of the aggregate principal amount so redeemed plus a premium equal to the interest rate per annum of the notes applicable on the date on which the notice of redemption is given, plus accrued and unpaid interest, with the proceeds of one or more equity offerings or equity contributions to the equity capital of Holdings from the net proceeds of one or more equity offerings by any direct or indirect parent of Holdings, provided that either no notes remain outstanding immediately following such redemption or at least 65% of the originally issued aggregate principal amount of the notes remains outstanding after such redemption and the redemption occurs within 90 days of the date of the closing of such equity offering or equity contribution.

Change of control	Upon the occurrence of certain change of control events, we will be required to offer to repurchase all or a portion of the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest. See “Description of the Exchange Notes — Repurchase at the Option of Holders — Change of Control.”

Guarantees	The notes are not guaranteed by any of our subsidiaries.

Ranking	The notes are Holdings’ unsecured senior obligations and:

• rank equally in right of payment to all of its future senior indebtedness;

• rank senior in right of payment to all of its existing and future senior subordinated indebtedness and subordinated indebtedness, including Holdings’ existing 10% senior subordinated notes due 2015;

• are effectively subordinated in right of payment to its secured debt to the extent of the value of the assets securing such debt; and

• are structurally subordinated to all liabilities and other obligations (including preferred stock) of its current and future subsidiaries, including Select.

As of March 31, 2006, Holdings, on an unconsolidated basis, had total outstanding debt of $325.0 million (excluding Holdings’ guarantee of the indebtedness under Select’s existing senior secured credit facility), $150.0 million of which was subordinated to the notes. As of March 31, 2006, Holdings had no other debt that was pari passu with the notes.

Holdings is a guarantor of Select’s existing senior secured credit facility and has pledged 100% of the capital stock of Select to secure such guarantee.

Holders of the notes will only be creditors of Holdings, and not of its subsidiaries. As a result, all the existing and future liabilities and other obligations of its subsidiaries, including Select, and including any claims of trade creditors and preferred stockholders of such subsidiaries, will be effectively senior to the notes. The total consolidated balance sheet liabilities of Select and its subsidiaries, as of March 31, 2006, were $1,601.1 million, of which $1,263.4 million constituted indebtedness (excluding $22.5 million of letters of credit), including $602.2 million of indebtedness under Select’s existing senior secured credit facility and $660.0 million of Select’s existing 7 5/8 % senior subordinated notes due 2015.

Holdings has guaranteed 100% of Select’s obligations under its existing senior credit facility, or $602.2 million as of March 31, 2006. As of such date, Select also would have been able to borrow up to an additional $249.5 million under Select’s existing senior secured credit facility (after giving effect to the $22.5 million of letters of credit then outstanding). Holdings and its restricted subsidiaries may incur additional debt in the future, including under Select’s existing senior secured credit facility.

Certain covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness and issue or sell preferred stock,

• pay dividends on, redeem or repurchase our capital stock,

• make certain investments,

• create certain liens,

• sell certain assets,

• incur obligations that restrict the ability of our subsidiaries to make dividend or other payments to us,

• guarantee indebtedness,

• engage in transactions with affiliates,

• create or designate unrestricted subsidiaries, and

• consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

As of March 31, 2006, all of our subsidiaries were restricted subsidiaries, as defined in the indenture. These covenants are subject to important exceptions and qualifications. See “Risk Factors — Risks Related to the Notes” and “Description of the Exchange Notes.”

No established market for the exchange notes	The exchange notes generally will be freely transferable but will also be new securities for which there will not initially be a market. Accordingly, we cannot assure you that a market for the exchange notes will develop or make any representation as to the liquidity of any market. We do not intend to apply for the listing of the exchange notes on any securities exchange or automated dealer quotation system. The initial purchasers advised us that they intend to make a market in the exchange notes. However, they are not obligated to do so, and any market making with respect to the exchange notes may be discontinued at any time without notice. We believe it is unlikely that a significant market for the notes will develop. See “Plan of Distribution.”

Tax consequences	For a discussion of certain U.S. federal income tax consequences of an investment in the exchange notes, see “Material U.S. Federal Income Tax Considerations.” You should consult your own tax advisor to determine the federal, state, local and other tax consequences of an investment in the exchange notes.

Risk factors	See “Risk Factors” beginning on page 13 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in the exchange notes.

Summary Consolidated Financial and Other Data
      You should read the summary consolidated financial and other data below in conjunction with our consolidated financial statements and the accompanying notes and “Unaudited Pro Forma Condensed Consolidated Financial Information.” All of these materials are contained later in this prospectus. The data for the years ended December 31, 2003 and 2004, for the period from January 1, 2005 through February 24, 2005 (the “Predecessor”), and for the period from February 25, 2005 through December 31, 2005 (the “Successor”) have been derived from our audited consolidated financial statements. We derived the historical financial data for the period from February 25, 2005 through March 31, 2005 and for the three months ended March 31, 2006 from our unaudited interim consolidated financial statements. You should also read “Selected Financial Data” and the accompanying “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The unaudited pro forma condensed consolidated statement of operations data for the year ended December 31, 2005 present results of operations before cumulative effects of accounting changes and are pro forma for the Transactions as if the Transactions had been completed on January 1, 2005, and then applies certain pro forma adjustments to give effect to the sale of the old notes as of January 1, 2005. By definition, the Predecessor and Successor results are not comparable due to the Merger and the resulting change in basis.

	Predecessor			Successor

			Period from	Period from	2005 Pro
	Year Ended		January 1,	February 25,	Forma Year	Period from	Three
	December 31,		through	through	Ended	February 25,	Months
			February 24,	December 31,	December 31,	through	Ended
	2003	2004	2005	2005	2005	March 31, 2005	March 31, 2006

	(In thousands)
Statement of Operations Data:
Net operating revenues	$1,341,657	$1,601,524	$277,736	$1,580,706	$1,858,442	$188,386	$479,743
Operating expenses(1)(2)	1,165,814	1,340,068	373,418	1,322,068	1,695,486	153,749	402,397
Depreciation and amortization	33,663	38,951	5,933	37,922	44,537	4,126	10,895

Income (loss) from operations	142,180	222,505	(101,615)	220,716	118,419	30,511	66,451
Loss on early retirement of debt(3)	—	—	(42,736)	—	(42,736)	—	—
Merger related charges(4)	—	—	(12,025)	—	(12,025)	—	—
Equity in income from joint ventures	824	—	—	—	—	—	—
Other income	—	1,096	267	1,092	1,359	103	—
Interest expense, net(5)	(24,499)	(30,716)	(4,128)	(101,441)	(133,919)	(10,967)	(32,659)

Income (loss) from continuing operations before minority interests and income taxes	118,505	192,885	(160,237)	120,367	(68,902)	19,647	33,792
Minority interests(6)	1,661	2,608	330	1,776	2,106	302	391

Income (loss) from continuing operations before income taxes	116,844	190,277	(160,567)	118,591	(71,008)	19,345	33,401
Income tax provision (benefit)	46,238	76,551	(59,794)	49,336	(22,536)	7,853	15,230

Income (loss) from continuing operations	70,606	113,726	(100,773)	69,255	$(48,472)	11,492	18,171

Income from discontinued operations, net	3,865	4,458	522	3,072		672	10,018

Net income (loss)	74,471	118,184	(100,251)	72,327		12,164	28,189
Less: Preferred stock dividends	—	—	—	23,519		2,924	5,488

Net income (loss) available to common stockholders	$74,471	$118,184	$(100,251)	$48,808		$9,240	$22,701

	Predecessor			Successor

			Period from	Period from
			January 1,	February 25,	Period from	Three
	Year Ended December 31,		through	through	February 25,	Months
			February 24,	December 31,	through	Ended
	2003	2004	2005	2005	March 31, 2005	March 31, 2006

	(In thousands)
Other Financial Data:
Capital expenditures	$35,852	$32,626	$2,586	$107,360	$1,112	$38,386
Cash Flow Data:
Net cash provided by operating activities	$246,248	$174,276	$19,056	$38,155	$(191,971)	$(5,578)
Net cash used in investing activities	(261,452)	(28,959)	(110,757)	(110,054)	(3,339)	36,734
Net cash provided by (used in) financing activities	124,318	(63,959)	94	(48,604)	58,828	(53,201)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$165,507	$247,476		$35,861	$19,343	$13,851
Working capital	188,380	313,715		77,556	157,071	65,809
Total assets	1,078,998	1,113,721		2,168,385	2,160,723	2,135,287
Total debt	367,503	354,590		1,628,889	1,580,824	1,570,327
Total stockholders’ equity	419,175	515,943		(244,658)	(288,076)	(219,921)
Selected Operating Data
      The following table sets forth operating statistics for our specialty hospitals and outpatient rehabilitation business for each of the periods presented. The data in the table reflects the changes in the number of specialty hospitals and outpatient rehabilitation clinics Select operated that resulted from acquisitions, start-up activities and closures. The operating statistics reflect data for the period of time these operations were managed by us. Further information on our acquisition activities can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Operating Statistics” and the notes to our consolidated financial statements.

				Three Months	Three Months
	Year Ended December 31,			Ended	Ended
				March 31,	March 31,
	2003	2004	2005	2005	2006

Specialty hospital data:
Number of hospitals — start of period	72	83	86	86	101
Number of hospitals start-ups	8	4	—	—	—
Number of hospitals acquired	4	—	17	17	—
Number of hospitals closed	(1)	(1)	(2)	—	—

Number of hospitals — end of period(7)	83	86	101	103	101

Available licensed beds(8)	3,204	3,403	3,829	3,907	3,852
Admissions(9)	27,620	33,523	39,963	10,336	10,483
Patient days(10)	722,231	816,898	985,025	250,839	251,701
Average length of stay (days)(11)	26	24	25	25	25
Occupancy rate(12)	70%	67%	70%	71%	73%
Percent patient days — Medicare(13)	76%	74%	75%	77%	73%
Outpatient rehabilitation data:(14)
Number of clinics — start of period	568	645	589	589	553
Number of clinics acquired	124	1	—	—	—
Number of clinics start-ups	27	19	22	9	1
Number of clinics closed/sold	(74)	(76)	(58)	(6)	(1)

Number of clinics owned — end of period	645	589	553	592	553
Number of clinics managed — end of period(15)	43	51	55	53	60

Total number of clinics	688	640	608	645	613

(1)	Operating expenses include cost of services, general and administrative expenses, and bad debt expenses.

(2)	Includes stock compensation expense related to the repurchase of outstanding stock options in the Predecessor period from January 1, 2005 through February 24, 2005, compensation expense related to restricted stock, stock options and long-term incentive compensation in the Successor period from February 25, 2005 through December 31, 2005 and compensation related to restricted stock and stock options in the Successor period from February 25, 2005 through March 31, 2005 and for the three months ended March 31, 2006.

(3)	In connection with the Merger, Select tendered for all of its 9 1/2% senior subordinated notes due 2009 and all of its 7 1/2 % senior subordinated notes due 2013. The loss in the Predecessor period of January 1, 2005 through February 24, 2005 consists of the tender premium cost of $34.8 million and the remaining write-off of unamortized deferred financing costs of $7.9 million.

(4)	As a result of the Merger, Select incurred costs in the Predecessor period of January 1, 2005 through February 24, 2005 directly related to the Merger. This included the cost of the investment advisor hired by the Special Committee of the Board of Directors to evaluate the Merger, legal and accounting fees, costs associated with the Hart-Scott-Rodino filing relating to the Merger, cost associated with purchasing a six year extended reporting period under Select’s directors and officers liability insurance policy and other associated expenses.

(5)	Interest expense, net, equals interest expense minus interest income.

(6)	Reflects interests held by other parties in subsidiaries, limited liability companies and limited partnerships owned and controlled by us.

(7)	As of December 31, 2005, Select owned 100% of the equity interests in all of its hospitals except for one hospital that had a 14% minority ownership, three hospitals that had a 2% minority ownership and two hospitals that had a 7% minority ownership.

(8)	Available licensed beds are the number of beds that are licensed with the appropriate state agency and which are readily available for patient use at the end of the period indicated.

(9)	Admissions represent the number of patients admitted for treatment.

(10)	Patient days represent the total number of days of care provided to patients.

(11)	Average length of stay (days) represents the average number of days patients stay in our hospitals per admission, calculated by dividing total patient days by the number of discharges for the period.

(12)	We calculate occupancy rate by dividing the average daily number of patients in our hospitals by the weighted average number of available licensed beds over the period indicated.

(13)	We calculate percent patient days — Medicare by dividing the number of Medicare patient days by the total number of patient days.

(14)	Clinic data has been restated to remove the clinics operated by CBIL, which is being reported as a discontinued operation. CBIL operated 102, 101 and 109 clinics at December 31, 2003, 2004 and 2005, respectively and 108 clinics at March 31, 2005. Occupational health clinics have been reclassified from owned to managed clinics.

(15)	Managed clinics are clinics that we operate through long-term management arrangements and clinics operated through unconsolidated joint ventures.

RISK FACTORS
      Investing in the notes involves a number of risks and uncertainties, many of which are beyond our control. You should carefully consider each of the risks and uncertainties we describe below and all of the other information in this prospectus before deciding to invest in the exchange notes. The risks and uncertainties we describe below are not the only ones we face. Additional risks and uncertainties that we do not currently know about or that we currently believe to be immaterial may also adversely affect our business, operations, financial condition or financial results.
Risk Related to Our Business

Compliance with recent changes in federal regulations applicable to long-term acute care hospitals operated as “hospitals within hospitals” or as “satellites” will result in increased capital expenditures and may have an adverse effect on our future net operating revenues and profitability.
      On August 11, 2004, the Centers for Medicare & Medicaid Services, also known as CMS, published final regulations applicable to long-term acute care hospitals that are operated as “hospitals within hospitals” or as “satellites” (collectively referred to as “HIHs”). HIHs are separate hospitals located in space leased from, and located in, general acute care hospitals, known as “host” hospitals. Effective for hospital cost reporting periods beginning on or after October 1, 2004, the final regulations, subject to certain exceptions, provide lower rates of reimbursement to HIHs for those Medicare patients admitted from their hosts that are in excess of a specified percentage threshold. For HIHs opened after October 1, 2004, the Medicare admissions threshold has been established at 25%. For HIHs that meet specified criteria and were in existence as of October 1, 2004, including all of our existing HIHs, the Medicare admissions thresholds will be phased-in over a four-year period starting with hospital cost reporting periods beginning on or after October 1, 2004, as follows: (i) for discharges during the cost reporting period beginning on or after October 1, 2004 and before October 1, 2005, the Medicare admissions threshold was the Fiscal 2004 Percentage (as defined below) of Medicare discharges admitted from the host hospital; (ii) for discharges during the cost reporting period beginning on or after October 1, 2005 and before October 1, 2006, the Medicare admissions threshold is the lesser of the Fiscal 2004 Percentage of Medicare discharges admitted from the host hospital or 75%; (iii) for discharges during the cost reporting period beginning on or after October 1, 2006 and before October 1, 2007, the Medicare admissions threshold is the lesser of the Fiscal 2004 Percentage of Medicare discharges admitted from the host hospital or 50%; and (iv) for discharges during cost reporting periods beginning on or after October 1, 2007, the Medicare admissions threshold is 25%. As used above, “Fiscal 2004 Percentage” means, with respect to any HIH, the percentage of all Medicare patients discharged by such HIH during its cost reporting period beginning on or after October 1, 2003 and before October 1, 2004 who were admitted to such HIH from its host hospital, but in no event is the Fiscal 2004 Percentage less than 25%. As of December 31, 2005, 93 of our 97 long-term acute care hospitals operated as HIHs. For the year ended December 31, 2005, approximately 56% of the Medicare admissions to these HIHs were from host hospitals. For the year ended December 31, 2005, approximately 10% of these HIHs admitted 25% or fewer of their Medicare patients from their host hospitals, approximately 34% of these HIHs admitted 50% or fewer of their Medicare patients from their host hospitals, and approximately 74% of these HIHs admitted 75% or fewer of their Medicare patients from their host hospitals. The admissions data for the year ended December 31, 2005 is not necessarily indicative of the admissions mix these hospitals will experience in the future.
      These new HIH regulations had only a negligible impact on our 2005 financial results, but could have a significant negative impact on our financial results thereafter. In order to minimize the more significant impact of the HIH regulations in 2006 and future years, we have developed a business plan and strategy in each of our markets to adapt to the HIH regulations and maintain our company’s current business. Our transition plan includes managing admissions at existing HIHs, relocating certain HIHs to leased spaces in smaller host hospitals in the same markets, consolidating HIHs in certain of our markets, relocating certain of our facilities to alternative settings, building or buying free-standing facilities and closing some of our facilities. There can be no assurance that we can successfully implement such changes to our existing HIH business model or successfully control the capital expenditures associated with such changes. As a result, our ability to operate our long-term acute care hospitals effectively and our net operating revenues and profitably may be adversely affected. For example, because physicians generally direct the majority of hospital admissions, our net operating revenues and profitability may decline if the relocation efforts for certain of our HIHs adversely affect our relationships with the physicians in those communities. See “Business — Specialty Hospitals —

Recent Long-Term Acute Care Hospital Regulatory Developments” and “Business — Government Regulations — Overview of U.S. and State Government Reimbursements — Regulatory Changes.”

Government implementation of recent changes to Medicare’s method of reimbursing our long-term acute care hospitals will reduce our future net operating revenues and profitability.
      All Medicare payments to our long-term acute care hospitals are made in accordance with a prospective payment system specifically applicable to long-term acute care hospitals, referred to as “LTCH-PPS”. Under LTCH-PPS, a long-term acute care hospital is paid a predetermined fixed amount depending upon the long-term care diagnosis-related group, or “LTC-DRG,” to which each patient is assigned. LTCH-PPS includes special payment policies that adjust the payments for some patients based on a variety of factors. On May 2, 2006, the Centers for Medicare & Medicaid Services (known as “CMS”) released its final annual payment rate updates for the 2007 LTCH-PPS rate year (affecting discharges and cost reporting periods beginning on or after July 1, 2006 and before July 1, 2007). The May 2006 final rule makes several changes to LTCH-PPS payment methodologies.
      For discharges occurring on or after July 1, 2006, the rule changes the payment methodology for Medicare patients with a length of stay less than or equal to five-sixths of the geometric average length of stay for each LTC-DRG (referred to as “short-stay outlier” or “SSO” cases). Currently, payment for these patients is based on the lesser of (1) 120 percent of the cost of the case; (2) 120 percent of the LTC-DRG specific per diem amount multiplied by the patient’s length of stay; or (3) the full LTC-DRG payment. The final rule modifies the limitation in clause (1) above to reduce payment for SSO cases to 100 percent (rather than 120 percent) of the cost of the case. The final rule also adds a fourth limitation, capping payment for SSO cases at a per diem rate derived from blending 120 percent of the LTC-DRG specific per diem amount with a per diem rate based on the general acute care hospital inpatient prospective payment system (“IPPS”). Under this methodology, as a patient’s length of stay increases, the percentage of the per diem amount based upon the IPPS component will decrease and the percentage based on the LTC-DRG component will increase.
      In addition, for discharges occurring on or after July 1, 2006, the final rule provides for (i) a zero-percent update for the 2007 LTCH-PPS rate year to the LTCH-PPS standard federal rate used as a basis for LTCH-PPS payments; (ii) the elimination of the surgical case exception to the three-day or less interruption of stay policy, under which surgical exception Medicare reimburses a general acute care hospital directly for surgical services furnished to a long-term acute care hospital patient during a brief interruption of stay from the long-term acute care hospital, rather than requiring the long-term acute care hospital to bear responsibility for such surgical services; and (iii) increasing the costs that a long-term acute care hospital must bear before Medicare will make additional payments for a case under its high-cost outlier policy for the 2007 LTCH-PPS rate year.
      CMS estimates that the changes in the May 2006 final rule will result in an approximately 3.7 percent decrease in LTCH Medicare payments-per-discharge as compared to the 2006 rate year, largely attributable to the revised SSO payment methodology. Based upon our historical Medicare patient volumes and revenues, we expect that the May 2006 final rule will reduce Medicare revenues associated with SSO cases and high cost outlier cases to our long-term acute care hospitals by approximately $30.0 million on an annual basis. Additionally, had CMS updated the LTCH-PPS standard federal rate by the 2007 estimated market basket index of 3.4 percent rather than applying the zero-percent update, we estimate that we would have received approximately $31.0 million in additional annual Medicare revenues, based on our historical Medicare patient volumes and revenues (such revenues would have been paid to our hospitals for discharges beginning on or after July 1, 2006). See “Business — Specialty Hospitals — Recent Long-Term Acute Care Hospital Regulatory Developments” and “Business — Government Regulations — Overview of U.S. and State Government Reimbursements — Long-term acute care hospital Medicare reimbursement.”

If our long-term acute care hospitals fail to maintain their certifications as long-term acute care hospitals or if our facilities operated as HIHs fail to qualify as hospitals separate from their host hospitals, our net operating revenues and profitability may decline.
      As of March 31, 2006, all of our long-term acute care hospitals were certified by Medicare as long-term acute care hospitals. If our long-term acute care hospitals fail to meet or maintain the standards for certification as long-term acute care hospitals, namely minimum average length of patient stay, they will receive payments under the prospective payment system applicable to general acute care hospitals rather than payment under the system applicable to long-term acute care hospitals. Payments at rates applicable to general acute care hospitals would result in our long-term acute care hospitals receiving less Medicare reimbursement than they currently receive for their patient services. In its preamble to the May 2006 final rule updating the long-term acute care Medicare prospective payment system, CMS discussed the contract that it has awarded to Research Triangle Institute, International (“RTI”) to examine recent recommendations made by the Medicare Payment Advisory Commission, or MedPAC, concerning how long-term acute care hospitals are defined and differentiated from other types of Medicare providers. MedPAC is an independent federal body that advises Congress on issues affecting the Medicare program. In its June 2004 “Report to Congress,” MedPAC recommended the adoption by CMS of new facility staffing and services criteria and patient clinical characteristics and treatment requirements for long-term acute care hospitals in order to ensure that only appropriate patients are admitted to these facilities. CMS indicated that it expects RTI’s final report to be submitted to the agency in late Spring 2006. While acknowledging that RTI’s findings are expected to have a substantial impact on future Medicare policy for long-term acute care hospitals, CMS stated its belief that many of the specific payment adjustment features of LTCH-PPS presently in place may still be necessary and appropriate even with the development of patient- and facility-level criteria for long-term acute care hospitals. Failure to meet existing long-term acute care certification criteria or implementation of additional criteria that would limit the population of patients eligible for our hospitals’ services or change the basis on which we are paid could adversely affect our net operating revenues and profitability.
      Nearly all of our long-term acute care hospitals operate as HIHs and as a result are subject to additional Medicare criteria that require certain indications of separateness from the host hospital. If any of our long-term acute care HIHs fail to meet the separateness requirements, they will be reimbursed at the lower general acute care hospital rate, which would likely cause our net operating revenues and profitability to decrease. See “Business — Government Regulations — Overview of U.S. and State Government Reimbursements — Long-term acute care hospital Medicare reimbursement.”

Implementation of modifications to the admissions policies for our inpatient rehabilitation facilities as required in order to achieve compliance with Medicare regulations may result in a loss of patient volume at these hospitals and, as a result, may reduce our future net operating revenues and profitability.
      As of March 31, 2006, our four acute medical rehabilitation hospitals were certified by Medicare as inpatient rehabilitation facilities. Under the historic inpatient rehabilitation facility, or IRF, certification criteria that had been in effect since 1983, in order to qualify as an IRF, a hospital was required to satisfy certain operational criteria as well as demonstrate that, during its most recent 12-month cost reporting period, it served an inpatient population of whom at least 75% required intensive rehabilitation services for one or more of ten conditions specified in the regulations (referred to as the “75% test”). In 2002, CMS became aware that its various contractors were using inconsistent methods to assess compliance with the 75% test and that many inpatient rehabilitation facilities were not in compliance with the 75% test. In response, in June 2002, CMS suspended enforcement of the 75% test and, on September 9, 2003, proposed modifications to the regulatory standards for certification as an IRF. Notwithstanding concerns stated by the industry and Congress in late 2003 and early 2004 about the adverse impact that CMS’s proposed changes and renewed enforcement efforts might have on access to inpatient rehabilitation facility services, and notwithstanding Congressional requests that CMS delay implementation of or changes to the 75% test for additional study of clinically appropriate certification criteria, on May 7, 2004, CMS adopted a final rule that made significant changes to the certification standard. CMS temporarily lowered the 75% compliance threshold to 50%, with a gradual increase back to 75% over the course of a four-year period. CMS also expanded from 10 to 13 the number of medical conditions used to determine compliance with the 75% test (or any phase-in percentage) and finalized the conditions under which comorbidities may be used to satisfy the 75% test. Finally, CMS changed the timeframe used to determine a provider’s compliance with the inpatient rehabilitation facility criteria including the 75% test so that any changes in a facility’s certification based on compliance with the 75% test may be made effective in the cost reporting period immediately following the review period for determining compliance. Congress temporarily suspended enforcement of the 75% test when it enacted the Consolidated Appropriations Act, 2005, which requires the Secretary of Health and Human Services to respond within 60 days to a report by the Government Accountability Office, or GAO, on the standards for defining inpatient rehabilitation services before the Secretary may terminate a hospital’s designation as an inpatient rehabilitation facility for failure to meet the 75% test. The GAO issued its report on April 22, 2005, and recommended that CMS, based on further research, refine the 75% test to describe more thoroughly the subgroups of patients within the qualifying conditions that are appropriate for care in an inpatient rehabilitation facility. The Secretary issued a formal response to the GAO study on June 24, 2005, in which it concluded that the revised inpatient rehabilitation facility certification standards, including the 75% test, were consistent with the recommendations in the GAO report. In light of this determination, the Secretary announced that CMS would immediately begin enforcement of the revised certification standards.
      Subsequently, under the Deficit Reduction Act of 2005, enacted on February 8, 2006, Congress extended the phase-in period for the 75% test by maintaining the compliance threshold at 60% (rather than increasing it to 65%) during the 12-month period beginning on July 1, 2006. The compliance threshold then increases to 65% for cost reporting periods beginning on or after July 1, 2007 and again to 75% for cost reporting periods beginning on or after July 1, 2008.
      The inpatient rehabilitation facilities we acquired as part of our Kessler acquisition in September 2003 may not have fully met the historic standard. In order to achieve compliance with the revised 75% test, it may be necessary for us to implement more restrictive admissions policies at our inpatient rehabilitation facilities and not admit patients whose diagnoses fall outside the specified conditions. Such policies may result in decreased patient volumes, which could have a negative effect on the financial performance of these facilities. See “Business — Government Regulations — Overview of U.S. and State Government Reimbursements — Inpatient rehabilitation facility Medicare reimbursement.”

Implementation of annual caps that limit the amounts that can be paid for outpatient therapy services rendered to any Medicare beneficiary may reduce our future net operating revenues and profitability.
      Our outpatient rehabilitation clinics receive payments from the Medicare program under a fee schedule. Congress has established annual caps that limit the amounts that can be paid (including deductible and coinsurance amounts) for outpatient therapy services rendered to any Medicare beneficiary. These annual caps were to go into effect on January 1, 1999, however, after their adoption, Congress imposed a moratorium on the caps through 2002, and then re-imposed the moratorium for 2004 and 2005. Congress allowed the therapy caps to go back into effect on January 1, 2006. The inflation adjusted caps are $1,740 in 2006. As directed by Congress in the Deficit Reduction Act of 2005, CMS is implementing an exceptions process for therapy expenses incurred in 2006. Under this process, a Medicare enrollee may request an exception from the therapy caps if the provision of therapy services is deemed to be medically necessary. Therapy cap exceptions will be available automatically for certain conditions and on a case-by-case basis upon submission of documentation of medical necessity.
      We believe these therapy caps could have an adverse effect on the net operating revenues we generate from providing outpatient rehabilitation services to Medicare beneficiaries, to the extent that such patients receive services for which total payments would exceed the annual caps. For the three months ended March 31, 2006, we received approximately 8% of our outpatient rehabilitation net operating revenues from Medicare. See “Business — Government Regulations — Overview of U.S. and State Government Reimbursements — Outpatient rehabilitation services Medicare reimbursement.”

If there are changes in the rates or methods of government reimbursements for our services, our net operating revenues and profitability could decline.
      Approximately 56% of our net operating revenues for the three months ended March 31, 2006 came from the highly regulated federal Medicare program. In recent years, through legislative and regulatory actions, the federal government has made substantial changes to various payment systems under the Medicare program. Additional changes to these payment systems, including modifications to the conditions on qualification for payment and the imposition of enrollment limitations on new providers, may be proposed or could be adopted, either in Congress or by CMS. For instance, in its preamble to the January 27, 2006 proposed rule updating the long-term acute care hospital Medicare prospective payment system, CMS announced that it is studying whether payment adjustments similar to those adopted with respect to HIHs in 2004 should also be adopted with respect to free-standing long-term acute care hospitals. Such adjustments could include limiting payments to free-standing long-term acute care hospitals to the extent that greater than 25% of a facility’s admissions come from a single general acute care hospital. Because of the possibility of adoption of these kinds of proposals, the availability, methods and rates of Medicare reimbursements for services of the type furnished at our facilities could change at any time. Some of these changes and proposed changes could adversely affect our business strategy, operations and financial results. In addition, there can be no assurance that any increases in Medicare reimbursement rates established by CMS will fully reflect increases in our operating costs.

We conduct business in a heavily regulated industry, and changes in regulations or violations of regulations may result in increased costs or sanctions that reduce our net operating revenues and profitability.
      The healthcare industry is subject to extensive federal, state and local laws and regulations relating to:

•	facility and professional licensure, including certificates of need;

•	conduct of operations, including financial relationships among healthcare providers, Medicare fraud and abuse, and physician self-referral;

•	addition of facilities and services and enrollment of newly developed facilities in the Medicare program; and

•	payment for services.
      Recently, there have been heightened coordinated civil and criminal enforcement efforts by both federal and state government agencies relating to the healthcare industry. The ongoing investigations relate to, among other things, various referral practices, cost reporting, billing practices, physician ownership and joint ventures involving hospitals. In the future, different interpretations or enforcement of these laws and regulations could subject our current practices to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services and capital expenditure programs, increase our operating expenses and reduce our operating revenues. If we fail to comply with these extensive laws and government regulations, we could become ineligible to receive government program reimbursement, suffer civil or criminal penalties or be required to make significant changes to our operations. In addition, we could be forced to expend considerable resources responding to an investigation or other enforcement action under these laws or regulations. See “Business — Government Regulations.”

Future acquisitions may use significant resources, may be unsuccessful and could expose us to unforeseen liabilities.
      As part of our growth strategy, we may pursue acquisitions of specialty hospitals and outpatient rehabilitation clinics. Acquisitions may involve significant cash expenditures, debt incurrence, additional operating losses and expenses that could have a material adverse effect on our financial condition and results of operations. Acquisitions involve numerous risks, including:

•	the difficulty and expense of integrating acquired personnel into our business;

•	diversion of management’s time from existing operations;

•	potential loss of key employees or customers of acquired companies; and

•	assumption of the liabilities and exposure to unforeseen liabilities of acquired companies, including liabilities for failure to comply with healthcare regulations.
      We cannot assure you that we will succeed in obtaining financing for acquisitions at a reasonable cost, or that such financing will not contain restrictive covenants that limit our operating flexibility. We also may be unable to operate acquired hospitals and outpatient rehabilitation clinics profitably or succeed in achieving improvements in their financial performance.

Future cost containment initiatives undertaken by private third-party payors may limit our future net operating revenues and profitability.
      Initiatives undertaken by major insurers and managed care companies to contain healthcare costs affect the profitability of our specialty hospitals and outpatient rehabilitation clinics. These payors attempt to control healthcare costs by contracting with hospitals and other healthcare providers to obtain services on a discounted basis. We believe that this trend may continue and may limit reimbursements for healthcare services. If insurers or managed care companies from whom we receive substantial payments reduce the amounts they pay for services, our profit margins may decline, or we may lose patients if we choose not to renew our contracts with these insurers at lower rates.

If we fail to maintain established relationships with the physicians in our markets, our net operating revenues may decrease.
      Our success is, in part, dependent upon the admissions and referral practices of the physicians in the communities our hospitals and our outpatient rehabilitation clinics serve, and our ability to maintain good relations with these physicians. Physicians referring patients to our hospitals and clinics are generally not our employees and, in many of the markets that we serve, most physicians have admitting privileges at other hospitals and are free to refer their patients to other providers. If we are unable to successfully cultivate and maintain strong relationships with these physicians, our hospitals’ admissions and clinics’ businesses may decrease, and our net operating revenues may decline.

Shortages in qualified nurses or therapists could increase our operating costs significantly.
      Our specialty hospitals are highly dependent on nurses for patient care and our outpatient rehabilitation clinics are highly dependant on therapists for patient care. The availability of qualified nurses and therapists nationwide has declined in recent years, and the salaries for nurses and therapists have risen accordingly. We cannot assure you we will be able to attract and retain qualified nurses or therapists in the future. Additionally, the cost of attracting and retaining nurses and therapists may be higher than we anticipate, and as a result, our profitability could decline.

Competition may limit our ability to acquire hospitals and clinics and adversely affect our growth.
      We have historically faced limited competition in acquiring specialty hospitals and outpatient rehabilitation clinics, but we may face heightened competition in the future. Our competitors may acquire or seek to acquire many of the hospitals and clinics that would be suitable acquisition candidates for us. In addition, in recent years we have experienced increased competition for hospitals and clinics that would be suitable acquisition candidates for us from financial buyers. This increased competition could hamper our ability to acquire companies because we are outbid, or such increased competition may cause us to pay a higher price than we would otherwise pay in a less competitive environment. Increased competition from both strategic and financial buyers could limit our ability to grow by acquisitions or make our cost of acquisitions higher and therefore decrease our profitability.

If we fail to compete effectively with other hospitals, clinics and healthcare providers, our net operating revenues and profitability may decline.
      The healthcare business is highly competitive, and we compete with other hospitals, rehabilitation clinics and other healthcare providers for patients. If we are unable to compete effectively in the specialty hospital and outpatient rehabilitation businesses, our net operating revenues and profitability may decline. Many of our specialty hospitals operate in geographic areas where we compete with at least one other hospital that provides similar services. Our outpatient rehabilitation clinics face competition from a variety of local and national outpatient rehabilitation providers. Other outpatient rehabilitation clinics in markets we serve may have greater name recognition and longer operating histories than our clinics. The managers of these clinics may also have stronger relationships with physicians in their communities, which could give them a competitive advantage for patient referrals.

Our business operations could be significantly disrupted if we lose key members of our management team.
      Our success depends to a significant degree upon the continued contributions of our senior officers and key employees, both individually and as a group. Our future performance will be substantially dependent in particular on our ability to retain and motivate four key employees, Rocco A. Ortenzio, Robert A. Ortenzio, Patricia A. Rice and Martin F. Jackson. We currently have an employment agreement in place with Mr. Ortenzio, Mr. Ortenzio and Ms. Rice and a change in control agreement with Mr. Jackson. See “Management — Employment Agreements.” Each also has a significant equity ownership in Holdings. See “Security Ownership of Certain Beneficial Owners and Management.” We have no reason to believe that we will lose the services of any of these individuals in the foreseeable future; however, we currently have no effective replacement for each of these individuals, due to their experience, reputation in the industry and special role in our operations. The loss of the services of any of these individuals would disrupt significant aspects of our business, could prevent us from successfully executing our business strategy and could have a material adverse affect on our results of operations.

Significant legal actions as well as the cost and possible lack of available insurance could subject us to substantial uninsured liabilities.
      In recent years, physicians, hospitals and other healthcare providers have become subject to an increasing number of legal actions alleging malpractice, product liability or related legal theories. Many of these actions involve large claims and significant defense costs. We are also subject to lawsuits under a federal whistleblower statute designed to combat fraud and abuse in the healthcare industry. These whistleblower lawsuits are not covered by insurance and can involve significant monetary damages and award bounties to private plaintiffs who successfully bring the suits. See “Legal Proceedings.”
      To mitigate our financial risk, we maintain professional malpractice liability insurance and general liability insurance coverages under a combination of policies with a total annual aggregate limit of $30 million. Our insurance for the professional liability coverage is written on a “claims-made” basis and our commercial general liability coverage is maintained on an “occurrence” basis. These coverages are generally subject to a self-insured retention of $2 million per medical incident for professional liability claims and $2 million per occurrence for general liability claims. In recent years, many insurance underwriters have become more selective in the insurance limits and types of coverage they will provide as a result of rising settlement costs. In some instances, insurance underwriters will no longer underwrite risk in certain states that have a history of high medical malpractice awards. There can be no assurance that in the future, malpractice insurance will be available in certain states nor that we will be able to obtain insurance coverage at a reasonable price. Since our professional liability insurance is on a claims-made basis, any failure to obtain malpractice insurance in any state in the future would increase our exposure not only to claims arising in the future in such state but to claims arising from injuries that may have already occurred but which had not been reported during the period in which we previously had insurance coverage in that state. In addition, our insurance coverage does not cover punitive damages and may not cover all claims against us. See “Business — Government Regulations — Other Healthcare Regulations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Medical and Professional Malpractice Insurance.”

The interests of our principal stockholder may conflict with your interests as a holder of the notes.
      An investor group led by Welsh Carson and Thoma Cressey owns substantially all of the outstanding equity securities of our parent. Welsh Carson controls a majority of the voting power of such outstanding equity securities and therefore ultimately controls all of our affairs and policies, including the election of our board of directors, the approval of certain actions such as amending our charter, commencing bankruptcy proceedings and taking certain corporate actions (including, without limitation, incurring debt, issuing stock, selling assets and engaging in mergers and acquisitions), and appointing members of our management. Welsh Carson’s interests in exercising control over our business may conflict with your interests as a holder of the exchange notes.
Risks Related to the Notes

The notes are non-investment grade, and the market price for the notes may be volatile.
      The notes currently have non-investment grade ratings of Caa1 and B- under Moody’s and Standard & Poors, respectively. The notes may never be rated investment grade, and if they are rated investment grade, the notes may not maintain such rating. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market for the exchange notes, if any, may be subject to similar disruptions. Any such disruptions may have a negative effect on you, as a holder of the exchange notes, regardless of our prospects and financial performance. If any of the exchange notes are traded after their initial issuance, they may trade at a discount from the initial offering price of the old notes. In addition to disruptions in the non-investment grade debt market, factors that could cause the notes to trade at a discount include an increase in interest rates, a decline in economic conditions generally and a decline in our financial condition.

Holdings is the sole obligor under the notes. Our subsidiaries, including Select, will not guarantee our obligations under the notes and do not have any obligation with respect to the notes; the notes will be structurally subordinated to all indebtedness and other obligations of Holdings’ subsidiaries, including Select. Holdings is a holding company and therefore depends on its subsidiaries to service its obligations under the notes and its other indebtedness. Holdings’ ability to repay the notes depends upon the performance of its subsidiaries and their ability to make distributions.
      Holdings has no operations of its own and derives all of its revenues and cash flow from its subsidiaries. None of Holdings’ subsidiaries have guaranteed the notes. Holdings’ subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under the notes, or to make any funds available therefore, whether by dividend, distribution, loan or other payments, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets will be structurally subordinated to the claims of subsidiaries’ creditors, including trade creditors and holders of debt of those subsidiaries. As a result, the notes are structurally subordinated to the prior payment of all of the debts (including trade payables) of Holdings’ subsidiaries. Holdings’ subsidiaries have a significant amount of indebtedness. The total consolidated balance sheet liabilities of Select and its subsidiaries, as of March 31, 2006, were $1,601.1 million, of which $1,263.4 million constituted indebtedness, including $602.2 of indebtedness (excluding $22.5 million of letters of credit) under Select’s existing senior secured credit facility and $660.0 million of Select’s existing 7 5/8 % senior subordinated notes. All such indebtedness will mature prior to the notes. In addition, as of such date, Select also would have been able to borrow up to an additional $249.5 million under Select’s existing senior secured credit facility. Holdings and its restricted subsidiaries may incur additional debt in the future, including under Select’s existing senior secured credit facility.
      You and the other holders of Holdings’ indebtedness and liabilities are only entitled to participate in the assets of Holdings’ subsidiaries remaining after the subsidiaries have paid all of their debts and liabilities.
      The following table summarizes our indebtedness at December 31, 2005, and the effect such indebtedness is expected to have on our liquidity and cash flow in future periods.

	Balance at	Payments Due by Year
	December 31,
	2005	2006	2007	2008	2009	2010	Thereafter

Select:
Senior Secured Credit Facility	$660,650	$5,800	$5,800	$5,800	$5,800	$5,800	$631,650
7 5/8 % Senior Subordinated Notes	660,000	—	—	—	—	—	660,000
Seller Notes	899	355	389	155	—	—	—
Capital Lease Obligations	359	197	162	—	—	—	—
Other Debt Obligations	372	164	208	—	—	—	—

Total Debt	1,322,280	6,516	6,559	5,955	5,800	5,800	1,291,650
Interest(2)		90,972	90,572	90,169	89,802	89,445	228,758

Total	$1,322,280	$97,488	$97,131	$96,124	$95,602	$95,245	$1,520,408

Holdings:
10% Senior Subordinated Notes(1)	$131,609	$—	$—	$—	$—	$—	$131,609
Senior Floating Rate Notes	175,000	—	—	—	—	—	175,000

Total Debt	306,609	—	—	—	—	—	306,609
Interest(2)		32,850	32,850	32,850	32,850	32,850	159,193

Total	$306,609	$32,850	$32,850	$32,850	$32,850	$32,850	$465,802

(1)	Reflects the balance sheet liability of Holdings’ senior subordinated notes calculated in accordance with GAAP. The balance sheet liability so reflected is less than the $150.0 million aggregate principal amount of such notes because such notes were issued with original issue discount totaling $18.4 million. Interest on the senior subordinated notes accrues on the full principal amount thereof and Holdings will be obligated to repay the full principal amount thereof at maturity or upon any mandatory or voluntary prepayment thereof.

(2)	The interest obligation was calculated using the average interest rate for the quarter ended December 31, 2005 of 6.158% for the senior credit facility, the stated interest rate for the 7 5/8 % senior subordinated notes and the 10% senior subordinated notes, 10.2% for the senior floating rate notes and 6.0% for seller notes, capital lease obligations and other debt obligations.
      Holdings depends on its subsidiaries, who conduct the operations of the business, for dividends and other payments to generate the funds necessary to meet its financial obligations, including payments of principal and interest on the notes. However, none of Holdings’ subsidiaries is obligated to make funds available to it for payment on the notes. The terms of Select’s existing senior secured credit facility and the terms of the indentures governing Select’s existing 7 5/8 % senior subordinated notes restrict Select and its subsidiaries from, in each case, paying dividends or otherwise transferring its assets to Holdings. Such restrictions include, among others, financial covenants, prohibition of dividends in the event of a default and limitations on the total amount of dividends. In addition, legal and contractual restrictions in agreements governing other current and future indebtedness, as well as financial condition and operating requirements of Holdings’ subsidiaries, currently limit and may, in the future, limit Holdings’ ability to obtain cash from its subsidiaries. The earnings from, or other available assets of Holdings’ subsidiaries may not be sufficient to pay dividends or make distributions or loans to enable Holdings to make payments in respect of the notes when such payments are due. In addition, even if such earnings were sufficient, we cannot assure you that the agreements governing the current and future indebtedness of Holdings’ subsidiaries will permit such subsidiaries to provide Holdings with sufficient dividends, distributions or loans to fund interest and principal payments on the notes offered hereby when due.
      The following table summarizes the amount of funds that Select remitted to Holdings in the period from February 25, 2005 through December 31, 2005 and for the three months ended March 31, 2006. As of March 31, 2006, Select had remitted to Holdings all the funds it was permitted to remit to Holdings through that date under the terms of Select’s senior secured credit facility and senior subordinated notes. We expect in the future that Select will continue to remit to Holdings the maximum amount that is permitted under the terms of Select’s senior secured credit facility and senior subordinated notes, which includes amounts necessary to fund the interest payments on the notes and our 10% senior subordinated notes and other permitted payments.

Period from
	February 25, 2005	Three months
	through	ended
	December 31,	March 31,
	2005(1)	2006(2)

(In thousands)
Funds remitted by Select to Holdings	$24,441	$15,733

(1)	Funds are comprised of $14.5 million paid to certain members of senior management of Select under the terms of our long-term incentive compensation plan, $6.5 million to fund the interest payment on our $150.0 million 10% senior subordinated notes and $3.4 million in other general and administrative expenses primarily related to the issuance of our $175.0 million senior floating rate notes.

(2)	Funds are comprised of $7.5 million to fund the interest payment on our $150.0 million 10% senior subordinated notes and $8.2 million to fund the interest payment on our $175.0 million senior floating rate notes.

Our substantial indebtedness may limit the amount of cash flow available to invest in the ongoing needs of our business, which could prevent us from generating the future cash flow needed to fulfill our obligations under the notes.
      We have a substantial amount of indebtedness. As of March 31, 2006, we had approximately $1,570.3 million of total indebtedness and a total debt to total capitalization ratio of 0.9 to 1.0.
      Our indebtedness could have important consequences to you. For example, it:

•	requires us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, reducing the availability of our cash flow to fund working capital, capital expenditures, development activity, acquisitions and other general corporate purposes;

•	increases our vulnerability to adverse general economic or industry conditions;

•	limits our flexibility in planning for, or reacting to, changes in our business or the industries in which we operate;

•	makes us more vulnerable to increases in interest rates, as borrowings under Select’s existing senior secured credit facility and the notes are at variable rates;

•	limits our ability to obtain additional financing in the future for working capital or other purposes, such as raising the funds necessary to repurchase all notes tendered to us upon the occurrence of specified changes of control in our ownership; or

•	places us at a competitive disadvantage compared to our competitors that have less indebtedness.
      See “Unaudited Pro Forma Condensed Consolidated Financial Information of Select,” and “Description of Certain Other Indebtedness— Select’s existing senior secured credit facility.”

Despite our substantial level of indebtedness, we and our subsidiaries may be able to incur additional indebtedness. This could further exacerbate the risks described above.

      We and our subsidiaries may be able to incur additional indebtedness in the future. Although Select’s existing senior secured credit facility, the indenture governing Select’s existing 7 5/8 % senior subordinated notes and the indenture governing the notes each contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us or our subsidiaries from incurring obligations that do not constitute indebtedness. As of March 31, 2006, Select had $249.5 million of revolving loan availability under its existing senior secured credit facility with $22.5 million in outstanding letters of credit, all of which are senior to the notes. To the extent new debt is added to our and our subsidiaries’ current debt levels, the substantial leverage risks described above would increase. See “Description of the Notes” and “Description of Certain Other Indebtedness— Select’s existing senior secured credit facility.”

To service our indebtedness and meet our other ongoing liquidity needs, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, including possible changes in government reimbursement rates or methods. If we cannot generate the required cash, we may not be able to make the required payments under the notes.
      Our ability to make payments on our indebtedness, including the notes, and to fund our planned capital expenditures and our other ongoing liquidity needs will depend on our ability to generate cash in the future. Our future financial results will be subject to substantial fluctuations upon a significant change in government reimbursement rates or methods. We cannot assure you that our business will generate sufficient cash flow from operations to enable us to pay our indebtedness, including our indebtedness in respect of the notes, or to fund our other liquidity needs. Our inability to pay our debts would require us to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling equity capital. However, we cannot assure you that any alternative strategies will be feasible at the time or provide adequate funds to allow us to pay our debts as they come due and fund our other liquidity needs. Also, some alternative strategies would require the prior consent of our senior secured lenders, which we may not be able to obtain. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Select— Liquidity and capital resources” and “Description of Certain Other Indebtedness— Select’s existing senior secured credit facility.”

The notes are not secured by our assets and the lenders under Select’s existing senior secured credit facility will be entitled to remedies available to a secured lender, which gives them priority over you to collect amounts due to them.
      The notes will not be secured by any of our assets. Select’s existing senior secured credit facility is secured by, among other things, a first priority pledge of all of Select’s capital stock, which is our only asset. If we become insolvent or are liquidated, or if payment under Select’s existing senior secured credit facility or in respect of any other secured indebtedness is accelerated, the lenders under Select’s existing senior secured credit facility or holders of other secured indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to Select’s existing senior secured credit facility or other secured debt). These remedies would include the ability to sell all of Select’s capital stock or substantially all of its assets and use the proceeds from such sale or sales to repay the secured indebtedness. This may leave no additional funds for Select to distribute to us to enable us to satisfy our obligations under the notes. As of March 31, 2006, Select had outstanding $602.2 million of indebtedness (excluding $22.5 million of letters of credit) under its existing senior credit facility, and as of such date would have also been able to borrow an additional $249.5 million under its existing senior credit facility (after giving effect to $22.5 million of letters of credit then outstanding.) See “Description of Certain Other Indebtedness— Select’s existing senior secured credit facility” and “Description of the Notes.”

Restrictions imposed by Select’s existing senior secured credit facility and the indenture governing the notes limit our ability to engage in or enter into business, operating and financing arrangements, which could prevent us from taking advantage of potentially profitable business opportunities.
      The operating and financial restrictions and covenants in Select’s existing senior secured credit facility and the indenture governing the notes may adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. For example, Select’s existing senior secured credit facility restricts, among other things, Select’s ability to:

•	incur, assume, permit to exist or guarantee additional debt and issue or sell or permit any subsidiary to issue or sell preferred stock;

•	pay dividends or other distributions on, redeem, repurchase, retire or cancel capital stock;

•	purchase or acquire any debt or equity securities of, make any loans or advances to, guarantee any obligation of, or make any other investment in, any other company;

•	incur or permit to exist certain liens on property or assets owned or accrued or assign or sell any income or revenues with respect to such property or assets;

•	sell or otherwise transfer property or assets to, purchase or otherwise receive property or assets from, or otherwise enter into transactions with affiliates;

•	merge, consolidate or amalgamate with another company or permit any subsidiary to merge, consolidate or amalgamate with another company;

•	sell, transfer or otherwise dispose of assets, including any equity interests;

•	repay, redeem, repurchase, retire or cancel any subordinated debt;

•	incur capital expenditures;

•	engage to any material extent in any business other than business of the type currently conducted by Select or reasonably related businesses; and

•	incur obligations that restrict the ability of its subsidiaries to incur or permit to exist any liens on its property or assets or to make dividends or other payments to us.
      The indenture governing the notes includes similar restrictions. See “Description of the Notes.” Select’s existing senior secured credit facility also requires it to maintain certain interest expense coverage ratios and leverage ratios which become more restrictive over time. For the four consecutive fiscal quarters ended March 31, 2006, Select was required to maintain an interest expense coverage ratio (its ratio of consolidated EBITDA to cash interest expense) for the prior four consecutive quarters of at least 2.00 to 1.00. Select’s interest expense coverage ratio was 2.96 to 1.00 for such period. As of March 31, 2006, Select was required to maintain its leverage ratio (its ratio of total indebtedness to consolidated EBITDA for the prior four consecutive fiscal quarters) at less than 4.75 to 1.00. Select’s leverage ratio was 3.79 to 1.00 as of such date. Select’s ability to comply with these ratios in the future may be affected by events beyond its control. A breach of any of these covenants or its inability to comply with the required financial ratios could result in a default under Select’s existing senior secured credit facility. In the event of any default under Select’s existing senior secured credit facility, the lenders under Select’s existing senior secured credit facility could elect to terminate borrowing commitments and declare all borrowings outstanding, together with accrued and unpaid interest and other fees, to be due and payable, to require Select to apply all of its available cash to repay these borrowings or to prevent Select from making debt service payments on its existing 7 5/8 % senior subordinated notes, any of which would be an event of default under the notes. See “Description of the Notes” and “Description of Certain Other Indebtedness— Select’s existing senior secured credit facility” and “—Select’s existing senior subordinated notes.”

We may not have the funds to purchase the notes upon a change of control as required by the indenture governing the notes. This could result in the occurrence of an event of default under our existing debt agreements and the acceleration of some or all of our outstanding debt, which may result in our having insufficient funds to repay the notes.
      If we were to experience a change of control as described under “Description of the Notes,” we would be required to make an offer to purchase all of the notes then outstanding at 101% of their principal amount, plus accrued and unpaid interest to the date of purchase. A change of control is defined as the occurrence of any of the following:

•	a sale of all or substantially all of our assets;

•	the adoption of a plan relating to our liquidation or dissolution;

•	the consummation of a transaction the result of which is that any person (other than Welsh Carson, Thoma Cressey, Rocco Ortenzio or Robert Ortenzio and their respective affiliates and family members) become the beneficial owner of more than 40% of the voting stock of Holdings; and

•	the first day that a majority of the members of our Board of Directors are not Continuing Directors as described under “Description of the Notes.”
      The source of funds for any purchase of the notes would be our available cash or cash generated from other sources, including borrowings, sales of assets, sales of equity or funds provided by our existing or new stockholders. We cannot assure you that any of these sources will be available or sufficient to make the required repurchase of the notes, and restrictions in Select’s existing senior secured credit facility and other indebtedness may not allow such repurchases. We currently do not have sufficient funds on hand to pay for the required purchase of the notes upon a change of control should the need arise. Upon the occurrence of a change of control event, we may seek to refinance the debt outstanding under Select’s existing senior secured credit facility, Select’s existing 7 5/8 % senior subordinated notes and the notes. However, it is possible that we will not be able to complete such refinancing on commercially reasonable terms or at all. In such event, we would not have the funds necessary to finance the required change of control offer. See “Description of the Notes— Repurchase at the option of holders— Change of control.”
      In addition, a change of control would be an event of default under Select’s existing senior secured credit facility and Select’s existing 7 5/8% senior subordinated notes. Any future credit agreement or other agreements relating to our senior debt to which we become a party may contain similar provisions. Our failure to purchase the notes upon a change of control under the indenture would constitute an event of default under the indenture. This default would, in turn, constitute an event of default under Select’s existing senior secured credit facility and Select’s existing 7 5/8 % senior subordinated notes and may constitute an event of default under future debt, any of which may cause the related debt to be accelerated after any applicable notice or grace periods. If debt were to be accelerated, we might not have sufficient funds to repurchase the notes and repay the debt.

There may be no active trading market for the exchange notes.
      The exchange notes will constitute a new issue of securities for which there will be no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission of the exchange notes for quotation through the National Association of Securities Dealers Automated Quotation System. Although the initial purchasers advised us that they intend to make a market in the exchange notes, they are not obligated to do so and may discontinue such market making activity at any time without notice. We believe it is unlikely that a significant market for the notes will develop.
      There can be no assurance as to the development or liquidity of any market for the exchange notes, the ability of the holders of the exchange notes to sell their exchange notes or the price at which the holders would be able to sell their exchange notes.

INDUSTRY AND MARKET DATA
      Throughout this prospectus we rely on and refer to information and statistics regarding the healthcare industry. We obtained this information and these statistics from various third-party sources, discussions with our customers and our own internal estimates.
FORWARD LOOKING STATEMENTS
      This prospectus contains forward-looking statements regarding, among other things, our financial condition, results of operations, plans, objectives, future performance and business. All statements contained in this document other than historical information are forward-looking statements. Forward-looking statements include, but are not limited to, statements that represent our beliefs concerning future operations, strategies, financial results or other developments, and contain words and phrases such as “may,” “expects,” “believes,” “anticipates,” “estimates,” “should,” or similar expressions. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	compliance with the Medicare “hospital within a hospital” regulation changes will require increased capital expenditures and may have an adverse effect on our future net operating revenues and profitability;

•	additional changes in government reimbursement for our services may have an adverse effect on our future net operating revenues and profitability, such as the final regulations released by the Centers for Medicare & Medicaid Services on May 2, 2006;

•	the failure of our long-term acute care hospitals to maintain their status as such may cause our net operating revenues and profitability to decline;

•	the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•	implementation of modifications to the admissions policies for our inpatient rehabilitation facilities, as required to achieve compliance with Medicare guidelines, may result in a loss of patient volume at these hospitals and, as a result, may reduce our future net operating revenues and profitability;

•	implementation of annual caps that limit the amounts that can be paid for outpatient therapy services rendered to any Medicare beneficiary may reduce our future net operating revenues and profitability;

•	changes in applicable regulations or a government investigation or assertion that we have violated applicable regulations may result in increased costs or sanctions that reduce our net operating revenues and profitability;

•	integration of recently acquired operations and future acquisitions may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•	private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;

•	the failure to maintain established relationships with the physicians in our markets could reduce our net operating revenues and profitability;

•	shortages in qualified nurses or therapists could increase our operating costs significantly;

•	competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•	the loss of key members of our management team could significantly disrupt our operations; and

•	the effect of claims asserted against us or lack of adequate available insurance could subject us to substantial uninsured liabilities.
      Consequently, such forward-looking statements should be regarded solely as our current plans, estimates and beliefs. You should review carefully the section captioned “Risk Factors” in this prospectus for a more complete discussion of the risks of an investment in the notes.

THE EXCHANGE OFFER
General
      Concurrently with the sale of the outstanding notes on September 29, 2005, we entered into an exchange and registration rights agreement with the initial purchasers of the outstanding notes, which requires us to file a registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of the registration statement, offer to the holders of the outstanding notes the opportunity to exchange their outstanding notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. The exchange and registration rights agreement further provides that we must (i) file on or prior to 205 days, and use commercially reasonable efforts to cause to become effective on or prior to 295 days, from the date of the original issue of the outstanding notes, the registration statement of which this prospectus is a part with respect to the exchange of the outstanding notes for the exchange notes to be issued in the exchange offer and (ii) use commercially reasonable efforts to cause the exchange offer to be completed on or prior to 325 days from the original issue of the outstanding notes.
      Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the outstanding notes and the exchange notes will terminate. A copy of the exchange and registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. Following the completion of the exchange offer, holders of outstanding notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the outstanding notes will continue to be subject to certain restrictions on transfer.
      In order to participate in the exchange offer, a holder must represent to us, among other things, that:

•	the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the holder;

•	the holder does not have an arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	the holder is not an “affiliate,” as defined under Rule 405 under the Securities Act, of Holdings; and

•	if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then the holder will deliver a prospectus in connection with any resale of such exchange notes.
      Under certain circumstances specified in the exchange and registration rights agreement, we may be required to file a “shelf” registration statement covering resales of the outstanding notes pursuant to Rule 415 under the Securities Act.
      Based on an interpretation by the SEC’s staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	is an “affiliate,” within the meaning of Rule 405 under the Securities Act, of Holdings;

•	is a broker-dealer who acquired outstanding notes directly from us and not as a result of market making activities or other trading activities;

•	acquired the exchange notes other than in the ordinary course of the holder’s business;

•	has an arrangement with any person to engage in the distribution of the exchange notes; or

•	is prohibited by any law or policy of the SEC from participating in the exchange offer.
      Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange note. See “Plan of Distribution.” Broker-dealers who acquired outstanding notes directly from us and not as a result of market making activities or other trading activities may not rely on the staff’s interpretations discussed above or participate in the exchange offer, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the outstanding notes.
Terms of the Exchange Offer
      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on                     , 2006, or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount.
      The exchange notes will evidence the same debt as the outstanding notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the outstanding notes.
      As of the date of this prospectus, $175.0 million in aggregate principal amount of outstanding notes were outstanding, and there was one registered holder, a nominee of The Depository Trust Company. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the outstanding notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.
      We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to U.S. Bank Trust National Association, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading “— Conditions to the Exchange Offer,” certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder of those outstanding notes promptly after the expiration date unless the exchange offer is extended.
      Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See “— Fees and Expenses.”
Expiration Date; Extensions; Amendments
      The expiration date shall be 5:00 p.m., New York City time, on                     , 2006, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and will also disseminate notice of any extension by press release or other public announcement prior to 9:00 a.m., New York City time on such date. We reserve the right, in our sole discretion:

•	to delay accepting any outstanding notes, to extend the exchange offer or, if any of the conditions set forth under “— Conditions to the Exchange Offer” shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

•	to amend the terms of the exchange offer in any manner.
      In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement. In the event that we make a material change in the exchange offer, including the waiver of a material condition, we will extend the expiration date of the exchange offer so that at least five business days remain in the exchange offer following notice of the material change.

Procedures for Tendering
      Only a holder of outstanding notes may tender the outstanding notes in the exchange offer. Except as set forth under “— Book-Entry Transfer,” to tender in the exchange offer a holder must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition:

•	certificates for the outstanding notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date, or

•	a timely confirmation of a book-entry transfer, or a book-entry confirmation, of the outstanding notes, if that procedure is available, into the exchange agent’s account at The Depository Trust Company, which we refer to as the book-entry transfer facility, following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date, or you must comply with the guaranteed delivery procedures described below.
      To be tendered effectively, the letter of transmittal and the required documents must be received by the exchange agent at the address set forth under “— Exchange Agent” prior to the expiration date.
      Your tender, if not withdrawn prior to 5:00 p.m., New York City time, on the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.
      The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you.
      Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender on its own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering the owner’s outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act unless outstanding notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instruction” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an eligible guarantor institution.
      If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an eligible guarantor institution.
      If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in the letter of transmittal, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder’s name appears on the outstanding notes.
      If the letter of transmittal or any outstanding notes or bond powers are signed by any trustee, executor, administrator, guardian, attorney-in-fact or officer, such person should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

      All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent, nor any other person shall incur any liability for failure to give that notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date, unless the exchange offer is extended.
      In addition, we reserve the right in our sole discretion to purchase or make offers for any outstanding notes that remain outstanding after the expiration date or, as set forth under “— Conditions to the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.
      In all cases, issuance of exchange notes for outstanding notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal or, with respect to The Depository Trust Company and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility according to the book-entry transfer procedures described below, those non-exchanged outstanding notes will be credited to an account maintained with that book-entry transfer facility, in each case, promptly after the expiration or termination of the exchange offer.
      Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where those outstanding notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See “Plan of Distribution.”
Book-Entry Transfer
      The exchange agent will make a request to establish an account with respect to the outstanding notes at the book-entry transfer facility for purposes of the exchange offer promptly after the date of this prospectus, and any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of outstanding notes being tendered by causing the book-entry transfer facility to transfer such outstanding notes into the exchange agent’s account at the book-entry transfer facility in accordance with that book-entry transfer facility’s procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under “— Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.
      The Depository Trust Company’s Automated Tender Offer Program is the only method of processing exchange offers through The Depository Trust Company. To accept the exchange offer through the Automated Tender Offer Program, participants in The Depository Trust Company must send electronic instructions to The Depository Trust Company through The Depository Trust Company’s communication system instead of sending a signed, hard copy letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to the exchange agent. To tender outstanding notes through the Automated Tender Offer Program, the electronic instructions sent to The Depository Trust Company and transmitted by The Depository Trust Company to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.
Guaranteed Delivery Procedures
      If a registered holder of the outstanding notes desires to tender outstanding notes and the outstanding notes are not immediately available, or time will not permit that holder’s outstanding notes or other required documents to reach the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible guarantor institution;

•	prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from that eligible guarantor institution a properly completed and duly executed letter of transmittal or a facsimile of a duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by telegram, fax transmission, mail or hand delivery, setting forth the name and address of the holder of outstanding notes and the amount of the outstanding notes tendered and stating that the tender is being made by guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within five business days after the date of execution of the notice of guaranteed delivery.
Withdrawal Rights
      Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.
      For a withdrawal of a tender of outstanding notes to be effective, a written or, for The Depository Trust Company participants, electronic Automated Tender Offer Program transmission, notice of withdrawal, must be received by the exchange agent at its address set forth under “— Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person having deposited the outstanding notes to be withdrawn, whom we refer to as the depositor;

•	identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

•	specify the name in which any such outstanding notes are to be registered, if different from that of the depositor.
      All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange, but which are not exchanged for any reason, will be returned to the holder of those outstanding notes without cost to that holder promptly after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures under “— Procedures for Tendering” at any time on or prior to the expiration date.

Conditions to the Exchange Offer
      Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer if at any time before the expiration of the exchange offer, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.
      The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.
      In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.
Effect of Not Tendering
      Holders of outstanding notes who do not exchange their outstanding notes for exchange notes in the exchange offer will remain subject to the restrictions on transfer of such outstanding notes:

•	as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise set forth in the prospectus distributed in connection with the private offering of the outstanding notes.
Exchange Agent
      All executed letters of transmittal should be directed to the exchange agent. U.S. Bank Trust National Association has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Mail, Hand Delivery or Facsimile:	U.S. Bank Trust National Association
Specialized Finance Group
60 Livingston Avenue
St. Paul, MN 55107
Facsimile: (651) 495-8158

      Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.
Fees and Expenses
      We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.
Transfer Taxes
      Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those outstanding notes.

THE TRANSACTIONS
      On February 24, 2005, EGL Acquisition Corp. was merged with and into Select, with Select continuing as the surviving corporation and a wholly-owned subsidiary of Holdings. Holdings was formally known as EGL Holding Company. Holdings and EGL Acquisition Corp. were Delaware corporations formed by Welsh Carson for purposes of engaging in the Merger and the related transactions. The Merger was completed pursuant to an agreement and plan of merger, dated as of October 17, 2004, among EGL Acquisition Corp., Holdings and Select.
      Upon the consummation of the Merger, Select became a wholly-owned subsidiary of Holdings and all of the capital stock of Holdings was owned by an investor group that includes Welsh Carson and Thoma Cressey Equity Partners, Inc. (“Thoma Cressey”), and certain other “rollover” investors that participated in the Merger. We refer to those other investors as the “continuing investors.” The continuing investors include Rocco A. Ortenzio, our Executive Chairman and the chairman of our board of directors, Robert A. Ortenzio, our Chief Executive Officer and a member of our board of directors, certain other investors who are members of or affiliated with the Ortenzio family, certain individuals affiliated with Welsh Carson, including Russell L. Carson, a member of our board of directors and a founding general partner of Welsh Carson, Bryan C. Cressey, a member of our board of directors and a founding partner of Thoma Cressey, various investment funds affiliated with Thoma Cressey, Patricia A. Rice, our President and Chief Operating Officer, Martin F. Jackson, our Senior Vice President and Chief Financial Officer, S. Frank Fritsch, our Senior Vice President, Human Resources, Michael E. Tarvin, our Senior Vice President, General Counsel and Secretary, James J. Talalai, our Senior Vice President and Chief Information Officer, and Scott A. Romberger, our Vice President, Controller and Chief Accounting Officer. Immediately prior to the Merger, shares of Select’s common stock which were owned by the continuing investors were contributed to Holdings in exchange for equity securities of Holdings. For purposes of such exchange, these rollover shares were valued at $152.0 million in the aggregate, or $18.00 per share (the per share merger consideration). Upon consummation of the Merger, these rollover shares were cancelled without payment of any merger consideration.
      The amount of funds and rollover equity used to consummate the Transactions was $2,443.1 million, including:

•	$1,827.7 million to pay Select’s then existing stockholders (other than rollover stockholders) and option holders all amounts due under the merger agreement;

•	$152.0 million of rollover equity from the continuing investors;

•	$344.2 million to repay existing indebtedness of Select; and

•	$119.2 million to pay related fees and expenses, including premiums, consent fees and interest payable in connection with the tender offers and consent solicitations for our then existing senior subordinated notes.
      The Transactions were financed by:

•	a cash equity investment in Holdings of $570.0 million by an investor group led by Welsh Carson and Thoma Cressey and a rollover equity investment in Holdings of $152.0 million by the continuing investors;

•	Holdings’ issuance and sale of senior subordinated notes, preferred stock and common stock to WCAS Capital Partners IV, L.P., an investment fund affiliated with Welsh Carson, Rocco A. Ortenzio, Robert A. Ortenzio and certain other investors who are members of or affiliated with the Ortenzio family, for an aggregate purchase price of $150.0 million;

•	borrowing of $580.0 million in term loans and $200.0 million in revolving loans under Select’s senior secured credit facility;

•	existing cash on hand at Select of $131.1 million; and

•	the issuance by Select of $660.0 million in aggregate principal amount of 7 5/8 % senior subordinated notes.
      In connection with the Merger, Select commenced tender offers to acquire all of Select’s 9 1/2% senior subordinated notes due 2009 and all of Select’s 7 1/2 % senior subordinated notes due 2013. Upon completion of the tender offers on February 24, 2005, holders of all of Select’s 7 1/2% senior subordinated notes and holders of approximately 96.7% of Select’s 9 1/2 % senior subordinated notes had delivered consents and tendered their notes in connection with such tender offers and consent solicitations.
      As a result of the Transactions, the majority of our assets and liabilities were adjusted to their fair value as of February 25, 2005. The excess of the total purchase price over the fair value of our tangible and identifiable intangible assets was allocated to goodwill, which is the subject of an annual impairment test. Additionally, pursuant to Financial Accounting Standards Board Emerging Issues Task Force Issue No. 88-16 “Basis in Leveraged Buyout Transactions,” a portion of the equity related to the continuing investors was recorded at the investor’s predecessor basis and a corresponding portion of the fair value of the acquired assets was reduced accordingly. By definition, our statements of financial position and results of operations subsequent to the Transactions are not comparable to the same statements for the periods prior to the Transactions due to the resulting change in basis. See “Unaudited Pro Forma Condensed Consolidated Financial Information.”

USE OF PROCEEDS
      This exchange offer is intended to satisfy certain of our obligations under the exchange and registration rights agreement, dated September 29, 2005, by and among us and the initial purchasers of the outstanding notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In exchange for each of the exchange notes, we will receive outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offer. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.
CAPITALIZATION
      The following table sets forth our consolidated capitalization as of March 31, 2006 on an actual basis. You should read this table in conjunction with our audited consolidated financial statements and the related notes thereto included in this prospectus.

As of March 31,
2006

(In millions)
Cash and cash equivalents	$13.9

Debt:
Select:
Revolving credit facility(1)	$28.0
Term loan facility(2)	574.2
7 5/8 % senior subordinated notes due 2015	660.0
Other debt	1.2

Total Select debt	1,263.4

Holdings:
Senior floating rate notes	175.0
10% senior subordinated notes due 2015(3)	131.9

Total Holdings debt	306.9

Total debt	1,570.3
Participating preferred stock	450.2
Total stockholder’s equity	(219.9)

Total capitalization	$1,800.6

(1)	The revolving credit facility is a part of Select’s existing senior secured credit facility and provides for borrowings of up to $300.0 million of which $249.5 million was available as of March 31, 2006 for working capital and general corporate purposes (after giving effect to $22.5 million of outstanding letters of credit at March 31, 2006).

(2)	In connection with the Transactions, Select borrowed $580 million in term loans under its existing senior secured credit facility. Between February 24, 2005 and March 31, 2006 Select repaid approximately $5.8 million of its outstanding term loans.

(3)	Reflects the balance sheet liability of Holdings’ senior subordinated notes calculated in accordance with GAAP. The balance sheet liability so reflected is less than the $150.0 million aggregate principal amount of such notes because such notes were issued with original issue discount totaling $18.1 million. Interest on the senior subordinated notes accrues on the full principal amount thereof and Holdings will be obligated to repay the full principal amount thereof at maturity or upon any mandatory or voluntary prepayment thereof.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
      You should read the following selected consolidated historical financial data in conjunction with our consolidated financial statements and the accompanying notes. You should also read “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All of these materials are contained elsewhere in this prospectus. The data as of December 31, 2001, 2002, 2003, 2004 and 2005 and for the years ended December 31, 2001, 2002, 2003 and 2004, for the period from January 1, 2005 through February 24, 2005 (the “Predecessor”), and for the period from February 25, 2005 through December 31, 2005 (the “Successor”) have been derived from consolidated financial statements audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. We derived the historical financial data for the period from February 25, 2005 through March 31, 2005 and for the three months ended March 31, 2006 from our unaudited interim consolidated financial statements. Consolidated balance sheets at December 31, 2004 and 2005 and March 31, 2006 and the related statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the years ended December 31, 2003 and 2004, the period from January 1, 2005 through February 24, 2005, the period from February 25, 2005 through March 31, 2005, the period from February 25, 2005 through December 31, 2005 and the three months ended March 31, 2006 and the related notes appear elsewhere in this prospectus. By definition, our statements of financial position and results of operations subsequent to the Transactions are not comparable to the same statements for the periods prior to the Transactions due to the resulting change in basis.

	Predecessor									Successor

									Period from	Period from		Period from		Three
									January 1	February 25		February 25,		Months
	Year Ended December 31,								through	through		through		Ended
									February 24,	December 31,		March 31,		March 31,
	2001		2002		2003		2004		2005	2005		2005		2006

	(In thousands)
Statement of Operations Data:
Net operating revenues	$921,692		$1,086,894		$1,341,657		$1,601,524		$277,736	$1,580,706		$188,386		$479,743
Operating expenses(1)(2)	816,358		966,596		1,165,814		1,340,068		373,418	1,322,068		153,749		402,397
Depreciation and amortization	31,297		25,071		33,663		38,951		5,933	37,922		4,126		10,895

Income (loss) from operations	74,037		95,227		142,180		222,505		(101,615)	220,716		30,511		66,451
Loss on early retirement of debt(3)	(14,223)		—		—		—		(42,736)	—		—		—
Merger related charges(4)	—		—		—		—		(12,025)	—		—		—
Equity in income from joint ventures	—		—		824		—		—	—		—		—
Other income	—		—		—		1,096		267	1,092		103		—
Interest expense, net(5)	(27,604)		(25,293)		(24,499)		(30,716)		(4,128)	(101,441)		(10,967)		(32,659)

Income (loss) from continuing operations before minority interests and income taxes	32,210		69,934		118,505		192,885		(160,237)	120,367		19,647		33,792
Minority interests(6)	2,135		1,404		1,661		2,608		330	1,776		302		391

Income (loss) from continuing operations before income taxes	30,075		68,530		116,844		190,277		(160,567)	118,591		19,345		33,401
Income tax provision (benefit)	2,185		26,822		46,238		76,551		(59,794)	49,336		7,853		15,230

Income (loss) from continuing operations	27,890		41,708		70,606		113,726		(100,773)	69,255		11,492		18,171
Income from discontinued operations, net of tax	1,791		2,523		3,865		4,458		522	3,072		672		10,018

Net income (loss)	29,681		44,231		74,471		118,184		(100,251)	72,327		12,164		28,189
Less: Preferred dividends	2,513		—		—		—		—	23,519		2,924		5,488

Net income (loss) available to common stockholders	$27,168		$44,231		$74,471		$118,184		$(100,251)	$48,808		$9,240		$22,701

Other Financial Data:
Capital expenditures	$24,011		$43,183		$35,852		$32,626		$2,586	$107,360		$1,112		$38,386
Ratio of earnings to fixed charges(7)	1.5	x	2.3	x	3.1	x	3.9	x	n/a	1.7	x	2.0	x	1.6	x
Cash Flow Data
Net cash provided by operating activities	$95,770		$120,812		$246,248		$174,276		$19,056	$38,155		$(191,971)		$(5,578)
Net cash used in investing activities	(61,947)		(54,048)		(261,452)		(28,959)		(110,757)	(110,054)		(3,339)		36,734
Net cash provided by (used in) financing activities	(26,164)		(21,423)		124,318		(63,959)		94	(48,604)		58,828		(53,201)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$10,703		$56,062		$165,507		$247,476			$35,861		$19,343		$13,851
Working capital	126,749		130,621		188,380		313,715			77,556		157,071		65,809
Total assets	650,845		739,059		1,078,998		1,113,721			2,168,385		2,160,723		2,135,287
Total debt	288,423		260,217		367,503		354,590			1,628,889		1,580,824		1,570,327
Total stockholders’ equity	234,284		286,418		419,175		515,943			(244,658)		(288,076)		(219,921)

(1)	Operating expenses include cost of services, general and administrative expenses, and bad debt expenses.

(2)	Includes stock compensation expense related to the repurchase of outstanding stock options in the Predecessor period from January 1, 2005 through February 24, 2005, compensation expense related to restricted stock, stock options and long-term incentive compensation in the Successor period from February 25, 2005 through December 31, 2005 and compensation related to restricted stock and stock options in the Successor period from February 25, 2005 through March 31, 2005 and for the three months ended March 31, 2006.

(3)	In connection with the Merger, Select tendered for all of its 9 1/2% senior subordinated notes due 2009 and all of its 7 1/2 % senior subordinated notes due 2013. The loss in the Predecessor period of January 1, 2005 through February 24, 2005 consists of the tender premium cost of $34.8 million and the remaining write-off of unamortized deferred financing costs of $7.9 million.

(4)	As a result of the Merger, we incurred costs in the Predecessor period of January 1, 2005 through February 24, 2005 directly related to the Merger. This included the cost of the investment advisor hired by the Special Committee of the Board of Directors to evaluate the Merger, legal and accounting fees, costs associated with the Hart-Scott-Rodino filing relating to the Merger, cost associated with purchasing a six year extended reporting period under our directors and officers liability insurance policy and other associated expenses.

(5)	Interest expense, net, equals interest expense minus interest income.

(6)	Reflects interests held by other parties in subsidiaries, limited liability companies and limited partnerships owned and controlled by us.

(7)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes, fixed charges, minority interest in income of subsidiaries, and income (loss) from unconsolidated joint ventures. Fixed charges include preferred dividend requirements of subsidiaries, deemed dividends on preferred stock conversion, interest expense, capitalized interest, interest related to discontinued operations, and the portion of operating rents that is deemed representative of an interest factor. For the period January 1, 2005 through February 24, 2005 (Predecessor period), the ratio coverage was less than 1:1, and we would have had to generate additional earnings of approximately $160.3 million to achieve a coverage ratio of 1:1.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
      The following unaudited pro forma condensed consolidated financial information has been derived by the application of pro forma adjustments to our historical consolidated statements of operations. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2005 give effect to the Transactions as if such events occurred on January 1, 2005 and then applies certain pro forma adjustments to give effect to the sale of the outstanding notes described in this prospectus as of January 1, 2005. The unaudited pro forma condensed consolidated statements of operations is for comparative purposes only and does not purport to represent what our results of operations would actually have been had the Transactions and the sale of the outstanding notes in fact occurred on the assumed dates or to project our results of operations for any future date or future period. A pro forma consolidated statement of operations for the three months ended March 31, 2006 is not presented because the Transactions and the sale of the outstanding notes are reflected in our historical consolidated statement of operations for this period which is contained herein. A pro forma balance sheet is not presented because the Transactions and the sale of the outstanding notes are reflected in our historical balance sheets as of December 31, 2005 and March 31, 2006 that are contained herein.
      The Transactions are accounted for, and are presented in the pro forma condensed consolidated statements of operations, under the purchase method of accounting prescribed in Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations,” with intangible assets recorded in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” As a result of a 26% continuing ownership interest by certain stockholders, 74% of the purchase price was allocated to the assets and liabilities acquired at their respective fair values with the remaining 26% recorded at the historical book values as of the date of the acquisition in accordance with Emerging Issues Task Force Issue No. 88-16 “Basis in Leveraged Buyout Transactions.” You should read our historical consolidated financial statements and related notes thereto for further description of the accounting for the Transactions found in this prospectus.
      Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated statements of operations.
      You should read our unaudited pro forma condensed consolidated statements of operations and the related notes thereto in conjunction with our historical consolidated financial statements and related notes thereto and other information in “Selected Historical Consolidated Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2005

	Predecessor	Successor

	For the	For the
	Period	Period
	January 1	February 25
	Through	Through	Year Ended
	February 24,	December 31,	December 31,
	2005	2005	2005	Adjustments		Pro Forma

	(In thousands)
Net operating revenues	$277,736	$1,580,706	$1,858,442	$—		$1,858,442

Costs and expenses:
Cost of services	244,321	1,244,361	1,488,682	—		1,488,682
General and administrative	122,509	59,494	182,003	—		182,003
Bad debt expense	6,588	18,213	24,801	—		24,801
Depreciation and amortization	5,933	37,922	43,855	682	(1)	44,537

Total costs and expenses	379,351	1,359,990	1,739,341	682		1,740,023

Income (loss) from operations	(101,615)	220,716	119,101	(682)		118,419
Other income and expense:
Loss on early retirement of debt	(42,736)	—	(42,736)	—		(42,736)
Merger related charges	(12,025)	—	(12,025)	—		(12,025)
Other income	267	1,092	1,359	—		1,359
Interest expense, net	(4,128)	(101,441)	(105,569)	(28,350	)(2)	(133,919)

Income (loss) before minority interests and income taxes	(160,237)	120,367	(39,870)	(29,032)		(68,902)
Minority interest in consolidated subsidiary companies	330	1,776	2,106	—		2,106

Income (loss) before income taxes	(160,567)	118,591	(41,976)	(29,032)		(71,008)
Income tax expense (benefit)	(59,794)	49,336	(10,458)	(12,078	)(3)	(22,536)

Income (loss) from continuing operations	$(100,773)	$69,255	$(31,518)	$(16,954)		$(48,472)

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENTS OF OPERATIONS

(1)	Represents amortization on an incremental increase in identifiable intangible assets of which $20.5 million would be amortized over a five year life.

(2)	The adjustment to interest expense represents the elimination of historical interest expense related to Select’s 9 1/2% and 7 1/2% senior subordinated notes that were tendered in the Transactions. In addition, the adjustment includes the recording of interest expense for the Transactions and the sale of the outstanding notes, as if such events had occurred as of January 1, 2005. The following presents the interest expense for the 7 5/8 % senior subordinated notes issued by Select and the senior subordinated notes issued by Holdings in the Transactions, the interest expense related to the senior floating rate notes issued by Holdings in September 2005 and the interest expense for Select’s existing term loans and revolving credit facility calculated based on the initial principal amount outstanding using the following assumed interest rates:

	Outstanding Principal	Interest Rate

	(In thousands)
Existing revolving credit facility	$200,000	6.620%
Existing term loans	580,000	6.090%
Senior subordinated notes	660,000	7.625%
Holdings’ senior subordinated notes	150,000	10.000%
Holdings’ senior floating rate notes	175,000	10.167%
      The following table summarizes the pro forma interest expense adjustment:

Year Ended
December 31,
2005(a)

(In thousands)
Eliminate interest expense on 9 1/2 % senior subordinated notes	$(2,457)
Eliminate interest expense on 7 1/2 % senior subordinated notes	(2,005)
Eliminate amortization of deferred financing fees from the tendered 9 1/2% and 7 1/2 % senior subordinated notes and former credit facility	(361)
Eliminate commitment fees related to former credit facility	(147)
Interest on existing revolving credit facility	2,023
Commitment fee on unused portion of credit facility	65
Interest on existing term loan facility	5,396
Interest on Select’s senior subordinated notes	7,689
Interest on Holdings’ senior subordinated notes	2,292
Amortization of discount on Holding’s senior subordinated notes	321
Interest on Holdings’ senior floating rate notes	13,344
Amortization of deferred financing fees from senior subordinated notes, senior floating rate notes and existing credit facility	1,510
Reduction of interest income related to use of existing cash to fund the Transactions(b)	680

Pro forma interest adjustment	$28,350

(a)	The pro forma interest adjustment represents elimination of historical amounts from January 1, 2005 to February 24, 2005 and inclusion of pro forma amounts for that same period, except for the interest on the senior floating rate notes and the related amortization of deferred financing fees which is pro forma for the period January 1, 2005 through September 29, 2005 (the issuance date).

(b)	The reduction in interest income is related to the use of $131.1 million of Select’s existing cash to fund the Transactions. The interest rate used was 3.113% and represents the average interest rate earned by us during the period presented.

An increase or decrease in 12.5 basis points would result in an increase or decrease of annual interest expense associated with the Select’s revolving credit facility, Select’s term loan facility and Holdings’ senior floating rate notes of approximately $1.2 million.

(3)	Represents the incremental tax effect of the adjustments based upon Select’s effective statutory tax rate of 41.6%.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      You should read this discussion together with our consolidated financial statements and the accompanying notes and “Selected Historical Consolidated Financial Data” included elsewhere in this prospectus.
Overview
      We are a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States. As of March 31, 2006, we operated 97 long-term acute care hospitals in 26 states, four acute medical rehabilitation hospitals, which are certified by Medicare as inpatient rehabilitation facilities, in New Jersey and 613 outpatient rehabilitation clinics in 24 states and the District of Columbia. We also provide medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and work sites. We began operations in 1997 under the leadership of our current management team.
      On February 24, 2005, Select merged with a wholly-owned subsidiary of Holdings pursuant to which Select became a wholly-owned subsidiary of Holdings. Holdings only asset is its investment in Select. Holdings is owned by an investor group that includes Welsh Carson, Thoma Cressey, and members of our senior management. As a result of the Merger, Select’s assets and liabilities have been adjusted to their fair value as of the closing. We have also experienced an increase in our aggregate outstanding indebtedness as a result of the financing transactions associated with the Merger. Accordingly, amortization expense and interest expense are higher in periods following the Merger. The excess of the total purchase price over the fair value of our tangible and identifiable intangible assets of $1.4 billion has been allocated to goodwill, which will be the subject of an annual impairment test.
      Although the Predecessor and Successor results are not comparable by definition due to the Merger and the resulting change in basis, for ease of comparison in the following discussion and to assist the reader in understanding our operating performance and operating trends, the financial data for the period after the Merger, February 25, 2005 through December 31, 2005 (Successor period), has been added to the financial data for the period from January 1, 2005 through February 24, 2005 (Predecessor period), to arrive at the combined year ended December 31, 2005. In addition, the financial data for the period after the Merger, February 25, 2005 through March 31, 2005 (Successor period), has been added to the financial data for the period from January 1, 2005 through February 24, 2005 (Predecessor period), to arrive at the combined three months ended March 31, 2005. The combined data is referred to herein as the combined year ended December 31, 2005 and the combined three months ended March 31, 2005. As a result of the Merger, interest expense, loss on early retirement of debt, merger related charges, stock compensation expense, long-term incentive compensation, depreciation and amortization have been impacted. We believe this combined presentation is a reasonable means of presenting our operating results.
      We manage our company through two business segments, our specialty hospital segment and our outpatient rehabilitation segment. We had net operating revenues of $1,858.4 million and $479.7 million for the combined year ended December 31, 2005 and the three months ended March 31, 2006, respectively. Of this total, we earned approximately 74% and 75% of our net operating revenues from our specialty hospitals and approximately 26% and 25% from our outpatient rehabilitation business for the combined year ended December 31, 2005 and the three months ended March 31, 2006, respectively.
      Our specialty hospital segment consists of hospitals designed to serve the needs of long-term stay acute patients and hospitals designed to serve patients that require intensive medical rehabilitation care. Patients in our long-term acute care hospitals typically suffer from serious and often complex medical conditions that require a high degree of care. Patients in our inpatient rehabilitation facilities typically suffer from debilitating injuries, including traumatic brain and spinal cord injuries, and require rehabilitation care in the form of physical and vocational rehabilitation services. Our outpatient rehabilitation business consists of clinics and contract services that provide physical, occupational and speech rehabilitation services. Our outpatient rehabilitation patients are typically diagnosed with musculoskeletal impairments that restrict their ability to perform normal activities of daily living.

Recent Trends and Events

CBIL Sale
      On March 1, 2006, we sold our wholly-owned subsidiary Canadian Back Institute Limited (“CBIL”) for approximately C$89.8 million in cash (US$79.0 million). At the time of the sale, CBIL operated 109 outpatient rehabilitation clinics in seven Canadian provinces. We conducted all of our Canadian operations through CBIL. The purchase price is subject to a post-closing adjustment based on the amount of net working capital and long term liabilities of CBIL and its subsidiaries on the closing date. The financial results of CBIL have been reclassified as discontinued operations for all periods presented in this prospectus, and its assets and liabilities have been reclassified as held for sale on our December 31, 2005 balance sheet. As a result of this transaction, we have recognized a gain on sale (net of tax) of $9.1 million in our first quarter ended March 31, 2006.

Note Offering
      On September 29, 2005, Holdings sold $175.0 million of senior floating rate notes due 2015, which bear interest at a rate per annum, reset semi-annually, equal to the 6-month LIBOR plus 5.75%. Interest is payable semi-annually in arrears on March 15 and September 15 of each year, with the principal due in full on September 15, 2015. The floating notes are general unsecured obligations and are not guaranteed by any of our subsidiaries. The net proceeds of the issuance of the senior floating rate notes, together with cash were used to reduce the amount of preferred stock, to make a payment to participants in our long-term cash incentive plan, and to pay related fees and expenses.

First Quarter Ended March 31, 2006
      For the three months ended March 31, 2006, our net operating revenues increased 2.9% to $479.7 million compared to $466.1 million for the combined three months ended March 31, 2005. This increase in net operating revenues was attributable to a 5.2% increase in our specialty hospital net operating revenues offset by a 1.8% decline in our outpatient rehabilitation net operating revenues that resulted from a decline in the number of clinics we operate and in the volume of visits occurring at the operating clinics. We realized income from operations for the three months ended March 31, 2006 of $66.5 million compared to a loss from operations of $71.1 million for the combined three months ended March 31, 2005. The loss from operations for the combined three months ended March 31, 2005 was attributable to the stock compensation expense of $146.5 million which resulted from the Merger. Interest expense for the three months ended March 31, 2006 was $32.9 million compared to $15.7 million for the combined three months ended March 31, 2005. This increase resulted from the significant increase in Merger related debt.
      Our cash flow from operations used $5.6 million of cash for the three months ended March 31, 2006.

Combined Year Ended December 31, 2005
      For the combined year ended December 31, 2005, our net operating revenues increased 16.0% to $1,858.4 million compared to the year ended December 31, 2004. This increase in net operating revenues was principally attributable to our acquisition of SemperCare Inc. on January 1, 2005 and the growth in net operating revenues at our same store hospitals. This growth in net operating revenue was offset by a decline in our outpatient rehabilitation net operating revenues that resulted from a decline in the number of clinics we operate and in the volume of visits occurring at the clinics. We had income from operations for the combined year ended December 31, 2005 of $119.1 million compared to $222.5 million for the year ended December 31, 2004. The decline in income from operations was principally related to stock compensation costs of $152.5 million and a long-term incentive compensation payment of $14.5 million. For the combined year ended December 31, 2005, we also incurred a loss on early retirement of debt of $42.7 million related to the repayment of our 7 1/2% and 9 1/2 % senior subordinated notes and other expenses related to the Merger of $12.0 million.
      Our cash flow from operations provided $57.2 million of cash for the combined year ended December 31, 2005, which includes $186.0 million in cash expenses related to the Merger.

SemperCare Acquisition
      On January 1, 2005, we acquired SemperCare, Inc., or SemperCare, for approximately $100.0 million in cash. SemperCare operated 17 long-term acute care hospitals in 11 states. All of the SemperCare facilities are HIHs, and we expect to transition these facilities to adapt to the new HIH regulations within a similar time frame and using strategies similar to those that we will use to transition our other HIHs.

Year Ended December 31, 2004
      In 2004 our net operating revenues increased 19.4%, income from operations increased 56.5%, net income increased 58.7% over 2003. Our specialty hospital segment was the primary source of this growth. In our specialty hospital segment we experienced growth resulting from the addition of four inpatient rehabilitation facilities acquired through our September 2003 acquisition of Kessler Rehabilitation Corporation, growth from our hospitals opened in 2003 and 2004, and an increase in our revenue per patient day in our same store hospitals. Our outpatient segment experienced growth related primarily to the full year effect of the Kessler outpatient clinics in 2004. We also continued to experience significant cash flow from operations resulting from our growth in net income and a continued reduction in accounts receivable days outstanding.
Regulatory Changes
      On May 2, 2006, CMS released its final annual payment rate updates for the 2007 LTCH-PPS rate year (affecting discharges and cost reporting periods beginning on or after July 1, 2006 and before July 1, 2007). The May 2006 final rule makes several changes to LTCH-PPS payment methodologies and amounts.
      For discharges occurring on or after July 1, 2006, the rule changes the payment methodology for Medicare patients with a length of stay less than or equal to five-sixths of the geometric average length of stay for each LTC-DRG (referred to as “short-stay outlier” or “SSO” cases). Currently, payment for these patients is based on the lesser of (1) 120 percent of the cost of the case; (2) 120 percent of the LTC-DRG specific per diem amount multiplied by the patient’s length of stay; or (3) the full LTC-DRG payment. The final rule modifies the limitation in clause (1) above to reduce payment for SSO cases to 100 percent (rather than 120 percent) of the cost of the case. The final rule also adds a fourth limitation, capping payment for SSO cases at a per diem rate derived from blending 120 percent of the LTC-DRG specific per diem amount with a per diem rate based on the general acute care hospital inpatient prospective payment system (“IPPS”). Under this methodology, as a patient’s length of stay increases, the percentage of the per diem amount based upon the IPPS component will decrease and the percentage based on the LTC-DRG component will increase. The final rule reflects a moderation of the SSO payment policy that CMS had proposed in January 2006, which would have limited SSO payments solely to an amount based on the IPPS.
      In addition, for discharges occurring on or after July 1, 2006, the final rule provides for (i) a zero-percent update for the 2007 LTCH-PPS rate year to the LTCH-PPS standard federal rate used as a basis for LTCH-PPS payments; (ii) the elimination of the surgical case exception to the three-day or less interruption of stay policy, under which surgical exception Medicare reimburses a general acute care hospital directly for surgical services furnished to a long-term acute care hospital patient during a brief interruption of stay from the long-term acute care hospital, rather than requiring the long-term acute care hospital to bear responsibility for such surgical services; and (iii) increasing the costs that a long-term acute care hospital must bear before Medicare will make additional payments for a case under its high-cost outlier policy for the 2007 LTCH-PPS rate year.
      CMS estimates that the changes in the May 2006 final rule will result in an approximately 3.7 percent decrease in LTCH Medicare payments-per-discharge as compared to the 2006 rate year, largely attributable to the revised SSO payment methodology. Based upon our historical Medicare patient volumes and revenues, we expect that the May 2006 final rule will reduce Medicare revenues associated with SSO cases and high cost outlier cases to our long-term acute care hospitals by approximately $30.0 million on an annual basis. Additionally, had CMS updated the LTCH-PPS standard federal rate by the 2007 estimated market basket index of 3.4 percent rather than applying the zero-percent update, we estimate that we would have received approximately $31.0 million in additional annual Medicare revenues, based on our historical Medicare patient volumes and revenues (such revenues would have been paid to our hospitals for discharges beginning on or after July 1, 2006).

      On August 11, 2004, the Centers for Medicare & Medicaid Services, also known as CMS, published final regulations applicable to long-term acute care hospitals that are operated as “hospitals within hospitals” or as “satellites” (collectively referred to as “HIHs”). HIHs are separate hospitals located in space leased from, and located in, general acute care hospitals, known as “host” hospitals. Effective for hospital cost reporting periods beginning on or after October 1, 2004, subject to certain exceptions, the final regulations provide lower rates of reimbursement to HIHs for those Medicare patients admitted from their hosts that are in excess of a specified percentage threshold. For HIHs opened after October 1, 2004, the Medicare admissions threshold has been established at 25%. For HIHs that meet specified criteria and were in existence as of October 1, 2004, including all of our existing HIHs, the Medicare admissions thresholds will be phased-in over a four-year period starting with hospital cost reporting periods beginning on or after October 1, 2004, as follows: (i) for discharges during the cost reporting period beginning on or after October 1, 2004 and before October 1, 2005, the Medicare admissions threshold is the Fiscal 2004 Percentage (as defined below) of Medicare discharges admitted from the host hospital; (ii) for discharges during the cost reporting period beginning on or after October 1, 2005 and before October 1, 2006, the Medicare admissions threshold is the lesser of the Fiscal 2004 Percentage of Medicare discharges admitted from the host hospital or 75%; (iii) for discharges during the cost reporting period beginning on or after October 1, 2006 and before October 1, 2007, the Medicare admissions threshold is the lesser of the Fiscal 2004 Percentage of Medicare discharges admitted from the host hospital or 50%; and (iv) for discharges during cost reporting periods beginning on or after October 1, 2007, the Medicare admissions threshold is 25%. As used above, “Fiscal 2004 Percentage” means, with respect to any HIH, the percentage of all Medicare patients discharged by such HIH during its cost reporting period beginning on or after October 1, 2003 and before October 1, 2004 who were admitted to such HIH from its host hospital, but in no event is the Fiscal 2004 Percentage less than 25%. We have developed a business plan and strategy in each of our markets to adapt to the HIH regulations and maintain our company’s current business. Our transition plan includes managing admissions at existing HIHs, relocating certain HIHs to leased spaces in smaller host hospitals in the same markets, consolidating HIHs in certain of our markets, relocating certain of our facilities to alternative settings, building or buying free-standing facilities and closing some of our facilities. We currently anticipate that approximately 42% of our hospitals will not require a move and 8% of our hospitals will be closed. At this time we cannot predict with any certainty the impact on revenues or operating expenses at the hospitals being moved. If CMS implements certain additional regulatory changes that it has proposed and discussed and that would affect long-term acute care hospitals more generally, our plan would have to be further modified. See “Business — Specialty Hospitals.”
      The new HIH regulations established exceptions to the Medicare admissions thresholds with respect to patients who reach “outlier” status at the host hospital, HIHs located in “MSA-dominant hospitals” or HIHs located in rural areas. As of March 31, 2006, we operated 97 long-term acute care hospitals, 91 of which operated as HIHs.
Development of New Specialty Hospitals and Clinics
      We expect to continue evaluating opportunities to develop new long-term acute care hospitals, primarily in settings where the new HIH regulations would have little or no impact, for example, in free-standing buildings. Additionally, we are evaluating opportunities to develop free-standing inpatient rehabilitation facilities similar to the four inpatient rehabilitation facilities acquired through our September 2003 Kessler acquisition. We also intend to open new outpatient rehabilitation clinics in our current markets where we can benefit from existing referral relationships and brand awareness to produce incremental growth.
Critical Accounting Matters

Sources of Revenue
      Our net operating revenues are derived from a number of sources, including commercial, managed care, private and governmental payors. Our net operating revenues include amounts estimated by management to be reimbursable from each of the applicable payors and the federal Medicare program. Amounts we receive for treatment of patients are generally less than the standard billing rates. We account for the differences between the estimated reimbursement rates and the standard billing rates as contractual adjustments, which we deduct from gross revenues to arrive at net operating revenues.

      Net operating revenues generated directly from the Medicare program from all segments represented approximately 56%, 50%, and 48% of net operating revenues for the combined year ended December 31, 2005 and for the years ended December 31, 2004 and 2003, respectively and approximately 56% and 57% of net operating revenues for the three months ended March 31, 2006 and the combined three months ended March 31, 2005, respectively. The increase in the percentage of our revenues generated from the Medicare program is due to the growth in the number of specialty hospitals and their higher respective share of Medicare revenues generated in this segment of our business compared to our outpatient rehabilitation segment.
      Approximately 73%, 68%, and 69% of our specialty hospital revenues for the combined year ended December 31, 2005 and for the years ended December 31, 2004 and 2003, respectively and approximately 72% and 74% of our specialty hospital revenues for the three months ended March 31, 2006 and the combined three months ended March 31, 2005, respectively were received in respect of services provided to Medicare patients. For the year ended December 31, 2004 and the combined year ended December 31, 2005, all of our Medicare payments were paid under a prospective payment system. For the year ended December 31, 2003, approximately 23% were paid by Medicare under a full cost-based reimbursement methodology. Payments made under a cost-based reimbursement methodology are subject to final cost report settlements based on administrative review and audit by third parties. An annual cost report was filed for each provider to report the cost of providing services and to settle the difference between the interim payments we receive and final costs. We record adjustments to the original estimates in the periods that such adjustments become known. Historically these adjustments have not been significant. Substantially all of our Medicare cost reports are settled through 2003. Because our routine payments from Medicare are different than the final reimbursement due to us under the cost based reimbursement system, we record a receivable or payable for the difference.
      The LTCH-PPS regulations also refined the criteria that must be met in order for a hospital to be certified as a long-term acute care hospital. For cost reporting periods beginning on or after October 1, 2002, a long-term acute care hospital must have an average inpatient length of stay for Medicare patients (including both Medicare covered and non-covered days) of greater than 25 days. Previously, average lengths of stay were measured with respect to all patients.
      Most of our specialty hospitals receive bi-weekly periodic interim payments (“PIP”) from Medicare instead of being paid on an individual claim basis. Under a PIP payment methodology, Medicare estimates a hospital’s claim volume based on historical trends and periodically reconciles the differences between the actual claim data and the estimated payments. At each balance sheet date, we record the difference between our actual claims and the PIP payments as a receivable or payable from third-party payors on our balance sheet.

Contractual Adjustments
      Net operating revenues include amounts estimated by us to be reimbursable by Medicare and Medicaid under prospective payment systems and provisions of cost-reimbursement and other payment methods. In addition, we are reimbursed by non-governmental payors using a variety of payment methodologies. Amounts we receive for treatment of patients covered by these programs are generally less than the standard billing rates. Contractual allowances are calculated and recorded through our internally developed systems. Within our hospital segment our billing system automatically calculates estimated Medicare reimbursement and associated contractual allowances. For non-governmental payors, we manually calculate the contractual allowance for each patient based upon the contractual provisions associated with the specific payor. In our outpatient segment, we perform provision testing, using internally developed systems, whereby we monitor a payors’ historical paid claims data and compare it against the associated gross charges. This difference is determined as a percentage of gross charges and is applied against gross billing revenue to determine the contractual allowances for the period. Additionally, these contractual percentages are applied against the gross receivables on the balance sheet to determine that adequate contractual reserves are maintained for the gross accounts receivables reported on the balance sheet. We account for any difference as additional contractual adjustments deducted from gross revenues to arrive at net operating revenues in the period that the difference is determined. The estimation processes described above and used in recording our contractual adjustments have historically yielded consistent and reliable results.

Allowance for Doubtful Accounts
      Substantially all of our accounts receivable are related to providing healthcare services to patients. Collection of these accounts receivable is our primary source of cash and is critical to our operating performance. Our primary collection risks relate to non-governmental payors who insure these patients and deductibles, co-payments and self-insured amounts owed by the patient. Deductible, co-payments and self-insured amounts are an immaterial portion of our net accounts receivable balance. At December 31, 2005, deductible, co-payments and self-insured amounts owed by the patient accounted for approximately 0.9% of our net accounts receivable balance before doubtful accounts. Our general policy is to verify insurance coverage prior to the date of admission for a patient admitted to our hospitals or in the case of our outpatient rehabilitation clinics, we verify insurance coverage prior to their first therapy visit. Our estimate for the allowance for doubtful accounts is calculated by generally reserving as uncollectible all governmental accounts over 365 days and non-governmental accounts over 180 days from discharge. This method is monitored based on our historical cash collections experience. Collections are impacted by the effectiveness of our collection efforts with non-governmental payors and regulatory or administrative disruptions with the fiscal intermediaries that pay our governmental receivables.
      We estimate bad debts for total accounts receivable within each of our operating units. We believe our policies have resulted in reasonable estimates determined on a consistent basis. We believe that we collect substantially all of our third-party insured receivables (net of contractual allowances) which includes receivables from governmental agencies. To date, we believe there has not been a material difference between our bad debt allowances and the ultimate historical collection rates on accounts receivables. We review our overall reserve adequacy by monitoring historical cash collections as a percentage of net revenue less the provision for bad debts.
      Uncollected accounts are written off the balance sheet when they are turned over to an outside collection agency, or when management determines that the balance is uncollectible, whichever occurs first.
      The following table is an aging of our net (after allowances for contractual adjustments but before doubtful accounts) accounts receivable (in thousands):

	Balance as of December 31,

	2004		2005

	Predecessor		Successor

		Over 90		Over 90
	0-90 Days	Days	0-90 Days	Days

Medicare and Medicaid	$88,174	$20,182	$111,707	$24,141
Commercial insurance, and other	127,692	75,426	131,087	64,754

Total net accounts receivable	$215,866	$95,608	$242,794	$88,895

      The approximate percentage of total net accounts receivable (after allowance for contractual adjustments but before doubtful accounts) summarized by aging categories is as follows:

	As of December 31,

	2004	2005

	Predecessor	Successor

0 to 90 days	69.3%	73.2%
91 to 180 days	11.2%	9.7%
181 to 365 days	9.9%	7.6%
Over 365 days	9.6%	9.5%

Total	100.0%	100.0%

      The approximate percentage of total net accounts receivable (after allowance for contractual adjustments but before doubtful accounts) summarized by payor is as follows:

	As of December 31,

	2004	2005

	Predecessor	Successor

Insured receivables	98.3%	99.1%
Self-pay receivables (including deductible and copayments)	1.7%	0.9%

Total	100.0%	100.0%

Insurance
      Under a number of our insurance programs, which include our employee health insurance program and certain components under our property and casualty insurance program, we are liable for a portion of our losses. In these cases we accrue for our losses under an occurrence based principle whereby we estimate the losses that will be incurred by us in a given accounting period and accrue that estimated liability. Where we have substantial exposure, we utilize actuarial methods in estimating the losses. In cases where we have minimal exposure, we will estimate our losses by analyzing historical trends. We monitor these programs quarterly and revise our estimates as necessary to take into account additional information. As of March 31, 2006, we had no reason to believe that material adjustments will occur to such estimates. The estimation processes described above that we use in recording our estimated losses have historically produced accruals that have not required material adjustments. At March 31, 2006 and December 31, 2005, we have recorded a liability of $57.4 million and $55.7 million, respectively, for our estimated losses under these insurance programs.
Related Party Transactions
      We are party to various rental and other agreements with companies affiliated with us through common ownership. Our payments to these related parties amounted to $0.6 million and $2.0 million for the three months ended March 31, 2006 and the combined year ended December 31, 2005, respectively. Our future commitments are related to commercial office space we lease for our corporate headquarters in Mechanicsburg, Pennsylvania. These future commitments amount to $16.6 million through 2014. These transactions and commitments are described more fully in the notes to our consolidated financial statements included herein. See also “Certain Relationships and Related Transactions.”

Operating Statistics
      The following table sets forth operating statistics for our specialty hospitals and our outpatient rehabilitation clinics for each of the periods presented. The data in the table reflect the changes in the number of specialty hospitals and outpatient rehabilitation clinics we operate that resulted from acquisitions, start-up activities, closures and consolidations. The operating statistics reflect data for the period of time these operations were managed by us.

				Combined
	Fiscal Year Ended		Combined	Three Months	Three Months
	December 31,		Year Ended	Ended	Ended
			December 31,	March 31,	March 31,
	2003	2004	2005	2005	2006

Specialty hospital data(1):
Number of hospitals — start of period	72	83	86	86	101
Number of hospital start-ups	8	4	—	—	—
Number of hospitals acquired	4	—	17	17	—
Number of hospitals closed	(1)	(1)	(2)	—	—

Number of hospitals — end of period	83	86	101	103	101

Available licensed beds	3,204	3,403	3,829	3,907	3,852
Admissions	27,620	33,523	39,963	10,336	10,483
Patient days	722,231	816,898	985,025	250,839	251,701
Average length of stay (days)	26	24	25	25	25
Net revenue per patient day(2)	$1,173	$1,306	$1,357	$1,330	$1,405
Occupancy rate	70%	67%	70%	71%	73%
Percent patient days — Medicare	76%	74%	75%	77%	73%
Outpatient rehabilitation data(3):
Number of clinics owned — start of period	568	645	589	589	553
Number of clinics acquired	124	1	—	—	—
Number of clinic start-ups	27	19	22	9	1
Number of clinics closed/sold	(74)	(76)	(58)	(6)	(1)

Number of clinics owned — end of period	645	589	553	592	553
Number of clinics managed — end of period	43	51	55	53	60

Total number of clinics (all) — end of period	688	640	608	645	613

Number of visits	3,865,637	3,621,129	3,308,620	863,173	784,839
Net revenue per visit(4)	$87	$90	$89	$90	$91

(1)	Specialty hospitals consist of long-term acute care hospitals and inpatient rehabilitation facilities.

(2)	Net revenue per patient day is calculated by dividing specialty hospital patient service revenues by the total number of patient days.

(3)	Clinic data has been restated to remove the clinics operated by CBIL, which is being reported as a discontinued operation. CBIL operated 102, 101 and 109 clinics at December 31, 2003, 2004 and 2005, respectively, and 108 clinics at March 31, 2005. Occupational health clinics have been reclassified from owned to managed clinics.

(4)	Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include contract services revenue.
Results of Operations
      The following tables present the combined consolidated statement of operations for the year ended December 31, 2005 and for the three months ended March 31, 2005.
      The financial data for the period after the Merger, February 25, 2005 through December 31, 2005 (Successor period), has been added to the financial data for the period from January 1, 2005 through February 24, 2005 (Predecessor period), to arrive at the combined consolidated statement of operations for the year ended December 31, 2005.

	Period from	Period from
	January 1,	February 25,
	2005	2005
	through	through	Year Ended
	February 24,	December 31,	December 31,
	2005	2005	2005

	Predecessor	Successor	Combined

	(In thousands)
Net operating revenues	$277,736	$1,580,706	$1,858,442

Costs and expenses:
Cost of services	244,321	1,244,361	1,488,682
General and administrative	122,509	59,494	182,003
Bad debt expense	6,588	18,213	24,801
Depreciation and amortization	5,933	37,922	43,855

Total costs and expenses	379,351	1,359,990	1,739,341

Income (loss) from operations	(101,615)	220,716	119,101
Other income and expense:
Loss on early retirement of debt	(42,736)	—	(42,736)
Merger related charges	(12,025)	—	(12,025)
Other income	267	1,092	1,359
Interest income	523	767	1,290
Interest expense	(4,651)	(102,208)	(106,859)

Income (loss) before minority interests and income taxes	(160,237)	120,367	(39,870)
Minority interest in consolidated subsidiary companies	330	1,776	2,106

Income (loss) before income taxes	(160,567)	118,591	(41,976)
Income tax expense (benefit)	(59,794)	49,336	(10,458)

Income (loss) from continuing operations	(100,773)	69,255	(31,518)
Income from discontinued operations, net of tax	522	3,072	3,594

Net income (loss)	$(100,251)	$72,327	$(27,924)

      The financial data for the period after the Merger, February 25, 2005 through March 31, 2005 (Successor period), has been added to the financial data for the period from January 1, 2005 through February 24, 2005 (Predecessor Period), to arrive at the combined consolidated statement of operations for the three months ended March 31, 2005.

		Period
	Period from	from
	January 1,	February 25,	Three
	2005	2005	Months
	through	through	Ended
	February 24,	March 31,	March 31,
	2005	2005	2005

	Predecessor	Successor	Combined

	(In thousands)
Net operating revenues	$277,736	$188,386	$466,122

Costs and expenses:
Cost of services	244,321	140,527	384,848
General and administrative	122,509	8,664	131,173
Bad debt expense	6,588	4,558	11,146
Depreciation and amortization	5,933	4,126	10,059

Total costs and expenses	379,351	157,875	537,226

Income (loss) from operations	(101,615)	30,511	(71,104)
Other income and expense:
Loss on early retirement of debt	(42,736)	—	(42,736)
Merger related charges	(12,025)	—	(12,025)
Other income	267	103	370
Interest income	523	77	600
Interest expense	(4,651)	(11,044)	(15,695)

Income (loss) from continuing operations before minority interests and income taxes	(160,237)	19,647	(140,590)
Minority interest in consolidated subsidiary companies	330	302	632

Income (loss) from continuing operations before income taxes	(160,567)	19,345	(141,222)
Income tax expense (benefit)	(59,794)	7,853	(51,941)

Income (loss) from continuing operations	(100,773)	11,492	(89,281)
Income from discontinued operations, net of tax	522	672	1,194

Net income (loss)	$(100,251)	$12,164	$(88,087)

      The following table outlines selected operating data as a percentage of net operating revenues, for the periods indicated:

	Fiscal Year			Combined
	Ended		Combined Year	Three Months	Three Months
	December 31,		Ended	Ended	Ended
			December 31,	March 31,	March 31,
	2003	2004	2005(1)	2005(1)	2006

Net operating revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of services(2)	79.8	77.8	80.1	82.6	80.3
General and administrative	3.3	2.9	9.8	28.1	2.6
Bad debt expense	3.8	3.0	1.3	2.4	1.0
Depreciation and amortization	2.5	2.4	2.4	2.2	2.3

Income (loss) from operations	10.6	13.9	6.4	(15.3)	13.8
Loss on early retirement of debt	—	—	(2.3)	(9.2)	—
Merger related charges	—	—	(0.7)	(2.6)	—
Equity in earnings from joint ventures	0.1	—	—	—	—
Other income	—	0.1	0.1	0.1	—
Interest expense, net	(1.9)	(1.9)	(5.7)	(3.2)	(6.8)

Income (loss) from continuing operations before minority interests and income taxes	8.8	12.1	(2.2)	(30.2)	7.0
Minority interests	0.1	0.2	0.1	0.1	0.1

Income (loss) from continuing operations before income taxes	8.7	11.9	(2.3)	(30.3)	6.9
Income tax (benefit)	3.4	4.8	(0.6)	(11.1)	3.2

Income (loss) from continuing operations	5.3	7.1	(1.7)	(19.2)	3.7
Income from discontinued operations, net of tax	0.3	0.3	0.2	0.3	2.1

Net income (loss)	5.6%	7.4%	(1.5)%	(18.9)%	5.8%

      The following table summarizes selected financial data by business segment, for the periods indicated:

	Fiscal Year Ended		Combined	%	%	Three Months Ended
	December 31,		Year Ended	Change	Change	March 31,
			December 31,	2003-	2004-
	2003	2004	2005(1)	2004	2005	2005(1)	2006	% Change

	(In thousands)
Net operating revenues:
Specialty hospitals	$849,260	$1,089,538	$1,370,320	28.3%	25.8%	$342,044	$359,672	5.2%
Outpatient rehabilitation	478,553	498,830	480,711	4.2	(3.6)	121,455	119,290	(1.8)
Other(4)	13,844	13,156	7,411	(5.0)	(43.7)	2,623	781	(70.2)

Total company	$1,341,657	$1,601,524	$1,858,442	19.4%	16.0%	$466,122	$479,743	2.9%

Income (loss) from operations:
Specialty hospitals	$129,861	$216,803	$280,206	67.0%	29.2%	$72,750	$67,889	(6.7)%
Outpatient rehabilitation	53,159	57,777	56,052	8.7	(3.0)	15,730	11,468	(27.1)
Other(4)	(40,840)	(52,075)	(217,157)	(27.5)	(317.0)	(159,584)	(12,906)	N/M

Total company	$142,180	$222,505	$119,101	56.5%	(46.5)%	$(71,104)	$66,451	N/M

Adjusted EBITDA:(3)
Specialty hospitals	$145,650	$236,181	$307,339	62.2%	30.1%	$79,127	$74,718	(5.6)%
Outpatient rehabilitation	66,378	71,562	65,957	7.8	(7.8)	18,564	14,760	(20.5)
Other(4)	(36,185)	(46,287)	(43,362)	(27.9)	6.3	(12,197)	(11,186)	8.3
Adjusted EBITDA margins:(3)
Specialty hospitals	17.2%	21.7%	22.4%	26.2%	3.2%	23.1%	20.8%	(10.0)%
Outpatient rehabilitation	13.9	14.3	13.7	2.9	(4.2)	15.3	12.4	(19.0)
Other(4):	N/M	N/M	N/M	N/M	N/M	N/ M	N/M	N/M
Total assets:
Specialty hospitals	$512,956	$520,572	$1,652,532			$1,553,606	$1,746,744
Outpatient rehabilitation	365,534	318,180	293,720			530,855	269,295
Other	200,508	274,969	222,133			76,262	119,248

Total company	$1,078,998	$1,113,721	$2,168,385			$2,160,723	$2,135,287

Purchases of property and equipment, net:
Specialty hospitals	$22,559	$23,320	$102,321			$1,945	$36,505
Outpatient rehabilitation	8,514	5,885	3,750			682	1,641
Other	4,779	3,421	3,875			1,071	240

Total company	$35,852	$32,626	$109,946			$3,698	$38,386

      The following tables reconcile same hospitals information, for the periods indicated:

	Twelve Months Ended
	December 31,

	2003	2004

	(In thousands)
Net operating revenue
Specialty hospitals net operating revenue	$849,260	$1,089,538
Less: Specialty hospitals opened, acquired or closed after 1/1/03	66,014	222,049

Specialty hospitals same store net operating revenue	$783,246	$867,489

Adjusted EBITDA(3)
Specialty hospitals Adjusted EBITDA(3)	$145,650	$236,181
Less: Specialty hospitals opened, acquired or closed after 1/1/03	2,897	46,813

Specialty hospitals same store Adjusted EBITDA(3)	$142,753	$189,368

All specialty hospitals Adjusted EBITDA margin(3)	17.2%	21.7%
Specialty hospitals same store Adjusted EBITDA margin(3)	18.2%	21.8%

	Twelve Months Ended
	December 31,

	2004	2005(1)

	(In thousands)
Net operating revenue
Specialty hospitals net operating revenue	$1,089,538	$1,370,320
Less: Specialty hospitals opened, acquired or closed after 1/1/04	30,754	218,837

Specialty hospitals same store net operating revenue	$1,058,784	$1,151,483

Adjusted EBITDA(3)
Specialty hospitals Adjusted EBITDA(3)	$236,181	$307,339
Less: Specialty hospitals opened, acquired or closed after 1/1/04	(4,591)	34,095

Specialty hospitals same store Adjusted EBITDA(3)	$240,772	$273,244

All specialty hospitals Adjusted EBITDA margin(3)	21.7%	22.4%
Specialty hospitals same store Adjusted EBITDA margin(3)	22.7%	23.7%

	Three Months Ended
	March 31,

	2005(1)	2006

	(In thousands)
Net operating revenue
Specialty hospitals net operating revenue	$342,044	$359,672
Less: Specialty hospitals in development or closed after 1/1/05	6,028	204

Specialty hospitals same store net operating revenue	$336,016	$359,468

Adjusted EBITDA(3)
Specialty hospitals Adjusted EBITDA(3)	$79,127	$74,718
Less: Specialty hospitals in development or closed after 1/1/05	1,334	(377)

Specialty hospitals same store Adjusted EBITDA(3)	$77,793	$75,095

All specialty hospitals Adjusted EBITDA margin(3)	23.1%	20.8%
Specialty hospitals same store Adjusted EBITDA margin(3)	23.2%	20.9%

N/ M — Not Meaningful

(1)	To arrive at the combined year ended December 31, 2005, the financial data for the period after the Merger, February 25, 2005 through December 31, 2005 (Successor period), has been added to the financial data for the period from January 1, 2005 through February 24, 2005 (Predecessor period).

To arrive at the combined three months ended March 31, 2005, the financial data for the period after the Merger, February 25, 2005 through March 31, 2005 (Successor period), has been added to the financial data for the period from January 1, 2005 through February 24, 2005 (Predecessor period).

(2)	Cost of services includes salaries, wages and benefits, operating supplies, lease and rent expense and other operating costs.

(3)	We define Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization, income from discontinued operations, loss on early retirement of debt, equity in income from joint ventures, merger related charges, stock compensation expense, long-term incentive compensation, other income and minority interest. We believe that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of our operating units. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies. See footnote 13 to our audited consolidated financial statements for a reconciliation of net income to Adjusted EBITDA as utilized by us in reporting our segment performance in accordance with SFAS No. 131.

(4)	Other includes the company’s general and administrative services, as well as businesses associated with the sale of home medical equipment, orthotics, prosthetics, and infusion/intravenous services.
Three Months Ended March 31, 2006 Compared to Combined Three Months Ended March 31, 2005

Net Operating Revenues
      Our net operating revenues increased by 2.9% to $479.7 million for the three months ended March 31, 2006 compared to $466.1 million for the combined three months ended March 31, 2005.
      Specialty Hospitals. Our specialty hospital net operating revenues increased 5.2% to $359.7 million for the three months ended March 31, 2006 compared to $342.0 million for the combined three months ended March 31, 2005. Net operating revenues for the specialty hospitals opened before January 1, 2005 and operated by us throughout both periods increased 7.0% to $359.5 million for the three months ended March 31, 2006 from $336.0 million for the combined three months ended March 31, 2005. This increase resulted primarily from higher net revenue per patient day. We also experienced a small increase in our patient days for these hospitals of 1.9%.
      Outpatient Rehabilitation. Our outpatient rehabilitation net operating revenues declined 1.8% to $119.3 million for the three months ended March 31, 2006 compared to $121.5 million for the combined three months ended March 31, 2005. The number of patient visits in our outpatient rehabilitation clinics declined 9.1% for the three months ended March 31, 2006 to 784,839 visits compared to 863,173 visits for the combined three months ended March 31, 2005. The decrease in net operating revenues and patient visits was principally related to a 6.6% decline in the number of clinics we own and operate and a 2.7% decline in the volume of visits per clinic. We are continuing to experience declines in our patient visits in a number of markets that result from physicians opening competing physical therapy practices. Net revenue per visit in these clinics was $91 in 2006 and $90 in 2005.
      Other. Our other revenues were $0.8 million for the three months ended March 31, 2006 compared to $2.6 million for the combined three months ended March 31, 2005. The decline resulted from the sale of our home medical equipment and infusion/intravenous service business which we sold in May 2005.

Operating Expenses
      Our operating expenses decreased by 23.7% to $402.4 million for the three months ended March 31, 2006 compared to $527.2 million for the combined three months ended March 31, 2005. Our operating expenses include our cost of services, general and administrative expense and bad debt expense. The decrease in operating expenses was principally related to the significant decline in stock compensation expense for the three months ended March 31, 2006. In connection with the Merger, we granted restricted stock awards to certain key management employees. These awards generally vest over five years. Effective at the time of the Merger, Holdings also granted stock options to certain other key employees that vest over five years. The fair value of restricted stock awards and stock options vesting during the three months ended March 31, 2006 was $0.9 million and for the period from February 25, 2005 through March 31, 2005 was $4.3 million which are included in general and administrative expenses. Additionally, during the Predecessor period of January 1, 2005 through February 25, 2005, all of our then outstanding stock options were redeemed in accordance with the Merger agreement. This resulted in a charge of $142.2 million of which $115.0 million is included in general and administrative expense and $27.2 million is included in cost of services.
      As a percentage of our net operating revenues, our operating expenses were 83.9% for the three months ended March 31, 2006 compared to 113.1% for the combined three months ended March 31, 2005. Cost of services as a percentage of operating revenues was 80.3% for the three months ended March 31, 2006 compared to 82.6% for the combined three months ended March 31, 2005. These costs primarily reflect our labor expenses. This reduction resulted from a decline in our stock compensation costs offset by an increase in our direct labor costs in both our specialty hospitals and outpatient rehabilitation segments. This is primarily the result of continued shortage of nursing staff and higher salaries for physical and occupational therapists. Another component of cost of services is facility rent expense, which was $20.7 million for the three months ended March 31, 2006 compared to $20.4 million for the combined three months ended March 31, 2005. During the same time period, general and administrative expense declined in total, and as a percentage of net operating revenues. General and administrative expenses were 2.6% of net operating revenues for the three months ended March 31, 2006 compared to 28.1% for the combined three months ended March 31, 2005. Our general and administrative expenses for the combined three months ended March 31, 2005 included costs associated with the SemperCare Corporate office that were not eliminated until the second quarter of 2005 and stock compensation related to the merger. Our bad debt expense as a percentage of net operating revenues was 1.0% for the three months ended March 31, 2006 compared to 2.4% for the combined three months ended March 31, 2005. This decrease in bad debt expense resulted from continued improvement in our collection of non-Medicare accounts receivable.

Adjusted EBITDA
      Specialty Hospitals. Adjusted EBITDA declined by 5.6% to $74.7 million for the three months ended March 31, 2006 compared to $79.1 million for the combined three months ended March 31, 2005. Our Adjusted EBITDA margins declined to 20.8% for the three months ended March 31, 2006 from 23.1% for the combined three months ended March 31, 2005. The hospitals opened or acquired as of January 1, 2005 and operated throughout both periods had Adjusted EBITDA of $75.1 million, a decrease of 3.5% over the Adjusted EBITDA of these hospitals in 2005. This decrease in same store hospital Adjusted EBITDA resulted from higher labor costs and costs of purchased services. We have been unable to recover these increased costs through higher revenues. Our Adjusted EBITDA margin in these same store hospitals decreased to 20.9% for the three months ended March 31, 2006 from 23.2% for the combined three months ended March 31, 2005.
      Outpatient Rehabilitation. Adjusted EBITDA decreased by 20.5% to $14.8 million for the three months ended March 31, 2006 compared to $18.6 million for the combined three months ended March 31, 2005. Our Adjusted EBITDA margins declined to 12.4% for the three months ended March 31, 2006 from 15.3% for the combined three months ended March 31, 2005. The decline in Adjusted EBITDA was the result of the decline in clinic visit volumes described under — “Net Operating Revenue — Outpatient Rehabilitation” above. Additionally, we are experiencing increased labor costs for physical and occupational therapists.
      Other. The Adjusted EBITDA loss was $11.2 million for the three months ended March 31, 2006 compared to a loss of $12.2 million for the combined three months ended March 31, 2005. This small decrease in the Adjusted EBITDA loss was primarily the result of the decline in our general and administrative expense.

Income (Loss) from Operations
      For the three months ended March 31, 2006 we experienced income from operations of $66.5 million compared to a loss from operations of $71.1 million for the combined three months ended March 31, 2005. The loss from operations experienced for the combined three months ended March 31, 2005 resulted from the significant stock compensation costs recorded related to the Merger.

Loss on Early Retirement of Debt
      In connection with the Merger, Select commenced tender offers to acquire all of its 9 1/2% senior subordinated notes due 2009 and all of its 7 1/2% senior subordinated notes due 2013. Upon completion of the tender offers on February 24, 2005, all of the $175.0 million of the 7 1/2% senior subordinated notes were tendered and $169.3 million of the $175.0 million of 9 1/2 % notes were tendered. The loss consists of the tender premium cost of $34.8 million and the remaining unamortized deferred financing costs of $7.9 million.

Merger Related Charges
      As a result of the Merger, we incurred costs in the Predecessor period of January 1, 2005 through February 24, 2005 directly related to the Merger. This included the cost of the investment advisor hired by the Special Committee of Select’s Board of Directors to evaluate the Merger, legal and accounting fees, costs associated with the Hart-Scott-Rodino filing related to the Merger, cost associated with purchasing a six year extended reporting period under our directors and officers liability insurance policy and other associated expenses.

Interest Expense
      Interest expense increased by $17.2 million to $32.9 million for the three months ended March 31, 2006 from $15.7 million for the combined three months ended March 31, 2005. The increase in interest expense is due to the higher debt levels outstanding in the Successor periods resulting from the Merger.

Minority Interests
      Minority interests in consolidated earnings was $0.4 million for the three months ended March 31, 2006 compared to $0.6 million for the combined three months ended March 31, 2005.

Income Taxes
      We recorded income tax expense of $15.2 million for the three months ended March 31, 2006. The expense represented an effective tax rate of 45.6%. We recorded an income tax benefit of $59.8 million for the Predecessor period of January 1, 2005 through February 24, 2005. The tax benefit represented an effective tax benefit rate of 37.2%. This effective tax benefit rate consisted of the statutory Federal rate of 35% and a state rate of 2.2%. The Federal tax benefit was carried forward and used to offset our Federal tax throughout the remainder of 2005. Because of the differing state tax rules related to net operating losses, a portion of these state net operating losses are subject to valuation allowances. We recorded income tax expense of $7.9 million for the Successor period of February 25, 2005 through March 31, 2005. The expense represented an effective tax rate of 40.6%.

Income from Discontinued Operation, Net of Tax
      On March 1, 2006, we sold our wholly-owned subsidiary CBIL. The operating results of CBIL have been reclassified and reported as discontinued operations. We have recognized a gain on sale (net of tax) of $9.1 million in our first quarter ended March 31, 2006.
Combined Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Net Operating Revenues
      Our net operating revenues increased by 16.0% to $1,858.4 million for the combined year ended December 31, 2005 compared to $1,601.5 million for the year ended December 31, 2004.
      Specialty Hospitals. Our specialty hospital net operating revenues increased 25.8% to $1,370.3 million for the combined year ended December 31, 2005 compared to $1,089.5 million for the year ended December 31, 2004. Net operating revenues for the specialty hospitals opened before January 1, 2004 and operated by us throughout both years increased 8.8% to $1,151.5 million for the combined year ended December 31, 2005 from $1,058.8 million for the year ended December 31, 2004. This increase resulted from both an increase in our patient days and higher net revenue per patient day. Our patient days for these hospitals increased 5.0% and our occupancy percentage increased to 72% for the combined year ended December 31, 2005 compared to 69% for the year ended December 31, 2004. The remaining increase of $188.1 million resulted primarily from the acquisition of the SemperCare facilities, which contributed $172.5 million of net revenue growth.
      Outpatient Rehabilitation. Our outpatient rehabilitation net operating revenues declined 3.6% to $480.7 million for the combined year ended December 31, 2005 compared to $498.8 million for the year ended December 31, 2004. The number of patient visits in our outpatient rehabilitation clinics declined 7.7% for the combined year ended December 31, 2005 to 3,518,740 visits compared to 3,810,284 visits for the year ended December 31, 2004. The decrease in net operating revenues and patient visits was principally related to a 6.1% decline in the number of clinics we operate and a 1.6% decline in the volume of visits per clinic. Net revenue per visit in these clinics was $90 in both 2005 and 2004. Offsetting the net operating revenue decline in our outpatient rehabilitation clinics were increases in our contract services revenues.

      Other. Our other revenues were $7.4 million for the combined year ended December 31, 2005 compared to $13.2 million for the year ended December 31, 2004. These revenues are principally related to the sales of orthotics, prosthetics, home medical equipment, and infusion/intravenous services. In May 2005, we sold the assets of our home medical equipment and infusion/intravenous service business, which resulted in the reduction in our other revenues.

Operating Expenses
      Our operating expenses increased by 26.5% to $1,695.5 million for the combined year ended December 31, 2005 compared to $1,340.1 million for the year ended December 31, 2004. Our operating expenses include our cost of services, general and administrative expense and bad debt expense. The increase in operating expenses was related to the significant stock compensation costs we recognized in 2005, a special long-term incentive compensation payment paid to certain members of senior management and the acquisition of SemperCare facilities on January 1, 2005. In connection with the Merger, we granted restricted stock awards to certain key management employees. These awards generally vest over five years. Effective at the time of the Merger, we also granted stock options to certain other key employees that vest over five years. The fair value of restricted stock awards and stock options vesting during the Successor period was $10.3 million. Of this amount, $10.1 million is included in general and administrative expense and $0.2 million was included in cost of services. Additionally, during the Predecessor period of January 1, 2005 through February 25, 2005 all of our then outstanding stock options were redeemed in accordance with the Merger agreement. This resulted in a charge of $142.2 million of which $115.0 million is included in general and administrative expense and $27.2 million is included in cost of services.
      As a result of the special dividend of $175.0 million paid to our preferred stockholders on September 29, 2005, certain members of senior management of Select became entitled to a payment of $14.5 million under the terms of our long-term incentive compensation plan that is included in general and administrative expense.
      As a percentage of our net operating revenues, our operating expenses were 91.2% for the combined year ended December 31, 2005 compared to 83.7% for the year ended December 31, 2004. Cost of services as a percentage of operating revenues was 80.1% for the combined year ended December 31, 2005 compared to 77.8% for the year ended December 31, 2004. This increase was due to higher labor and operating costs in our outpatient division combined with higher non-labor costs in our hospitals in addition to a component of stock compensation recognized as cost of services. Another component of cost of services is facility rent expense, which was $81.6 million for the combined year ended December 31, 2005 compared to $75.6 million for the year ended December 31, 2004. This increase is principally related to the SemperCare hospitals we acquired on January 1, 2005. During the same time period, general and administrative expense as a percentage of net operating revenues increased to 9.8% for the combined year ended December 31, 2005 from 2.9% for the year ended December 31, 2004. This increase in general and administrative expenses is the result of an increase in our stock compensation costs and long-term incentive compensation offset by a decline in our expense for abandoned hospital development projects in 2005. Our bad debt expense as a percentage of net operating revenues was 1.3% for the combined year ended December 31, 2005 compared to 3.0% for the year ended December 31, 2004. This decrease in bad debt expense resulted from continued improvement in our collection of non-Medicare accounts receivable.

Adjusted EBITDA
      Specialty Hospitals. Adjusted EBITDA increased by 30.1% to $307.3 million for the combined year ended December 31, 2005 compared to $236.2 million for the year ended December 31, 2004. Our Adjusted EBITDA margins increased to 22.4% for the combined year ended December 31, 2005 from 21.7% for the year ended December 31, 2004. The hospitals opened before January 1, 2004 and operated throughout both years had Adjusted EBITDA of $273.2 million, an increase of 13.5% over the Adjusted EBITDA of these hospitals in 2004. The increase in same store hospitals’ Adjusted EBITDA resulted primarily from an increase in net revenue per patient day and patient days. Additionally, during 2005 we recorded a one-time benefit of $3.8 million due to the reversal of an accrued patient care liability as a result of the termination of this obligation. Our Adjusted EBITDA margin in these same store hospitals increased to 23.7% for the combined year ended December 31, 2005 from 22.7% for the year ended December 31, 2004.

      Outpatient Rehabilitation. Adjusted EBITDA decreased by 7.8% to $66.0 million for the combined year ended December 31, 2005 compared to $71.6 million for the year ended December 31, 2004. Our Adjusted EBITDA margins declined to 13.7% for the combined year ended December 31, 2005 from 14.3% for the year ended December 31, 2004. The decline in Adjusted EBITDA was the result of the decline in clinic visit volumes, described under — “Net Operating Revenue — Outpatient Rehabilitation” above, combined with higher labor costs.
      Other. The Adjusted EBITDA loss, which primarily includes our general and administrative expenses, was $43.4 million for the combined year ended December 31, 2005 compared to a loss of $46.3 million for the year ended December 31, 2004. This reduction in the Adjusted EBITDA loss was primarily the result of the decline in our general and administrative expenses.

Income (Loss) from Operations
      For the combined year ended December 31, 2005, we experienced income from operations of $119.1 million compared to income from operations of $222.5 million for the year ended December 31, 2004. The lower income from operations experienced for the combined year ended December 31, 2005 resulted from the significant stock compensation costs related to the Merger of $152.5 million and an increase in depreciation and amortization of $4.9 million, offset by the Adjusted EBITDA increases described above. The stock compensation expense was comprised of $142.2 million related to the cancellation of all vested and unvested outstanding stock options in accordance with the terms of the Merger agreement in the Predecessor period of January 1, 2005 through February 24, 2005 and an additional $10.3 million of stock compensation expense related to shares of restricted stock that were issued in the Successor period of February 25, 2005 through December 31, 2005.

Loss on Early Retirement of Debt
      In connection with the Merger, Select commenced tender offers to acquire all of its 9 1/2% senior subordinated notes due 2009 and all of its 7 1/2% senior subordinated notes due 2013. Upon completion of the tender offers on February 24, 2005, all $175.0 million of the 7 1/2% senior subordinated notes were tendered and $169.3 million of the $175.0 million of 9 1/2 % notes were tendered. The loss consists of the tender premium cost of $34.8 million and the remaining unamortized deferred financing costs of $7.9 million.

Merger Related Charges
      As a result of the Merger, we incurred costs of $12.0 million in the Predecessor period of January 1, 2005 through February 24, 2005 directly related to the Merger. This included the fees of the investment advisor hired by the Special Committee of Select’s Board of Directors to evaluate the Merger, legal and accounting fees, costs associated with the Hart-Scott-Rodino filing related to the Merger, cost associated with purchasing a six year extended reporting period under our directors and officers liability insurance policy and other associated expenses.

Interest Expense
      Interest expense increased by $73.6 million to $106.9 million for the combined year ended December 31, 2005 from $33.3 million for the year ended December 31, 2004. The increase in interest expense is due to the higher debt levels outstanding in the Successor period of February 25, 2005 through December 31, 2005. During this Successor period we had approximately $1.3 billion in additional debt compared to the same period in 2004.

Minority Interests
      Minority interests in consolidated earnings was $2.1 million for the combined year ended December 31, 2005 compared to $2.6 million for the year ended December 31, 2004.

Income Taxes
      We recorded income tax benefit of $59.8 million for the Predecessor period of January 1, 2005 through February 24, 2005. The tax benefit represented an effective tax benefit rate of 37.2%. This effective tax benefit rate consisted of the statutory federal rate of 35% and a state rate of 2.2%. The federal tax benefit was carried forward and used to offset our federal tax throughout the remainder of 2005. Because of the differing state tax rules related to net operating losses, a portion of these state net operating losses were assigned valuation allowances. We recorded income tax expense of $49.3 million for the Successor period of February 25, 2005 through December 31, 2005. The expense represented an effective tax rate of 41.6%. For the year ended December 31, 2004 we recorded income tax expense of $76.6 million. This expense represented an effective tax rate of 40.2%.

Income from Discontinued Operations, Net of Tax
      On March 1, 2006, we sold our wholly-owned subsidiary Canadian Back Institute Limited (“CBIL”) for approximately C$89.8 million in cash (US$79.0 million). As of December 31, 2005, CBIL operated 109 outpatient rehabilitation clinics in seven Canadian provinces. We conducted all of our Canadian operations through CBIL. The purchase price is subject to a post-closing adjustment based on the amount of net working capital and long term liabilities of CBIL and its subsidiaries on the closing date. The financial results of CBIL have been reclassified as discontinued operations for all periods presented in this prospectus, and its assets and liabilities have been reclassified as held for sale on our December 31, 2005 balance sheet.
      On September 27, 2004, we sold the land, building and certain other assets and liabilities associated with our only skilled nursing facility for $11.6 million, which we acquired as part of the Kessler acquisition in September 2003. The operating results of the skilled nursing facility have been reclassified and reported as discontinued operations.
Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Net Operating Revenues
      Our net operating revenues increased by 19.4% to $1,601.5 million for the year ended December 31, 2004 compared to $1,341.7 million for the year ended December 31, 2003.
      Specialty Hospitals. Our specialty hospital net operating revenues increased 28.3% to $1,089.5 million for the year ended December 31, 2004 compared to $849.3 million for the year ended December 31, 2003. Net operating revenues for the specialty hospitals opened before January 1, 2003 and operated by us throughout both periods increased 10.8% to $867.5 million for the year ended December 31, 2004 from $783.2 million for the year ended December 31, 2003. This increase resulted primarily from higher net revenue per patient day, offset by a decline in our patient days and occupancy rates. The increase in net revenue per patient day is primarily attributable to the improved reimbursement we received from Medicare under LTCH-PPS. Our patient days and occupancy rates declined primarily as a result of additional admissions criteria implemented in our long-term acute care hospitals. The remaining increase of $155.9 million resulted from the acquisition of the Kessler facilities, which contributed $96.3 million of net revenue growth, and the internal development of new specialty hospitals that commenced operations in 2003 and 2004.
      Outpatient Rehabilitation. Our outpatient rehabilitation net operating revenues increased 4.2% to $498.8 million for the year ended December 31, 2004 compared to $478.6 million for the year ended December 31, 2003. The increase in net operating revenues was principally related to the acquisition of the Kessler operations. The number of patient visits in our outpatient rehabilitation clinics declined 5.4% for the year ended December 31, 2004 to 3,810,284 visits compared to 4,027,768 visits for the year ended December 31, 2003. Net revenue per visit in these clinics was $90 in 2004 compared to $87 in 2003. Excluding the effects of the Kessler operations in both periods, visits declined 11.0%. The majority of this decline is related to clinic closures. In addition, during the first and second quarters of 2004 various market factors such as elimination of unprofitable contracts and competition from referring physicians who are now developing their own rehabilitation therapy practices contributed to the decline.
      Other. Our other revenues declined to $13.2 million for the year ended December 31, 2004 compared to $13.8 million for the year ended December 31, 2003. The principal reason for the decline is the conversion of our long-term acute care hospitals to LTCH-PPS and the associated changes in how Select receives reimbursement from Medicare for services provided to our subsidiaries. The decline was offset by revenues related to the Kessler other businesses that are now being reported under this category. These businesses generated approximately $7.9 million of incremental net operating revenues in 2004. See “— Critical Accounting Matters — Sources of Revenue” for a further discussion of this change.

Operating Expenses
      Our operating expenses increased by 15.0% to $1,340.1 million for the year ended December 31, 2004 compared to $1,165.8 million for the year ended December 31, 2003. Our operating expenses include our cost of services, general and administrative expense and bad debt expense. The increase in operating expenses was principally related to the acquisition of Kessler and the internal development of new specialty hospitals that commenced operations in 2003 and 2004. As a percentage of our net operating revenues, our operating expenses were 83.7% for the year ended December 31, 2004 compared to 86.9% for the year ended December 31, 2003. Cost of services as a percentage of operating revenues decreased to 77.8% for the year ended December 31, 2004 from 79.8% for the year ended December 31, 2003. These costs primarily reflect our labor expenses. This decrease resulted because we experienced a larger rate of growth in our specialty hospital revenues compared to the growth in our specialty hospital cost of services which is primarily attributable to the improved reimbursement we received under LTCH-PPS. Another component of cost of services is facility rent expense, which was $75.6 million for the year ended December 31, 2004 compared to $68.0 million for the year ended December 31, 2003. This increase is principally related to our new hospitals that opened during 2003 and 2004 and the rent expense for the acquired Kessler clinics. During the same time period, general and administrative expense as a percentage of net operating revenues declined to 2.9% for the year ended December 31, 2004 from 3.3% for the year ended December 31, 2003. This decrease in general and administrative expenses as a percentage of net operating revenue is the result of a growth in net operating revenues that exceeded the growth in our general and administrative costs. Our bad debt expense as a percentage of net operating revenues was 3.0% for the year ended December 31, 2004 compared to 3.8% for the year ended December 31, 2003. This decrease in bad debt expense resulted from an improvement in the composition and aging of our accounts receivable.

Adjusted EBITDA
      Specialty Hospitals. Adjusted EBITDA increased by 62.2% to $236.2 million for the year ended December 31, 2004 compared to $145.7 million for the year ended December 31, 2003. Our Adjusted EBITDA margins increased to 21.7% for the year ended December 31, 2004 from 17.2% for the year ended December 31, 2003. The hospitals opened before January 1, 2003 and operated throughout both periods had Adjusted EBITDA of $189.4 million, an increase of 32.7% over the Adjusted EBITDA of these hospitals in 2003. This increase in same store hospitals’ Adjusted EBITDA resulted from an increase in revenue per patient day that exceeded our increase in cost per patient day. Our Adjusted EBITDA margin in these same store hospitals increased to 21.8% for the year ended December 31, 2004 from 18.2% for the year ended December 31, 2003.
      Outpatient Rehabilitation. Adjusted EBITDA increased by 7.8% to $71.6 million for the year ended December 31, 2004 compared to $66.4 million for the year ended December 31, 2003. Our Adjusted EBITDA margins increased to 14.3% for the year ended December 31, 2004 from 13.9% for the year ended December 31, 2003. This Adjusted EBITDA margin increase was primarily the result of three factors. First, the acquired Kessler outpatient operations experienced negative margins in 2003, which had the effect of lowering the overall margins for the segment in 2003. We consolidated or closed many of the underperforming clinics in 2004. Second, we experienced lower bad debt expense in 2004. Third, the increases previously described were offset by an increase in labor costs due to increased competition for hiring therapists.
      Other. The Adjusted EBITDA loss was $46.3 million for the year ended December 31, 2004 compared to a loss of $36.2 million for the year ended December 31, 2003. This increase in the Adjusted EBITDA loss was primarily the result of the decline in hospital reimbursements for corporate support costs of $8.7 million (See “— Critical Accounting Matters — Sources of Revenue”) and an increase in our general and administrative expenses of $1.4 million.

Income from Operations
      Income from operations increased 56.5% to $222.5 million for the year ended December 31, 2004 compared to $142.2 million for the year ended December 31, 2003. The increase in income from operations resulted from the Adjusted EBITDA increases described above, and was offset by an increase in depreciation and amortization expense of $5.3 million. The increase in depreciation and amortization expense resulted primarily from the additional depreciation associated with acquired Kessler assets, the amortization of the Kessler non-compete agreement, and increases in depreciation on fixed asset additions that are principally related to new hospital and clinic development.

Interest Expense
      Interest expense increased by $7.9 million to $33.3 million for the year ended December 31, 2004 from $25.4 million for the year ended December 31, 2003. The increase in interest expense is due to the higher debt levels outstanding in 2004 compared to 2003 resulting from the issuance of $175.0 million of 7 1/2 % senior subordinated notes due 2013 on August 12, 2003, offset by a reduction in borrowings under our senior credit facility. The lower debt levels on our senior credit facility resulted from scheduled term amortization payments and principal pre-payments. All repayments have been made with cash flows generated through operations.

Minority Interests
      Minority interests in consolidated earnings increased to $2.6 million for the year ended December 31, 2004 compared to $1.7 million for the year ended December 31, 2003. This increase is the result of the improved profitability of these jointly owned entities.

Income Taxes
      We recorded income tax expense of $76.6 million for the year ended December 31, 2004. The expense represented an effective tax rate of 40.2%. We recorded income tax expense of $46.2 million for the year ended December 31, 2003. This expense represented an effective tax rate of 39.6%. The increase in the tax rate is the result of a larger portion of our net income in states with higher tax rates and the non-deductibility of certain expenses.
Liquidity and Capital Resources

Three Months Ended March 31, 2006 and Combined Three Months Ended March 31, 2005
      Operating activities used $5.6 million of cash flow for the three months ended March 31, 2006. Operating activities used $172.9 million for the combined three months ended March 31, 2005 which includes $186.0 million in cash expenses related to the merger. Our days sales outstanding increased to 53 days at March 31, 2006, up from 52 days at December 31, 2005. The increase in days sales outstanding is primarily related to the timing of the Periodic Interim Payments we received from Medicare for the services provided at our Specialty Hospitals.
      Investing activities provided $36.7 million of cash flow for the three months ended March 31, 2006. Investing activities used $114.1 million of cash flow for the combined three months ended March 31, 2005. The primary source of cash in the three months ended March 31, 2006 resulted from the sale of CBIL of $76.8 million which was offset by cash disbursements related to building improvements and equipment purchases primarily associated with properties we acquired in 2005. The primary use of cash for the combined three months ended March 31, 2005 related to the acquisition of SemperCare, which used $105.1 million in cash. The remaining use of cash was primarily related to purchases of property and equipment of $3.7 million and other acquisition related payments of $5.4 million.
      Financing activities utilized $53.2 million of cash flow for the three months ended March 31, 2006. The cash usage resulted primarily from principal repayments on our credit facility of $58.5 million. Financing activities provided $58.9 million of cash for the combined three months ended March 31, 2005. The Merger financing was the primary contributor of this cash flow. These excess proceeds from the Merger financing were used to pay Merger related costs, which includes the cancellation and cash-out of outstanding stock options.

Combined Year Ended December 31, 2005 and Years Ended December 31, 2004 and 2003
      Operating activities generated $57.2 million, $174.3 million, and $246.2 million in cash during the combined year ended December 31, 2005 and the years ended December 31, 2004 and 2003, respectively. For

2005, our operating cash flow includes $186.0 million in cash expenses related to the Merger. Our days sales outstanding were 52 days at December 31, 2005. This is an increase of four days from December 31, 2004. The increase in days sales outstanding is primarily the result of a change in the way Medicare calculates our Periodic Interim Payments in our Specialty Hospitals. Medicare changed from a per day based calculation to a discharged based calculation to better align the Periodic Interim Payment methodology with the current discharge based reimbursement system. As a result, we are no longer receiving a periodic payment for those patients that have not yet been discharged. The significant cash flow experienced in 2004 and 2003 is attributable to improved operating income and significant reductions in our accounts receivable days outstanding. Our accounts receivable days outstanding were 48 days at December 31, 2004 and 52 days at December 31, 2003. This reduction has resulted from improvements we implemented in our business office operations which includes a focused effort to resolve problematic accounts in a timely manner and improved pre-admission policies to validate insurance coverage.
      Investing activities used $220.8 million, $29.0 million and $261.5 million of cash flow for the combined year ended December 31, 2005 and the years ended December 31, 2004 and 2003, respectively. Of this amount, we incurred earnout and acquisition related payments of $111.6 million, $4.9 million and $228.2 million, respectively in 2005, 2004 and 2003. In 2005, the SemperCare acquisition accounted for $105.1 million of the $111.6 million acquisition payments. The Kessler acquisition costs, net of cash acquired, of $223.9 million comprise most of the 2003 expenditures. The remaining acquisition payments relate primarily to small acquisitions of outpatient businesses. The earnout payments related principally to obligations we assumed as part of our 1999 NovaCare acquisition. Investing activities also used cash for the purchases of property and equipment of $109.9 million, $32.6 million and $35.9 million in the combined twelve months of 2005, 2004 and 2003, respectively, which was related principally to new hospital development and construction. During 2005 we purchased five properties that will be used to relocate existing hospitals and one property for a new hospital. Each of these properties require additional improvements to be made before they become operational. Additionally, during 2005 we began a major improvement and expansion of our rehabilitation hospital in West Orange, New Jersey. During 2004, we sold our only skilled nursing facility and our non-controlling interest in a rehabilitation hospital for $15.6 million.
      Financing activities used $48.5 million of cash for the combined year ended December 31, 2005. The principal financing activities were related to the Merger financing discussed below. The excess proceeds from the Transactions were used to pay Merger related costs, which include the cancellation and cash-out of outstanding stock options. Additionally, during 2005 Select repaid $115.0 million of debt under its revolver and $4.4 million of its term loan. During 2005, Select paid dividends of $10.0 million to Holdings which it used to fund interest payments on its debt. Cash overdrafts of $19.4 million have provided additional financing cash.
      Financing activities used $64.0 million of cash for the year ended December 31, 2004. In 2004, this was principally due to the repurchase of our common stock in accordance with the stock repurchase program we announced on February 23, 2004. During 2004, we repurchased a total of 3,399,400 shares at a cost, including fees and commissions, of $48.1 million. Additionally, during 2004, we repaid all outstanding balances under our credit facility of $8.5 million and repaid $3.9 million of seller and other debt. Cash dividend payments in 2004 were $9.2 million. Additionally, during 2004 we had $18.6 million of cash flow from the issuance of common stock under our stock option plans.
      Financing activities provided $124.3 million of cash for the year ended December 31, 2003. During 2003, Select sold $175.0 million of 7 1/2 % senior subordinated notes due 2013. The net proceeds from the sale were approximately $169.4 million after deducting discounts, commissions and expenses of the offering, and were used to finance a portion of the Kessler acquisition. Deferred financing costs associated with the offering were $5.9 million. During 2003, we repaid $65.6 million of credit facility debt and $3.7 million of seller and other debt. In December 2003, we declared and paid our first ever common stock cash dividend of $0.03 per share, which resulted in an aggregate payment to our stockholders of $3.1 million. In 2003, we received $28.6 million of proceeds from the issuance of stock related to the exercise of employee stock options and stock warrants.

Capital Resources
      Net working capital was $65.8 million at March 31, 2006 compared to $77.6 million at December 31, 2005. The decrease in working capital was principally related to the increase in income tax payable that has resulted from the tax gain on the sale of CBIL.
      Net working capital was $77.6 million at December 31, 2005 compared to $313.7 million at December 31, 2004. This decrease in working capital was principally related to the use of cash to fund Merger costs, offset by an increase in accounts receivable.
      Net working capital increased to $313.7 million at December 31, 2004 compared to $188.4 million at December 31, 2003. This increase in working capital was principally related to an increase in cash and a reduction in amounts due to third party payors. The reduction in amounts due to third-party payors was a result of filing and settling cost reports and refinements in the bi-weekly payments we receive from our Medicare fiscal intermediary related to our Medicare patients.
      In connection with the Merger, on February 24, 2005 Select borrowed $780.0 million under a new $880.0 million senior secured credit facility and issued $660.0 million 7 5/8 % senior subordinated notes. At March 31, 2006, Select had outstanding $602.2 million of indebtedness under its senior credit facility, excluding $22.5 million of letters of credit, with approximately $249.5 million of additional borrowing capacity. As a result, our liquidity requirements are significantly higher than they were before the Merger due to our increased debt service obligations.
      Select’s senior secured credit facility provides for senior secured financing of up to $880.0 million, consisting of:

•	a $300.0 million revolving loan facility that will terminate on February 24, 2011, including both a letter of credit sub-facility and a swingline loan sub-facility, and

•	a $580.0 million term loan facility that matures on February 24, 2012.
      Proceeds of the term loans and $200.0 million of revolving loans, together with other sources of funds, were used to finance the Merger. Proceeds of the revolving loans borrowed after the closing date of the Merger, swingline loans and letters of credit are used for working capital and general corporate purposes.
      The interest rates per annum applicable to loans, other than swingline loans, under our senior secured credit facility are, at our option, equal to either an alternate base rate or an adjusted LIBOR rate for a one, two, three or six month interest period, or a nine or twelve month period if available, in each case, plus an applicable margin percentage. The alternate base rate will be the greater of (1) JPMorgan Chase Bank, N.A.’s prime rate and (2) one-half of 1% over the weighted average of rates on overnight Federal funds as published by the Federal Reserve Bank of New York. The adjusted LIBOR rate will be determined by reference to settlement rates established for deposits in dollars in the London interbank market for a period equal to the interest period of the loan and the maximum reserve percentages established by the Board of Governors of the United States Federal Reserve to which our lenders are subject. The applicable margin percentage for revolving loans is currently (1) 1.00% for alternate base rate loans and (2) 2.00% for adjusted LIBOR loans, subject to change based upon the ratio of our total indebtedness to our consolidated EBITDA (as defined in the credit agreement). The applicable margin percentages for the term loans are (1) 0.75% for alternate base rate loans and (2) 1.75% for adjusted LIBOR loans. On June 13, 2005 we entered into an interest rate swap transaction with an effective date of August 22, 2005. The swap is being designated as a cash flow hedge of forecasted LIBOR based variable rate interest payments. The underlying variable rate debt is $200.0 million and the swap is for a period of five years.
      On February 24, 2005, EGL Acquisition Corp. issued and sold $660.0 million in aggregate principal amount of 7 5/8 % senior subordinated notes due 2015, which Select assumed in connection with the Merger. The net proceeds of the offering were used to finance a portion of the funds needed to consummate the Merger with EGL Acquisition Corp. The notes were issued under an indenture between EGL Acquisition Corp. and U.S. Bank Trust National Association, as trustee. Interest on the notes is payable semi-annually in arrears on February 1 and August 1 of each year. The notes are guaranteed by all of Select’s wholly-owned subsidiaries, subject to certain exceptions. On or after February 1, 2010, the notes may be redeemed at our option, in whole or in part, at redemption prices that decline annually to 100% on and after February 1, 2013, plus accrued and unpaid interest. Prior to February 1, 2008, we may at our option on one or more occasions with the net cash proceeds from certain equity offerings redeem the outstanding notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount originally issued at a redemption price of 107.625%, plus accrued and unpaid interest to the redemption date.
      Upon a change of control of Holdings, each holder of notes may require us to repurchase all or any portion of the holder’s notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest to the date of purchase.
      On February 24, 2005, Holdings issued 10% senior subordinated notes to WCAS Capital Partners IV, L.P., an investment fund affiliated with Welsh Carson, Rocco A. Ortenzio, Robert A. Ortenzio and certain other investors who are members of or affiliated with the Ortenzio family, for an aggregate purchase price of $150.0 million. The senior subordinated notes had preferred and common shares attached which were recorded at the estimated fair market value on the date of issuance. These shares were recorded as a discount to the senior subordinate notes and are being amortized using the interest method.
      Select’s 9 1/2% senior subordinated notes due 2009 were issued in June 2001 in an original aggregate principal amount of $175.0 million. Select commenced a debt tender offer and redeemed $169.3 million in aggregate principal amount of these notes in connection with the Merger. On June 15, 2005, Select redeemed the remaining $5.7 million outstanding principal amount of 9 1/2 % senior subordinated notes due 2009 for a redemption price of 104.750% of the principal amount plus accrued and unpaid interest.
      On September 29, 2005, we sold $175.0 million of senior floating rate notes due 2015, which bear interest at a rate per annum, reset semi-annually, equal to the 6-month LIBOR plus 5.75%. Interest is payable semi-annually in arrears on March 15 and September 15 of each year, with the principal due in full on September 15, 2015. The floating rate notes are general unsecured obligations and are not guaranteed by any of our subsidiaries. The net proceeds of the issuance of the floating rate notes, together with cash was used to reduce the amount of preferred stock, to make a payment to participants in Select’s long-term incentive plan, and to pay related fees and expenses.
      In connection with this borrowing, Select entered into an amendment to its senior credit facility. This amendment, among other things, permitted us to incur this indebtedness and permits Select to service this indebtedness. The amendment also permitted us to use the net proceeds of the offering to make the $175.0 million special dividend to its preferred stockholders and to make a payment of $14.5 million to certain members of our senior management under our long-term incentive compensation plan.
      We believe internally generated cash flows and borrowings of revolving loans under Select’s senior secured credit facility will be sufficient to finance operations for at least the next twelve months.
      As a result of the recently enacted HIH regulations, we currently anticipate that we will need to relocate approximately 50% of our long-term acute care hospitals over the next five years, including certain of the hospitals acquired in the SemperCare acquisition. Our transition plan includes managing admissions at existing HIHs, relocating certain HIHs to leased spaces in smaller host hospitals in the same markets, consolidating HIHs in certain of our markets, relocating certain of our facilities to alternative settings, building or buying free-standing facilities and closing a small number of facilities. We currently anticipate that approximately 42% of our hospitals will not require a move and 8% of our hospitals will be closed. At this time we cannot predict with any certainty the impact on revenues or operating expenses at the hospitals being moved. These relocation efforts will require us to make additional capital expenditures above historic levels. We currently expect to spend approximately $390 million on capital expenditures over the next four years, including both our ongoing maintenance capital expenditures and the capital required for hospital relocations. At March 31, 2006, we have outstanding commitments under construction contracts related to improvements and renovations at six of our long-term acute care properties and one of our inpatient rehabilitation facilities totaling $30.6 million.
      We relocated two of our HIH hospitals to free-standing buildings in the first quarter of 2006 and relocated one of our HIH hospitals to a free-standing building in the fourth quarter of 2005. We also continue to evaluate opportunities to develop new long-term acute care hospitals, primarily in settings where the new HIH regulations would have little or no impact, such as in free-standing buildings. Additionally, we are evaluating opportunities to develop free-standing inpatient rehabilitation facilities similar to the four inpatient rehabilitation facilities acquired through our September 2003 Kessler acquisition. We also intend to open new outpatient rehabilitation clinics in our current markets where we can benefit from existing referral relation-

ships and brand awareness to produce incremental growth. From time to time, we also intend to evaluate specialty hospital acquisition opportunities that may enhance the scale of our business and expand our geographic reach.

Commitments and Contingencies
      The following table summarizes our contractual obligations at December 31, 2005, and the effect such obligations are expected to have on our liquidity and cash flow in future periods.

	Payments Due by Year

Contractual Obligations	Total	2006	2007-2009	2010-2011	After 2011

	(In thousands)
7 5/8 % Senior Subordinated Notes	$660,000	$—	$—	$—	$660,000
Senior Secured Credit Facility	660,650	5,800	17,400	637,450	—
10% Senior Subordinated Notes(1)	131,609	—	—	—	131,609
Senior Floating Rate Notes	175,000	—	—	—	175,000
Seller Notes	899	355	544	—	—
Capital Lease Obligations	359	197	162	—	—
Other Debt Obligations	372	164	208	—	—

Total Debt	1,628,889	6,516	18,314	637,450	966,609
Interest(2)	1,003,161	123,822	369,093	227,309	282,937
Letters of Credit Outstanding	21,981	50	—	21,931	—
Purchase Obligations	5,469	2,400	3,069	—	—
Construction Contracts	43,958	43,958	—	—	—
Naming, Promotional and Sponsorship Agreement	61,327	2,445	7,679	5,421	45,782
Operating Leases	199,556	73,020	106,476	17,814	2,246
Related Party Operating Leases	17,118	1,963	5,836	3,587	5,732

Total Contractual Cash Obligations	$2,981,459	$254,174	$510,467	$913,512	$1,303,306

(1)	Reflects the balance sheet liability of Holdings’ senior subordinated notes calculated in accordance with GAAP. The balance sheet liability so reflected is less than the $150.0 million aggregate principal amount of such notes because such notes were issued with original issue discount totaling $18.4 million. Interest on the senior subordinated notes accrues on the full principal amount thereof and Holdings will be obligated to repay the full principal amount thereof at maturity or upon any mandatory or voluntary prepayment thereof.

(2)	The interest obligation was calculated using the average interest rate for the quarter ended December 31, 2005 of 6.158% for the senior credit facility, the stated interest rate for the 7 5/8 % senior subordinated notes and the 10% senior subordinated notes, 10.2% for the senior floating rate notes and 6.0% for seller notes, capital lease obligations and other debt obligations.
Inflation
      The healthcare industry is labor intensive. Wages and other expenses increase during periods of inflation and when labor shortages occur in the marketplace. In addition, suppliers pass along rising costs to us in the form of higher prices. We have implemented cost control measures, including our case and resource management program, to curtail increases in operating costs and expenses. We cannot predict our ability to cover or offset future cost increases.
Recent Accounting Pronouncements
      In March 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 156 “Accounting for Servicing of Financial Assets,” an amendment of SFAS No. 140” (“SFAS No. 156”). This Statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The FASB concluded that fair value is the most relevant measurement attribute for the initial recognition of all servicing assets and servicing liabilities, because it represents the best measure of future cash flows. SFAS No. 156 permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. An entity that uses derivative instruments to mitigate the risks inherent in servicing assets and servicing liabilities is required to account for those derivative instruments at fair value. Under this Statement, an entity can elect subsequent fair value measurement of its servicing assets and servicing liabilities by class, thus simplifying its accounting and providing for income statement recognition of the potential offsetting changes in fair value of the servicing assets, servicing liabilities, and related derivative instruments. An entity that elects to subsequently measure servicing assets and servicing liabilities at fair value is expected to recognize declines in fair value of the servicing assets and servicing liabilities more consistently than by reporting other-than-temporary impairments. The statement is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006 though early adoption is permitted. We do not anticipate that the implementation of this standard will have a material impact on our financial position, results of operations or cash flows.
      In February 2006, the Financial Accounting Standards Board issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140” (“SFAS No. 155”). SFAS No. 155 simplifies the accounting for certain hybrid financial instruments, eliminates the FASB’s interim guidance which provides that beneficial interests in securitized financial assets are not subject to the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and eliminates the restriction on the passive derivative instruments that a qualifying special-purpose entity may hold. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We do not anticipate that the implementation of this standard will have a material impact on our financial position, results of operations or cash flows.
      In May 2005, the Financial Accounting Standards Board issued SFAS No. 154, “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS No. 154”). This statement applies to all voluntary changes in accounting principle and changes required by an accounting pronouncement where no specific transition provisions are included. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. Retrospective application is limited to the direct effects of the change; the indirect effects should be recognized in the period of the change. This statement carries forward without changing the guidance contained in Opinion 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. However, SFAS No. 154 redefines restatement as the revising of previously issued financial statements to reflect the correction of an error. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal periods that begin after December 15, 2005, although early adoption is permitted.
      In March 2005, the Financial Accounting Standards Board issued interpretation (FIN) No. 47, “Accounting for Conditional Asset Retirement Obligations — an interpretation of FASB Statement No. 143.” The statement clarifies that the term conditional asset retirement obligation, as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The effective date of this interpretation is no later than the end of the fiscal year ending after December 15, 2005. The adoption of FIN No. 47 did not have a material impact on our financial position and results of operations.
      In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R (revised 2004), “Share-Based Payment.” This Statement is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. SFAS No. 123R requires that compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. The provisions of this statement are effective for us beginning at our next annual reporting period beginning January 1, 2006, however, we have adopted SFAS No. 123R in the Successor period beginning on February 25, 2005. The adoption of SFAS No. 123R had an immaterial impact on our financial position and results of operations.

      In December 2004, the Financial Accounting Standards Board issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29” (“SFAS No. 153”). The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have a material impact on our financial position and results of operations.
Quantitative and Qualitative Disclosures About Market Risk
      We are subject to interest rate risk in connection with our long-term indebtedness. Our principal interest rate exposure relates to the loans outstanding under Select’s senior secured credit facility and our senior floating rate notes. As of March 31, 2006, Select had $574.2 million in term loans outstanding and $28.0 million of revolving loans outstanding under its senior secured credit facility, each bearing interest at variable rates. On June 13, 2005, we entered into an interest rate swap transaction. The effective date of the swap transaction was August 22, 2005. We entered into the swap transaction to mitigate the risks of future variable rate interest payments associated with Select’s senior secured credit facility. The notional amount of the interest rate swap is $200.0 million, the underlying variable rate debt is associated with the senior secured credit facility, and the swap is for a period of five years. Each eighth point change in interest rates on the variable rate portion of Select’s senior secured credit facility would result in a $0.5 million change in interest expense.
      In conjunction with the issuance of the senior floating rate notes, we entered into a swap transaction to mitigate the risks of future variable rate interest payments associated with this debt. The notional amount of the interest rate swap is $175.0 million and the swap is for a period of five years.

OUR BUSINESS
Company Overview
      We are a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States. As of March 31, 2006, we operated 97 long-term acute care hospitals in 26 states, four acute medical rehabilitation hospitals, which are certified by Medicare as inpatient rehabilitation facilities in New Jersey, and 613 outpatient rehabilitation clinics in 24 states and the District of Columbia. We also provide medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. We began operations in 1997 under the leadership of our current management team, including our co-founders, Rocco A. Ortenzio and Robert A. Ortenzio, both of whom have significant experience in the healthcare industry. Under this leadership, we have grown our business through internal development initiatives and strategic acquisitions. For the combined twelve months ended December 31, 2005, we had net operating revenues of $1,858.4 million, income from operations of $119.1 million and a net loss of $27.9 million. For the three months ended March 31, 2006, we had net operating revenues of $479.7 million, income from operations of $66.5 million and net income of $28.2 million.
      We manage our company through two business segments, our specialty hospital segment and our outpatient rehabilitation segment. For the three months ended March 31, 2006, approximately 75% of our net operating revenues were from our specialty hospitals and approximately 25% were from our outpatient rehabilitation business.
The Merger Transactions
      On February 24, 2005, EGL Acquisition Corp. was merged with and into Select, with Select continuing as the surviving corporation and a wholly-owned subsidiary of Holdings. Holdings was formerly known as EGL Holding Company. Holdings and EGL Acquisition Corp. were Delaware corporations formed by Welsh Carson for purposes of engaging in the Merger and the related transactions. The Merger was completed pursuant to an agreement and plan of merger, dated as of October 17, 2004, among EGL Acquisition Corp., Holdings and Select.
      As a result of the Transactions, our assets and liabilities have been adjusted to their fair value as of February 25, 2005. We have also experienced an increase in our aggregate outstanding indebtedness as a result of financing associated with the Transactions. Accordingly, our amortization expense and interest expense are higher in periods following the Transactions. The excess of the total purchase price over the fair value of our tangible and identifiable intangible assets of $1.4 billion has been allocated to goodwill, which will be the subject of an annual impairment test.
Specialty Hospitals
      As of March 31, 2006, we operated 101 specialty hospitals. Of this total, 97 operated as long-term acute care hospitals, all of which were certified by the federal Medicare program as long-term acute care hospitals. The remaining four specialty hospitals are certified by the federal Medicare program as inpatient rehabilitation facilities. For the three months ended March 31, 2006, approximately 72% of the net operating revenues of our specialty hospital segment came from Medicare reimbursement. As of March 31, 2006, we operated a total of 3,852 available licensed beds and employed approximately 12,300 people in our specialty hospital segment, with the majority being registered or licensed nurses, respiratory therapists, physical therapists, occupational therapists and speech therapists.
      Patients are admitted to our specialty hospitals from general acute care hospitals. These patients have specialized needs, and serious and often complex medical conditions such as respiratory failure, neuromuscular disorders, traumatic brain and spinal cord injuries, stroke, cardiac disorders, non-healing wounds, renal disorders and cancer. These patients generally require a longer length of stay than patients in a general acute care hospital and benefit from being treated in a specialty hospital that is designed to meet their unique medical needs. Below is a table that shows the distribution by medical condition (based on primary diagnosis) of patients in our hospitals for the year ended December 31, 2005:

Distribution
Medical Condition	of Patients

Respiratory disorder	33.0%
Neuromuscular disorder	31.9
Cardiac disorder	11.1
Wound care	8.1
Other	15.9

Total	100.0%

      We believe that we provide our services on a more cost-effective basis than a typical general acute care hospital because we provide a much narrower range of services. We believe that our services are therefore attractive to healthcare payors who are seeking to provide the most cost-effective level of care to their enrollees. Additionally, we continually seek to increase our admissions by expanding and improving our relationships with the physicians and general acute care hospitals that refer patients to our facilities.
      When a patient is referred to one of our hospitals by a physician, case manager, discharge planner, health maintenance organization or insurance company, a clinical liaison along with a Select case manager makes an assessment to determine the care required. Based on the determinations reached in this clinical assessment, an admission decision is made by the attending physician.
      Upon admission, an interdisciplinary team reviews a new patient’s condition. The interdisciplinary team comprises a number of clinicians and may include any or all of the following: an attending physician; a specialty nurse; a physical, occupational or speech therapist; a respiratory therapist; a dietician; a pharmacist; and a case manager. Upon completion of an initial evaluation by each member of the treatment team, an individualized treatment plan is established and implemented. The case manager coordinates all aspects of the patient’s hospital stay and serves as a liaison with the insurance carrier’s case management staff when appropriate. The case manager communicates progress, resource utilization, and treatment goals between the patient, the treatment team and the payor.
      Each of our specialty hospitals has an onsite management team consisting of a chief executive officer, a director of clinical services and a director of provider relations. These teams manage local strategy and day-to-day operations, including oversight of clinical care and treatment. They also assume primary responsibility for developing relationships with the general acute care providers and clinicians in our markets that refer patients to our specialty hospitals. We provide our hospitals with centralized accounting, payroll, legal, reimbursement, human resources, compliance, management information systems, billing and collecting services. The centralization of these services improves efficiency and permits hospital staff to spend more time on patient care.
      We operate most of our long-term acute care hospitals using a “hospital within a hospital” or “HIH” model. A long-term acute care hospital that operates as a hospital within a hospital leases space from a general acute care “host” hospital and operates as a separately-licensed hospital within the host hospital in contrast to a long-term acute care hospital that owns or operates a free-standing facility. Of the 97 long-term acute care hospitals we operated as of March 31, 2006, 91 were operated as hospitals within hospitals and six were operated as free-standing facilities. As a result of the HIH regulatory changes discussed in further detail below, we have developed a plan that includes, among other things, relocating certain of our facilities to alternative settings, building or buying additional free-standing facilities and closing some of our facilities. If the Centers for Medicare & Medicaid Services, also known as CMS, implements certain additional regulatory changes that it has proposed and discussed and that would affect long-term acute care hospitals more generally, our plan would have to be further modified.

Recent Long-Term Acute Care Hospital Regulatory Developments
      On August 11, 2004, CMS published final regulations applicable to long-term acute care hospitals that are operated as “hospitals within hospitals” or as “satellites” (collectively referred to as “HIHs”). HIHs are separate hospitals located in space leased from, and located in, general acute care hospitals, known as “host” hospitals. Effective for hospital cost reporting periods beginning on or after October 1, 2004, subject to certain exceptions, the final regulations provide lower rates of reimbursement to HIHs for those Medicare patients admitted from their hosts that are in excess of a specified percentage threshold. For HIHs opened after October 1, 2004, the Medicare admissions threshold has been established at 25%. For HIHs that meet specified criteria and were in existence as of October 1, 2004, including all of our existing HIHs, the Medicare admissions thresholds will be phased-in over a four-year period starting with hospital cost reporting periods beginning on or after October 1, 2004, as follows: (i) for discharges during the cost reporting period beginning on or after October 1, 2004 and before October 1, 2005, the Medicare admissions threshold was the Fiscal 2004 Percentage (as defined below) of Medicare discharges admitted from the host hospital; (ii) for discharges during the cost reporting period beginning on or after October 1, 2005 and before October 1, 2006, the Medicare admissions threshold is the lesser of the Fiscal 2004 Percentage of Medicare discharges admitted from the host hospital or 75%; (iii) for discharges during the cost reporting period beginning on or after October 1, 2006 and before October 1, 2007, the Medicare admissions threshold is the lesser of the Fiscal 2004 Percentage of Medicare discharges admitted from the host hospital or 50%; and (iv) for discharges during cost reporting periods beginning on or after October 1, 2007, the Medicare admissions threshold is 25%. As used above, “Fiscal 2004 Percentage” means, with respect to any HIH, the percentage of all Medicare patients discharged by such HIH during its cost reporting period beginning on or after October 1, 2003 and before October 1, 2004 who were admitted to such HIH from its host hospital, but in no event is the Fiscal 2004 Percentage less than 25%. The new HIH regulations also established exceptions to the Medicare admissions thresholds with respect to patients who reach “outlier” status at the host hospital, HIHs located in “MSA-dominant hospitals” or HIHs located in rural areas.
      As of March 31, 2006, we operated 97 long-term acute care hospitals, 91 of which operated as HIHs. In order to minimize the more significant impact of the HIH regulations in 2006 and future years, we have developed a business plan and strategy in each of our markets to adapt to the HIH regulations and maintain our company’s current business. Our transition plan includes managing admissions at existing HIHs, relocating certain HIHs to leased spaces in smaller host hospitals in the same markets, consolidating HIHs in certain of our markets, relocating certain of our facilities to alternative settings, building or buying free-standing facilities and closing some of our facilities. We currently anticipate that we will need to relocate approximately 50% of our long-term acute care hospitals over the next five years, including certain of the hospitals acquired in the SemperCare acquisition.
      All Medicare payments to our long-term acute care hospitals are made in accordance with a new prospective payment system specifically applicable to long-term acute care hospitals, referred to as “LTCH-PPS.” Under LTCH-PPS, a long-term acute care hospital is paid a predetermined fixed amount depending upon the long-term care diagnosis-related group, or “LTC-DRG,” to which each patient is assigned. LTCH-PPS includes special payment policies that adjust the payments for some patients based on a variety of factors.
      On May 2, 2006, CMS released its final annual payment rate updates for the 2007 LTCH-PPS rate year (affecting discharges and cost reporting periods beginning on or after July 1, 2006 and before July 1, 2007). The May 2006 final rule makes several changes to LTCH-PPS payment methodologies and amounts.
      For discharges occurring on or after July 1, 2006, the rule changes the payment methodology for Medicare patients with a length of stay less than or equal to five-sixths of the geometric average length of stay for each LTC-DRG (referred to as “short-stay outlier” or “SSO” cases). Currently, payment for these patients is based on the lesser of (1) 120 percent of the cost of the case; (2) 120 percent of the LTC-DRG specific per diem amount multiplied by the patient’s length of stay; or (3) the full LTC-DRG payment. The final rule modifies the limitation in clause (1) above to reduce payment for SSO cases to 100 percent (rather than 120 percent) of the cost of the case. The final rule also adds a fourth limitation, capping payment for SSO cases at a per diem rate derived from blending 120 percent of the LTC-DRG specific per diem amount with a per diem rate based on the general acute care hospital inpatient prospective payment system (“IPPS”). Under this methodology, as a patient’s length of stay increases, the percentage of the per diem amount based upon the IPPS component will decrease and the percentage based on the LTC-DRG component will increase. The final rule reflects a moderation of the SSO payment policy that CMS had proposed in January 2006, which would have limited SSO payments solely to an amount based on the IPPS.
      In addition, for discharges occurring on or after July 1, 2006, the final rule provides for (i) a zero-percent update for the 2007 LTCH-PPS rate year to the LTCH-PPS standard federal rate used as a basis for LTCH-PPS payments; (ii) the elimination of the surgical case exception to the three-day or less interruption of stay policy, under which surgical exception Medicare reimburses a general acute care hospital directly for surgical services furnished to a long-term acute care hospital patient during a brief interruption of stay from the long-term acute care hospital, rather than requiring the long-term acute care hospital to bear responsibility for such surgical services; and (iii) increasing the costs that a long-term acute care hospital must bear before Medicare will make additional payments for a case under its high-cost outlier policy for the 2007 LTCH-PPS rate year.
      CMS estimates that the changes in the May 2006 final rule will result in an approximately 3.7 percent decrease in LTCH Medicare payments-per-discharge as compared to the 2006 rate year, largely attributable to the revised SSO payment methodology. Based upon our historical Medicare patient volumes and revenues, we expect that the May 2006 final rule will reduce Medicare revenues associated with SSO cases and high cost outlier cases to our long-term acute care hospitals by approximately $30.0 million on an annual basis. Additionally, had CMS updated the LTCH-PPS standard federal rate by the 2007 estimated market basket index of 3.4 percent rather than applying the zero-percent update, we estimate that we would have received approximately $31.0 million in additional annual Medicare revenues, based on our historical Medicare patient volumes and revenues (such revenues would have been paid to our hospitals for discharges beginning on or after July 1, 2006).
      See “Business — Government Regulations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Regulatory Changes.”
Outpatient Rehabilitation
      As of March 31, 2006, we operated 613 clinics throughout 24 states and the District of Columbia. Typically, each of our clinics is located in a medical complex or retail location. As of March 31, 2006, our outpatient rehabilitation segment employed approximately 7,200 people.
      In our clinics and through our contractual relationships, we provide physical, occupational and speech rehabilitation programs and services. We also provide certain specialized programs such as hand therapy or sports performance enhancement that treat sports and work related injuries, musculoskeletal disorders, chronic or acute pain and orthopedic conditions. The typical patient in one of our clinics suffers from musculoskeletal impairments that restrict his or her ability to perform normal activities of daily living. These impairments are often associated with accidents, sports injuries, strokes, heart attacks and other medical conditions. Our rehabilitation programs and services are designed to help these patients minimize physical and cognitive impairments and maximize functional ability. We also design services to prevent short-term disabilities from becoming chronic conditions. Our rehabilitation services are provided by our professionals including licensed physical therapists, occupational therapists, speech-language pathologists and respiratory therapists.
      Outpatient rehabilitation patients are generally referred or directed to our clinics by a physician, employer or health insurer who believes that a patient, employee or member can benefit from the level of therapy we provide in an outpatient setting. We believe that our services are attractive to healthcare payors who are seeking to provide the most cost-effective level of care to their enrollees. In addition to providing therapy in our outpatient clinics, we provide medical rehabilitation management services on a contract basis at nursing homes, hospitals, schools, assisted living and senior care centers and worksites. In our outpatient rehabilitation segment, approximately 89% of our net operating revenues come from commercial payors, including healthcare insurers, managed care organizations and workers’ compensation programs, and contract management services. The balance of our reimbursement is derived from Medicare and other government sponsored programs.
Other Services
      Other services (which accounted for less than 1% of our net operating revenues in the three months ended March 31, 2006) includes certain non-healthcare services.
Specialty Hospital Strategy
      Provide high quality care and service. We believe that our patients benefit from our experience in addressing complex medical and rehabilitation needs. To effectively address the nature of our patients’ medical conditions, we have developed specialized treatment programs focused solely on their needs. We have also implemented specific staffing models that are designed to ensure that patients have access to the necessary level of clinical attention. We believe that by focusing on quality care and service we develop brand loyalty in our markets allowing us to retain patients and strengthen our relationships with physicians, employers, and health insurers.
      Our treatment and staffing programs benefit patients because they give our clinicians access to the regimens that we have found to be most effective in treating various conditions such as respiratory failure, non-healing wounds, brain and spinal cord injuries, strokes and neuromuscular disorders. In addition, we combine or modify these programs to provide a treatment plan tailored to meet a patient’s unique needs.
      The quality of the patient care we provide is continually monitored using several measures, including patient, payor and physician satisfaction, as well as clinical outcomes. Quality measures are collected monthly and reported quarterly and annually. In order to benchmark ourselves against other healthcare organizations, we have contracted with outside vendors to collect our clinical and patient satisfaction information and compare it to other healthcare organizations. The information collected is reported back to each hospital, to the corporate office, and directly to the Joint Commission on Accreditation of Healthcare Organizations, commonly known as JCAHO. As of March 31, 2006, JCAHO had accredited all but one of our hospitals. This hospital has not yet undergone a JCAHO survey. Each of our four inpatient rehabilitation facilities has also received accreditation from the Commission on Accreditation of Rehabilitation Facilities. See “— Government Regulations — Licensure — Accreditation.”
      Maintain operational and financial results under revised Medicare regulations. As a result of the regulatory changes published by CMS on August 11, 2004, much of our effort in the near-term will be focused on implementing strategic initiatives at our existing hospitals. These initiatives will include managing admissions at existing HIHs, relocating certain HIHs to leased spaces in smaller host hospitals in the same markets, relocating certain of our facilities to alternative settings and building or buying free-standing facilities. We believe that there is sufficient time during the phase-in period to meet the requirements of the new HIH regulations while maintaining our existing business.
      Reduce operating costs. We continually seek to improve operating efficiency and reduce costs at our hospitals by standardizing operations and centralizing key administrative functions. These initiatives include:

•	optimizing staffing based on our occupancy and the clinical needs of our patients;

•	centralizing administrative functions such as accounting, finance, payroll, legal, reimbursement, compliance, human resources and billing and collection;

•	standardizing management information systems to aid in financial reporting as well as billing and collecting; and

•	participating in group purchasing arrangements to receive discounted prices for pharmaceuticals and medical supplies.
      Increase higher margin commercial volume. We typically receive higher reimbursement rates from commercial insurers than we do from the federal Medicare program. As a result, we work to expand relationships with insurers to increase commercial patient volume. We believe that commercial payors seek to contract with our hospitals because we offer patients high quality and cost-effective care. Although the level of care we provide is complex and staff intensive, we typically have lower relative operating expenses than a general acute care hospital because we provide a much narrower range of patient services at our hospitals. As a result of our lower relative costs, we offer more attractive rates to commercial payors. We also offer commercial enrollees customized treatment programs not typically offered in general acute care hospitals.
      Develop new specialty hospitals. We expect to continue evaluating opportunities to develop new long-term acute care hospitals, primarily in settings where the new HIH regulations would have little or no impact, for example, in free-standing buildings. Additionally, we are evaluating opportunities to develop free-standing inpatient rehabilitation facilities similar to the four inpatient rehabilitation facilities acquired through our September 2003 Kessler acquisition.
      We have a dedicated development team with significant market experience. When we target a new market, the development team conducts an extensive review of local market referral patterns and commercial insurance to determine the general reimbursement trends and payor mix. Ultimately, when we determine a location or sign a lease for our planned space, the project is transitioned to our start-up team, which is experienced in preparing a specialty hospital for opening. The start-up team oversees facility improvements, equipment purchases, licensure procedures, and the recruitment of a full-time management team. After the facility is opened, responsibility for its management is transitioned to this new management team and our corporate operations group.
      Pursue opportunistic acquisitions. In addition to our development initiatives, we may grow our network of specialty hospitals through opportunistic acquisitions, such as our SemperCare acquisition, which we completed on January 1, 2005. We adhere to selective criteria in our acquisition analysis and have historically been able to obtain assets for what we believe are attractive valuations. When we acquire a hospital or a group of hospitals, a team of our professionals is responsible for formulating and executing an integration plan. We have generally been able to increase margins at acquired facilities by adding clinical programs that attract commercial payors, centralizing administrative functions and implementing our standardized staffing models and resource management programs. From our inception in 1997 through March 31, 2006, we have acquired and integrated 58 hospitals. All of these hospitals now share our centralized billing and standardized management information systems. All of our acquired hospitals participate in our centralized purchasing program.
Outpatient Rehabilitation Strategy
      Provide high quality care and service. We are focused on providing a high level of service to our patients throughout their entire course of treatment. To measure satisfaction with our service we have developed surveys for both patients and physicians. Our clinics utilize the feedback from these surveys to continuously refine and improve service levels. We believe that by focusing on quality care and offering a high level of customer service we develop brand loyalty in our markets. This loyalty allows us to retain patients and strengthen our relationships with the physicians, employers, and health insurers in our markets who refer or direct additional patients to us.
      Increase market share. Our goal is to be a leading provider of outpatient rehabilitation services in our local markets. Having a strong market share in our local markets allows us to benefit from heightened brand awareness, economies of scale and increased leverage when negotiating payor contracts. To increase our market share, we seek to expand our services and programs and to continue to provide high quality care and strong customer service in order to generate loyalty with patients and referral sources.
      Expand rehabilitation programs and services. We assess the healthcare needs of our markets and implement programs and services targeted to meet the demands of the local community. In designing these programs we benefit from the knowledge we gain through our national network of clinics. This knowledge is used to design programs that optimize treatment methods and measure changes in health status, clinical outcomes and patient satisfaction.
      Optimize the profitability of our payor contracts. Before we enter into a new contract with a commercial payor, we evaluate it with the aid of our contract management system. We assess potential profitability by evaluating past and projected patient volume, clinic capacity, and expense trends. Each contract we enter into is continually re-evaluated to determine how it is affecting our profitability. We create a retention strategy for each of the top performing contracts and a renegotiation strategy for contracts that do not meet our defined criteria.
      Maintain strong employee relations. We believe that the relationships between our employees and the referral sources in their communities are critical to our success. Our referral sources, such as physicians and healthcare case managers, send their patients to our clinics based on three factors: the quality of our care, the service we provide and their familiarity with our therapists. We seek to retain and motivate our therapists by implementing a performance-based bonus program, a defined career path with the ability to be promoted from within, timely communication on company developments, and internal training programs. We also focus on empowering our employees by giving them a high degree of autonomy in determining local market strategy. This management approach reflects the unique nature of each market in which we operate and the importance of encouraging our employees to assume responsibility for their clinic’s performance.

Sources of Net Operating Revenues
      The following table presents the approximate percentages by source of net operating revenue received for healthcare services we provided for the periods indicated:

	Fiscal Year Ended			Three Months
	December 31,			Ended March 31,

Net Operating Revenues by Payor Source(1)	2003	2004	2005(2)	2005(2)	2006

Medicare	47.8%	49.8%	56.4%	56.7%	55.8%
Commercial insurance(3)	44.9	42.3	37.2	36.5%	37.9
Private and other(4)	5.7	5.7	4.3	4.8	4.6
Medicaid	1.6	2.2	2.1	2.0	1.7

Total	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	This table excludes the net operating revenues of our Canadian operations which have been reclassified and reported as a discontinued operation.

(2)	To arrive at the combined fiscal year ended December 31, 2005, the net operating revenues for the period after the Merger, February 25, 2005 through December 31, 2005 (Successor period), have been added to the net operating revenues for the period from January 1, 2005 through February 24, 2005 (Predecessor period). To arrive at the combined three months ended March 31, 2005, the net operating revenues for the period after the Merger, February 25, 2005 through March 31, 2005 (Successor period), have been added to the net operating revenues for the period from January 1, 2005 through February 24, 2005 (Predecessor period).

(3)	Includes commercial healthcare insurance carriers, health maintenance organizations, preferred provider organizations, workers’ compensation and managed care programs.

(4)	Includes self payors, contract management services and non-patient related payments. Self pay revenues represent less than 1% of total net operating revenues.

Government Sources
      Medicare is a federal program that provides medical insurance benefits to persons age 65 and over, some disabled persons, and persons with end-stage renal disease. Medicaid is a federal-state funded program, administered by the states, which provides medical benefits to individuals who are unable to afford healthcare. All of our hospitals are currently certified as Medicare providers. Our outpatient rehabilitation clinics regularly receive Medicare payments for their services. Additionally, our specialty hospitals participate in fifteen state Medicaid programs. Amounts received under the Medicare and Medicaid programs are generally less than the customary charges for the services provided. In recent years, there have been significant changes made to the Medicare and Medicaid programs. Since more than half of our revenues come from patients under the Medicare program, our ability to operate our business successfully in the future will depend in large measure on our ability to adapt to changes in the Medicare program. See “Business — Government Regulations — Overview of U.S. and State Government Reimbursements.”

Non-Government Sources
      Although in recent years an increasing percentage of our net operating revenues were generated from the Medicare program, a significant amount of our net operating revenues continue to come from private payor sources. These sources include insurance companies, workers’ compensation programs, health maintenance organizations, preferred provider organizations, other managed care companies, and employers, as well as by patients directly. Patients are generally not responsible for any difference between customary charges for our services and amounts paid by Medicare and Medicaid programs, insurance companies, workers’ compensation companies, health maintenance organizations, preferred provider organizations, and other managed care companies, but are responsible for services not covered by these programs or plans, as well as for deductibles and co-insurance obligations of their coverage. The amount of these deductibles and co-insurance obligations has increased in recent years. Collection of amounts due from individuals is typically more difficult than collection of amounts due from government or business payors. To further reduce their healthcare costs, most insurance companies, health maintenance organizations, preferred provider organizations, and other managed care companies have negotiated discounted fee structures or fixed amounts for hospital services performed, rather than paying healthcare providers the amounts billed. Our results of operations may be negatively affected if these organizations are successful in negotiating further discounts.
Employees
      As of March 31, 2006, we employed approximately 20,100 people throughout the United States. A total of approximately 13,300 of our employees are full time and the remaining approximately 6,800 are part time employees. Outpatient, contract therapy and physical rehabilitation and occupational health employees totaled approximately 7,200 and inpatient employees totaled approximately 12,300. The remaining approximately 600 employees were in corporate management, administration and other services.
Competition
      We compete on the basis of pricing, the quality of the patient services we provide and the results that we achieve for our patients. The primary competitive factors in the long-term acute care and inpatient rehabilitation businesses include quality of services, charges for services and responsiveness to the needs of patients, families, payors and physicians. Other companies operate long-term acute care hospitals and inpatient rehabilitation facilities that compete with our hospitals, including large operators of similar facilities, such as Kindred Healthcare Inc. and HealthSouth Corporation. The competitive position of any hospital is also affected by the ability of its management to negotiate contracts with purchasers of group healthcare services, including private employers, managed care companies, preferred provider organizations and health maintenance organizations. Such organizations attempt to obtain discounts from established hospital charges. The importance of obtaining contracts with preferred provider organizations, health maintenance organizations and other organizations which finance healthcare, and its effect on a hospital’s competitive position, vary from market to market, depending on the number and market strength of such organizations.
      Our outpatient rehabilitation clinics face competition principally from locally owned and managed outpatient rehabilitation clinics in the communities they serve. Many of these clinics have longer operating histories and greater name recognition in these communities than our clinics, and they may have stronger relations with physicians in these communities on whom we rely for patient referrals. In addition, HealthSouth Corporation, which operates more outpatient rehabilitation clinics in the United States than we do, competes with us in a number of our markets.
Government Regulations

General
      The healthcare industry is required to comply with many laws and regulations at the federal, state and local government levels. These laws and regulations require that hospitals and outpatient rehabilitation clinics meet various requirements, including those relating to the adequacy of medical care, equipment, personnel, operating policies and procedures, maintenance of adequate records, compliance with building codes and environmental protection and healthcare fraud and abuse. These laws and regulations are extremely complex and, in many instances, the industry does not have the benefit of significant regulatory or judicial interpretation. If we fail to comply with applicable laws and regulations, we could suffer civil or criminal penalties, including the loss of our licenses to operate and our ability to participate in the Medicare, Medicaid and other federal and state healthcare programs.

Licensure
      Facility licensure. Our healthcare facilities are subject to state and local licensing regulations ranging from the adequacy of medical care to compliance with building codes and environmental protection laws. In order to assure continued compliance with these various regulations, governmental and other authorities periodically inspect our facilities. Some states still require us to get approval under certificate of need regulations when we create, acquire or expand our facilities or services.
      Professional licensure and corporate practice. Healthcare professionals at our hospitals and outpatient rehabilitation clinics are required to be individually licensed or certified under applicable state law. We take steps to ensure that our employees and agents possess all necessary licenses and certifications. In some states, business corporations such as ours are restricted from practicing therapy through the direct employment of therapists. In those states, in order to comply with the restrictions imposed, we either contract to obtain therapy services from an entity permitted to employ therapists, or we manage the physical therapy practice owned by licensed therapists through which the therapy services are provided.
      Certification. In order to participate in the Medicare program and receive Medicare reimbursement, each facility must comply with the applicable regulations of the United States Department of Health and Human Services relating to, among other things, the type of facility, its equipment, its personnel and its standards of medical care, as well as compliance with all applicable state and local laws and regulations. All of our specialty hospitals participate in the Medicare program. In addition, we provide the majority of our outpatient rehabilitation services through clinics certified by Medicare as rehabilitation agencies or “rehab agencies.”
      Accreditation. Our hospitals receive accreditation from the Joint Commission on Accreditation of Healthcare Organizations, a nationwide commission which establishes standards relating to the physical plant, administration, quality of patient care and operation of medical staffs of hospitals. As of March 31, 2006, JCAHO had accredited all but one of our hospitals. This hospital has not yet undergone a JCAHO survey. Each of our four inpatient rehabilitation facilities has also received accreditation from the Commission on Accreditation of Rehabilitation Facilities, an independent, not-for-profit organization which reviews and grants accreditation for rehabilitation facilities that meet established standards for service and quality.

Overview of U.S. and State Government Reimbursements
      Medicare. The Medicare program reimburses healthcare providers for services furnished to Medicare beneficiaries, which are generally persons age 65 and older, those who are chronically disabled, and those suffering from end stage renal disease. The program is governed by the Social Security Act of 1965 and is administered primarily by the Department of Health and Human Services and the Centers for Medicare & Medicaid Services. For the fiscal years ended December 31, 2004 and December 31, 2005 and three months ended March 31, 2006, we received approximately 50%, 56% and 56%, respectively, of our revenue from Medicare.
      The Medicare program reimburses various types of providers, including long-term acute care hospitals, inpatient rehabilitation facilities and outpatient rehabilitation providers, using different payment methodologies. The Medicare reimbursement systems for long-term acute care hospitals, inpatient rehabilitation facilities and outpatient rehabilitation providers, as described below, are different than the system applicable to general acute care hospitals. For general acute care hospitals, Medicare inpatient costs are reimbursed under a prospective payment system under which a hospital receives a fixed payment amount per discharge (adjusted for area wage differences) using diagnosis related groups, commonly referred to as DRGs. The general acute care hospital DRG payment rate is based upon the national average cost of treating a Medicare patient’s condition in that type of facility. Although the average length of stay varies for each DRG, the average stay of all Medicare patients in a general acute care hospital is approximately six days. Thus, the prospective payment system for general acute care hospitals creates an economic incentive for those hospitals to discharge medically complex Medicare patients as soon as clinically possible. Effective October 1, 2005, CMS expanded its post-acute care transfer policy under which general acute care hospitals are paid on a per diem basis rather than the full DRG rate if a patient is discharged early to certain post-acute care settings, including long-term acute care hospitals. The expansion of this policy to patients in a greater number of DRGs could cause general acute care hospitals to delay discharging those patients to our long-term acute care hospitals.
      Long-term acute care hospital Medicare reimbursement. The Medicare payment system for long-term acute care hospitals has been changed to a new prospective payment system specifically applicable to long-term acute care hospitals, which is referred to as LTCH-PPS. LTCH-PPS was established by final regulations published on August 30, 2002 by CMS, and applies to long-term care hospitals for their cost reporting periods beginning on or after October 1, 2002. Ultimately, when LTCH-PPS is fully implemented, each patient discharged from a long-term acute care hospital will be assigned to a distinct long-term care diagnosis-related group, which is referred to as an LTC-DRG, and a long-term acute care hospital will generally be paid a predetermined fixed amount applicable to the assigned LTC-DRG (adjusted for area wage differences). The payment amount for each LTC-DRG is intended to reflect the average cost of treating a Medicare patient assigned to that LTC-DRG in a long-term acute care hospital. LTCH-PPS also includes special payment policies that adjust the payments for some patients based on the patient’s length of stay, the facility’s costs, whether the patient was discharged and readmitted and other factors. As required by Congress, LTC-DRG payment rates have been set to maintain budget neutrality with total expenditures that would have been made under the previous reasonable cost-based payment system.
      The LTCH-PPS regulations also refined the criteria that must be met in order for a hospital to be certified as a long-term acute care hospital. For cost reporting periods beginning on or after October 1, 2002, a long-term acute care hospital must have an average inpatient length of stay for Medicare patients (including both Medicare covered and non-covered days) of greater than 25 days. Previously, average lengths of stay were measured with respect to all patients.
      Prior to becoming subject to LTCH-PPS, a long-term acute care hospital is paid on the basis of Medicare reasonable costs per case, subject to limits. Under this cost-based reimbursement system, costs accepted for reimbursement depend on a number of factors, including necessity, reasonableness, related party principles and relatedness to patient care. Qualifying costs under Medicare’s cost reimbursement system typically include all operating costs and also capital costs that include interest expense, depreciation, amortization, and rental expense.
      Prior to qualifying under the payment system applicable to long-term acute care hospitals, a new long-term acute care hospital initially receives payments under the general acute care hospital DRG-based reimbursement system. The long-term acute care hospital must continue to be paid under this system for a minimum of six months while meeting certain Medicare long-term acute care hospital requirements, the most significant requirement being an average Medicare length of stay of more than 25 days.
      LTCH-PPS is being phased-in over a five-year transition period, during which a long-term care hospital’s payment for each Medicare patient will be a blended amount consisting of set percentages of the LTC-DRG payment rate and the hospital’s reasonable cost-based reimbursement. The LTC-DRG payment rate is 20% for a hospital’s cost reporting period beginning on or after October 1, 2002, and will increase by 20% for each cost reporting period thereafter until the hospital’s cost reporting period beginning on or after October 1, 2006, when the hospital will be paid solely on the basis of LTC-DRG payment rates. A long-term acute care hospital may elect to be paid solely on the basis of LTC-DRG payment rates (and not be subject to the transition period) at the start of any of its cost reporting periods during the transition period.
      As of March 31, 2006, all 97 of our eligible long-term acute care hospitals have implemented LTCH-PPS. We have elected to be paid solely on the basis of LTC-DRG payments for all 97 of these hospitals.
      Recent Regulatory Developments. On August 11, 2004, CMS published final regulations applicable to long-term acute care hospitals that are operated as “hospitals within hospitals” or as “satellites” (collectively referred to as “HIHs”). HIHs are separate hospitals located in space leased from, and located in, general acute care hospitals, known as “host” hospitals. Effective for hospital cost reporting periods beginning on or after October 1, 2004, subject to certain exceptions, the final regulations provide lower rates of reimbursement to HIHs for those Medicare patients admitted from their hosts that are in excess of a specified percentage threshold. For HIHs opened after October 1, 2004, the Medicare admissions threshold has been established at 25%. For HIHs that meet specified criteria and were in existence as of October 1, 2004, including all of our existing HIHs, the Medicare admissions thresholds will be phased — in over a four-year period starting with hospital cost reporting periods beginning on or after October 1, 2004, as follows: (i) for discharges during the cost reporting period beginning on or after October 1, 2004 and before October 1, 2005, the Medicare admissions threshold was the Fiscal 2004 Percentage (as defined below) of Medicare discharges admitted from the host hospital; (ii) for discharges during the cost reporting period beginning on or after October 1, 2005 and before October 1, 2006, the Medicare admissions threshold is the lesser of the Fiscal 2004 Percentage of Medicare discharges admitted from the host hospital or 75%; (iii) for discharges during the cost reporting period beginning on or after October 1, 2006 and before October 1, 2007, the Medicare admissions threshold is the lesser of the Fiscal 2004 Percentage of Medicare discharges admitted from the host hospital or 50%; and (iv) for discharges during cost reporting periods beginning on or after October 1, 2007, the Medicare admissions threshold is 25%. As used above, “Fiscal 2004 Percentage” means, with respect to any HIH, the percentage of all Medicare patients discharged by such HIH during its cost reporting period beginning on or after October 1, 2003 and before October 1, 2004 who were admitted to such HIH from its host hospital, but in no event is the Fiscal 2004 Percentage less than 25%. The new HIH regulations also established exceptions to the Medicare admissions thresholds with respect to patients who reach “outlier” status at the host hospital, HIHs located in “MSA-dominant hospitals” or HIHs located in rural areas.
      As of March 31, 2006, we operated 97 long-term acute care hospitals, 91 of which operated as HIHs. In order to minimize the more significant impact of the HIH regulations in 2006 and future years, we have developed a business plan and strategy in each of our markets to adapt to the HIH regulations and maintain our company’s current business. Our transition plan includes managing admissions at existing HIHs, relocating certain HIHs to leased spaces in smaller host hospitals in the same markets, consolidating HIHs in certain of our markets, relocating certain of our facilities to alternative settings, building or buying free-standing facilities and closing some of our facilities. We currently anticipate that we will need to relocate approximately 50% of our long-term acute care hospitals over the next five years, including certain of the hospitals acquired in the SemperCare acquisition.
      On May 2, 2006, CMS released its final annual payment rate updates for the 2007 LTCH-PPS rate year (affecting discharges cost reporting periods beginning on or after July 1, 2006 and before July 1, 2007). The May 2006 final rule makes several changes to LTCH-PPS payment methodologies and amounts.
      For discharges occurring on or after July 1, 2006, the rule changes the payment methodology for Medicare patients with a length of stay less than or equal to five-sixths of the geometric average length of stay for each LTC-DRG (referred to as “short-stay outlier” or “SSO” cases). Currently, payment for these patients is based on the lesser of (1) 120 percent of the cost of the case; (2) 120 percent of the LTC-DRG specific per diem amount multiplied by the patient’s length of stay; or (3) the full LTC-DRG payment. The final rule modifies the limitation in clause (1) above to reduce payment for SSO cases to 100 percent (rather than 120 percent) of the cost of the case. The final rule also adds a fourth limitation, capping payment for SSO cases at a per diem rate derived from blending 120 percent of the LTC-DRG specific per diem amount with a per diem rate based on the general acute care hospital inpatient prospective payment system (“IPPS”). Under this methodology, as a patient’s length of stay increases, the percentage of the per diem amount based upon the IPPS component will decrease and the percentage based on the LTC-DRG component will increase. The final rule reflects a moderation of the SSO payment policy that CMS had proposed in January 2006, which would have limited SSO payments solely to an amount based on the IPPS.
      In addition, for discharges occurring on or after July 1, 2006, the final rule provides for (i) a zero-percent update for the 2007 LTCH-PPS rate year to the LTCH-PPS standard federal rate used as a basis for LTCH-PPS payments; (ii) the elimination of the surgical case exception to the three-day or less interruption of stay policy, under which surgical exception Medicare reimburses a general acute care hospital directly for surgical services furnished to a long-term acute care hospital patient during a brief interruption of stay from the long-term acute care hospital, rather than requiring the long-term acute care hospital to bear responsibility for such surgical services; and (iii) increasing the costs that a long-term acute care hospital must bear before Medicare will make additional payments for a case under its high-cost outlier policy for the 2007 LTCH-PPS rate year.
      CMS estimates that the changes in the May 2006 final rule will result in an approximately 3.7 percent decrease in LTCH Medicare payments-per-discharge as compared to the 2006 rate year, largely attributable to the revised SSO payment methodology. Based upon our historical Medicare patient volumes and revenues, we expect that the May 2006 final rule will reduce Medicare revenues associated with SSO cases and high cost outlier cases to our long-term acute care hospitals by approximately $30.0 million on an annual basis. Additionally, had CMS updated the LTCH-PPS standard federal rate by the 2007 estimated market basket index of 3.4 percent rather than applying the zero-percent update, we estimate that we would have received approximately $31.0 million in additional annual Medicare revenues, based on our historical Medicare patient volumes and revenues (such revenues would have been paid to our hospitals for discharges beginning on or after July 1, 2006).
      In the May 2006 final rule updating the LTCH-PPS, CMS noted that it is studying whether payment adjustments similar to those adopted with respect to HIHs in 2004 should also be adopted with respect to free-standing long-term acute care hospitals. Such adjustments could include limiting payments to free-standing long-term acute care hospitals to the extent that greater than 25% of a facility’s admissions come from a single general acute care hospital.
      In the May 2006 final rule, CMS also discussed the contract it has awarded to Research Triangle Institute, International, or RTI, to examine recommendations made by the Medicare Payment Advisory

Commission, or MedPAC, concerning how long-term acute care hospitals are defined and differentiated from other types of Medicare providers. MedPAC is an independent federal body that advises Congress on issues affecting the Medicare program. In its June 2004 “Report to Congress,” MedPAC recommended the adoption by CMS of new facility staffing and services criteria and patient clinical characteristics and treatment requirements for long-term acute care hospitals in order to ensure that only appropriate patients are admitted to these facilities. CMS indicated that it expects RTI’s final report to be submitted to the agency in late Spring 2006. While acknowledging that RTI’s findings are expected to have a substantial impact on future Medicare policy for long-term acute care hospitals, CMS stated its belief that many of the specific payment adjustment features of LTCH-PPS presently in place may still be necessary and appropriate even with the development of patient- and facility-level criteria for long-term acute care hospitals.
      Inpatient rehabilitation facility Medicare reimbursement. Our acute medical rehabilitation hospitals are certified as inpatient rehabilitation facilities by the Medicare program, and are subject to a prospective payment system for services provided to each discharged Medicare beneficiary. Prior to January 1, 2002, inpatient rehabilitation facilities were paid on the basis of Medicare reasonable costs per case, subject to limits under TEFRA. For cost reporting periods beginning on or after January 1, 2002, inpatient rehabilitation facilities are paid under a new prospective payment system specifically applicable to this provider type, which is referred to as “IRF-PPS.” Under the IRF-PPS, each patient discharged from an inpatient rehabilitation facility is assigned to a case-mix group or “IRF-CMG” containing patients with similar clinical problems that are expected to require similar amounts of resources. An inpatient rehabilitation facility is generally paid a predetermined fixed amount applicable to the assigned IRF-CMG (subject to applicable case adjustments related to length of stay and facility level adjustments for location and low income patients). The payment amount for each IRF-CMG is intended to reflect the average cost of treating a Medicare patient’s condition in an inpatient rehabilitation facility relative to patients with conditions described by other IRF-CMGs. The IRF-PPS also includes special payment policies that adjust the payments for some patients based on the patient’s length of stay, the facility’s costs, whether the patient was discharged and readmitted and other factors. As required by Congress, IRF-CMG payments rates have been set to maintain budget neutrality with total expenditures that would have been made under the previous reasonable cost based system. The IRF-PPS was phased-in over a transition period in 2002. For cost reporting periods beginning on or after January 1, 2002 and before October 1, 2002, an inpatient rehabilitation facility’s payment for each Medicare patient was a blended amount consisting of 66 2/3% of the IRF-PPS payment rate and 33 1/3 % of the hospital’s reasonable cost based reimbursement. For cost reporting periods beginning on or after October 1, 2002, inpatient rehabilitation facilities are paid solely on the basis of the IRF-PPS payment rate.
      Although the IRF-PPS regulations did not change the criteria that must be met in order for a hospital to be certified as an inpatient rehabilitation facility, CMS adopted a separate final rule on May 7, 2004 that made significant changes to those criteria. The new inpatient rehabilitation facility certification criteria became effective for cost reporting periods beginning on or after July 1, 2004.
      Under the historic IRF certification criteria that had been in effect since 1983, in order to qualify as an IRF, a hospital was required to satisfy certain operational criteria as well as demonstrate that, during its most recent 12-month cost reporting period, it served an inpatient population of whom at least 75% required intensive rehabilitation services for one or more of ten conditions specified in regulation (referred to as the “75% test”). In 2002, CMS became aware that its various contractors were using inconsistent methods to assess compliance with the 75% test and that the percentage of inpatient rehabilitation facilities in compliance with the 75% test might be low. In response, in June 2002, CMS suspended enforcement of the 75% test and, on September 9, 2003, proposed modifications to the regulatory standards for certification as an inpatient rehabilitation facility. In addition, during 2003, several CMS contractors, including the contractor overseeing our inpatient rehabilitation facilities, promulgated draft local medical review policies that would change the guidelines used to determine the medical necessity for inpatient rehabilitation care.
      Notwithstanding concerns stated by the industry and Congress in late 2003 and early 2004 about the adverse impact that CMS’s proposed changes and renewed enforcement efforts might have on access to inpatient rehabilitation facility services, and notwithstanding Congressional requests that CMS delay implementation of or changes to the 75% test for additional study of clinically appropriate certification criteria, CMS adopted four major changes to the 75% test in its May 7, 2004 final rule. First, CMS temporarily lowered the 75% compliance threshold, as follows: (i) 50% for cost reporting periods beginning on or after July 1, 2004 and before July 1, 2005; (ii) 60% for cost reporting periods beginning on or after July 1, 2005 and before July 1, 2006; (iii) 65% for cost reporting periods beginning on or after July 1, 2006 and before July 1, 2007; and (iv) 75% for cost reporting periods beginning on or after July 1, 2007. Second, CMS modified and expanded from 10 to 13 the medical conditions used to determine whether a hospital qualifies as an inpatient rehabilitation facility. Third, the agency finalized the conditions under which comorbidities can be used to verify compliance with the 75% test. Fourth, CMS changed the timeframe used to determine compliance with the 75% test from “the most recent 12-month cost reporting period” to “the most recent, consecutive, and appropriate 12-month period,” with the result that a determination of non-compliance with the applicable compliance threshold will affect the facility’s certification for its cost reporting period that begins immediately after the 12-month review period.
      Congress temporarily suspended CMS enforcement of the 75% test under the Consolidated Appropriations Act, 2005, enacted on December 8, 2004. The Act requires the Secretary of Health and Human Services to respond within 60 days to a study by the Government Accountability Office, or GAO, on the standards for defining inpatient rehabilitation services before the Secretary may use funds appropriated under the Act to redesignate as a general acute care hospital any hospital that was certified as an inpatient rehabilitation facility on or before June 30, 2004 as a result of the hospital’s failure to meet the 75% test. The GAO issued its study on April 22, 2005, and recommended that CMS, based on further research, refine the 75% test to describe more thoroughly the subgroups of patients within the qualifying conditions that are appropriate for care in an inpatient rehabilitation facility. The Secretary issued a formal response to the GAO study on June 24, 2005, in which it concluded that the revised inpatient rehabilitation facility certification standards, including the 75% test, were not inconsistent with the recommendations in the GAO report. In light of this determination, the Secretary announced that CMS would immediately begin enforcement of the revised certification standards.
      Subsequently, under the Deficit Reduction Act of 2005, enacted on February 8, 2006, Congress extended the phase-in period for the 75% test by maintaining the compliance threshold at 60% (rather than increasing it to 65%) during the 12-month period beginning on July 1, 2006. The compliance threshold then increases to 65% for cost reporting periods beginning on or after July 1, 2007 and again to 75% for cost reporting periods beginning on or after July 1, 2008. During the years while the new standard is being phased-in, it will be necessary for us to reassess and change our inpatient admissions standards. Such changes may include more restrictive admissions policies. Stricter admissions standards may result in reduced patient volumes at our inpatient rehabilitation facilities, which, in turn, may result in lower net operating revenue and net income for these operations.
      Outpatient rehabilitation services Medicare reimbursement. We provide the majority of our outpatient rehabilitation services in our rehabilitation clinics. Through our contract services agreements, we also provide outpatient rehabilitation services in schools, physician directed clinics, worksites, assisted living centers, hospitals and skilled nursing facilities.
      Most of our outpatient rehabilitation services are provided in rehabilitation agencies and through our inpatient rehabilitation facilities.
      Prior to January 1, 1999, outpatient therapy services, including physical therapy, occupational therapy, and speech-language pathology, were reimbursed on the basis of the lower of 90% of reasonable costs or actual charges. Beginning on January 1, 1999, the Balanced Budget Act of 1997 (the “BBA”) required that outpatient therapy services be reimbursed on a fee schedule, subject to annual limits. Outpatient therapy providers receive a fixed fee for each procedure performed, which is adjusted by the geographical area in which the facility is located.
      The BBA also imposed annual per Medicare beneficiary caps beginning January 1, 1999 that limited Medicare coverage to $1,500 for outpatient rehabilitation services (including both physical therapy and speech-language pathology services) and $1,500 for outpatient occupational health services, including deductible and coinsurance amounts. The caps were to be increased beginning in 2002 by application of an inflation index. Subsequent legislation imposed a moratorium on the application of these limits for the years 2000, 2001 and 2002. With the expiration of the moratorium, CMS implemented the caps beginning on September 1, 2003. The Medicare Prescription Drug, Improvement and Modernization Act re-imposed the moratorium on the application of the therapy caps from the date of enactment (December 8, 2003) through December 31, 2005. Congress allowed the therapy caps to go back into effect on January 1, 2006. The inflation adjusted caps are $1,740 in 2006. As directed by Congress in the Deficit Reduction Act of 2005, CMS is implementing an exceptions process for therapy expenses incurred in 2006. Under this process, a Medicare enrollee may request an exception from the therapy caps if the provision of therapy services is deemed to be medically necessary. Therapy cap exceptions will be available automatically for certain conditions and on a case-by-case basis upon submission of documentation of medical necessity.
      Historically, outpatient rehabilitation services have been subject to scrutiny by the Medicare program for, among other things, medical necessity for services, appropriate documentation for services, supervision of therapy aides and students and billing for group therapy. CMS has issued guidance to clarify that services performed by a student are not reimbursed even if provided under “line of sight” supervision of the therapist. Likewise, CMS has reiterated that Medicare does not pay for services provided by aides regardless of the level of supervision. CMS also has issued instructions that outpatient physical and occupational therapy services provided simultaneously to two or more individuals by a practitioner should be billed as group therapy services.
      Payment for rehabilitation services furnished to patients of skilled nursing facilities has been affected by the establishment of a Medicare prospective payment system and consolidated billing requirement for skilled nursing facilities. The resulting pressure on skilled nursing facilities to reduce their costs by negotiating lower payments to therapy providers, such as our contract therapy services, and the inability of the therapy providers to bill the Medicare program directly for their services have tended to reduce the amounts that rehabilitation providers can receive for services furnished to many skilled nursing facility residents.
      Specialty hospital Medicaid reimbursement. The Medicaid program is designed to provide medical assistance to individuals unable to afford care. The program is governed by the Social Security Act of 1965 and administered and funded jointly by each individual state government and CMS. Medicaid payments are made under a number of different systems, which include cost based reimbursement, prospective payment systems or programs that negotiate payment levels with individual hospitals. In addition, Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy by the state agencies and certain government funding limitations, all of which may increase or decrease the level of program payments to our hospitals. Medicaid payments accounted for approximately 2% of our specialty hospital net operating revenues for the three months ended March 31, 2006.
      Workers’ compensation. Workers’ compensation programs accounted for approximately 22% of our revenue from outpatient rehabilitation services for the three months ended March 31, 2006. Workers’ compensation is a state mandated, comprehensive insurance program that requires employers to fund or insure medical expenses, lost wages and other costs resulting from work related injuries and illnesses. Workers’ compensation benefits and arrangements vary on a state-by-state basis and are often highly complex. In some states, payment for services covered by workers’ compensation programs are subject to cost containment features, such as requirements that all workers’ compensation injuries be treated through a managed care program, or the imposition of payment caps. In addition, these workers’ compensation programs may impose requirements that affect the operations of our outpatient rehabilitation services.

Other Healthcare Regulations
      Fraud and abuse enforcement. Various federal laws prohibit the submission of false or fraudulent claims, including claims to obtain payment under Medicare, Medicaid and other government healthcare programs. Penalties for violation of these laws include civil and criminal fines, imprisonment and exclusion from participation in federal and state healthcare programs. In recent years, federal and state government agencies have increased the level of enforcement resources and activities targeted at the healthcare industry. In addition, the federal False Claims Act allows an individual to bring lawsuits on behalf of the government, in what are known as qui tam or “whistleblower” actions, alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute. The use of these private enforcement actions against healthcare providers has increased dramatically in the recent past, in part because the individual filing the initial complaint is entitled to share in a portion of any settlement or judgment. See “Legal Proceedings — Other Legal Proceedings.”
      From time to time, various federal and state agencies, such as the Office of the Inspector General of the Department of Health and Human Services, issue a variety of pronouncements, including fraud alerts, the Office of Inspector General’s Annual Work Plan and other reports, identifying practices that may be subject to heightened scrutiny. These pronouncements can identify issues relating to long-term acute care hospitals, inpatient rehabilitation facilities or outpatient rehabilitation services or providers. For example, the Office of Inspector General’s 2004 Work Plan describes the government’s intention to study providers’ use of the

“hospital within a hospital” model for furnishing long-term acute care hospital services and whether they comply with the 5% limitation on discharges to the host hospital that are subsequently readmitted to the hospital within a hospital. The 2005 Work Plan describes plans to study whether patients in long-term acute care hospitals are receiving acute-level services or could be cared for in skilled nursing facilities. The 2006 Work Plan describes plans to study the accuracy of Medicare payment for inpatient rehabilitation stays when patient assessments are entered later than the required deadlines, to study both inpatient rehabilitation facility and long-term acute care hospital payments in order to determine whether they were made in accordance with applicable regulations, including policies on outlier payments and interrupted stays, and to study physical and occupational therapy claims in order to determine whether the services were medically necessary and adequately documented. We monitor government publications applicable to us and focus a portion of our compliance efforts towards these areas targeted for enforcement.
      We endeavor to conduct our operations in compliance with applicable laws, including healthcare fraud and abuse laws. If we identify any practices as being potentially contrary to applicable law, we will take appropriate action to address the matter, including, where appropriate, disclosure to the proper authorities.
      Remuneration and fraud measures. The federal “anti-kickback” statute prohibits some business practices and relationships under Medicare, Medicaid and other federal healthcare programs. These practices include the payment, receipt, offer or solicitation of remuneration in connection with, to induce, or to arrange for, the referral of patients covered by a federal or state healthcare program. Violations of the anti-kickback law may be punished by a criminal fine of up to $50,000 or imprisonment for each violation, or both, civil monetary penalties of $50,000 and damages of up to three times the total amount of remuneration, and exclusion from participation in federal or state healthcare programs.
      Section 1877 of the Social Security Act, commonly known as the “Stark Law,” prohibits referrals for designated health services by physicians under the Medicare and Medicaid programs to other healthcare providers in which the physicians have an ownership or compensation arrangement unless an exception applies. Sanctions for violating the Stark Law include civil monetary penalties of up to $15,000 per prohibited service provided, assessments equal to three times the dollar value of each such service provided and exclusion from the Medicare and Medicaid programs and other federal and state healthcare programs. The statute also provides a penalty of up to $100,000 for a circumvention scheme. In addition, many states have adopted or may adopt similar anti-kickback or anti-self-referral statutes. Some of these statutes prohibit the payment or receipt of remuneration for the referral of patients, regardless of the source of the payment for the care.
      Provider-based status. The designation “provider-based” refers to circumstances in which a subordinate facility (e.g., a separately certified Medicare provider, a department of a provider or a satellite facility) is treated as part of a provider for Medicare payment purposes. In these cases, the services of the subordinate facility are included on the “main” provider’s cost report and overhead costs of the main provider can be allocated to the subordinate facility, to the extent that they are shared. We operate 17 specialty hospitals that are treated as provider-based satellites of certain of our other facilities, certain of our outpatient rehabilitation services are operated as departments of our inpatient rehabilitation facilities, and we provide rehabilitation management and staffing services to hospital rehabilitation departments that may be treated as provider-based. These facilities are required to satisfy certain operational standards in order to retain their provider-based status.
      Health information practices. In addition to broadening the scope of the fraud and abuse laws, the Health Insurance Portability and Accountability Act of 1996, commonly known as HIPAA, also mandates, among other things, the adoption of standards for the exchange of electronic health information in an effort to encourage overall administrative simplification and enhance the effectiveness and efficiency of the healthcare industry. If we fail to comply with the standards, we could be subject to criminal penalties and civil sanctions. Among the standards that the Department of Health and Human Services has adopted or will adopt pursuant to HIPAA are standards for electronic transactions and code sets, unique identifiers for providers (referred to as National Provider Identifier or NPI), employers, health plans and individuals, security and electronic signatures, privacy and enforcement.
      The Department of Health and Human Services has adopted standards in three areas that most affect our operations.

      Standards relating to electronic transactions and code sets require the use of uniform standards for common healthcare transactions, including healthcare claims information, plan eligibility, referral certification and authorization, claims status, plan enrollment and disenrollment, payment and remittance advice, plan premium payments and coordination of benefits. We were required to comply with these requirements by October 16, 2003.
      Standards relating to the privacy of individually identifiably health information govern our use and disclosure of protected health information, and require us to impose those rules, by contract, on any business associate to whom such information is disclosed. We were required to comply with these standards by April 14, 2003.
      Standards for the security of electronic health information require us to implement various administrative, physical and technical safeguards to ensure the integrity and confidentiality of electronic protected health information. We were required to comply with the security standards by April 20, 2005.
      The NPI will replace health care provider identifiers that are in use today in standard transactions. Implementation of the NPI will eliminate the need for health care providers to use different identification numbers to identify themselves when conducting standard transactions with multiple health plans. We are required to comply with the use of NPIs in standard transactions by May 23, 2007.
      We maintain a HIPAA Committee that is charged with evaluating and monitoring our compliance with HIPAA. The Committee monitors HIPAA’s regulations as they have been adopted to date and as additional standards and modifications are adopted. Although health information standards have had a significant effect on the manner in which we handle health data and communicate with payors, the cost of our compliance has not had a material adverse effect on our business, financial condition or results of operations. We cannot estimate the cost of compliance with standards that have not been issued or finalized by the Department of Health and Human Services.
Compliance Program

Our Compliance Program
      In late 1998, we voluntarily adopted our code of conduct. The code is reviewed and amended as necessary and is the basis for our company-wide compliance program. Our written code of conduct provides guidelines for principles and regulatory rules that are applicable to our patient care and business activities. These guidelines are implemented by a compliance officer, a compliance committee and subcommittees, and employee education and training. We also have established a reporting system, auditing and monitoring programs, and a disciplinary system as a means for enforcing the code’s policies.

Operating Our Compliance Program
      We focus on integrating compliance responsibilities with operational functions. We recognize that our compliance with applicable laws and regulations depends upon individual employee actions as well as company operations. As a result, we have adopted an operations team approach to compliance. Our corporate executives, with the assistance of corporate experts, designed the programs of the compliance committee. We utilize facility leaders for employee-level implementation of our code of conduct. This approach is intended to reinforce our company-wide commitment to operate in accordance with the laws and regulations that govern our business.

Compliance Committee
      Our compliance committee is made up of members of our senior management and in-house counsel. The compliance committee meets on a quarterly basis and reviews the activities, reports and operation of our compliance program. In addition, the HIPAA committee meets on a regular basis to review compliance with HIPAA regulations and provides reports to the compliance committee.

Compliance Issue Reporting
      In order to facilitate our employees’ ability to report known, suspected or potential violations of our code of conduct, we have developed a system of anonymous reporting. This anonymous reporting may be accomplished through our toll free compliance hotline, compliance e-mail address or our compliance post office box. The compliance officer and the compliance committee are responsible for reviewing and investigating each compliance incident in accordance with the compliance department’s investigation policy.

Compliance Monitoring and Auditing/ Comprehensive Training and Education
      Monitoring reports and the results of compliance for each of our business segments are reported to the compliance committee on a quarterly basis. We train and educate our employees regarding the code of conduct, as well as the legal and regulatory requirements relevant to each employee’s work environment. New and current employees are required to sign a compliance certification form certifying that the employee has read, understood, and has agreed to abide by the code of conduct. Additionally all employees are required to re-certify compliance with the code on an annual basis.

Policies and Procedures Reflecting Compliance Focus Areas
      We review our policies and procedures for our compliance program from time to time in order to improve operations and to ensure compliance with requirements of standards, laws and regulations and to reflect the on-going compliance focus areas which have been identified by the compliance committee.

Internal Audit
      In addition to and in support of the efforts of our compliance department, during 2001 we established an internal audit function. The compliance officer manages the combined Compliance and Audit Department and meets with the audit committee of the board of directors on a quarterly basis to discuss audit results.
Our Investors
      Welsh Carson is an investment partnership that was organized by Welsh, Carson, Anderson & Stowe, one of the largest private equity firms in the United States and the largest in the world focused exclusively on investments in the healthcare services, information and business services and communications services industries. Since its founding in 1979, Welsh, Carson, Anderson & Stowe has organized 14 private investment partnerships with total capital of more than $13.0 billion and has completed over 200 management buyouts and initial investments.
      Thoma Cressey is a leading private equity firm whose founders and partners have a long record of successfully investing in buyouts, recapitalizations, growth equity and going-private transactions. With offices in Chicago, San Francisco and Boston, Thoma Cressey currently manages over $1.0 billion in capital in a series of private equity funds. The firm focuses on investments in healthcare, business software and services and consumer-related businesses. Investors in the Thoma Cressey funds include some of the leading governmental and corporate pension plans, financial institutions, university endowments and national foundations.
      Partnerships affiliated with Welsh Carson and Thoma Cressey were among our initial investors in 1997 and a Welsh Carson-affiliated partnership was once Select’s largest shareholder. Russell L. Carson, a founding partner of Welsh, Carson, Anderson & Stowe, and Bryan C. Cressey, a founding partner of Thoma Cressey, have been members of Select’s board of directors since its inception in 1997.
Corporate Information
      Holdings is a corporation organized under the laws of the State of Delaware. Our principal executive offices are located at 4716 Old Gettysburg Road, P.O. Box 2034, Mechanicsburg, Pennsylvania 17055. Our telephone number at our principal executive offices is (717) 972-1100. Our company’s website can be located at www.selectmedicalcorp.com. The information on our company’s website is not part of this prospectus.
Facilities
      We currently lease most of our facilities, including clinics, offices, specialty hospitals and our corporate headquarters. We own each of our four inpatient rehabilitation facilities and four of our long-term acute care hospitals. We also own three facilities currently undergoing renovations that will house future specialty hospitals.

      We lease all of our outpatient rehabilitation clinics and related offices, which, as of March 31, 2006, included 613 outpatient rehabilitation clinics throughout the United States. The outpatient rehabilitation clinics generally have a five-year lease term and include options to renew. We also lease the majority of our long-term acute care hospital facilities except for the facilities described above. As of March 31, 2006, we had 91 hospital within a hospital leases and two free-standing building leases.
      We generally seek a five-year lease for our long-term acute care hospitals operated as HIHs, with an additional five-year renewal at our option. We lease our corporate headquarters from companies owned by a related party affiliated with us through common ownership or management. Our corporate headquarters is approximately 92,145 square feet and is located in Mechanicsburg, Pennsylvania. We lease several other administrative spaces related to administrative and operational support functions. As of March 31, 2006, this comprised 14 locations throughout the United States with approximately 87,035 square feet in total.
      The following is a list of our hospitals and the number of beds at each hospital as of March 31, 2006.

Hospital Name		State	Beds
	City
Select Specialty Hospital — Birmingham	Birmingham	AL	38
Select Specialty Hospital — Fort Smith	Fort Smith	AR	34
Select Specialty Hospital — Little Rock	Little Rock	AR	43
Select Specialty Hospital — Little Rock/ BMC	Little Rock	AR	37
Select Specialty Hospital — Pine Bluff	Pine Bluff	AR	27
Select Specialty Hospital — Arizona (Mesa Campus)	Mesa	AZ	37
Select Specialty Hospital — Arizona (Phoenix Downtown Campus)	Phoenix	AZ	33
Select Specialty Hospital — Phoenix	Phoenix	AZ	48
Select Specialty Hospital — Arizona (Scottsdale Campus)	Scottsdale	AZ	29
Select Specialty Hospital — Colorado Springs	Colorado Springs	CO	30
Select Specialty Hospital — Denver	Denver	CO	37
Select Specialty Hospital — Denver (South Campus)	Denver	CO	28
Select Specialty Hospital — Wilmington	Wilmington	DE	35
Select Specialty Hospital — Miami	Miami	FL	40
Select Specialty Hospital — Orlando	Orlando	FL	35
Select Specialty Hospital — Panama City	Panama City	FL	30
Select Specialty Hospital — Atlanta	Atlanta	GA	30
Select Specialty Hospital — Augusta	Augusta	GA	35
Select Specialty Hospital — Augusta/ UH	Augusta	GA	30
Select Specialty Hospital — Savannah	Savannah	GA	30
Select Specialty Hospital — Honolulu	Honolulu	HI	30
Select Specialty Hospital — Beech Grove	Beech Grove	IN	40
Select Specialty Hospital — Bloomington	Bloomington	IN	30
Select Specialty Hospital — Evansville	Evansville	IN	35
Select Specialty Hospital — Fort Wayne	Fort Wayne	IN	32
Select Specialty Hospital — Northwest Indiana	Hammond	IN	70
Select Specialty Hospital — Indianapolis	Indianapolis	IN	54
Select Specialty Hospital — Kansas City	Kansas City	KS	34
Select Specialty Hospital — Topeka	Topeka	KS	34
Select Specialty Hospital — Wichita	Wichita	KS	35

Hospital Name		State	Beds
	City
Select Specialty Hospital — Wichita (Central Campus)	Wichita	KS	30
Select Specialty Hospital — Lexington	Lexington	KY	41
Select Specialty Hospital — Baton Rouge	Baton Rouge	LA	32
Select Specialty Hospital — New Orleans	Metairie	LA	31
Select Specialty Hospital — Battle Creek	Battle Creek	MI	32
Select Specialty Hospital — Northwest Detroit	Detroit	MI	36
Select Specialty Hospital — Flint	Flint	MI	32
Select Specialty Hospital — Kalamazoo	Kalamazoo	MI	25
Select Specialty Hospital — Macomb County	Mount Clemens	MI	36
Select Specialty Hospital — Western Michigam	Muskegon	MI	31
Select Specialty Hospital — Pontiac	Pontiac	MI	30
Select Specialty Hospital — Saginaw	Saginaw	MI	32
Select Specialty Hospital — Wyandotte	Wyandotte	MI	35
Select Specialty Hospital — Ann Arbor	Ypsilanti	MI	36
Select Specialty Hospital — Western Missouri	Kansas City	MO	34
Select Specialty Hospital — St. Louis	St. Louis	MO	33
Select Specialty Hospital — Gulf Coast	Gulfport	MS	20
Select Specialty Hospital — Jackson	Jackson	MS	53
Select Specialty Hospital — Durham	Durham	NC	30
Select Specialty Hospital — Winston-Salem	Winston-Salem	NC	42
Select Specialty Hospital — Omaha (North Campus)	Omaha	NE	36
Select Specialty Hospital — Omaha (South Campus)	Papillion	NE	40
Select Specialty Hospital — Northeast New Jersey	Belleville	NJ	25
Kessler Institute for Rehabilitation (Welkind Campus)	Chester	NJ	72
Kessler Institute for Rehabilitation (East Campus)	East Orange	NJ	78
Kessler Institute for Rehabilitation (North Campus)	Saddle Brook	NJ	92
Kessler Institute for Rehabilitation (West Campus)	West Orange	NJ	80
Select Specialty Hospital — Akron/ SHS	Akron	OH	34
Select Specialty Hospital — Northeast Ohio (Akron Campus)	Akron	OH	31
Select Specialty Hospital — Northeast Ohio (Canton Campus)	Canton	OH	30
Select Specialty Hospital — Cincinnati	Cincinnati	OH	36
Select Specialty Hospital — Columbus (Grant Campus)	Columbus	OH	30
Select Specialty Hospital — Columbus (Mt. Carmel Campus)	Columbus	OH	24
Select Specialty Hospital — Columbus/ East	Columbus	OH	36
Select Specialty Hospital — Columbus/ University (OSU Campus)	Columbus	OH	26
Select Specialty Hospital — Columbus/ University (Riverside Campus)	Columbus	OH	25
Select Specialty Hospital — Youngstown	Youngstown	OH	31
Select Specialty Hospital — Zanesville	Zanesville	OH	35
Select Specialty Hospital — Oklahoma City	Oklahoma City	OK	32
Select Specialty Hospital — Oklahoma City/ East Campus	Oklahoma City	OK	44
Select Specialty Hospital — Tulsa	Tulsa	OK	30

Hospital Name		State	Beds
	City
Select Specialty Hospital — Central Pennsylvania (Camp Hill Campus)	Camp Hill	PA	31
Select Specialty Hospital — Danville	Danville	PA	30
Select Specialty Hospital — Erie	Erie	PA	50
Select Specialty Hospital — Greensburg	Greensburg	PA	31
Select Specialty Hospital — Johnstown	Johnstown	PA	39
Select Specialty Hospital — Lancaster	Lancaster	PA	30
Select Specialty Hospital — McKeesport	McKeesport	PA	30
Select Specialty Hospital — Pittsburgh	Pittsburgh	PA	41
Select Specialty Hospital — Pittsburgh/ UPMC	Pittsburgh	PA	32
Select Specialty Hospital — Central Pennsylvania (York Campus)	York	PA	23
Select Specialty Hospital — Sioux Falls	Sioux Falls	SD	24
Select Specialty Hospital — TriCities	Bristol	TN	33
Select Specialty Hospital — Knoxville	Knoxville	TN	35
Select Specialty Hospital — Knoxville (U.T. Campus)	Knoxville	TN	25
Select Specialty Hospital — North Knoxville	Knoxville	TN	33
Select Specialty Hospital — Memphis	Memphis	TN	37
Select Specialty Hospital — Nashville	Nashville	TN	37
Select Specialty Hospital — North Dallas	Carrollton	TX	30
Select Specialty Hospital — Conroe	Conroe	TX	46
Select Specialty Hospital — Dallas	Dallas	TX	25
Select Specialty Hospital — South Dallas	DeSoto	TX	100
Select Specialty Hospital — Houston (Houston Heights)	Houston	TX	130
Select Specialty Hospital — Houston (Houston Medical Center)	Houston	TX	86
Select Specialty Hospital — Houston (Houston West)	Houston	TX	56
Select Specialty Hospital — Longview	Longview	TX	32
Select Specialty Hospital — Midland	Midland	TX	29
Select Specialty Hospital — San Antonio	San Antonio	TX	44
Select Specialty Hospital — Milwaukee (St. Luke’s Campus)	Milwaukee	WI	29
Select Specialty Hospital — Milwaukee	West Allis	WI	34
Select Specialty Hospital — Charleston	Charleston	WV	32

Total beds			3,852

Legal Proceedings
      On August 24, 2004, Clifford C. Marsden and Ming Xu filed a purported class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of the public stockholders of Select against Martin F. Jackson, Robert A. Ortenzio, Rocco A. Ortenzio, Patricia A. Rice and Select. In February 2005, the Court appointed James Shaver, Frank C. Bagatta and Capital Invest, die Kapitalanlagegesellschaft der Bank Austria Creditanstalt Gruppe GmbH as lead plaintiffs (“Lead Plaintiffs”).
      On April 19, 2005, Lead Plaintiffs filed an amended complaint, purportedly on behalf of a class of shareholders of Select, against Martin F. Jackson, Robert A. Ortenzio, Rocco A. Ortenzio, Patricia A. Rice, and Select as defendants. The amended complaint continues to allege, among other things, failure to disclose adverse information regarding a potential regulatory change affecting reimbursement for Select’s services applicable to long-term acute care hospitals operated as hospitals within hospitals, and the issuance of false and misleading statements about the financial outlook of Select. The amended complaint seeks, among other things, damages in an unspecified amount, interest and attorneys’ fees. We believe that the allegations in the amended complaint are without merit and intend to vigorously defend against this action. In April 2006, the Court granted in part and denied in part Select and the individual officers’ preliminary motion to dismiss the amended complaint. Select and the individual officers have answered the amended complaint and the case has moved to the discovery and class certification phase. We do not believe this claim will have a material adverse effect on our financial position or results of operations. However, due to the uncertain nature of such litigation, we cannot predict the outcome of this matter.
      We are subject to legal proceedings and claims that arise in the ordinary course of our business, which include malpractice claims covered under insurance policies. In our opinion, the outcome of these actions will not have a material adverse effect on our financial position or results of operations.
      To cover claims arising out of the operations of our hospitals and outpatient rehabilitation facilities, we maintain professional malpractice liability insurance and general liability insurance. We also maintain umbrella liability insurance covering claims which, due to their nature or amount, are not covered by or not fully covered by our other insurance policies. These insurance policies also do not generally cover punitive damages and are subject to various deductibles and policy limits. Significant legal actions as well as the cost and possible lack of available insurance could subject us to substantial uninsured liabilities.
      Health care providers are often subject to lawsuits under the qui tam provisions of the federal False Claims Act. Qui tam lawsuits typically remain under seal (hence, usually unknown to the defendant) for some time while the government decides whether or not to intervene on behalf of a private qui tam plaintiff (known as a relator) and take the lead in the litigation. These lawsuits can involve significant monetary damages and penalties and award bounties to private plaintiffs who successfully bring the suits. A qui tam lawsuit against Select has been filed in the United States District Court for the District of Nevada, but because the action is still under seal, we do not know the details of the allegations or the relief sought. As is required by law, the federal government is conducting an investigation of matters alleged by this complaint. We have received subpoenas for patient records and other documents apparently related to the federal government’s investigation. We believe that this investigation involves the billing practices of certain of its subsidiaries that provide outpatient services to beneficiaries of Medicare and other federal health care programs. The three relators in this qui tam lawsuit are two former employees of our Las Vegas, Nevada subsidiary who were terminated by Select in 2001 and a former employee of our Florida subsidiary who we asked to resign. Select sued the former Las Vegas employees in state court in Nevada in 2001 for, among other things, return of misappropriated funds, and our lawsuit has recently been transferred to the federal court in Las Vegas. While the government has investigated but chosen not to intervene in two previous qui tam lawsuits filed against Select, we cannot provide assurance that the government will not intervene in the Nevada qui tam case or any other existing or future qui tam lawsuit against us. While litigation is inherently uncertain, we believe, based on our prior experiences with qui tam cases and the limited information currently available to us, that this qui tam action will not have a material adverse effect on us.

MANAGEMENT
Executive Officers and Directors
      Holdings and Select have identical boards of directors. The following table sets forth information about our directors and executive officers as of the date of this prospectus:

Name	Age	Position(s)

Rocco A. Ortenzio	73	Director and Executive Chairman
Robert A. Ortenzio	49	Director and Chief Executive Officer
Russell L. Carson	62	Director
David S. Chernow	49	Director
Bryan C. Cressey	56	Director
James E. Dalton, Jr.	63	Director
Thomas A. Scully	48	Director
Leopold Swergold	66	Director
Sean M. Traynor	37	Director
Patricia A. Rice	59	President and Chief Operating Officer
David W. Cross	59	Senior Vice President and Chief Development Officer
S. Frank Fritsch	54	Senior Vice President, Human Resources
Martin F. Jackson	52	Senior Vice President and Chief Financial Officer
James J. Talalai	44	Senior Vice President and Information Officer
Michael E. Tarvin	46	Senior Vice President, General Counsel and Secretary
Scott A. Romberger	46	Vice President, Controller and Chief Accounting Officer
      Set forth below is a brief description of the business experience of each of our directors and executive officers:
      Rocco A. Ortenzio co-founded our company and has served as Executive Chairman since September 2001. He became a director of Holdings upon consummation of the Transactions. He served as Chairman and Chief Executive Officer from February 1997 until September 2001. In 1986, he co-founded Continental Medical Systems, Inc., and served as its Chairman and Chief Executive Officer until July 1995. In 1979, Mr. Ortenzio founded Rehab Hospital Services Corporation, and served as its Chairman and Chief Executive Officer until June 1986. In 1969, Mr. Ortenzio founded Rehab Corporation and served as its Chairman and Chief Executive Officer until 1974. Mr. Ortenzio is the father of Robert A. Ortenzio, our Chief Executive Officer.
      Robert A. Ortenzio co-founded our company and has served as a director since February 1997. He became a director of Holdings upon consummation of the Transactions. Mr. Ortenzio has served as our Chief Executive Officer since January 1, 2005 and as our President and Chief Executive Officer from September 2001 to January 1, 2005. Mr. Ortenzio also served as our President and Chief Operating Officer from February 1997 to September 2001. He was an Executive Vice President and a director of Horizon/CMS Healthcare Corporation from July 1995 until July 1996. In 1986, Mr. Ortenzio co-founded Continental Medical Systems, Inc., and served in a number of different capacities, including as a Senior Vice President from February 1986 until April 1988, as Chief Operating Officer from April 1988 until July 1995, as President from May 1989 until August 1996 and as Chief Executive Officer from July 1995 until August 1996. Before co-founding Continental Medical Systems, Inc., he was a Vice President of Rehab Hospital Services Corporation. Mr. Ortenzio is the son of Rocco A. Ortenzio, our Executive Chairman.
      Russell L. Carson has served as a director since February 1997 and became a director of Holdings upon consummation of the Transactions. He co-founded Welsh, Carson, Anderson & Stowe in 1978 and has focused on healthcare investments. Mr. Carson has been a general partner of Welsh, Carson, Anderson & Stowe since 1979. Welsh, Carson, Anderson & Stowe has created 14 institutionally funded limited partnerships with total capital of more than $13 billion and has invested in more than 200 companies. Before co-founding Welsh, Carson, Anderson & Stowe, Mr. Carson was employed by Citicorp Venture Capital Ltd., a subsidiary of Citigroup, Inc., and served as its Chairman and Chief Executive Officer from 1974 to 1978.
      David S. Chernow served as a director from January 2002 until the consummation of the Transactions on February 24, 2005, and became a director of Select and Holdings on August 10, 2005. Since July 2001, Mr. Chernow has served as the President and Chief Executive Officer of Junior Achievement, Inc., a nonprofit organization dedicated to the education of young people. From 1999 to 2001, he was the President of the Physician Services Group at US Oncology, Inc. Mr. Chernow co-founded America Oncology Resources (AOR) in 1992 and served as its Chief Development Officer until the time of the merger which created US Oncology in 1999.
      Bryan C. Cressey has served as a director since February 1997 and became a director of Holdings upon consummation of the Transactions. He has been a partner at Thoma Cressey Equity Partners since its founding in June 1998 and prior to that time was a principal, partner and co-founder of Golder, Thoma, Cressey and Rauner, the predecessor of GTCR Golder Rauner, LLC, since 1980. He also serves as a director and chairman of Belden CDT Inc. and several private companies.
      James E. Dalton, Jr. served as a director since December 2000 until the consummation of the Transactions on February 24, 2005, and became a director of Select and Holdings on August 10, 2005. Since January 1, 2006, Mr. Dalton has been Chairman of Signature Hospital Corporation. Since 2001, Mr. Dalton has served as President of Edinburgh Associates, Inc. Mr. Dalton served as President, Chief Executive Officer and as a director of Quorum Health Group, Inc. from May 1, 1990 until it was acquired by Triad Hospitals, Inc. in April 2001. Prior to joining Quorum, he served as Regional Vice President, Southwest Region for HealthTrust, Inc., as division Vice President of HCA, and as Regional Vice President of HCA Management Company. He also serves on the board of directors of U.S. Oncology, Inc. He serves as a Trustee for the Universal Health Services Realty Income Trust. Mr. Dalton is a Fellow of the American College of Healthcare Executives.
      Thomas A. Scully has been a director of our company since February 2004 and became a director of Holdings upon consummation of the Transactions. Since January 1, 2004, he has served as Senior Counsel to the law firm of Alston & Bird and as a General Partner with Welsh, Carson Anderson & Stowe. From May 2001 to December 2003, Mr. Scully served as Administrator of the Centers for Medicare & Medicaid Services, or CMS. CMS is responsible for the management of Medicare, Medicaid, SCHIP and other national healthcare initiatives. Before joining CMS, Mr. Scully served as President and Chief Executive Officer of the Federation of American Hospitals from January 1995 to May 2001.
      Leopold Swergold served as a director from May 2001 until the consummation of the Transactions on February 24, 2005, and became a director of Select and Holdings on August 10, 2005. In 1983, Mr. Swergold formed Swergold, Chefitz & Company, a healthcare investment banking firm. In 1989, Swergold, Chefitz & Company merged into Furman Selz, an investment banking firm, where Mr. Swergold served as Head of Healthcare Investment Banking and as a member of the board of directors. In 1997, Furman Selz was acquired by ING Groep N.V. of the Netherlands. From 1997 until 2004, Mr. Swergold was a Managing Director of ING Furman Selz Asset Management LLC, where he managed several healthcare investment funds. Mr. Swergold also serves on the Board of Trustees of Continuum Health Partners Inc., the holding company for the Beth Israel Medical Center, St. Luke’s — Roosevelt Medical Center and Long Island College Hospital. Mr. Swergold serves as a director of Financial Federal Corp., a New York Stock Exchange listed company.
      Sean M. Traynor joined our board of directors following the consummation of the Transactions and has been a director of Holdings since October 2004. Mr. Traynor is a general partner of Welsh, Carson, Anderson & Stowe where he focuses on investments in healthcare as well as the information and business services industries. Prior to joining Welsh Carson in April 1999, Mr. Traynor worked in the healthcare and insurance investment banking groups at BT Alex.Brown after spending three years with Coopers & Lybrand. Mr. Traynor earned his bachelor’s degree from Villanova University in 1991 and his MBA from the Wharton School of Business in 1996. He also serves as a director of Renal Advantage Inc. and AGA Medical Corporation.

      Patricia A. Rice has served as our President and Chief Operating Officer since January 1, 2005. Prior thereto, she served as our Executive Vice President and Chief Operating Officer since January 2002 and as our Executive Vice President of Operations from November 1999 to January 2002. She served as Senior Vice President of Hospital Operations from December 1997 to November 1999. She was Executive Vice President of the Hospital Operations Division for Continental Medical Systems, Inc. from August 1996 until December 1997. Prior to that time, she served in various management positions at Continental Medical Systems, Inc. from 1987 to 1996.
      David W. Cross has served as our Senior Vice President and Chief Development Officer since December 1998. Before joining us, he was President and Chief Executive Officer of Intensiva Healthcare Corporation from 1994 until we acquired it. Mr. Cross was a founder, the President and Chief Executive Officer, and a director of Advanced Rehabilitation Resources, Inc., and served in each of these capacities from 1990 to 1993. From 1987 to 1990, he was Senior Vice President of Business Development for RehabCare Group, Inc., a publicly traded rehabilitation care company, and in 1993 and 1994 served as Executive Vice President and Chief Development Officer of RehabCare Group, Inc. Mr. Cross currently serves on the board of directors of Odyssey Healthcare, Inc., a hospice health care company.
      S. Frank Fritsch has served as our Senior Vice President of Human Resources since November 1999. He served as our Vice President of Human Resources from June 1997 to November 1999. Prior to June 1997, he was Senior Vice President — Human Resources for Integrated Health Services from May 1996 until June 1997. Prior to that time, Mr. Fritsch was Senior Vice President — Human Resources for Continental Medical Systems, Inc. from August 1992 to April 1996. From 1980 to 1992, Mr. Fritsch held senior human resources positions with Mercy Health Systems, Rorer Pharmaceuticals, ARA Mark and American Hospital Supply Corporation.
      Martin F. Jackson has served as our Senior Vice President and Chief Financial Officer since May 1999. Mr. Jackson previously served as a Managing Director in the Health Care Investment Banking Group for CIBC Oppenheimer from January 1997 to May 1999. Prior to that time, he served as Senior Vice President, Health Care Finance with McDonald & Company Securities, Inc. from January 1994 to January 1997. Prior to 1994, Mr. Jackson held senior financial positions with Van Kampen Merritt, Touche Ross, Honeywell and L’Nard Associates. He also serves as a director of several private companies.
      James J. Talalai has served as our Senior Vice President and Chief Information Officer since August 2001. He joined our company in May 1997 and served in various leadership capacities within Information Services. Prior to his tenure with Select, Mr. Talalai was Director of Information Technology for Horizon/ CMS Healthcare Corporation from 1995 to 1997. He also served as Data Center Manager at Continental Medical Systems, Inc. in the mid-1990s. During his career, Mr. Talalai has held development positions with PHICO Insurance Company and with Harrisburg HealthCare. Mr. Talalai currently serves as Chairman of Information Technology Board of Advisors at the Penn State Harrisburg campus.
      Michael E. Tarvin has served as our Senior Vice President, General Counsel and Secretary since November 1999. He served as our Vice President, General Counsel and Secretary from February 1997 to November 1999. He was Vice President — Senior Counsel of Continental Medical Systems from February 1993 until February 1997. Prior to that time, he was Associate Counsel of Continental Medical Systems from March 1992. Mr. Tarvin was an associate at the Philadelphia law firm of Drinker Biddle & Reath, LLP from September 1985 until March 1992.
      Scott A. Romberger has served as our Vice President and Controller since February 1997. In addition, he became Chief Accounting Officer in December, 2000. Prior to February 1997, he was Vice President — Controller of Continental Medical Systems from January 1991 until January 1997. Prior to that time, he served as Acting Corporate Controller and Assistant Controller of Continental Medical Systems from June 1990 and December 1988, respectively. Mr. Romberger is a certified public accountant and was employed by a national accounting firm from April 1985 until December 1988.
Board Committees
      Our board directs the management of our business and affairs as provided by Delaware law and conducts its business through meetings of the full board of directors and two standing committees: the audit committee and the compensation committee. In addition, from time to time, other committees may be established under the direction of the board of directors when necessary to address specific issues.
      The compensation committee reviews and makes recommendations to the board regarding the compensation to be provided to our Executive Chairman, Chief Executive Officer and our directors. In addition, the compensation committee reviews compensation arrangements for our other executive officers. The compensation committee also administers our equity compensation plans.
      The audit committee reviews and monitors our corporate financial reporting, external audits, internal control functions and compliance with laws and regulations that could have a significant effect on our financial condition or results of operations. In addition, the audit committee has the responsibility to consider and appoint, and to review fee arrangements with, our independent registered public accountants.
Director Compensation
      We do not pay cash compensation to our employee directors; however they are reimbursed for the expenses they incur in attending meetings of the board or board committees. Non-employee directors other than non-employee directors appointed by Welsh Carson and Thoma Cressey, receive cash compensation in the amount of $6,000 per quarter, and the following for all meetings attended other than audit committee meetings: $1,500 per board meeting, $300 per telephonic board meeting, $500 per committee meeting held in conjunction with a board meeting and $1,000 per committee meeting held independent of a board meeting. For audit committee meetings attended, all members receive the following: $2,000 per audit committee meeting and $1,000 per telephonic audit committee meeting. All non-employee directors are also reimbursed for the expenses they incur in attending meetings of the board or board committees.
Code of Ethics
      We have adopted a written code of business conduct and ethics, known as our code of conduct, which applies to all of our directors, officers, and employees, including our chief executive officer, our chief financial officer and our chief accounting officer. Our code of conduct is available on our Internet website, www.selectmedicalcorp.com. Our code of conduct may also be obtained by contacting investor relations at (717) 972-1100. Any amendments to our code of conduct or waivers from the provisions of the code for our chief executive officer, our chief financial officer and our chief accounting officer will be disclosed on our Internet website promptly following the date of such amendment or waiver.
Executive Compensation
      The following table sets forth the remuneration paid by us for the three fiscal years ended December 31, 2005 to the Chief Executive Officer and our four most highly compensated executive officers other than our Chief Executive Officer (“Named Executive Officers”):

					Long-Term Compensation Awards

	Annual Compensation				Awards		Payouts

				Other	Restricted	Securities
Name and				Annual	Stock	Underlying	LTIP	All Other
Principal Position	Year	Salary	Bonus	Compensation(1)	Awards	Options	Payouts	Compensation(2)

Rocco A. Ortenzio(3)	2005	$824,000	$1,648,000	$115,763	19,006,179	—	3,561,721	$—
Executive Chairman	2004	824,000	1,711,385	—		1,550,000		—
	2003	824,000	1,648,000	—		3,550,000		—
Robert A. Ortenzio(3)	2005	824,000	1,648,000	56,792	20,506,176	—	4,986,409	6,300
Chief Executive Officer	2004	824,000	1,711,385	—		1,250,000		5,948
	2003	824,000	1,648,000	—		2,060,000		4,531
Patricia A. Rice(3)	2005	592,250	740,000	94,452	6,538,361	—	2,137,032	6,800
President and Chief	2004	592,250	768,786	—		215,000		5,948
Operating Officer	2003	592,250	740,000	—		440,000		4,531
Martin F. Jackson	2005	371,315	464,000	—	3,269,181	—	997,282	6,300
Senior Vice President	2004	371,315	481,476	—		30,000		5,948
and Chief Financial Officer	2003	360,500	451,300	—		340,000		4,531
S. Frank Fritsch	2005	275,834	276,000	—	1,133,316	—	712,344	5,250
Senior Vice President,	2004	275,834	286,134	—		59,000		5,948
Human Resources	2003	267,800	268,000	—		123,500		4,531

(1)	The value of certain perquisites and other personal benefits is not included because it did not exceed for any officer in the table above the lesser of either $50,000 or 10% of the total annual salary and bonus reported for such officer.

(2)	All other compensation represents employer matching contributions to the 401(k) plan.

(3)	Other annual compensation represents the value of the personal flights on the Company’s corporate aircraft based on the aggregate incremental costs of such flights to the Company.
Option Grants In Last Fiscal Year

	Number of	Percent of Total
	Securities	Options
	Underlying	Granted to	Exercise		Grant Date
	Options	Employees in	Price per	Expiration	Present
Name	Granted	2005	Share	Date	Value

Rocco A. Ortenzio	—	—	—	—	—
Robert A. Ortenzio	—	—	—	—	—
Patricia A. Rice	—	—	—	—	—
Martin F. Jackson	—	—	—	—	—
S. Frank Fritsch	—	—	—	—	—
Options Exercised in Last Year and Year-End Option Value Table(1)

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options Held at 2005		Options at 2005
	Number of		Year End		Year End
	Options	Amount
Name	Exercised	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Rocco A. Ortenzio	—	—	—	—	—	—
Robert A. Ortenzio	17,020	$204,580	—	—	—	—
Patricia A. Rice	30,720	449,740	—	—	—	—
Martin F. Jackson	62,976	927,037	—	—	—	—
S. Frank Fritsch	—	—	—	—	—	—

(1)	All stock options outstanding under our Second Annual and Related 1997 Stock Option Plan were cancelled in connection with the Merger. Stock option holders received as consideration for such cancellation a cash payment equal to (i) $18.00 minus the exercise price of the option multiplied by (ii) the number of unexercised vested and unvested shares subject to the option.
Employment Agreements
      Set forth below is a brief description of the employment agreements and other compensation arrangements that we have with our Named Executive Officers.
      In March 2000, we entered into three-year employment agreements with three of our executive officers, Rocco A. Ortenzio, Robert A. Ortenzio and Patricia A. Rice. These agreements were amended on August 8, 2000, February 23, 2001, and, with respect to Rocco Ortenzio, April 24, 2001, and, with respect to Messrs. Rocco and Robert Ortenzio, September 17, 2001. Additionally, we further amended the employment agreements for Patricia A. Rice and Robert A. Ortenzio effective as of January 1, 2005 to change Ms. Rice’s title to President and Chief Operating Officer and change Mr. Ortenzio’s title to Chief Executive Officer. Under these agreements, Messrs. Rocco and Robert Ortenzio are to be paid an annual salary of $800,000 and Ms. Rice is to be paid a salary of $500,000, subject to adjustment by our board of directors. In addition, these executives are eligible for bonus compensation. The compensation committee has increased each of such executive’s salary on several occasions subsequent to entering their employment agreements. The employment agreements also provide that the executive officers will receive long-term disability insurance. In the event Rocco A. Ortenzio’s employment is terminated due to his disability, we must make salary continuation payments to him equal to 100% of his annual base salary for ten years after his date of termination or until he is physically able to become gainfully employed in an occupation consistent with his education, training and experience. We are also obligated to make disability payments to Robert A. Ortenzio and Patricia A. Rice for the same period; however, payments to them must equal 50% of their annual base salary. In addition, Rocco A. Ortenzio and Robert A. Ortenzio are each entitled to six weeks paid vacation. Patricia A. Rice is entitled to four weeks paid vacation.
      Under the terms of each of these executive officers’ employment agreements, their employment term began on March 1, 2000 and expired on March 1, 2003. At the end of each 12-month period beginning March 1, 2000, however, the term of each employment agreement automatically extends for an additional year unless one of the executives or we give written notice to the other not less than three months prior to the end of that 12-month period that we or they do not want the term of the employment agreement to continue. Each of these agreements was extended for an additional year on March 1 of 2001, 2002, 2003, 2004 and 2005. Thus, in the absence of written notice given by one of the executives or us, the remaining term of each employment agreement will be three years from each anniversary of March 1, 2000. In each employment agreement, for the term of the agreement and for two years after the termination of employment, the executive may not participate in any business that competes with us within a twenty-five mile radius of any of our hospitals or outpatient rehabilitation clinics. The executive also may not solicit any of our employees for one year after the termination of the executive’s employment.
      Each of these three employment agreements also contains a change of control provision. If, within the one-year period immediately following a change of control of Select, we terminate Rocco A. Ortenzio or Robert A. Ortenzio without cause or Rocco A. Ortenzio or Robert A. Ortenzio terminates his employment agreement for any reason, we are obligated to pay them a lump sum cash payment equal to their base salary plus bonus for the previous three completed calendar years. If, within the one-year period immediately following a change of control of Select, Patricia A. Rice terminates her employment for certain specified reasons or, within the five-year period immediately following a change of control, is terminated without cause, has her compensation reduced from that in effect prior to the change of control or is relocated to a location more than 25 miles from Mechanicsburg, Pennsylvania, we are obligated to pay her a lump sum cash payment equal to her base salary plus bonus for the previous three completed calendar years. In addition, if any of these executives are terminated within one year of a change of control, all of their unvested and unexercised stock options will vest as of the date of termination. A change in control is generally defined to include: (i) the acquisition by a person or group, other than our current stockholders who own 12% or more of the common stock, of more than 50% of our total voting shares; (ii) a business combination following which there is an increase in share ownership by any person or group, other than the executive or any group of which the executive is a part, by an amount equal to or greater than 33% of our total voting shares; (iii) our current directors, or any director elected after the date of the respective employment agreement whose election was approved by a majority of the then current directors, cease to constitute at least a majority of our board; (iv) a business combination following which our stockholders cease to own shares representing more than 50% of the voting power of the surviving corporation; or (v) a sale of substantially all of our assets other than to an entity controlled by our shareholders prior to the sale. Notwithstanding the foregoing, no change in control will be deemed to have occurred unless the transaction provides our stockholders with a specified level of consideration. Otherwise, if any of the executives’ services are terminated by us other than for cause or they terminate their employment for good reason, we are obligated to pay them a pro-rated bonus for the year of termination equal to the product of the target bonus established for that year, or if no target bonus is established the bonus paid or payable to them for the year prior to their termination, in either case multiplied by the fraction of the year of termination they were employed. In addition, we would also be obligated to pay these executives their base salary as of the date of termination for the balance of the term of the agreement and all vested and unexercised stock options will vest immediately. Upon completion of the Transactions, these executive officers entered into amendments to their employment agreements which contained acknowledgements that the Merger would not trigger any “change of control” payments under their employments agreements.
      In June 1997, we entered into a senior management agreement with S. Frank Fritsch, which remains in effect until terminated by either us or Mr. Fritsch. Under this agreement, Mr. Fritsch is entitled to an annual salary of $130,000, subject to adjustment from time to time by the compensation committee of our board of directors. The compensation committee has increased Mr. Fritsch’s salary on several occasions subsequent to entering that agreement. The compensation committee may also in its discretion award incentive compensation to Mr. Fritsch. Further, Mr. Fritsch is entitled to any employment and fringe benefits under our policies as they exist from time to time and which are made available to our senior executive employees. During the employment term and for two years after the termination of his employment, Mr. Fritsch may not solicit any of our customers or employees or participate in any business that competes with us in the United States.
      In March 2000, we entered into change of control agreements with Mr. Fritsch and Martin F. Jackson, which were each amended on February 23, 2001. These agreements provide that if within a five-year period immediately following a change of control of our company, we terminate Mr. Fritsch or Mr. Jackson without cause, reduce either of their compensation from that in effect prior to the change of control or relocate Mr. Fritsch or Mr. Jackson to a location more than 25 miles from Mechanicsburg, Pennsylvania, we are obligated to pay the affected individual a lump sum cash payment equal to his base salary plus bonus for the previous three completed calendar years. If at the time we terminate Mr. Fritsch or Mr. Jackson without cause or Mr. Fritsch or Mr. Jackson terminates his employment for good reason in connection with a change in control, Mr. Fritsch or Mr. Jackson has been employed by us for less than three years, we must pay the terminated individual three times his average total annual cash compensation (base salary and bonus) for his years of service. In addition, the agreements provide that all unvested stock options will vest upon termination. A change in control has the same definition as in the employment agreements of Rocco A. Ortenzio, Robert A. Ortenzio and Patricia A. Rice, as described above. Upon completion of the Transactions, Mr. Fritsch and Mr. Jackson entered into amendments to their change of control agreements which contained acknowledgements that the Merger would not trigger any “change of control” payments under their change of control agreements.
Restricted Stock and Option Plan
      Holdings adopted a 2005 Equity Incentive Plan which became effective contemporaneously with the consummation of the Transactions, which we refer to as the equity plan. On November 8, 2005, Holdings amended and restated the equity plan. The total number of shares of common stock available under the amended and restated equity plan for the grant of stock options is 22,724,598 shares in the aggregate, plus an additional amount calculated from time to time equal to 10% of Holdings’ total issued and outstanding shares of common stock in excess of 227,245,979; provided that not more than 25,000,000 shares are available for grant of incentive stock options under the amended and restated equity plan. The number of shares of stock available under the amended and restated equity plan for grants of restricted stock has been increased to 52,589,075 shares in the aggregate.
      Shares of common stock relating to expired or terminated options may again be subject to an option or award under the amended and restated equity plan, subject to limited restrictions, including any limitation required by the United States Internal Revenue Code of 1986, as amended (referred to below as the Code). In addition, upon the exercise of a stock option, the number of shares underlying the option will be added to the total number of shares with respect to which stock options may be granted; provided that all the applicable securities law requirements and listing requirements, if any, have been satisfied. The amended and restated equity plan provides for the grants of incentive stock options, within the meaning of Section 422 of the Code, to selected employees, and for grants of non-qualified stock options and awards and restricted stock awards to selected employees, directors or consultants. The purposes of the amended and restated equity plan are to attract and retain the best available personnel, provide additional incentives to our employees, directors and consultants and to promote the success of our business.
      The compensation committee of the board of directors of Holdings administers the amended and restated equity plan which, from and after the date Holdings registers any class of its equity securities under the Securities Exchange Act of 1934, as amended, will be comprised of at least two members of the board of directors who are non-employee directors and outside directors within the meaning of the Code. If there is no compensation committee, the board of directors, within the meaning of applicable securities laws, will administer the amended and restated equity plan. The administrator of the amended and restated equity plan has the authority to select participants to receive awards of stock options or restricted stock pursuant to the amended and restated equity plan. The administrator also has the authority to determine the time of receipt, the types of awards and number of shares covered by awards, and to establish the terms, conditions and other provisions of the awards under the amended and restated equity plan.
      In general, the exercise price of any stock option granted is set by the administrator, but in no event will be less than 100% of the fair market value of the underlying shares at the time of grant. Stock options may be subject to terms and conditions, including vesting provisions, set forth by the administrator. The exercise price of any incentive stock option granted to an employee who possesses more than 10% of the total combined voting power of all classes of our shares within the meaning of Section 422(b)(6) of the Code must be at least 110% of the fair market value of the underlying share at the time the option is granted. Furthermore, the aggregate fair market value of shares of common stock that may be exercisable for the first time under an incentive stock option by an employee during any calendar year may not exceed $100,000. The term of any incentive stock option cannot exceed ten years from the date of grant.
      Shares of restricted stock granted under the amended and restated equity plan may not be sold, assigned, transferred, pledged or otherwise encumbered by the participant until the satisfaction of conditions set by the administrator and may be subject to forfeiture or repurchase by our company prior to the satisfaction of conditions set by the administrator.
      The amended and restated equity plan will terminate ten years following its effective date but the board of directors of Holdings may terminate the amended and restated equity plan at any time in its sole discretion. The board of directors of Holdings may amend the amended and restated equity plan subject to restrictions requiring the approval of Welsh Carson.
      Pursuant to the amended and restated equity plan, on November 8, 2005 Holdings awarded to Rocco A. Ortenzio and Robert A. Ortenzio restricted stock awards in the amount of 3,750,000 and 5,250,000 shares of Holdings’ common stock, respectively. The restricted stock award granted to Rocco A. Ortenzio is not subject to vesting, and the restricted stock award granted to Robert A. Ortenzio is subject to ratable monthly vesting over a three-year period from the date of grant.
Non-Employee Director Plan
      On August 10, 2005 the board of directors of Holdings authorized a director stock option plan (the “Director Plan”) for non-employee directors, which was formally approved on November 8, 2005. 250,000 shares of Holdings’ common stock are reserved for awards under the Director Plan.
Long-Term Cash Incentive Plan
      On June 2, 2005, Holdings adopted a Long-Term Cash Incentive Plan, which we refer to as the cash plan. The total number of units available under the cash plan for awards may not exceed 100,000. If any awards are terminated, forfeited or cancelled, units granted under such awards are available for award again under the cash plan. The purposes of the cash plan are to attract and retain key employees, motivate participating key employees to achieve the long-range goals of our company, provide competitive incentive compensation opportunities and further align the interests of participating key employees with Holdings’ stockholders.
      The compensation committee of the board of directors of Holdings administers the cash plan. If there is no compensation committee, the board of directors will administer the cash plan. The administrator of the cash plan has the authority, in its sole discretion, to select participants to receive awards of units. The administrator also has the authority to determine the time of receipt, the types of awards and number of units conveyed by awards, and to establish the terms, conditions and other provisions of the awards under the cash plan. Except as otherwise provided in a participant’s unit award agreement, a participant will forfeit all such units granted upon termination of employment for any reason other than for death or disability.
      Payment of cash benefits is based upon (i) the value of our company upon a change of control of Holdings or upon qualified initial public offering of Holdings or (ii) a redemption of Holdings’ preferred stock or special dividends paid on Holdings’ preferred stock. Until the occurrence of an event that would trigger the payment of cash on any outstanding units is deemed probable by us, no expense for any award is reflected in our financial statements.

      On August 10, 2005, the compensation committee of the board of directors of Holdings allocated the available units in the cash plan among the members of senior management of Holdings and the Company as follows:

% Allocation of
Cash Plan
Name of Executive	Units

Robert A. Ortenzio	35%
Rocco A. Ortenzio	25%
Patricia A. Rice	15%
Martin F. Jackson	7%
James J. Talalai	5%
Michael E. Tarvin	5%
S. Frank Fritsch	5%
David W. Cross	3%
      On September 29, 2005, Select paid $14.5 million to management under the cash plan as a result of a special dividend paid to holders of Holdings’ preferred stock with the proceeds of the $175.0 million senior floating rate notes issued by Holdings.
Employee Stock Purchase Plan
      On April 1, 2005, Holdings adopted an Employee Stock Purchase Plan, which we refer to as the stock plan, pursuant to which specified employees of our company (other than members of our senior management team) have been given the opportunity to purchase shares of Holdings preferred stock and common stock. The maximum number of shares of participating preferred stock available under the stock plan is 89,216 and the maximum number of shares of common stock available under the plan is 599,975. As of December 31, 2005, 120,208.18 shares of Holdings’ participating preferred stock and 808,400 shares of Holdings’ common stock were issued to employees under the stock plan. The purposes of the stock plan are to attract and retain the best available personnel, provide additional incentives to our employees and to promote the success of our business.
      The board of directors of Holdings administers the stock plan. The administrator of the stock plan has the authority to sell to any employee shares of stock in such quantity, at such price and on such terms, subject to the terms and conditions set forth in the stock plan, as the administrator may determine in its sole discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth information as of June 30, 2006, with respect to the beneficial ownership of the capital stock of Holdings by (i) our chief executive officer and each of the other executive officers set forth below, (ii) each of our directors, (iii) all of our directors and executive officers as a group and (iv) each holder of five percent (5%) or more of any class of Holdings’ outstanding capital stock. The determinations of beneficial ownership set forth in the table below do not give effect to any voting or other agreements set forth in the Stockholders Agreement dated as of February 24, 2005 which is attached as Exhibit 10.76 to the Registration Statement of which this prospectus is a part.

			Participating	Percent of
		Percent of	Preferred Shares	Outstanding
	Common Shares	Outstanding	Beneficially	Participating
Name of Beneficial Owner(1)	Beneficially Owned	Common Shares	Owned	Preferred Shares

Welsh, Carson, Anderson & Stowe(2)	114,938,082	55.9%	16,877,179.59	76.1%
Thoma Cressey Equity Partners(3)	17,554,946	8.5%	2,610,400.84	11.8%
Rocco A. Ortenzio(4)	22,453,271	10.9%	921,500.59	4.2%
Robert A. Ortenzio(5)	21,651,873	10.5%	913,858.31	4.1%
Russell L. Carson	2,910,387	1.4%	432,771.36	2.0%
Bryan C. Cressey(6)	17,962,732	8.7%	2,671,038.22	12.1%
David S. Chernow(7)	20,000	*	2,973.98	*
James E. Dalton, Jr.	50,000	*	7,434.94	*
Thomas A. Scully(8)	130,255	*	4,460.97	*
Leopold Swergold	200,000	*	29,739.78	*
Sean M. Traynor	5,000	*	743.49	*
Patricia A. Rice(9)	6,898,361	3.4%	53,531.60	*
S. Frank Fritsch(10)	1,448,482	*	46,864.77	*
Martin F. Jackson(11)	3,632,781	1.8%	54,066.93	*
All directors and executive officers as a group(12) (sixteen persons)	80,816,657	39.3%	5,167,691.68	23.3%

*	Less than one percent

(1)	Unless otherwise indicated, the address of each of the beneficial owners identified is 4716 Old Gettysburg Road, P.O. Box 2034, Mechanicsburg, Pennsylvania 17055.

(2)	Represents (A) 80,857,183 common shares and 12,023,373.01 participating preferred shares held by WCAS IX over which WCAS IX has sole voting and investment power, (B) 15,000 common shares and 2,230.48 participating preferred shares held by WCAS Management Corporation, over which WCAS Management Corporation has sole voting and investment power, (C) 3,623,302 common shares and 538,780.97 participating preferred shares held by WCAS Capital Partners IV, L.P., over which WCAS Capital Partners IV, L.P. has sole voting and investment power, (D) an aggregate 8,246,203 common shares and 1,226,213.10 participating preferred shares held by individuals who are general partners of WCAS IX Associates LLC, the sole general partner of WCAS IX and/or otherwise employed by an affiliate of Welsh, Carson, Anderson & Stowe, and (E) an aggregate 22,196,394 common shares and 3,086,582.03 participating preferred shares held by other co-investors, over which WCAS IX has sole voting power. Each of the following individuals are managing members of WCAS IX Associates, LLC, the sole general partner of WCAS IX, and WCAS CP IV Associates, LLC, the sole general partner of WCAS Capital Partners IV, L.P.: Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Thomas E. Mclnerney, Robert A. Minicucci, Anthony J. de Nicola, Paul B.

Queally, D. Scott Mackesy, Sanjay Swani, John D. Clark, James R. Matthews, Sean M. Traynor, John Almeida and Jonathan M. Rather. In addition, Thomas A. Scully is also a managing member of WCAS CP IV Associates, LLC. Each of the following individuals are shareholders of WCAS Management Corporation: Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Thomas E. Mclnerney and Robert A. Minicucci. The principal executive offices of Welsh, Carson, Anderson & Stowe are located at 320 Park Avenue, Suite 2500, New York, New York 10022.

(3)	Represents (A) 7,480,145 common shares and 1,112,289.19 participating preferred shares held by Thoma Cressey Fund VI, L.P. over which Thoma Cressey Fund VI, L.P. has shared voting and investment power, (B) 74,801 common shares and 11,122.80 participating preferred shares held by Thoma Cressey Friends Fund VI, L.P., over which Thoma Cressey Friends Fund VI, L.P. has shared voting and investment power, (C) 9,846,200 common shares and 1,464,118.96 participating preferred shares held by Thoma Cressey Fund VII, L.P., over which Thoma Cressey Fund VII, L.P. has shared voting and investment power, and (D) 153,800 common shares and 22,869.89 participating preferred shares held by Thoma Cressey Friends Fund VII, L.P., over which Thoma Cressey Friends Fund VII, L.P. has shared voting and investment power. The sole general partner of each of Thoma Cressey Fund VII, L.P. and Thoma Cressey Friends Fund VII, L.P. (collectively, “Thoma Cressey Fund VII”) is TC Partners VII, L.P. (the “Fund VII GP”). The sole general partner of Fund VII GP is Thoma Cressey Equity Partners Inc. (the “Ultimate GP”). The sole general partner of each of Thoma Cressey Fund VI, L.P. and Thoma Cressey Friends Fund VI, L.P. (collectively, “Thoma Cressey Fund VI”) is TC Partners VI, L.P. (the “Fund VI GP”). The sole general partner of Fund VI GP is the Ultimate GP. The sole shareholder of the Ultimate GP is Carl D. Thoma. The officers of the Ultimate GP are Carl D. Thoma, Bryan C. Cressey and Lee M. Mitchell. The principal executive offices of the Ultimate GP are located at 233 South Wacher, Chicago, IL 60606.

(4)	In addition to shares held by Rocco A. Ortenzio in his individual capacity, includes 5,000,000 common shares held by the Robert A. Ortenzio Descendants Trust, of which Mr. Rocco Ortenzio is a trustee. Mr. Rocco Ortenzio disclaims beneficial ownership of shares held by the Robert A. Ortenzio Descendants Trust except in his capacity as a fiduciary of such trust.

(5)	In addition to shares held by Robert A. Ortenzio in his individual capacity, includes 10,256,176 common shares which are subject to restrictions on transfer set forth in a restricted stock award agreement entered into at the time of the consummation of the Transactions.

(6)	In addition to shares owned by Bryan C. Cressey in his individual capacity, includes (A) 7,480,145 common shares and 1,112,289.19 participating preferred shares held by Thoma Cressey Fund VI, L.P., (B) 74,801 common shares and 11,122.80 participating preferred shares held by Thoma Cressey Friends Fund VI, L.P., (C) 9,846,200 common shares and 1,464,118.96 participating preferred shares held by Thoma Cressey Fund VII, L.P., and (D) 153,800 common shares and 22,869.89 participating preferred shares held by Thoma Cressey Friends Fund VII, L.P. Mr. Cressey is a principal of Thoma Cressey Equity Partners Inc. Mr. Cressey may be deemed to beneficially own the shares beneficially owned by Thoma Cressey Fund VI, L.P., Thoma Cressey Friends Fund VI, L.P., Thoma Cressey Fund VII, L.P. and Thoma Cressey Friends Fund VII, L.P. Mr. Cressey disclaims beneficial ownership of such shares. The principal address of Mr. Cressey is 9200 Sears Tower, 233 South Wacker Drive, Chicago, IL 60606.

(7)	Represents 20,000 common shares held by David S. Chernow and Elizabeth A. Chernow as tenants in common.

(8)	Includes 100,255 common shares which are subject to restrictions on transfer set forth in a restricted stock award agreement entered into at the time of the consummation of the Transactions.

(9)	Includes 3,923,361 common shares which are subject to restrictions on transfer set forth in a restricted stock award agreement entered into at the time of the consummation of the Transactions. In addition to shares held by Patricia A. Rice in her individual capacity, includes 360,000 common shares and 53,531.60 participating preferred shares owned by The Patricia Ann Rice Living Trust for which Ms. Rice acts as a trustee, and 2,615,000 common shares owned by the 2005 Rice Family Trust for which Ms. Rice acts as investment trustee.

(10)	Includes 1,133,316 common shares which are subject to restrictions on transfer set forth in a restricted stock award agreement entered into at the time of the consummation of the Transactions.

(11)	Includes 3,269,181 common shares which are subject to restrictions on transfer set forth in a restricted stock award agreement entered into at the time of the consummation of the Transactions. In addition to shares held by Martin F. Jackson in his individual capacity, includes an aggregate 14,400 common shares and 2,141.28 participating preferred shares owned by Mr. Jackson’s children who live in his household and over which Mr. Jackson acts as custodian.

(12)	Includes an aggregate 18,722,290 common shares which are subject to restrictions on transfer set forth in restricted stock award agreements entered into at the time of the consummation of the Transactions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Arrangements with Our Investors
      In connection with the consummation of the Transactions, Welsh Carson, Thoma Cressey and their co-investors and our continuing investors, including Rocco A. Ortenzio, Robert A. Ortenzio, Russell L. Carson and other individuals affiliated with Welsh Carson, Bryan C. Cressey, Patricia A. Rice, Martin F. Jackson, S. Frank Fritsch, Michael E. Tarvin, James J. Talalai and Scott A. Romberger, entered into agreements with Holdings as described below.

Stock Subscription and Exchange Agreement
      Pursuant to a stock subscription and exchange agreement, in connection with the Transactions the investors purchased shares of Holdings’ preferred stock and common stock for an aggregate purchase price of $570.0 million in cash plus rollover shares of Select common stock (with such rollover shares being valued at $152.0 million in the aggregate, or $18.00 per share, for such purposes). Our continuing investors purchased shares of Holdings stock at the same price and on the same terms as Welsh Carson, Thoma Cressey and their co-investors. Upon consummation of the Merger, all rollover shares were cancelled without payment of any merger consideration.
      In July 2005, Mr. Chernow purchased 2,973.98 shares of preferred stock and 20,000 shares of common stock of Holdings for an aggregate of $100,000; Mr. Dalton purchased 7,434.94 shares of preferred stock and 50,000 shares of common stock of Holdings for an aggregate of $250,000; and Mr. Swergold purchased 29,739.78 shares of preferred stock and 200,000 shares of common stock for an aggregate of $1,000,000.
      On September 29, 2005, we paid $14.5 million to certain members of senior management of Select under the cash plan as a result of a special dividend paid to holders of Holdings’ preferred stock with the proceeds of the $175 senior floating rate notes issued by Holdings.

Stockholders Agreement and Equity Registration Rights Agreement
      The stockholders agreement entered into by Holdings’ investors in connection with the Transactions contains certain restrictions on the transfer of equity securities of Holdings and provides certain stockholders with certain preemptive and information rights. Pursuant to the registration rights agreement, Holdings granted certain of our investors rights to require Holdings to register shares of common stock under the Securities Act.

Securities Purchase Agreement and Debt Registration Rights Agreement
      In connection with the Transactions, Holdings, WCAS Capital Partners IV, L.P., Rocco A. Ortenzio, Robert A. Ortenzio and certain other investors who are members of or affiliated with the Ortenzio family entered into a securities purchase agreement pursuant to which they purchased senior subordinated notes and shares of preferred and common stock from Holdings for an aggregate $150.0 million purchase price. In connection with such investment, these investors entered into the stockholders and registration rights agreements referred to under “— Stockholders Agreement and Equity Registration Rights Agreement” with respect to the Holdings’ equity securities acquired by them and a separate registration rights agreement with Holdings that granted these investors rights to require Holdings to register the senior subordinated notes acquired by them under the Securities Act under certain circumstances.

Transaction Fee
      In connection with the Transactions, an aggregate $24.6 million in financing fees was paid to Welsh Carson, Thoma Cressey (or affiliates thereof) and to certain of our other continuing investors in connection with the Transactions and we reimbursed Welsh Carson and its affiliates for their out-of-pocket expenses in connection with the Transactions.

Restricted Stock Award Agreement
      On June 2, 2005, Holdings and Rocco A. Ortenzio entered into a Restricted Stock Award Agreement, pursuant to which a warrant previously granted to Mr. Ortenzio was cancelled and Mr. Ortenzio was awarded shares of Holdings’ common stock.
Other Arrangements with Directors and Executive Officers

Lease of Office Space
      We lease our corporate office space at 4716, 4718 and 4720 Old Gettysburg Road, Mechanicsburg, Pennsylvania, from Old Gettysburg Associates, Old Gettysburg Associates II and Old Gettysburg Associates III. Old Gettysburg Associates and Old Gettysburg Associates III are general partnerships that are owned by Rocco A. Ortenzio, Robert A. Ortenzio and John M. Ortenzio. Old Gettysburg Associates II is a general partnership owned by Rocco A. Ortenzio, Robert A. Ortenzio, John M. Ortenzio and Select Capital Corporation, a Pennsylvania corporation whose principal offices are located in Mechanicsburg, Pennsylvania. Rocco A. Ortenzio, Robert A. Ortenzio, Martin J. Ortenzio and John M. Ortenzio each own 25% of Select Capital Corporation. We obtained independent appraisals at the time we executed leases with these partnerships which support the amount of rent we pay for this space. In the year ended December 31, 2005, we paid to these partnerships an aggregate amount of $1,965,521, for office rent, for various improvements to our office space and miscellaneous expenses. Our current lease for 43,919 square feet of office space at 4716 Old Gettysburg Road and our lease for 12,225 square feet of office space at 4718 Old Gettysburg Road expire on December 31, 2014.
      On May 15, 2001 we entered into a lease for 7,214 square feet of additional office space at 4720 Old Gettysburg Road in Mechanicsburg, Pennsylvania which expires on December 31, 2014. We amended this lease on February 26, 2002 to add a net of 4,200 square feet of office space. On October 29, 2003, we entered into leases for an additional 3,008 square feet of office space at 4718 Old Gettysburg Road for a five year initial term at $17.40 per square foot, and an additional 8,644 square feet of office space at 4720 Old Gettysburg Road for a five year initial term at $18.01 per square foot.
      We currently pay approximately $1,963,017 per year in rent for the office space leased from these three partnerships. We amended our lease for office space at 4718 Old Gettysburg Road on February 19, 2004 to relinquish a net of 695 square feet of office space. On March 19, 2004, we entered into leases for an additional 2,436 square feet of office space at 4718 Old Gettysburg Road from Old Gettysburg Associates for a three year initial term at $19.31 per square foot, and an additional 2,579 square feet of office space at 4720 Old Gettysburg Road from Old Gettysburg Associates II for a five year initial term at $18.85 per square foot.
      On August 10, 2005, we entered into a lease for approximately 8,615 square feet of additional office space at 4720 Old Gettysburg Road in Mechanicsburg, Pennsylvania (the “Additional Lease”) with Old Gettysburg Associates II, a general partnership owned by Rocco A. Ortenzio, Robert A. Ortenzio, John M. Ortenzio and Select Capital Corporation, a Pennsylvania corporation whose principal office is located in Mechanicsburg, Pennsylvania.

Equity Incentive Plan
      Holdings has adopted a restricted stock and option plan, which we refer to as the equity plan. Members of our management, including some of those who participated in the Transactions as continuing investors, received awards under the equity plan. The equity plan was amended and restated in November 2005. Pursuant to the amended and restated equity plan, on November 8, 2005 Holdings awarded to Rocco A. Ortenzio and Robert A. Ortenzio restricted stock awards in the amount of 3,750,000 and 5,250,000 shares of Holdings’ common stock, respectively. The restricted stock award granted to Rocco A. Ortenzio is not subject to vesting, and the restricted stock award granted to Robert A. Ortenzio is subject to ratable monthly vesting over a three-year period from the date of grant. See “Executive Compensation — Restricted Stock and Option Plan.”

Non-Employee Director Plan
      On August 10, 2005, the board of directors of Holdings authorized a director stock option plan (the “Director Plan”) for non-employee directors. 250,000 shares of Holdings’ common stock were reserved for awards under the Director Plan. On November 8, 2005, the board of directors of Holdings formally approved the previously authorized stock option plan for non-employee directors, under which Holdings can issue options to purchase up to 250,000 shares of Holdings’ common stock. See “Executive Compensation — Non-Employee Director Plan.”

Long-Term Cash Incentive Plan
      Holdings has adopted a long-term cash incentive plan, referred to as the cash plan. Participants under the cash plan will receive cash payments in respect of awards issued under the plan to the extent Holdings exceeds targeted returns on invested equity as of a liquidity event, such as a sale of our company or an initial public offering by Holdings, within a specified number of years or upon the redemption of Holdings’ preferred stock or special dividends on Holdings’ preferred stock. On September 29, 2005, Select paid $14.5 million to management under the cash plan as a result of a special dividend paid to holders of Holdings preferred stock with the proceeds of the $175.0 million senior floating rate notes issued by Holdings. See “Executive Compensation — Long-Term Cash Incentive Plan.”

Employee Stock Purchase Plan
      Holdings has also adopted an employee stock purchase plan pursuant to which specified employees of Select (other than members of its senior management team) were given the opportunity to purchase shares of Holdings preferred stock and common stock. See “Executive Compensation — Employee Stock Purchase Plan.”

Consulting Agreement with Director
      On January 1, 2004, Select entered into a consulting agreement with Thomas A. Scully, a member of Select’s board of directors, the term of which expired on December 31, 2005 and was not renewed. Pursuant to the terms of the consulting agreement, Mr. Scully provided regulatory advice and government relations services to Select as directed by Select’s Chief Executive Officer. In exchange for his services, Mr. Scully received annual compensation of $75,000.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS
      We summarize below the principal terms of the agreements that govern Select’s senior secured credit facility, Select’s senior subordinated notes and Holdings’ senior subordinated notes. This summary is not a complete description of all the terms of such agreements.
Select’s Senior Secured Credit Facility

General
      On February 24, 2005, Select entered into a senior secured credit facility with a syndicate of financial institutions and institutional lenders. Set forth below is a summary of the terms of Select’s senior secured credit facility.
      Select’s senior secured credit facility provides for senior secured financing of up to $880.0 million, consisting of:

•	a $300.0 million revolving credit facility with a maturity of six years, including both a letter of credit sub-facility and a swingline loan sub-facility, and

•	a $580.0 million term loan facility with a maturity of seven years.
      In addition, Select may request additional tranches of term loans or increases to the revolving credit facility in an aggregate amount not exceeding $100.0 million, subject to certain conditions and receipt of commitments by existing or additional financial institutions or institutional lenders.
      All borrowings under Select’s senior secured credit facility are subject to the satisfaction of required conditions, including the absence of a default at the time of and after giving effect to such borrowing and the accuracy of the representations and warranties of the borrowers.

Interest and Fees
      The interest rate applicable to loans, other than swingline loans, under Select’s senior secured credit facility are, at its option, equal to either an alternate base rate or an adjusted LIBOR rate for a one, two, three or six month interest period, or a nine or twelve month period if available, in each case, plus an applicable margin. The alternate base rate is the greater of (1) JPMorgan Chase Bank, N.A.’s prime rate and (2) one-half of 1% over the weighted average of rates on overnight federal funds as published by the Federal Reserve Bank of New York. The adjusted LIBOR rate is determined by reference to settlement rates established for deposits in dollars in the London interbank market for a period equal to the interest period of the loan and the maximum reserve percentages established by the Board of Governors of the United States Federal Reserve to which the lenders are subject.
      The applicable margin percentage was initially (1) 1.50% for alternate base rate revolving loans and (2) 2.50% for adjusted LIBOR revolving loans, subject to reduction based upon the ratio of Select’s total indebtedness to its consolidated EBITDA (such term being used herein as defined in the credit agreement). The applicable margin percentage is currently (1) 1.00% for alternate base rate revolving loans and (2) 2.00% for adjusted LIBOR revolving loans. The applicable margin percentages for the term loans are (1) 0.75% for alternative base rate loans and (2) 1.75% for adjusted LIBOR loans.
      Swingline loans will bear interest at the interest rate applicable to alternate base rate revolving loans.
      On the last day of each calendar quarter Select is required to pay each lender a commitment fee in respect of any unused commitments under the revolving credit facility, which is currently 0.375% per annum subject to adjustment based upon the ratio of Select’s total indebtedness to its consolidated EBITDA.

Prepayments
      Subject to exceptions, Select’s senior secured credit facility requires mandatory prepayments of term loans in amounts equal to:

•	50% (as may be reduced based on Select’s ratio of total indebtedness to its consolidated EBITDA) of Select’s annual excess cash flow (as defined in the credit agreement);

•	100% of the net cash proceeds from asset sales and casualty and condemnation events, subject to reinvestment rights and certain other exceptions;

•	50% (as may be reduced based on Select’s ratio of total indebtedness to its consolidated EBITDA) of the net cash proceeds from specified issuances of equity securities; and

•	100% of the net cash proceeds from certain incurrences of debt.
      As of March 31, 2006, we had not been required to make any mandatory prepayments under the senior secured credit facility.
      Voluntary prepayments and commitment reductions are permitted, in whole or in part, in minimum amounts without premium or penalty, other than breakage costs with respect to adjusted LIBOR rate loans in an amount equal to the difference between the amount of interest that would have accrued on such principal amount through the last day of the applicable interest period had the prepayment or commitment reduction not occurred over the amount of interest that would accrue on such principal amount for such period at the interest rate the lender would bid, were the lender to bid, at the beginning of such period for dollar deposits of a comparable amount from other banks in the eurodollar market.

Amortization of Principal
      Select’s senior secured credit facility requires scheduled quarterly payments on the term loans each equal to 0.25%, or $1.45 million, of the original principal amount of the term loans for the first six years, with the balance paid in four equal quarterly installments of $136.7 million thereafter.

Collateral and Guarantors
      Select’s senior secured credit facility is guaranteed by us and substantially all of Select’s current subsidiaries, and will be guaranteed by substantially all of Select’s future subsidiaries and secured by substantially all of its existing and future property and assets and by a pledge of its capital stock and the capital stock of its subsidiaries.

Restrictive Covenants and Other Matters
      Select’s senior secured credit facility requires that it comply on a quarterly basis with certain financial covenants, including a minimum interest coverage ratio test and a maximum leverage ratio test, which financial covenants become more restrictive over time. For the four consecutive fiscal quarters ended March 31, 2006, Select was required to maintain an interest expense coverage ratio (its ratio of consolidated EBITDA to cash interest expense) for the prior four consecutive quarters of at least 2.00 to 1.00. Select’s interest expense coverage ratio was 2.96 to 1.00 for such period. As of March 31, 2006, Select was required to maintain its leverage ratio (its ratio of total indebtedness to consolidated EBITDA for the prior four consecutive fiscal quarters) at less than 4.75 to 1.00. Select’s leverage ratio was 3.79 to 1.00 as of such date. In addition, Select’s senior secured credit facility includes negative covenants, subject to significant exceptions, restricting or limiting its ability and the ability of Holdings and its restricted subsidiaries, to, among other things:

•	incur, assume, permit to exist or guarantee additional debt and issue or sell or permit any subsidiary to issue or sell preferred stock;

•	pay dividends or other distributions on, redeem, repurchase, retire or cancel capital stock;

•	purchase or acquire any debt or equity securities of, make any loans or advances to, guarantee any obligation of, or make any other investment in, any other company;

•	incur or permit to exist certain liens on property or assets owned or accrued or assign or sell any income or revenues with respect to such property or assets;

•	sell or otherwise transfer property or assets to, purchase or otherwise receive property or assets from, or otherwise enter into transactions with affiliates;

•	merge, consolidate or amalgamate with another company or permit any subsidiary to merge, consolidate or amalgamate with another company;

•	sell, transfer or otherwise dispose of assets, including any equity interests;

•	repay, redeem, repurchase, retire or cancel any subordinated debt;

•	incur capital expenditures;

•	engage to any material extent in any business other than business of the type currently conducted by Select or reasonably related businesses; and

•	incur obligations that restrict the ability of its subsidiaries to incur or permit to exist any liens on its property or assets or to make dividends or other payments to us.
      Select’s senior secured credit facility also contains certain representations and warranties, affirmative covenants and events of default. The events of default payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting Select’s senior secured credit facility to be in full force and effect and any change of control. If such an event of default occurs, the lenders under Select’s senior secured credit facility will be entitled to take various actions, including the acceleration of amounts due under Select’s senior secured credit facility and all actions permitted to be taken by a secured creditor.
Select’s Senior Subordinated Notes
      On February 24, 2005, Select issued $660.0 million of senior subordinated notes due 2015. Select’s 7 5/8% senior subordinated notes bear interest at a stated rate of 7 5/8%. Select’s 7 5/8% senior subordinated notes are unsecured senior subordinated obligations and are subordinated in right of payment to all of its senior indebtedness, including obligations under Select’s senior secured credit facility. All of Select’s subsidiaries that guarantee its senior secured credit facility and, as required by the indenture governing Select’s 7 5/8% senior subordinated notes, specified future subsidiaries will guarantee Select’s 7 5/8% senior subordinated notes on an unsecured senior subordinated basis. Select may redeem some or all of Select’s 7 5/8% senior subordinated notes prior to February 1, 2010 at a price equal to 100% of the principal amount plus accrued and unpaid interest and a “make-whole” premium. Thereafter, Select may redeem some or all of Select’s 7 5/8% senior subordinated notes at 103.813% of the principal amount plus accrued and unpaid interest beginning on February 1, 2010, 102.542% of the principal amount plus accrued and unpaid interest beginning on February 1, 2011, 101.271% of the principal amount plus accrued and unpaid interest beginning February 1, 2012 and 100.0% of the principal amount plus accrued and unpaid interest beginning on February 1, 2013. In addition, prior to February 1, 2008, Select may redeem up to 35% of Select’s 7 5/8% senior subordinated notes from the proceeds of certain equity offerings. If a change in control as defined in the indenture occurs, Select must offer to repurchase Select’s 7 5/8% senior subordinated notes at 101% of the principal amount of the notes, plus accrued and unpaid interest. Select’s 7 5/8 % senior subordinated notes are subject to customary negative covenants and restrictions on actions by Select and its subsidiaries including, without limitation, restrictions on additional indebtedness, investments, asset dispositions outside the ordinary course of business, liens, the declaration or payment of dividends and transactions with affiliates, among other restrictions.
Holdings’ Senior Subordinated Notes
      Concurrently with the consummation of the Transactions, Holdings issued to WCAS Capital Partners IV, L.P., an investment fund affiliated with Welsh Carson, which we refer to as WCAS CP IV, Rocco A. Ortenzio, Robert A. Ortenzio and certain other investors who are members of or affiliated with the Ortenzio family, $150.0 million in aggregate principal amount of our senior subordinated notes due 2015, which we refer to as Holdings senior subordinated notes, and an agreed-upon number of shares of our preferred stock and common stock, for an aggregate purchase price of $150.0 million. The proceeds from the issuance of Holdings senior subordinated notes were contributed by Holdings to Select as equity.
      In connection with the issuance of the outstanding notes, Holdings senior subordinated notes were amended and restated to, among other things, subordinate them to the notes and extend their maturity date to December 31, 2015, which is after the scheduled maturity of each of Select’s senior secured credit facility, Select’s 7 5/8 % senior subordinated notes and the notes.

      Select’s senior secured credit facility and the indenture governing Select’s 7 5/8 % senior subordinated notes contain restrictions on its ability to pay dividends or other distributions to Holdings for the purpose of paying cash interest on the Holdings senior subordinated notes. See “— Select’s senior secured credit facility” and “Description of the Exchange Notes — Certain covenants — Restricted payments.” Holdings senior subordinated notes bear interest at a rate of 10% per annum, except that if any interest payment is not paid in cash, such unpaid amount will be multiplied by 1.2 and added to the outstanding principal amount of Holdings senior subordinated notes (with the result that such unpaid interest will have accrued at an effective rate of 12% instead of 10%). Interest on Holdings senior subordinated notes will be payable semi-annually in arrears.
      Holdings senior subordinated notes may be prepaid, in whole or in part, without premium or penalty. In addition, Holdings senior subordinated notes are subject to mandatory prepayment in the event of any change of control, initial public offering or sale of all or substantially all of Holdings’ assets. Select’s senior secured credit facility and the indenture governing Select’s 7 5/8 % senior subordinated notes contain restrictions on its ability to pay dividends or other distributions to Holdings for the purpose of making principal payments on Holdings senior subordinated notes. See “— Select’s Senior Secured Credit Facility” and “Description of the Exchange Notes — Certain Covenants — Restricted Payments.” Holdings senior subordinated notes are subordinate in right of payment to the notes offered hereby and our guaranty of Select’s senior secured credit facility on the terms set forth in Holdings senior subordinated notes.

DESCRIPTION OF THE EXCHANGE NOTES
      You can find the definitions of certain terms used in this description under the subheading “— Certain definitions.” In this description, (1) the terms “Issuer,” “we” and “our” refer only to Select Medical Holdings Corporation and not to any of our subsidiaries and (2) the term “notes” refers to the $175.0 million in aggregate principal amount of our senior floating rate notes due 2015 and the exchange notes.
      We will issue the exchange notes under an indenture between U.S. Bank National Association, as trustee, and us. The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
      The terms of the exchange notes are identical in all material respects to the outstanding notes except that upon completion of the exchange offer, the exchange notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights.
      The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because the indenture, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth below under “— Additional information.” Certain defined terms used in this description but not defined below under “— Certain definitions” have the meanings assigned to them in the indenture.
      The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.
Brief Description of the Notes
      The notes:

•	are our general unsecured obligations;

•	are pari passu in right of payment to any of our senior Indebtedness; and

•	are senior in right of payment to all of our existing and future subordinated Indebtedness, including the Existing Subordinated Issuer Notes.
      As of March 31, 2006, our total outstanding indebtedness (excluding our guarantee of Select’s obligations under the Credit Agreement) on an unconsolidated basis was $325.0 million, consisting of the notes and the Existing Subordinated Issuer Notes. We have also guaranteed Select’s obligations under the Credit Agreement and have pledged 100% of the capital stock of Select to secure such guarantee. We only have a stockholder’s claim in the assets of its subsidiaries. This stockholder’s claim is junior to the claims that creditors of our subsidiaries have against those subsidiaries. Holders of the notes are only creditors of ours, and not of our subsidiaries. As a result, all the existing and future liabilities of our subsidiaries, including any claims of trade creditors, will be effectively senior to the notes. The total balance sheet liabilities of our subsidiaries, including Select, as of March 31, 2006, excluding unused commitments under the Credit Agreement, was $1,902.2 million, including $1,570.3 million of outstanding indebtedness. Additionally, our subsidiaries have other liabilities, including contingent liabilities, that may be significant.
      All of our operations are conducted through our subsidiaries. Therefore, our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to us. The terms of Select’s existing debt significantly restrict Select’s ability to pay dividends or make distributions or advances to us and any agreements entered into in the future governing debt incurred by Select or its subsidiaries is likely to contain similar restrictions. In addition, certain laws restrict the ability of our subsidiaries to pay dividends or make loans and advances to us.
Principal, Maturity and Interest
      We may issue additional notes other than the notes under the indenture from time to time. Any issuance of additional notes other than the notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “— Certain covenants — Incurrence of indebtedness and issuance of disqualified stock and preferred stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including waivers, amendments, redemptions and offers to purchase. We issued notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on September 15, 2015.
      The notes bear interest at a rate per annum, reset semi-annually, equal to LIBOR plus 5.75%, as determined by the calculation agent appointed by us (the “Calculation Agent”), the initial trustee. Interest on the notes is payable semi-annually in arrears on March 15 and September 15. According to this formula, the current interest rate on the notes is 10.82%. Interest on overdue principal accrues at a rate that is 1% higher than the then applicable interest rate on the notes. We will make each interest payment to the holders of record on the immediately preceding March 1 or September 1.
      Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid.
      Set forth below is a summary of certain of the defined terms used in the indenture relating to the notes.
      “Determination Date,” with respect to an Interest Period, is the second London Banking Day preceding the first day of such Interest Period.
      “Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period commenced on and included the Issue Date and ended on and included March 14, 2006.
      “LIBOR,” with respect to an Interest Period, is the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a six-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.
      “London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.
      “Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.
      “Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service or any successor service (or such other page as may replace Page 3750 on that service or any successor service).
      The amount of interest for each day that the notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the notes. The amount of interest to be paid on the notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

      All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or ..09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards). The interest rate on the notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.
      The Calculation Agent will, upon the request of the holder of any note, provide the interest rate then in effect with respect to the notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Issuer and the holders of the notes.
      Additional interest may accrue on the notes in certain circumstances pursuant to the registration rights agreement.
Methods of Receiving Payments on the Notes
      Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at our office or agency in the Borough of Manhattan, The City of New York (which initially will be an office of an affiliate of the trustee in New York, New York). At our option, however, payment of interest may be made by check mailed to the address of the holders as such address appears in the register of holders, and in addition, if a holder of at least $1.0 million in aggregate principal amount of notes has given wire transfer instructions to us prior to the record date for a payment, we will make such payment of principal of, premium, if any, and interest on such holder’s notes in accordance with those instructions. Payment of principal of, premium, if any, and interest on notes in global form registered in the name of or held by DTC or any successor depositary or its nominee will be made by wire transfer of immediately available funds to such depositary or its nominee, as the case may be, as the registered holder of such global note.
Paying Agent and Registrar for the Notes
      The trustee currently acts as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our subsidiaries may act as paying agent or registrar.
Transfer and Exchange
      A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We will not be required to transfer or exchange any note selected for redemption. Also, we will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.
Optional Redemption
      At any time prior to September 15, 2008, we may, on any one or more occasions, redeem either all remaining outstanding notes or up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 100% of the aggregate principal amount so redeemed plus a premium equal to the interest rate per annum of the notes applicable on the date on which the notice of redemption is given, plus accrued and unpaid interest to the redemption date. The net cash proceeds for any such redemption must be from one or more Equity Offerings by us or a contribution to our equity capital (other than Disqualified

Stock) from the net proceeds of one or more Equity Offerings by any direct or indirect parent of us (in each case, other than Excluded Contributions); provided that:

(1) either no notes remain outstanding immediately following such redemption or at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by us and our subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering or equity contribution.
      Except pursuant to the preceding paragraph and the second succeeding paragraph, the notes will not be redeemable at our option prior to September 15, 2009.
      On or after September 15, 2009, we may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on September 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2009	102.00%
2010	101.00%
2011 and thereafter	100.00%
      Before September 15, 2009, we may also redeem all or any portion of the notes upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, the date of redemption (a “Make-Whole Redemption Date”).
      “Applicable Premium” means, with respect to any note on any Make-Whole Redemption Date, the greater of (i) 1.0% of the principal amount of such note and (ii) the excess of (A) the present value at such Make-Whole Redemption Date of (1) the redemption price of such note at September 15, 2009 (exclusive of accrued interest), plus (2) all scheduled interest payments due on such note from the Make-Whole Redemption Date through September 15, 2009, such interest payments to be determined in accordance with the indenture assuming that LIBOR in effect on the date of such redemption notice would be the applicable LIBOR in effect through September 15, 2009, computed using a discount rate equal to the Treasury Rate at such Make-Whole Redemption Date, plus 50 basis points over (B) the principal amount of such note.
      “Treasury Rate” means, with respect to any Make-Whole Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such Make-Whole Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Make-Whole Redemption Date to September 15, 2009; provided, however, that if the period from such Make-Whole Redemption Date to September 15, 2009 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Make-Whole Redemption Date to September 15, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
Mandatory redemption
      We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control
      If a Change of Control occurs, each holder of notes will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, we will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.
      On the Change of Control Payment Date, we will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.
      The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes. The trustee will also promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
      If at the time of any Change of Control the terms of any Indebtedness (other than the Existing Issuer Subordinated Notes and any Permitted Refinancing Indebtedness in respect thereof) of ours or of Select restrict or prohibit the purchase of notes following such Change of Control, then prior to complying with this covenant, but in any event within 90 days following any Change of Control, we will either (1) repay in full all such Indebtedness or (2) obtain the requisite consents under the agreements governing such Indebtedness to permit the repurchase of the notes. If we do not repay such Indebtedness or obtain such consents, the Issuer will remain prohibited from purchasing notes. In such case, our failure to comply with the foregoing undertaking, after appropriate notice and lapse of time, would result in an Event of Default under the indenture, which would, in turn, constitute a default under such other Indebtedness of ours or of Select.
      The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
      We will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “— Optional redemption,” unless and until there is a default in payment of the applicable redemption price.
      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of us and our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales
      We will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) we (or the Restricted Subsidiary, as the case may be) receive consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration we or such Restricted Subsidiary receive in the Asset Sale is in the form of cash. For purposes of this paragraph (2), each of the following will be deemed to be cash:

(a) Cash Equivalents;

(b) any liabilities, as shown on our most recent consolidated balance sheet, of us or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases us or such Restricted Subsidiary from further liability;

(c) any securities, notes or other obligations received by us or any such Restricted Subsidiary from such transferee that are converted by us or such Restricted Subsidiary into cash within 180 days of receipt, to the extent of the cash received in that conversion;

(d) any Designated Noncash Consideration the Fair Market Value of which, when taken together with all other Designated Noncash Consideration received pursuant to this clause (d) (and not subsequently converted into Cash Equivalents that are treated as Net Proceeds of an Asset Sale), does not exceed $30.0 million since the Issue Date, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(e) any stock or assets of the kind referred to in clauses (2) or (4) of the second succeeding paragraph.
      Notwithstanding the foregoing, the 75% limitation referred to in clause (2) above shall not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.
      Within 365 days after the receipt of any Net Proceeds from an Asset Sale, we (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at our option:

(1) to repay Indebtedness (other than (x) Indebtedness that is contractually subordinated to the notes and (y) any intercompany Indebtedness between or among us and any of our Restricted Subsidiaries) and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; provided that, if an offer to purchase any such Indebtedness of Select or any Restricted Subsidiary is made in accordance with the terms of such Indebtedness, the obligation to repay such Indebtedness will be deemed satisfied to the extent of the amount of the offer, whether or not accepted by the holders thereof, and the amount of Net Proceeds will be reduced to the extent of the amount of the offer;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of ours;

(3) to make a capital expenditure with respect to a Permitted Business; or

(4) to acquire Additional Assets;

provided that the requirements of clauses (2) through (4) above shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or expenditures referred to in any of clauses (2) through (4) above is entered into by us or our Restricted Subsidiary within 365 days after the receipt of such Net Proceeds and such Net Proceeds are applied in accordance with such agreement.
      Pending the final application of any Net Proceeds, we may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.
      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the third paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, within ten business days thereof, we will make an Asset Sale Offer to all holders of notes and if we elect (or are required by the terms of such other pari passu Indebtedness), all holders of other Indebtedness that is pari passu with the notes. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, we may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
      Notwithstanding the foregoing provisions of this covenant, if at the time we would be required to make an Asset Sale Offer, we do not have access to the applicable Net Proceeds as a result of a restriction permitted by the covenant described under “— Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,” then we shall have no obligation to make such Asset Sale Offer until such time as and to the extent such restriction no longer applies and, as a result of such lapse of such restriction, there is at least $20.0 million in Net Proceeds from all Asset Sales that has not been applied in accordance with this covenant as a result of the application of this paragraph.
      We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Asset Sale provisions of the indenture by virtue of such compliance.
Selection and notice
      If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.
      No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

      If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest and Additional Interest will cease to accrue on notes or portions of notes called for redemption.
Certain Covenants

Restricted Payments
      We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly:

(A) declare or pay any dividend or make any other payment or distribution on account of our or any of our Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving our or any of our Restricted Subsidiaries or any payment under our Deferred Compensation Plan to the extent such payment is funded with a dividend or distribution that would have constituted a “Restricted Payment” under the terms of the indenture governing the Existing Select Notes) or to the direct or indirect holders of our or any of our Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of ours); provided that the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of a Restricted Subsidiary of ours shall not constitute a Restricted Payment;

(B) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving us) any Equity Interests of ours or any other direct or indirect parent of ours;

(C) make any payment on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is contractually subordinated to the notes (excluding any intercompany Indebtedness between or among us and any of our Restricted Subsidiaries), except (i) a payment of interest or principal at the Stated Maturity thereof or (ii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any such subordinated Indebtedness (other than the Existing Issuer Subordinated Notes or any Permitted Refinancing Indebtedness in respect thereof) purchased in anticipation of satisfying a sinking fund obligation, principal installment or payment at final maturity, in each case within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(D) make any Restricted Investment;
(all such payments and other actions set forth in these clauses (A) through (D) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) we or such Restricted Subsidiary, as the case may be, would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the applicable Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of indebtedness and issuance of disqualified stock and preferred stock”; provided that for purposes of this clause (2) only, any of our non-cash interest expense and amortization of original issue discount and deferred financing fees shall be excluded from the determination of the Fixed Charge Coverage Ratio to the extent not already excluded therefrom; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by us and our Restricted Subsidiaries since February 24, 2005 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (11), (12), (13), (14), (15), (16), (17), (18) and (19) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of our Consolidated Net Income (excluding, for purposes of calculating our Consolidated Net Income for purposes of this clause (3)(a) only, any of our non-cash interest expense and amortization of original issue discount and deferred financing fees to the extent not already excluded from the definition of Consolidated Net Income) for the period (taken as one accounting period) from the beginning of the first full fiscal quarter commencing after February 24, 2005 to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income (as determined as set forth above) for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate Qualified Proceeds we received since February 24, 2005 as a contribution to our equity capital (other than Disqualified Stock) or from the issue or sale of our Equity Interests (other than Disqualified Stock and Excluded Contributions) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of ours that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of ours); plus

(c) an amount equal to the net reduction in Investments by us and our Restricted Subsidiaries resulting from (A) the sale or other disposition (other than to us or a Restricted Subsidiary) of any Restricted Investment that was made after February 24, 2005 and (B) repurchases, redemptions and repayments of such Restricted Investments and the receipt of any dividends or distributions from such Restricted Investments; plus

(d) to the extent that any Unrestricted Subsidiary of ours designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date, an amount equal to the lesser of (A) the Fair Market Value of our interest in such Subsidiary immediately prior to such redesignation and (B) the aggregate amount of our Investments in such Subsidiary that was previously treated as a Restricted Payment; plus

(e) in the event we and/or any Restricted Subsidiary of ours makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary of ours, an amount equal to our existing Investment of and/or the investment of any of our Restricted Subsidiaries in such Person that was previously treated as a Restricted Payment.
      The preceding provisions will not prohibit:

(1) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of ours) of, Equity Interests of ours (other than Disqualified Stock) or from the substantially concurrent contribution of equity capital to us (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of ours that is contractually subordinated to the notes with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness, or from the substantially concurrent sale (other than to a Restricted Subsidiary of ours) of, Equity Interests of ours (other than Disqualified Stock) or from the substantially concurrent contribution of equity capital to us (other than

Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(4) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of ours or any Restricted Subsidiary of ours which Disqualified Stock was issued after the Issue Date in accordance with the provisions of the covenant described below under the caption “— Incurrence of indebtedness and issuance of disqualified stock and preferred stock”;

(5) the repurchase, redemption or other acquisition or retirement for value of Disqualified Stock of ours or of any Restricted Subsidiary of ours made by exchange for, or out of the proceeds of the substantially concurrent sale of Replacement Preferred Stock that is permitted to be incurred pursuant to the covenant described below under “— Incurrence of indebtedness and issuance of disqualified stock and preferred stock”;

(6) the payment of any dividend (or any similar distribution) by a Restricted Subsidiary of ours to the holders of its Equity Interests on a pro rata basis;

(7) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of ours or of any Restricted Subsidiary of ours held by any current or former officer, director, employee or consultant of ours or any of our Restricted Subsidiaries, and any dividend payment or other distribution by us or a Restricted Subsidiary to any direct or indirect parent holding company of ours utilized for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of such direct or indirect parent holding company held by any current or former officer, director, employee or consultant of ours or any of our Restricted Subsidiaries or such parent holding company, in each case, pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or benefit plan of any kind; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any fiscal year (it being understood, however, that unused amounts permitted to be paid pursuant to this proviso are available to be carried over to subsequent fiscal years); provided further that such amount in any fiscal year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests of ours and, to the extent contributed to us as equity capital (other than Disqualified Stock), Equity Interests of any direct or indirect parent company of ours, in each case to members of management, directors or consultants of ours, any of our Subsidiaries or any direct or indirect parent company of ours that occurs after February 24, 2005, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(b) of the preceding paragraph, and excluding Excluded Contributions, plus

(b) the cash proceeds of key man life insurance policies received by us and our Restricted Subsidiaries after February 24, 2005, less

(c) the amount of any Restricted Payments previously made pursuant to clauses (a) and (b) of this clause (7);

(8) the repurchase of Equity Interests deemed to occur upon the exercise of options, rights or warrants to the extent such Equity Interests represent a portion of the exercise price of those options, rights or warrants;

(9) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness that is contractually subordinated to the notes with any Excess Proceeds that remain after consummation of an Asset Sale Offer;

(10) so long as no Default has occurred and is continuing or would be caused thereby, after the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the notes pursuant to the covenant described above under “— Repurchase at the option of holders — Change of control” (including the purchase of the notes tendered), any purchase or redemption of Indebtedness that is contractually subordinated to the notes required pursuant to the terms thereof as a result of such

Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus any accrued and unpaid interest; provided, however, we are permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of indebtedness and issuance of disqualified stock and preferred stock”;

(11) cash payments in lieu of fractional shares issuable as dividends on preferred stock or upon the conversion of any convertible debt securities of ours or any of our Restricted Subsidiaries;

(12) Permitted Payments to Parent;

(13) so long as no default has occurred and is continuing or would be caused thereby, the payment:

(a) by us or any Restricted Subsidiary to any direct or indirect parent of ours, which payment is used by the Person receiving such payment, following the first initial public offering of common Equity Interests by such Person, to pay dividends of up to 6% per annum of the net proceeds received by such Person in such public offering (or any subsequent public offering of common Equity Interests of such Person) that are contributed to us as equity capital (other than Disqualified Stock), or

(b) by us, following the first initial public offering of our common Equity Interests, to pay dividends of up to 6% per annum of the net proceeds received by or contributed to us in such public offering (or any subsequent public offering of common Equity Interests by us); (excluding, in the case of both clause (a) and clause (b), public offerings of common Equity Interests registered on Form S-8 and any other public sale to the extent the proceeds thereof are Excluded Contributions);

(14) Investments that are made with Excluded Contributions;

(15) distributions or payments of Receivables Fees;

(16) Restricted Payments described in the offering memorandum for the notes under “Use of Proceeds”;

(17) all other payments made or to be made in connection with the Transactions and all payments made to former stockholders of Select who have validly exercised appraisal rights in connection with the Transactions;

(18) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $50.0 million since February 24, 2005; provided that after giving effect to any such Restricted Payment, our Leverage Ratio is less than or equal to 6.5 to 1.0 and

(19) so long as no Default has occurred and is continuing or would be caused thereby, payments to any direct or indirect parent company of ours in amounts and at times as would be sufficient to permit such direct or indirect parent company of ours to pay regularly scheduled or accrued interest (including interest previously paid “in kind” or added to the principal amount thereof) on any Indebtedness of, or regularly scheduled or accrued dividends (including dividends previously paid “in kind” or added to the liquidation preference thereof) on any preferred stock of, any direct or indirect parent company of ours, in each case, which is issued in exchange for, or the net proceeds of which are used to repay, repurchase, redeem, defease or otherwise refinance the Existing Subordinated Issuer Notes as amended, modified, restated, renewed or extended (or any such Indebtedness or preferred stock previously issued), but only to the extent that (x) the principal amount (or accreted value, if applicable) of such Indebtedness or the initial liquidation preference of such preferred stock, does not exceed the principal amount (or accreted value, if applicable) or liquidation preference of, the Existing Subordinated Issuer Notes, as amended, modified, restated, renewed or extended, or such Indebtedness or preferred stock being amended or refinanced and (y) the interest rate or dividend rate on such Indebtedness or preferred stock does not exceed the interest rate or dividend rate, as applicable, on the Existing Subordinated Issuer Notes, as amended, modified, restated, renewed or extended, or such Indebtedness or preferred stock being amended or refinanced, and subject to the preceding clauses (x) and (y), any amendment, modification, restatement, renewal or extension of such Indebtedness or preferred stock.

      The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by us or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will, if the fair market value thereof exceeds $20.0 million, be determined by our Board of Directors whose resolution with respect thereto will be delivered to the trustee.
      For purposes of determining compliance with the provisions set forth above, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, we, in our sole discretion, may order and classify, and from time to time may reorder and reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of any such reclassification.

Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock
      We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and we will not issue any Disqualified Stock and will not permit any of our Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that (x) we and our Restricted Subsidiaries (other than Select and its Restricted Subsidiaries) may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred stock, if our Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.00 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period and (y) Select and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred stock, if the Fixed Charge Coverage Ratio of Select for Select’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.00 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.
      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any of the following items of Disqualified Stock or preferred stock (collectively, “Permitted Debt”):

(1) the incurrence by us and/or any Restricted Subsidiary of Indebtedness under the Credit Agreement and other Credit Facilities entered into after the date of the Credit Agreement in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to our maximum potential liability and our Restricted Subsidiaries thereunder) not to exceed $1,000.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by us or any of our Restricted Subsidiaries since the Issue Date to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “— Repurchase at the option of holders — Asset sales”;

(2) the incurrence by us and our Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by us of Indebtedness represented by the notes to be issued on the Issue Date, replacement notes in respect thereof, if any, and the Exchange Notes to be issued pursuant to the registration rights agreement;

(4) the incurrence or issuance by us or any of our Restricted Subsidiaries of Indebtedness (including Capital Lease Obligations), Disqualified Stock or preferred stock, in each case, incurred or issued for the purpose of financing all or any part of the purchase price or cost of design, construction, lease, installation or improvement of property, plant or equipment used or useful in a Permitted Business, in an aggregate principal amount, including all Permitted Refinancing Indebtedness and Replacement Preferred Stock incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $40.0 million at any time outstanding;

(5) the incurrence by us or any of our Restricted Subsidiaries of Permitted Refinancing Indebtedness or Replacement Preferred Stock in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) or any Disqualified Stock or preferred stock that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (13), (15), (17) or (18) of this paragraph;

(6) the incurrence by us or any of our Restricted Subsidiaries of intercompany Indebtedness between or among us and any of our Restricted Subsidiaries; provided, however, that:

(a) if we are the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, except to the extent such subordination would violate any applicable law, rule or regulation; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than us or a Restricted Subsidiary of ours and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either us or a Restricted Subsidiary of ours, will be deemed, in each case, to constitute a new incurrence of such Indebtedness by us or such Restricted Subsidiary, as the case may be, which new incurrence is not permitted by this clause (6);

(7) the issuance by any of the our Restricted Subsidiaries to us or to any of our Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than us or a Restricted Subsidiary of our, and

(b) any sale or other transfer of any such preferred stock to a Person that is not either us or a Restricted Subsidiary of ours,

will be deemed, in each case, to constitute a new issuance of such preferred stock by such Restricted Subsidiary which new issuance is not permitted by this clause (7);

(8) the incurrence by us or any of our Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9) the guarantee by us or any Restricted Subsidiary of Indebtedness of ours or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by us or any of our Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, letters of credit, performance bonds, surety bonds, appeal bonds or other similar bonds in the ordinary course of business; provided, however, that upon the drawing of letters of credit for reimbursement obligations, including with respect to workers’ compensation claims, or the incurrence of other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, such obligations are reimbursed within 30 days following such drawing or incurrence;

(11) the incurrence by us or any of our Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within five business days;

(12) the incurrence of Indebtedness arising from agreements of ours or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, holdback, contingency payment obligations or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Capital Stock of ours or any Restricted Subsidiary;

(13) the incurrence of Indebtedness or the issuance of any Disqualified Stock or preferred stock by any Restricted Subsidiary, in an amount not to exceed $10.0 million at any time outstanding;

(14) the incurrence of Indebtedness resulting from endorsements of negotiable instruments for collection in the ordinary course of business;

(15) Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by us or any Restricted Subsidiary (including by way of merger or consolidation) in accordance with the terms of the indenture; provided that such Indebtedness, Disqualified Stock or preferred stock is not incurred in contemplation of such acquisition or merger; and provided further that after giving effect to such acquisition or merger, either

(a) we or such Restricted Subsidiary would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the applicable Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant; or

(b) our Fixed Charge Coverage Ratio after giving pro forma effect to such acquisition or merger would be greater than our actual Fixed Charge Coverage Ratio immediately prior to such acquisition or merger;

(16) Indebtedness of ours or a Restricted Subsidiary in respect of netting services, overdraft protection and otherwise in connection with deposit accounts; provided that such Indebtedness remains outstanding for ten business days or less;

(17) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction;

(18) the incurrence or issuance by us or any of our Restricted Subsidiaries of additional Indebtedness, Disqualified Stock or preferred stock in an aggregate principal amount (or accreted value or liquidation preference, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness and all Replacement Preferred Stock incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness, Disqualified Stock and preferred stock incurred or issued pursuant to this clause (18), not to exceed $100.0 million; provided that after giving effect to any incurrence of Indebtedness by us or our Restricted Subsidiaries (other than Select and its Restricted Subsidiaries) under this clause (18), our Leverage Ratio is less than or equal to 6.5 to 1.0; and

(19) the incurrence by us or any of its Restricted Subsidiaries of Indebtedness in the form of loans from a Captive Insurance Subsidiary.
      For purposes of determining compliance with this “Incurrence of indebtedness and issuance of disqualified stock and preferred stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, we will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant except that Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been incurred in reliance on the exception provided by clause (1) of the definition of Permitted Debt above. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in our Fixed Charges as accrued (other than the reclassification of preferred stock as Indebtedness due to a change in accounting principles).
      The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.
      Notwithstanding the foregoing, we will not, and will not permit any of our Restricted Subsidiaries (other than Select and its Restricted Subsidiaries) to incur any Indebtedness prior to September 15, 2007, the proceeds of which are used to, directly or indirectly, pay any dividend or make any other payment or distribution on account of the Issuer’s Equity Interests.

Limitation on Certain Subordination Terms in Subordinated Indebtedness
      We will not incur any Indebtedness that is contractually subordinated to any other Indebtedness of ours, the subordination provisions of which permit the payment to the holders of such subordinated Indebtedness in the form of debt or equity securities in lieu of cash unless (x) the provisions thereof provide that such debt or equity securities may not be distributed to the holder of such subordinated Indebtedness pursuant to a plan of reorganization if the notes are treated as part of the same class as such subordinated Indebtedness for purposes of such plan of reorganization and (y) to the extent that any note outstanding on the date of consummation of any such plan of reorganization is not paid in full in cash on such date, the holders of a majority in aggregate principal amount of all such notes not so paid in full in cash have consented to the terms of such plan of reorganization.

Liens
      We will not, and will not permit any of our Restricted Subsidiaries to create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness of ours upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on at least an equal and ratable basis with our obligations so secured (or, in the case of any Lien securing Indebtedness that is contractually subordinated to the notes, unless all payments due under the indenture and the notes are secured by a Lien ranking prior to the Lien securing such subordinated Indebtedness) until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
      We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to us or any of our Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to us or any of our Restricted Subsidiaries;

(2) make loans or advances to us or any of our Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to us or any of our Restricted Subsidiaries.
      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and the Credit Agreement as in effect on the Issue Date;

(2) the indenture and the notes;

(3) applicable law, rule, regulation or order;

(4) any instrument or agreement governing Indebtedness or Capital Stock of a Restricted Subsidiary acquired by us or any of our Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or any of its Subsidiaries, or the property or assets of the Person or any of its Subsidiaries, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in contracts, leases, subleases, licenses and sublicenses entered into in the ordinary course of business;

(6) customary restrictions in leases (including capital leases), security agreements or mortgages or other purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of all or substantially all the Capital Stock or the assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8) any instrument or agreement governing Permitted Refinancing Indebtedness; provided that the restrictions contained therein are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12) customary provisions imposed on the transfer of copyrighted or patented materials;

(13) customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Issuer or any Restricted Subsidiary;

(14) Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Subsidiary;

(15) contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of ours or any Restricted Subsidiary of ours in any manner material to us or any Restricted Subsidiary of ours;

(16) restrictions on the transfer of property or assets required by any regulatory authority having jurisdiction over us or any Restricted Subsidiary of ours or any of their businesses;

(17) any instrument or agreement governing Indebtedness or preferred stock of Select or any of its Restricted Subsidiaries that is incurred or issued subsequent to the Issue Date and not in violation of the covenant described under “— Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such restrictions, taken as a whole, either (i) are no more restrictive in the aggregate than those contained in the Credit Agreement on the Issue Date or (ii) will not materially impair Select’s ability to make dividends to us in an amount sufficient to make scheduled payments of cash interest on the notes, in each case, as determined in good faith by the Board of Directors whose determination shall be conclusive;

(18) any encumbrance or restriction imposed on any Subsidiary of ours that is of the type referred to in clause (3) of the definition of “Subsidiary” by (and for the benefit of) us or a Restricted Subsidiary; and

(19) any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the Indebtedness, preferred stock, Liens, agreements, contracts, licenses, leases, subleases, instruments or obligations referred to in clauses (1), (2), (4) through (15), (17) and (18) above; provided, however, that such amendments, modifications, restatements, renewals, in creases, supplements, refundings, replacements or refinancings are in the good faith judgment of our Board of Directors, whose determination shall be conclusive, not materially more restrictive, taken as a whole, than those restrictions contained in the Indebtedness, preferred stock, Liens, agreements, contracts, licenses, leases, subleases, instruments or obligations referred to in clauses (1), (2), (4) through (15), (17) and (18) above, as applicable prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation or Sale of Assets
      We will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of ours and our Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) we are the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of our under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee; provided, however, that at all times, a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia must be a co-issuer or the issuer of the notes if such surviving Person is not a corporation;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) we or the Person formed by or surviving any such consolidation or merger (if other than us), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period:

(a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of indebtedness and issuance of disqualified stock and preferred stock”; or

(b) have a Fixed Charge Coverage Ratio that is greater than our actual Fixed Charge Coverage Ratio immediately prior to such transaction.
      In addition, we will not, directly or indirectly, lease all or substantially all of our properties and assets and our Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.
      Clauses (3) and (4) above will not apply to:

(1) a merger of us with an Affiliate solely for the purpose of our reincorporating in another jurisdiction;

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among us and our Restricted Subsidiaries; and

(3) transfers of accounts receivable and related assets of the type specified in the definition of Qualified Receivables Transaction (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction.

Transactions with Affiliates
      We will not, and will not permit any of our Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of ours involving aggregate consideration in excess of $5.0 million (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that, taken as a whole, are not materially less favorable to us or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiary with an unrelated Person; and

(2) we deliver to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the members of our Board of Directors, together with a certified copy of the resolutions of our Board of Directors approving such Affiliate Transaction or Affiliate Transactions; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, an opinion as to the fairness to us or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by us or any of our Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among us and our Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of ours) that is an Affiliate of ours solely because we own, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees;

(5) any issuance of our Equity Interests (other than Disqualified Stock) to Affiliates of ours;

(6) Permitted Investments or Restricted Payments that do not violate the provisions of the indenture described above under the caption “— Restricted payments”;

(7) payments by us or any of our Restricted Subsidiaries to Welsh, Carson, Anderson & Stowe IX, L.P., Thoma Cressey Equity Partners and/or any of their Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by the majority of the disinterested members of our Board of Directors in good faith in an aggregate amount for all such fees not to exceed 2.00% of the aggregate transaction value in respect of which such services are rendered;

(8) loans (or cancellation of loans) or advances to employees in the ordinary course of business;

(9) transactions with customers, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case which are in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the indenture, and which are fair to us or our Restricted Subsidiaries, as applicable, in the reasonable determination of our Board of Directors, chief executive officer or chief financial officer or our Restricted Subsidiaries, as applicable, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the existence of, or the performance by us or any Restricted Subsidiary of their obligations, if any, under the terms of, any subscription, registration rights or stockholders agreement, partnership agreement or limited liability company agreement to which we or any Restricted Subsidiary is a party as of the Issue Date and which is disclosed under the caption “Certain Relationships and Related Transactions” in the offering memorandum for the notes and any similar agreements which we, any Restricted Subsidiary, or any direct or indirect parent company of ours may enter into thereafter; provided, however, that the entering into by us or any Restricted Subsidiary or the performance by us or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date will only be permitted by this clause to the extent that the terms of any such amendment or new agreement, taken as a whole, are not materially disadvantageous to the holders of the notes, as determined in good faith by our Board of Directors, chief executive officer or chief financial officer;

(11) the Transactions, including all payments made or to be made in connection with the Transactions as described in the offering memorandum for the notes;

(12) any Qualified Receivables Transaction;

(13) Permitted Payments to Parent;

(14) any management, consulting, monitoring, financial advisory, financing, underwriting or placement services or any other investment banking, banking or similar services involving us and any of our Restricted Subsidiaries (including without limitation any payments in cash, Equity Interests or other consideration made by us or any of our Restricted Subsidiaries in connection therewith) on the one hand and the Permitted Holders on the other hand, which services (and payments and other transactions in connection therewith) are approved as fair to us or such Restricted Subsidiary by a majority of the members of our Board of Directors in good faith;

(15) the issuance of our Equity Interests (other than Disqualified Stock) or any Restricted Subsidiary for compensation purposes;

(16) any lease entered into between us or any Restricted Subsidiary, as lessee and any Affiliate of ours, as lessor, which is approved by a majority of the disinterested members of our Board of Directors in good faith;

(17) intellectual property licenses in the ordinary course of business;

(18) Existing Indebtedness and any other obligations pursuant to an agreement existing on the Issue Date and described in the offering memorandum for the notes, including any amendment thereto (so long as such amendment is not disadvantageous to the holders of the notes in any material respect);

(19) payments by us or any of our Restricted Subsidiaries of reasonable insurance premiums to, and any borrowings or dividends received from, any Captive Insurance Subsidiary; and

(20) transactions in which we or any Restricted Subsidiary delivers to the trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to us or such Restricted Subsidiary from a financial point of view and which are approved by a majority of the disinterested members of our Board of Directors in good faith.

Business Activities
      We will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to us and our Restricted Subsidiaries taken as a whole.

Future Guarantors
      We will cause each Restricted Subsidiary that Guarantees any Indebtedness of ours to, within 30 days of the date such Guarantee is provided for such other Indebtedness of ours, execute and deliver to the trustee for the notes a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the notes (a “Note Guarantee”) on the terms and conditions set forth in the Indenture.
      The Note Guarantee of a Guarantor will be automatically released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of ours, if the sale or other disposition of all or substantially all of the assets of that Guarantor complies with the “Asset Sales” covenant described above;

(2) if we designate any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the indenture described below under “— Designation of restricted and unrestricted subsidiaries”;

(3) in connection with any sale of Capital Stock of a Guarantor to a Person that results in the Guarantor no longer being a Subsidiary of ours, if the sale of such Capital Stock of that Guarantor complies with the “Asset Sales” provisions of the Indenture;

(4) if we exercise our Legal Defeasance option or our Covenant Defeasance option as described under “— Legal defeasance and covenant defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture; or

(5) upon the release or discharge of the Guarantee by such Restricted Subsidiary of Indebtedness of ours or the repayment of the Indebtedness, in each case, which resulted in the obligation to Guarantee the Notes.
      A Note Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing such other Indebtedness or other exercise of remedies in respect thereof.

Designation of Restricted and Unrestricted Subsidiaries
      Our Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by us and our Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Restricted payments” or under one or more clauses of the definition of Permitted Investments, as determined by us. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
      Any designation of a Subsidiary of ours as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of our Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Restricted payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of ours as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Incurrence of indebtedness and issuance of disqualified stock and preferred stock,” we will be in default of such covenant. Our Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of ours; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of ours of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Incurrence of indebtedness and issuance of disqualified stock and preferred stock,” and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent
      We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports; Quarterly Earnings Calls
      (a) Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we will furnish to the trustee and to Cede & Co., the nominee of DTC and the holders of notes:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if we were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes our consolidated financial condition and results of operation and, with respect to the annual information only, a report thereon by our independent registered public accountants, and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.
      (b) So long as the notes are outstanding and prior to an initial public offering of our common stock or any direct or indirect parent company of ours, we will host, with the participation of senior management, quarterly and annual earnings conference calls within five business days after the date on which quarterly and annual, as the case may be, financial information is required to be furnished under the indenture. Such earnings conference calls shall be made reasonably accessible to all holders of notes and shall cover such matters as would customarily be covered in quarterly or annual earnings conference calls by an issuer with securities registered under the Exchange Act. Notwithstanding the foregoing, we shall be permitted to defer (or limit the matters covered on) any such conference call if it shall have determined, on the basis of advice of counsel, that for good and valid legal reasons the hosting of the call at such time or the discussion of such matters at such time would not be appropriate; provided, however, that if such conference call is otherwise still required under this paragraph (b), any such deferred conference call will be held as soon as practicable thereafter when such circumstances no longer make it inappropriate to host the call.
      We may satisfy our obligation to furnish such information to the trustee and Cede & Co. at any time by filing such information with the SEC. In addition, we will agree that, for so long as any notes remain outstanding, we will furnish to any beneficial owner of notes or to any prospective purchaser of notes in connection with any sale thereof, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
      If at any time any direct or indirect parent company of ours becomes a guarantor of the notes (there being no obligation of any direct or indirect parent company of ours to do so), and such parent company holds no material assets other than cash, Cash Equivalents and the Capital Stock of ours or any direct or indirect parent company of ours (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports, information and other documents required to be furnished to the trustee and Cede & Co. or filed with the SEC pursuant to this covenant may, at our option, be those of such parent company rather than us.
      Notwithstanding the foregoing, such requirements shall be deemed satisfied with respect to the furnishing of the information described in clause (1) of the first paragraph under this section captioned “—Reports” for our fiscal year ended December 31, 2005 by the filing with the SEC of the Exchange Offer Registration Statement (as defined under “Exchange Offer; Registration Rights”) within the time period required under “Exchange Offer; Registration Rights,” with such financial information that satisfies Regulation S-X of the Securities Act with respect to the fiscal year ended December 31, 2005.
Events of default and Remedies
      Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the notes, whether or not prohibited by the subordination provisions of the indenture;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes, whether or not prohibited by the subordination provisions of the indenture;

(3) failure by us or any of our Restricted Subsidiaries to comply with the provisions described above under the caption “— Certain covenants — Merger, consolidation or sale of assets”;

(4) failure by us or any of our Restricted Subsidiaries for 60 days after notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Significant Subsidiaries (or the payment of which is guaranteed by us or any of our Significant Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default;

(a) is caused by a failure to pay principal at the final Stated Maturity of such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6) with respect to any judgment or decree for the payment of money (net of any amount covered by insurance issued by a reputable and creditworthy insurer that has not contested coverage or reserved rights with respect to an underlying claim) in excess of $25.0 million or its foreign currency equivalent against us or any Significant Subsidiary, the failure by us or such Significant Subsidiary, as applicable, to pay such judgment or decree, which judgment or decree has remained outstanding for a period of 60 days after such judgment or decree became final and nonappealable without being paid, discharged, waived or stayed; and

(7) certain events of bankruptcy or insolvency described in the indenture with respect to us or any Subsidiary that is a Significant Subsidiary.
      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to us or any Restricted Subsidiary of ours that is a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.
      Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Additional Interest, if any.
      Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Additional Interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.
      The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Additional Interest, if any, on, or the principal of, the notes.
      We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, we are required to deliver to the trustee within 30 days a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, employee, incorporator, stockholder, member, partner or other holder of Equity Interests of ours, as such, will have any liability for any obligations of ours under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
      We may at any time, elect to have all obligations discharged with respect to the outstanding notes (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2) our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.
      In addition, we may, at our option and at any time, elect to have our obligations released (“Covenant Defeasance”) with respect to the covenants described under “— Repurchase at the option of holders — Change of control,” “— Repurchase at the Option of Holders — Asset sales” and “Certain covenants” and with respect to certain Events of Default (including bankruptcy default with respect to Significant Subsidiaries, cross-default and judgment default) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events with respect to us) described under “—Events of default and remedies” will no longer constitute an Event of Default with respect to the notes.
      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and we must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement (including, without limitation, the Credit Agreement) or instrument (other than the indenture) to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

(5) we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of notes over the other creditors of ours with the intent of defeating, hindering, delaying or defrauding any creditors of us or others; and

(6) we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver
      Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). Except as provided in the next three succeeding paragraphs, any existing Default or Event of Default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).
      Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the optional redemption of the notes as described under the caption “— Optional redemption” (other than provisions relating to the notice period for consummating an optional redemption of the notes);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the notes; or

(7) make any change in the preceding amendment and waiver provisions.

      Notwithstanding the preceding, without the consent of any holder of notes, we, and the trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of our obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of our assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture, or the notes to any provision of this Description of the Notes to the extent that such provision in this Description of the Notes was intended to be a verbatim recitation of a provision of the indenture or the notes;

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the Issue Date;

(8) to add Guarantees with respect to the notes; or

(9) to issue the notes.
Satisfaction and Discharge
      The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we are a party or by which we are bound;

(3) we have paid or caused to be paid all sums payable by it under the indenture; and

(4) we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.
      In addition, we must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee
      If the trustee becomes a creditor of ours, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.
      The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.
Additional Information
      Anyone who receives the offering memorandum for the notes may obtain a copy of the indenture without charge by writing to Select Medical Holdings Corporation, 4716 Gettysburg Road, P.O. Box 2034, Mechanicsburg, Pennsylvania 17055, Attention: Chief Financial Officer.
Certain Definitions
      Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.
      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
      “Additional Assets” means any property or assets (other than Indebtedness and Capital Stock) to be used by us or a Restricted Subsidiary in a Permitted Business.
      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that (except in the case of the use of the term “Affiliate” in the definition of Permitted Holders), beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. No Person in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of ours or any of its Subsidiaries solely by reason of such Investment.
      “Agreement and Plan of Merger” means the Agreement and Plan of Merger by and among us, formerly known as EGL Holding Company, EGL Acquisition Corp. and Select, dated as of October 17, 2004.
      “Asset Sale” means:

(1) the sale, lease (other than operating leases), conveyance or other disposition of any assets or rights outside of the ordinary course of business; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of us and our Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the option of holders — Change of control” and/or the provisions described above under the caption “— Certain covenants — Merger, consolidation or sale of assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of our Restricted Subsidiaries or the sale of Equity Interests in any of our Restricted Subsidiaries (other than directors’ qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than us or a Restricted Subsidiary).

      Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

(2) a transfer of assets between or among us and our Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of ours to us or to a Restricted Subsidiary of ours;

(4) the sale or lease of products, services or accounts receivable (including at a discount) in the ordinary course of business and any sale or other disposition of damaged, worn-out, negligible, surplus or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of Cash Equivalents;

(6) a Restricted Payment that does not violate the covenant described above under the caption “— Certain covenants — Restricted payments” or a Permitted Investment;

(7) a sale and leaseback transaction with respect to any assets within 180 days of the acquisition of such assets;

(8) any exchange of like-kind property of the type described in Section 1031 of the Code for use in a Permitted Business;

(9) the sale or disposition of any assets or property received as a result of a foreclosure by us or any of our Restricted Subsidiaries on any secured Investment or any other transfer of title with respect to any secured Investment in default;

(10) the licensing of intellectual property in the ordinary course of business or in accordance with industry practice;

(11) the sale, lease, conveyance, disposition or other transfer of (a) the Capital Stock of, or any Investment in, any Unrestricted Subsidiary or (b) Permitted Investments made pursuant to clause (15) of the definition thereof;

(12) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(13) leases or subleases to third persons in the ordinary course of business that do not interfere in any material respect with the business of us or any of our Restricted Subsidiaries;

(14) sales of accounts receivable and related assets of the type specified in the definition of Qualified Receivables Transaction to a Receivables Subsidiary for the Fair Market Value thereof, less amounts required to be established as reserves and customary discounts pursuant to contractual agreements with entities that are not Affiliates of ours entered into as part of a Qualified Receivables Transaction; and

(15) transfers of accounts receivable and related assets of the type specified in the definition of Qualified Receivables Transaction (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction.
      “Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.
      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.
      “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
      “Captive Insurance Subsidiary” means a Subsidiary established by us or any of our Subsidiaries for the sole purpose of insuring the business, facilities and/or employees of us and our Subsidiaries.
      “Cash Equivalents” means:

(1) United States dollars or, in the case of any Restricted Subsidiary which is not a Domestic Subsidiary, any other currencies held from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 12 months from the date of acquisition;

(3) direct obligations issued by any state of the United States of America or any political subdivision of any such state, or any public instrumentality thereof, in each case having maturities of not more than 12 months from the date of acquisition;

(4) certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank that has capital and surplus of not less than $500.0 million;

(5) repurchase obligations with a term of not more than one year for underlying securities of the types described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and, in each case, maturing within 12 months after the date of acquisition;

(7) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from Standard & Poor’s Rating Services or “A2” or higher from Moody’s Investors Service, Inc. with maturities of 12 months or less from the date of acquisition; and

(8) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.
      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than Permitted Holders;

(2) the adoption of a plan relating to the liquidation or dissolution of us;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 40% of our Voting Stock, measured by voting power rather than number of shares, unless the Permitted Holders are the Beneficial Owners of a greater percentage of our Voting Stock; provided, however, for purposes of this clause (3), each Person will be deemed to beneficially own any Voting Stock of another Person held by one or more of its Subsidiaries; or

(4) the first day on which a majority of the members of our Board of Directors are not Continuing Directors.
      “Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.
      “Consolidated Adjusted EBITDA” means, with respect to any specified Person for any period (the “Measurement Period”), the Consolidated Net Income of such Person for such period plus, without duplication and to the extent deducted in determining such Consolidated Net Income, the amounts for such period of:

(1) the Fixed Charges of such Person and its Restricted Subsidiaries for the Measurement Period; plus

(2) the consolidated income tax expense of such Person and its Restricted Subsidiaries for the Measurement Period; plus

(3) the consolidated depreciation expense of such Person and its Restricted Subsidiaries for the Measurement Period; plus

(4) the consolidated amortization expense of such Person and its Restricted Subsidiaries for the Measurement Period; plus

(5) fees, costs and expenses paid or payable in cash by us or any of our Subsidiaries during the Measurement Period in connection with the Transactions (including, without limitation, retention payments paid as an incentive to retained employees in connection with the Transactions); plus

(6) other non-cash expenses and charges for the Measurement Period reducing Consolidated Net Income (excluding any such non-cash item to the extent representing an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period); plus

(7) any non-recurring out-of-pocket expenses or charges for the Measurement Period relating to any offering of Equity Interests by us or any direct or indirect parent of ours or merger, recapitalization or acquisition transactions made by us or any of our Restricted Subsidiaries, or any Indebtedness incurred by us or any of our Restricted Subsidiaries (in each case, whether or not successful); plus

(8) all fees paid by us pursuant to clauses (8) and (15) of the covenant described under “Certain covenants — Transactions with affiliates”; plus

(9) Consolidated Net Income attributable to minority interests of a Restricted Subsidiary (less the amount of any mandatory cash distribution with respect to any minority interest other than in connection with a proportionate discretionary cash distribution with respect to the interest held by us or any Restricted Subsidiary); plus

(10) the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, contract termination costs, including future lease commitments, and costs to consolidate facilities and relocate employees); minus

(11) without duplication, other non-cash items (other than the accrual of revenue in accordance with GAAP consistently applied in the ordinary course of business) increasing Consolidated Net Income for the Measurement Period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period).

      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such specified Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any other Person that is not a Restricted Subsidiary of such specified Person or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the specified Person;

(2) the Net Income of any Restricted Subsidiary of such specified Person will be excluded to the extent that the declaration or payment of dividends or other distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, other than any restrictions permitted under the covenant described under “Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash to (or to the extent converted into cash by) such Person or a Restricted Subsidiary thereof (subject to provisions of this clause (2)) during such period, to the extent not previously included therein;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any fees or expenses (including amortization of deferred financing fees and expenses) incurred in connection with the Transactions and the amortization of any amounts required or permitted by Accounting Principles Board Opinions Nos. 16 (including non-cash write-ups and non-cash charges relating to inventory and fixed assets, in each case arising in connection with the Transactions) and 17 (including non-cash charges relating to intangibles and goodwill), in each case in connection with the Transactions, will be excluded;

(5) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its

Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries will be excluded;

(6) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss will be excluded;

(7) income or losses attributable to discontinued operations (including, without limitation, operations disposed during such period whether or not such operations were classified as discontinued) will be excluded;

(8) all extraordinary gains and losses will be excluded;

(9) any non-cash charges (i) attributable to applying the purchase method of accounting in accordance with GAAP, (ii) resulting from the application of FAS 142 or FAS 144, and (iii) relating to the amortization of intangibles resulting from the application of FAS 141, will be excluded;

(10) all non-cash charges relating to employee benefit or other management or stock compensation plans of ours or a Restricted Subsidiary (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period) will be excluded to the extent that such non-cash charges are deducted in computing such Consolidated Net Income; provided, further that if we or any Restricted Subsidiary of ours makes a cash payment in respect of such non-cash charge in any period, such cash payment will (without duplication) be deducted from our Consolidated Net Income for such period; and

(11) all unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FAS 52 shall be excluded.

      “Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of us and the Restricted Subsidiaries and (2) the aggregate amount of all outstanding Disqualified Stock of us and all preferred stock of the Restricted Subsidiaries, with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP.
      For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or preferred stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or preferred stock as if such Disqualified Stock or preferred stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or preferred stock, such fair market value shall be determined reasonably and in good faith by our Board of Directors.
      “Continuing Directors” means, as of any date of determination, any member of our Board of Directors of who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; or

(3) was designated or appointed with the approval of Permitted Holders holding a majority of the Voting Stock of all of the Permitted Holders.
      “Credit Agreement” means that certain Credit Agreement, dated as of February 24, 2005, by and among Select, as borrower, us, certain subsidiaries of Select, JPMorgan Chase Bank, N.A., as administrative agent, and various lenders providing for up to $580.0 million of term loans and $300.0 million of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced by any other Indebtedness (including by means of sales of debt securities and including any amendment, restatement, modification, renewal, refunding, replacement or refinancing that increases the amount borrowed thereunder or extends the maturity thereof) in whole or in part from time to time.
      “Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or any other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities and including any amendment, restatement, modification, renewal, refunding, replacement or refinancing that increases the amount borrowed thereunder or extends the maturity thereof) in whole or in part from time to time.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Designated Noncash Consideration” means any non-cash consideration received by us or a Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an officers’ certificate.
      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 90 days after the date on which the notes mature. Notwithstanding the preceding sentence, (x) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require us or the Subsidiary that issued such Capital Stock to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that we may not repurchase such Capital Stock unless we would be permitted to do so in compliance with the covenant described under “— Certain covenants — Restricted payments,” (y) any Capital Stock that would constitute Disqualified Stock solely as a result of any redemption feature that is conditioned upon, and subject to, compliance with the covenant described above under “— Certain covenants — Restricted payments” will not constitute Disqualified Stock and (z) any Capital Stock issued to any plan for the benefit of employees will not constitute Disqualified Stock solely because it may be required to be repurchased by us or the Subsidiary that issued such Capital Stock in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
      “Domestic Subsidiary” means any Restricted Subsidiary of ours that was formed under the laws of the United States or any state of the United States or the District of Columbia.
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Equity Offering” means a public offering of our Qualified Capital Stock of or any other direct or indirect parent of ours.
      “Excluded Contributions” means net cash proceeds, marketable securities or Qualified Proceeds received by us from (i) contributions to its equity capital (other than Disqualified Stock) or (ii) the sale (other than to a Subsidiary of ours or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of ours) of Equity Interests (other than Disqualified Stock) of ours, in each case designated as Excluded Contributions pursuant to an officers’ certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, that are excluded from the calculation set forth in clause (3) of the first paragraph under “— Certain covenants — Restricted payments.”
      “Existing Indebtedness” means Indebtedness, other than (x) the notes and (y) Indebtedness under the Credit Agreement, existing on the Issue Date.
      “Existing Subordinated Issuer Notes” means the $150.0 million aggregate principal amount of senior subordinated notes due 2015 issued by the Issuer on February 24, 2005, as amended and restated on September 29, 2005.
      “Existing Select Notes” means the 7 5/8 % senior subordinated notes due 2015 issued by Select.
      “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by our Board of Directors, chief executive officer or chief financial officer (unless otherwise provided in the indenture).
      “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock or Disqualified Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.
      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) Investments, acquisitions, mergers, consolidations and dispositions that have been made by the specified Person or any of its Restricted Subsidiaries, or any Person or any of its Restricted Subsidiaries acquired by, merged or consolidated with the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect, including giving effect to Pro Forma Cost Savings, as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness).

      For purposes of this definition, whenever pro forma effect is given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of ours. For purposes of determining whether any Indebtedness constituting a Guarantee may be incurred, the interest on the Indebtedness to be guaranteed shall be included in calculating the Fixed Charge Coverage Ratio on a pro forma basis. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of ours to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as we may designate.
      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, net of interest income, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all cash payments made or received pursuant to Hedging Obligations in respect of interest rates, and excluding amortization of deferred financing costs; plus

(2) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, but only to the extent that such Guarantee or Lien is called upon; plus

(3) the product of (A) all cash dividends paid on any series of preferred stock of such Person or any of its Restricted Subsidiaries (other than to us or a Restricted Subsidiary of ours), in each case, determined on a consolidated basis in accordance with GAAP multiplied by (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of us and our Restricted Subsidiaries expressed as a decimal; plus

(4) the amount of dividends paid by us and our Restricted Subsidiaries pursuant to clause (19) of the covenant described under “— Certain covenants — Restricted payments.”
      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on February 24, 2005.
      “Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) and the payment for which the United States pledges its full faith and credit.
      “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
      “Guarantors” means each Restricted Subsidiary of ours that executes a Note Guarantee pursuant to the provisions of the indenture described under “— Future guarantors”, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.
      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
      “Indebtedness” means, with respect to any specified Person, the principal and premium (if any) of any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) (other than letters of credit issued in respect of trade payables);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than twelve months after such property is acquired or such services are completed (except any such balance that constitutes a trade payable or similar obligation to a trade creditor); or

(6) representing the net obligations under any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit, and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.
      “Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making equity or debt investments.
      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel, relocation and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If we or any Restricted Subsidiary of ours sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of ours such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of ours, we will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of our Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption “— Certain covenants — Restricted payments.” The acquisition by us or any Restricted Subsidiary of ours of a Person that holds an Investment in a third Person will be deemed to be an Investment by us or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption “— Certain covenants — Restricted payments.” The outstanding amount of any Investment shall be the original cost thereof, reduced by all returns on such Investment (including dividends, interest, distributions, returns of principal and profits on sale).

      “Issuer’s Deferred Compensation Plan” means the Select Medical Holdings Corporation Long -Term Cash Incentive Plan in effect on the Issue Date as amended from time to time and any replacement plan adopted by us or any of our Restricted Subsidiaries which provides for the right to receive payments to be made to participants thereunder in amounts determined in relation to amounts distributed to our direct or indirect equity holders.
      “Leverage Ratio” means with respect to any specified Person for any period, the ratio of (1) Consolidated Total Indebtedness of such Person as of the last day of such period to (2) Consolidated Adjusted EBITDA of such Person for the most recent period of four fiscal quarters for which financial statements of such Person are available. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock or Disqualified Stock subsequent to the commencement of the period for which the Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Leverage Ratio is made (the “Leverage Ratio Calculation Date”), then the Leverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock or Disqualified Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.
      In addition, for purposes of calculating the Leverage Ratio:

(1) Investments, acquisitions, mergers, consolidations and dispositions that have been made by the specified Person or any of its Restricted Subsidiaries, or any Person or any of its Restricted Subsidiaries acquired by, merged or consolidated with the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Leverage Ratio Calculation Date will be given pro forma effect, including giving effect to Pro Forma Cost Savings, as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Leverage Ratio Calculation Date, will be excluded;

(3) any Person that is a Restricted Subsidiary on the Leverage Ratio Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(4) any Person that is not a Restricted Subsidiary on the Leverage Ratio Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.
      For purposes of this definition, whenever pro forma effect is given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of ours.
      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.
      “Net Proceeds” means the aggregate cash proceeds received by us or any of our Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, including taxes resulting from the transfer of the proceeds of such Asset Sale to us, in each case, after taking into account:

(1) any available tax credits or deductions and any tax sharing arrangements;

(2) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale;

(3) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP;

(4) any reserve for adjustment in respect of any liabilities associated with the asset disposed of in such transaction and retained by us or any Restricted Subsidiary after such sale or other disposition thereof;

(5) any distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

(6) in the event that a Restricted Subsidiary consummates an Asset Sale and makes a pro rata payment of dividends to all of its stockholders from any cash proceeds of such Asset Sale, the amount of dividends paid to any stockholder other than us or any other Restricted Subsidiary, provided that any net proceeds of an Asset Sale by a Subsidiary that are subject to restrictions on repatriation to us will not be considered Net Proceeds for so long as such proceeds are subject to such restrictions.
      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither we nor any of our Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2) as to which the lenders have been notified in writing or have agreed in writing (in the agreement relating thereto or otherwise) that they will not have any recourse to the stock or assets of us or any of our Restricted Subsidiaries except as permitted by the definition of “Unrestricted Subsidiary.”
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
      “Permitted Business” means (i) any business engaged in by us or any of our Restricted Subsidiaries on the Issue Date, and (ii) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which we and our Restricted Subsidiaries are engaged on the Issue Date.
      “Permitted Holder” means (A) Welsh, Carson, Anderson & Stowe IX, L.P., WCAS Capital Partners IV, L.P., Thoma Cressey Fund VI, L.P., Thoma Cressey Fund VII, L.P., and their respective Investment Affiliates and (B) (i) any officer, director, employee, member, partner or stockholder of the manager or general partner (or the general partner of the general partner) of any of the Persons referred to in clause (A), (ii) Rocco A. Ortenzio, Robert A. Ortenzio and each of our other directors and executive officers referred to under “Certain Relationships and Related Transactions — Arrangements With our investors” in the offering memorandum for the notes and each other director, officer or employee of ours who is a “continuing investor” (as described under “Security Ownership”) as of the Issue Date; (iii) the spouses, ancestors, siblings, descendants (including children or grandchildren by adoption) and the descendants of any of the siblings of the Persons referred to in clause (i) or (ii); (iv) in the event of the incompetence or death of any of the Persons described in any of clauses (i) through (iii), such Person’s estate, executor, administrator, committee or other personal representative, in each case who at any particular date shall be the Beneficial Owner or have the right to acquire, directly or indirectly, our Capital Stock or any direct or indirect parent company of ours; (v) any trust created for the benefit of the Persons described in any of clauses (i) through (iv) or any trust for the benefit of any such trust; or (vi) any Person controlled by any of the Persons described in any of the clauses (i) through (v). For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

      “Permitted Investments” means:

(1) any Investment in us or in a Restricted Subsidiary of ours;

(2) any Investment in Cash Equivalents;

(3) any Investment by us or any Restricted Subsidiary of ours in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of ours; or

(b) such Person, in one transaction or a series of transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or a Restricted Subsidiary of ours;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5) any Investment solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of ours;

(6) any Investments received in compromise, settlement or resolution of (A) obligations of trade debtors or customers that were incurred in the ordinary course of our business or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade debtor or customer, (B) litigation, arbitration or other disputes with Persons who are not Affiliates or (C) as a result of a foreclosure by us or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Investments represented by Hedging Obligations entered into to protect against fluctuations in interest rates, exchange rates and commodity prices;

(8) any Investment in payroll, travel and similar advances to cover business-related travel expenses, moving expenses or other similar expenses, in each case incurred in the ordinary course of business;

(9) Investments in receivables owing to us or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as we or any such Restricted Subsidiary deem reasonable under the circumstances;

(10) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(11) obligations of one or more officers or other employees of ours or any of its Restricted Subsidiaries in connection with such officer’s or employee’s acquisition of shares of our Capital Stock or Capital Stock of any direct or indirect parent company of ours so long as no cash or other assets are paid by us or any of our Restricted Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(12) loans or advances to and guarantees provided for the benefit of employees made in the ordinary course of business of us or the Restricted Subsidiary of ours in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(13) Investments existing as on the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing as of the Issue Date (excluding any such extension, modification or renewal involving additional advances, contributions or other investments of cash or property or other increases thereof unless it is a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms, as of the Issue Date, of the original Investment so extended, modified or renewed);

(14) repurchases of the notes;

(15) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding not to exceed $50.0 million; provided, however, that if any Investment pursuant to this clause (15) is made in any Person that is not a Restricted Subsidiary of ours at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of ours after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (15) for so long as such Person continues to be a Restricted Subsidiary (it being understood that if such Person thereafter ceases to be a Restricted Subsidiary of ours, such Investment will again be deemed to have been made pursuant to this clause (15));

(16) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by us or a Subsidiary of ours in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction customary for such transactions;

(17) payments to any Captive Insurance Subsidiary in an amount equal to (i) the capital required under the applicable laws or regulations of the jurisdiction in which such Captive Insurance Subsidiary is formed or determined by independent actuaries as prudent and necessary capital to operate such Captive Insurance Subsidiary plus (ii) any reasonable general corporate and overhead expenses of such Captive Insurance Subsidiary;

(18) Investments in joint ventures in an amount not to exceed $80.0 million outstanding at any time; provided that (i) substantially all of the business activities of any such joint venture consists of owning or operating facilities of us or a Restricted Subsidiary of ours and (ii) a majority of the Voting Stock of such Person is owned by us, our Restricted Subsidiaries and/or other Persons that are not our Affiliates; and

(19) Guarantees of our Indebtedness of us or the Indebtedness of a Restricted Subsidiary permitted under the covenant entitled “— Certain covenants — Incurrence of indebtedness and issuance of disqualified stock and preferred stock” and performance guarantees in the ordinary course of business.
      “Permitted Liens” means:

(1) Liens on our assets or any of the assets of our Restricted Subsidiaries securing any Indebtedness (x) of a Restricted Subsidiary (including any Guarantee by us in respect thereof) that was permitted by the terms of the indenture to be incurred or (y) of ours permitted under clauses (1), (10) and (18) of the covenant described above under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2) Liens in favor of us or any Restricted Subsidiary;

(3) Liens on property or assets of a Person, plus renewals and extensions of such Liens, existing at the time such Person is merged with or into, consolidated with or acquired by us or any Restricted Subsidiary of ours; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into, consolidated with or acquired by us or such Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by us or any Restricted Subsidiary of ours; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens (including deposits and pledges) to secure the performance of public or statutory obligations, progress payments, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain covenants — Incurrence of indebtedness and issuance of disqualified stock and preferred stock” covering only the assets acquired, constructed or improved with or financed by such Indebtedness;

(7) Liens existing on the Issue Date, plus renewals and extensions of such Liens;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, materialmen’s, laborers’, employees’, suppliers’ and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, title defects, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that do not materially interfere with the ordinary conduct of our business and the business of our Subsidiaries, taken as a whole;

(11) Liens created for the benefit of (or to secure) the notes;

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13) Liens incurred in the ordinary course of our business or the business of any Subsidiary of ours with respect to obligations that do not exceed $10.0 million at any one time outstanding;

(14) Liens incurred in connection with a Qualified Receivables Transaction (which, in the case of the Issuer and its Restricted Subsidiaries (other than Receivables Subsidiaries) shall be limited to receivables and related assets referred to in the definition of Qualified Receivables Transaction);

(15) security for the payment of workers’ compensation, unemployment insurance, other social security benefits or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) entered into in the ordinary course of business;

(16) deposits or pledges in connection with bids, tenders, leases and contracts (other than contracts for the payment of money) entered into in the ordinary course of business;

(17) zoning restrictions, easements, licenses, reservations, provisions, encroachments, encumbrances, protrusion permits, servitudes, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), in each case, not materially interfering with the ordinary conduct of our business and the business of our Subsidiaries, taken as a whole;

(18) leases, subleases, licenses or sublicenses to third parties entered into in the ordinary course of business;

(19) Liens securing Hedging Obligations entered into to protect against fluctuations in interest rates, exchange rates and commodity prices;

(20) Liens arising out of judgments, decrees, orders or awards in respect of which we shall in good faith be prosecuting an appeal or proceedings for review which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(21) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligation of such Unrestricted Subsidiary;

(22) Liens on the assets of Restricted Subsidiaries securing our Indebtedness or the Indebtedness of our Restricted Subsidiaries that were permitted by the terms of the indenture to be incurred;

(23) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(24) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of banking institution encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; and

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes.
      “Permitted Payments to Parent” means:

(1) payments, directly or indirectly, to any direct or indirect parent company of ours to be used by such direct or indirect parent company of ours to pay (x) consolidated, combined or similar federal, state and local taxes payable by such parent company and directly attributable to (or arising as a result of) the operations of us and our Subsidiaries and (y) franchise or similar taxes and fees of such parent company required to maintain such parent company’s corporate or other existence and other taxes; provided that:

(a) the amount of such dividends, distributions or advances paid shall not exceed the amount (x) that would be due with respect to a consolidated, combined or similar federal, state or local tax return that included us and our Subsidiaries if we were a corporation for federal, state and local tax purposes plus (y) the actual amount of such franchise or similar taxes and fees of such parent company required to maintain such parent company’s corporate or other existence and other taxes, each as applicable; and

(b) such payments are used by such parent company for such purposes within 90 days of the receipt of such payments; and

(2) payments, directly or indirectly, to any direct or indirect parent company of ours if the proceeds thereof are used to pay general corporate and overhead expenses (including salaries and other compensation of employees) incurred in the ordinary course of its business or of the business of such parent company of ours as a direct or indirect holding company for us or used to pay fees and expenses (other than to Affiliates) relating to any unsuccessful debt or equity financing.
      “Permitted Refinancing Indebtedness” means any Indebtedness of ours or any of our Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness of ours or any of our Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees, commissions, discounts and expenses, including premiums, incurred in connection therewith);

(2) either (a) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged or (b) all scheduled payments on or in respect of such Permitted

Refinancing Indebtedness (other than interest payments) shall be at least 91 days following the final scheduled maturity of the notes;

(3) if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred

(a) by us or the applicable Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; or

(b) by any Restricted Subsidiary if the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is a Restricted Subsidiary.
      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
      “Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an acquisition, merger, consolidation or disposition that occurred during the four-quarter reference period or subsequent to the four-quarter reference period and on or prior to the Calculation Date or Leverage Ratio Calculation Date, as the case may be, and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of February 24, 2005, (ii) were actually implemented by the business that was the subject of any such acquisition, merger, consolidation or disposition within 12 months after the date of the acquisition, merger, consolidation or disposition and prior to the Calculation Date or Leverage Ratio Calculation Date, as the case may be, that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such acquisition, merger, consolidation or disposition and that we reasonably determine are probable based upon specifically identifiable actions to be taken within 12 months of the date of the acquisition, merger, consolidation or disposition and, in the case of each of (i), (ii) and (iii), are described, as provided below, in an officers’ certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by an officers’ certificate delivered to the trustee from our chief financial officer that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (iii) above, such savings have been determined to be probable.
      “Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.
      “Qualified Proceeds” means any of the following or any combination of the following:

(1) Cash Equivalents;

(2) the Fair Market Value of assets that are used or useful in the Permitted Business; and

(3) the Fair Market Value of the Capital Stock of any Person engaged primarily in a Permitted Business if, in connection with the receipt by us or any of our Restricted Subsidiaries of such Capital Stock, such Person becomes a Restricted Subsidiary or such Person is merged or consolidated into us or any Restricted Subsidiary;
provided that (i) for purposes of clause (3) of the first paragraph under “— Certain covenants — Restricted payments,” Qualified Proceeds shall not include Excluded Contributions and (ii) the amount of Qualified Proceeds shall be reduced by the amount of payments made in respect of the applicable transaction which are permitted under clause (8) of the covenant described under “— Certain Covenants — Limitation on Transactions with Affiliates.”

      “Qualified Receivables Transaction” means any transaction or series of transactions entered into by us or any of our Subsidiaries pursuant to which we or any of our Subsidiaries sells, conveys or otherwise transfers, or grants a security interest, to:

(1) a Receivables Subsidiary (in the case of a transfer by us or any of our Subsidiaries, which transfer may be effected through us or one or more of our Subsidiaries); and

(2) if applicable, any other Person (in the case of a transfer by a Receivables Subsidiary), in each case, in any accounts receivable (including health care insurance receivables), instruments, chattel paper, general intangibles and similar assets (whether now existing or arising in the future, the “Receivables”) of us or any of our Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such Receivables, all contracts, contract rights and all guarantees or other obligations in respect of such Receivables, proceeds of such Receivables and any other assets, which are customarily transferred or in respect of which security interests are customarily granted in connection with receivables financings and asset securitization transactions of such type, together with any related transactions customarily entered into in receivables financings and asset securitizations, including servicing arrangements.
      “Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Qualified Receivables Transaction.
      “Receivables Subsidiary” means a Subsidiary of ours which engages in no activities other than in connection with the financing of accounts receivable and in businesses related or ancillary thereto and that is designated by our Board of Directors (as provided below) as a Receivables Subsidiary (A) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

(1) is guaranteed by us or any Subsidiary of ours (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction);

(2) is recourse to or obligates us or any Subsidiary of ours in any way other than pursuant to representations, warranties, covenants and indemnities customarily entered into in connection with a Qualified Receivables Transaction; or

(3) subjects any property or asset of ours or any Subsidiary of ours (other than accounts receivable and related assets as provided in the definition of Qualified Receivables Transaction), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities customarily entered into in connection with a Qualified Receivables Transaction; and
      (B) with which neither we nor any Subsidiary of ours has any material contract, agreement, arrangement or understanding other than on terms no less favorable to us or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of us, other than as may be customary in a Qualified Receivables Transaction including for fees payable in the ordinary course of business in connection with servicing accounts receivable; and (C) with which neither we nor any Subsidiary of ours has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by our Board of Directors will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of our Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.
      “Replacement Preferred Stock” means any Disqualified Stock of ours or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace or discharge any Disqualified Stock of ours or any of our Restricted Subsidiaries (other than intercompany Disqualified Stock); provided that such Replacement Preferred Stock (i) is issued by us or by the Restricted Subsidiary who is the issuer of the Disqualified Stock being redeemed, refunded, refinanced, replaced or discharged, and (ii) does not have an initial liquidation preference in excess of the liquidation preference plus accrued and unpaid dividends on the Disqualified Stock being redeemed, refunded, refinanced, replaced or discharged.

      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
      “Select” means Select Medical Corporation, a Delaware corporation.
      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date. For purposes of determining whether an Event of Default has occurred, if any group of Restricted Subsidiaries as to which a particular event has occurred and is continuing at any time would be, taken as a whole, a “Significant Subsidiary” then such event shall be deemed to have occurred with respect to a Significant Subsidiary.
      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof);

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof); and

(3) any third party professional corporation or similar business entity with which we or any Subsidiary of ours has an exclusive management arrangement under which it manages the business of such entity and whose financial statements are consolidated with our financial statements for financial reporting purposes (it being understood that the limitations set forth in clause (2) of the definition of Consolidated Net Income shall not apply to any such entity).
      “Total Assets” means our total consolidated assets and the total consolidated assets of our Restricted Subsidiaries as set forth on the most recent consolidated balance sheet of us and our Restricted Subsidiaries.
      “Transactions” means (a) the transactions contemplated by the Agreement and Plan of Merger, including the borrowings under the Credit Agreement, the offering of the Existing Select Notes and the issuance of the Existing Subordinated Issuer Notes and the other related transactions described under the heading “The Transactions” in the offering memorandum for the Existing Select Notes, and (b) other than for purposes of clause (17) of the second paragraph of the covenant described under “— Certain covenants — Restricted payments,” the offering and sale of the notes, the use of proceeds thereof as described in the offering memorandum for the notes and the Exchange Offer.
      “Treasury Management Obligations” means obligations under any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services. Treasury Management Obligations shall not constitute Indebtedness.
      “Unrestricted Subsidiary” means any Subsidiary of ours that is designated by our Board of Directors of ours as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors and any Subsidiary of an Unrestricted Subsidiary, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt; provided that this clause (1) shall be deemed to be satisfied for so long as the total amount of Indebtedness of all Unrestricted Subsidiaries that is not Non-Recourse Debt does not exceed, measured as of the date of incurrence thereof, 1% of Total Assets;

(2) except with respect to any Indebtedness permitted by clause (1), is not party to any agreement, contract, arrangement or understanding with us or any Restricted Subsidiary of ours unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to us or such Restricted Subsidiary than those permitted under the covenant described above under the caption “— Certain Covenants — Transactions with Affiliates”;

(3) is a Person with respect to which neither we nor any of our Restricted Subsidiaries has any direct or indirect obligation to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of ours or any of our Restricted Subsidiaries.

      “Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
U.S. Federal Income Tax Considerations

In General
      The following discussion is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes and the continued validity of this summary. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, tax-exempt entities, insurance companies, holders whose functional currency is not the U.S. dollar, dealers in securities or currencies, traders in securities, persons holding the notes as part of a “straddle,” “hedge,” conversion transaction within the meaning of Section 1258 of the Code or other integrated transaction within the meaning of Section 1.1275-6 of the U.S. Treasury Regulations. In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of notes are sold to the public for cash). Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with notes held as capital assets within the meaning of Section 1221 of the Code.
      As used in this section, a U.S. Holder means a beneficial owner of a note that is:

•	an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation (including an entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996, was treated as a U.S. person prior to such date and has elected to continue to be treated as a U.S. person
      If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisor as to the tax consequences of the partnership purchasing, owning and disposing of the notes.
      PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.
United States Holders

Payments of Interest
      Payments of stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued in accordance with such U.S. Holder’s method of tax accounting. Under the terms of the notes, we are obligated to pay holders amounts in excess of stated interest or principal on the notes upon a change in control. Although the matter is not free from doubt, we intend to take the position that these payments represent remote contingencies or that certain other exceptions would apply, and, accordingly, that any such amounts, if paid, should be taxable as ordinary interest income at the time they are received or accrued in accordance with a holder’s regular accounting method. Our determination that these contingencies are remote will be binding on a holder unless it explicitly discloses its contrary position to the Internal Revenue Service (the “IRS”) in the manner required by applicable U.S. Treasury Regulations. Our determination, however, is not binding on the IRS, and if the IRS successfully challenged this determination, a U.S. holder could be required to accrue interest income on the notes at a rate higher than the stated interest rate on the notes and other tax consequences of ownership and disposition of the notes would be different from those described herein. The remainder of this discussion assumes no such position is taken or sustained. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a U.S. Holder. If we pay a premium pursuant to the optional redemption or change of control provisions, U.S. Holders will be required to recognize such amounts as income. You should consult your own tax advisor with regard to the potential application of these rules.

Sale, Exchange or Retirement of the Notes
      A U.S. Holder will recognize gain or loss on the sale, exchange (other than for exchange notes pursuant to the exchange offer, as discussed below, or in a tax-free transaction), redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income if not previously included in such holder’s income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted basis in a note generally will be the U.S. Holder’s cost therefore, less any principal payments received by such holder. This gain or loss generally will be a capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. The tax treatment of the receipt of any make-whole premium upon certain optional redemptions of the notes is unclear and U.S. holders are urged to consult their tax advisors regarding the tax treatment of any such payment.

Exchange Offer
      The exchange offer of the outstanding notes for substantially identical securities registered under the Securities Act will not constitute a taxable exchange. See “The Exchange Offer.” As a result, (i) a U.S. Holder should not recognize a taxable gain or loss as a result of exchanging such Holder’s note, (ii) the holding period of the note should include the holding period of the notes exchanged therefore and (iii) the adjusted tax basis of the notes received should be the same adjusted basis of the notes exchanged therefore immediately before such exchange.

Backup Withholding
      A U.S. Holder may be subject to a backup withholding tax (currently 28%) upon the receipt of interest and principal payments on the notes or upon the receipt of proceeds upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax- exempt organizations) generally are not subject to backup withholding. A U.S. Holder will be subject to the backup withholding tax if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number (“TIN”) which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•	fails to certify under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding.

      U.S. Holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.
Non-U.S. Holders

Definition of Non-U.S. Holders
      A non-U.S. Holder is a beneficial owner of the notes who is not a U.S. Holder or a partnership.

Interest Payments
      Interest paid to a non-U.S. Holder will not be subject to U.S. federal withholding tax provided that:

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock;

•	such holder is not a controlled foreign corporation that is related to us through stock ownership;

•	such holder is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	either (1) the non-U.S. Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address (generally on IRS Form W-8BEN or applicable successor form), or (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-U.S. Holder certifies to us or our paying agent under penalties of perjury that it has received from the non-U.S. Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides us or our paying agent with a copy of such statement or (3) the non-U.S. Holder holds its notes through a “qualified intermediary” and certain conditions are satisfied.
      Even if the above conditions are not met, a non-U.S. Holder may be entitled to a reduction in, or exemption from, withholding tax on interest under a tax treaty between the United States and the non-U.S. Holder’s country of residence. To claim a reduction or exemption under a tax treaty, a non-U.S. Holder generally must complete IRS Form W-8BEN and claim the reduction or exemption on the form. In some cases, a non-U.S. Holder may instead be permitted to provide documentary evidence of its claim to the intermediary or a qualified intermediary may have some or all of the necessary evidence in its files.
      The certification requirements described above may require a non-U.S. Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its U.S. TIN.
      Prospective investors should consult their tax advisors regarding the certification requirements for non-U.S. persons.

Sale or Other Taxable Disposition of Notes
      A non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a note. However, a non-U.S. Holder may be subject to tax on such gain if the gain is effectively connected with a U.S. trade or business or, if an income tax treaty applies, attributable to a U.S. permanent establishment, as described below, or if such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder may have to pay a U.S. federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain.

U.S. Trade or Business
      If interest or gain from a disposition of the notes is effectively connected with a non-U.S. Holder’s conduct of a U.S. trade or business, or if an income tax treaty applies and the non-U.S. holder maintains a U.S. “permanent establishment” to which the interest or gain is generally attributable, the non-U.S. Holder may be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. Holder. If interest income received with respect to the notes is taxable on a net basis, the withholding tax described above will not apply (assuming an appropriate certification is provided). A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. A non-U.S. Holder will not be considered to be engaged in a U.S. trade or business solely by reason of holding notes.

Backup Withholding and Information Reporting
      Backup withholding likely will generally not apply to payments made by us or our paying agents, in their capacities as such, to a non-U.S. Holder of a note if the holder has provided the required certification that it is not a United States person as described above. However, certain information reporting may still apply with respect to interest payments even if certification is provided. Payments of the proceeds from a disposition by a non-U.S. Holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

•	a United States person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person 50% or more whose gross income is effectively connected with a U.S trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business.
      Payment of the proceeds from a disposition by a non-U.S. Holder of a note made to or through the U.S. office of a broker generally is subject to information reporting and backup withholding unless the holder or beneficial owner has provided the required certification that it is not a United States person as described above.
      Non-U.S. Holders should consult their own tax advisors regarding the application of withholding and backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current U.S. Treasury Regulations. In this regard, the current U.S. Treasury Regulations provide that a certification may not be relied upon if we or our agent (or other payor) knows or has reason to know that the certification is false. Any amounts withheld under the backup withholding rules from payments to a non-U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability or may be claimed as a refund, provided the required information is furnished timely to the IRS.

PLAN OF DISTRIBUTION
      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales.
      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      The initial purchasers of the outstanding notes have advised us that following completion of the exchange offer they intend to make a market in the exchange notes to be issued in the exchange offer; however, the initial purchasers are under no obligation to do so and any market activities with respect to the exchange notes may be discontinued at any time.
LEGAL MATTERS
      Certain legal matters in connection with this offering will be passed upon for us by Dechert LLP, Philadelphia, Pennsylvania.
EXPERTS
      The consolidated financial statements as of December 31, 2005 (Successor) and 2004 (Predecessor) and for the Successor period February 25, 2005 to December 31, 2005 and the Predecessor periods January 1, 2005 to February 24, 2005 and for each of the two years in the period ended December 31, 2004 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
AVAILABLE INFORMATION
      Our filings with the SEC are also available to the public from the SEC’s website at http://www.sec.gov. These reports do not constitute a part of this prospectus, and we are not incorporating by reference any of the reports we file with the SEC or send to our shareholders. The public may read and copy any reports or other information that we file with the SEC in the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the public reference room by calling the SEC at 1-800-SEC-0330.
      In addition, pursuant to the indenture governing the notes, we agreed that, subject to certain exceptions described therein, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we will furnish to the trustee under the indenture governing the notes and to Cede & Co., the nominee of DTC and the holders of notes, (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if we were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes our consolidated financial condition and results of operation and, with respect to the annual information only, a report thereon by our independent registered public accountants and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. We may satisfy our obligation to furnish such information to the trustee and Cede & Co. at any time by filing such information with the SEC. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to any beneficial owner of notes or to any prospective purchaser of notes in connection with any sale thereof, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Notwithstanding the foregoing, such requirements shall be deemed satisfied with respect to the furnishing of the information described in (i) above for our fiscal year ended December 31, 2005 by our filing with the SEC of the registration statement of which this prospectus is part with such financial information that satisfies Regulation S-X of the Securities Act with respect to the fiscal year ended December 31, 2005.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
SELECT MEDICAL HOLDINGS CORPORATION
CONSOLIDATED FINANCIAL STATEMENTS
WITH REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
CONTENTS
SELECT MEDICAL HOLDINGS CORPORATION
AUDITED FINANCIAL STATEMENTS
Consolidated Financial Statements as of December 31, 2004 and 2005, for the Years Ended
December 31, 2003 and 2004, for the Period from January 1, 2005 to February 24, 2005 (Predecessor) and for the Period from February 25, 2005 to December 31, 2005 (Successor)
SELECT MEDICAL HOLDINGS CORPORATION
UNAUDITED INTERIM FINANCIAL STATEMENTS
Consolidated Financial Statements as of March 31, 2006
and for the Three Months Ended March 31, 2006

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders
of Select Medical Corporation:
In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, statement of changes in stockholders’ equity and comprehensive income (loss) and statements of cash flows present fairly, in all material respects, the financial position of Select Medical Corporation and its subsidiaries at December 31, 2004 (Predecessor), and the results of their operations and their cash flows for the period from January 1, 2005 through February 24, 2005 (Predecessor), and for the years ended December 31, 2004 (Predecessor) and 2003 (Predecessor) in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule included at Item 21(b) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
PricewaterhouseCoopers LLP
Philadelphia, PA
March 17, 2006

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders
of Select Medical Holdings Corporation:
In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of operations, statement of changes in stockholders’ equity and comprehensive income (loss) and statement of cash flows present fairly, in all material respects, the financial position of Select Medical Holdings Corporation and its subsidiaries at December 31, 2005 (Successor), and the results of their operations and their cash flows for the period from February 25, 2005 through December 31, 2005 (Successor) in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule included at Item 21(b) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
PricewaterhouseCoopers LLP
Philadelphia, PA
March 17, 2006

Select Medical Holdings Corporation
Consolidated Balance Sheets

	Select
	Medical
	Corporation
	Predecessor	Successor

	December 31,	December 31,
	2004	2005

	(In thousands, except share and
	per share amounts)
ASSETS
Current Assets:
Cash and cash equivalents	$247,476	$35,861
Restricted cash	7,031	6,345
Accounts receivable, net of allowance for doubtful accounts of $94,622 and $74,891 in 2004 and 2005, respectively	216,852	256,798
Current deferred tax asset	59,239	59,135
Other current assets	18,737	19,725
Prepaid taxes	—	4,110
Current assets held for sale	—	13,876

Total Current Assets	549,335	395,850
Property and equipment, net	165,336	248,541
Goodwill	302,069	1,305,210
Other identifiable intangibles	78,304	86,789
Other assets	18,677	70,607
Non-current assets held for sale	—	61,388

Total Assets	$1,113,721	$2,168,385

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Bank overdrafts	$—	$19,355
Current portion of long-term debt and notes payable	3,557	6,516
Accounts payable	48,632	60,528
Accrued payroll	56,554	61,531
Accrued vacation	23,102	26,983
Accrued interest	6,472	36,028
Accrued professional liability	14,627	21,527
Accrued restructuring	4,924	390
Accrued other	60,012	69,046
Income taxes payable	4,474	—
Due to third party payors	13,266	12,175
Current liabilities held for sale	—	4,215

Total Current Liabilities	235,620	318,294
Long-term debt, net of current portion	351,033	1,622,373
Non-current deferred tax liability	4,458	19,438
Non-current liabilities held for sale	—	3,817

Total Liabilities	591,111	1,963,922
Commitments and Contingencies
Minority interest in consolidated subsidiary companies	6,667	4,356
Preferred stock — Authorized shares — 25,000,000; Issued Shares — 22,165,256.17 (liquidation preference is $444,765 in 2005)	—	444,765
Stockholders’ Equity:
Common stock, $0.01 par value, 200,000,000 shares authorized, 101,954,000 issued and outstanding (Predecessor) and $0.001 par value, 250,000,000 shares authorized, 205,408,000 shares issued and outstanding (Successor)	1,020	205
Capital in excess of par	275,281	(299,028)
Retained earnings	230,535	48,808
Accumulated other comprehensive income	9,107	5,357

Total Stockholders’ Equity	515,943	(244,658)

Total Liabilities and Stockholders’ Equity	$1,113,721	$2,168,385

The accompanying notes are an integral part of this statement.

Select Medical Holdings Corporation
Consolidated Statements of Operations

	Select Medical Corporation Predecessor			Successor

	Year Ended December 31,
			Period from	Period from
			January 1	February 25
			through	through
			February 24,	December 31,
	2003	2004	2005	2005

	(In thousands)
Net operating revenues	$1,341,657	$1,601,524	$277,736	$1,580,706

Costs and expenses:
Cost of services	1,070,700	1,246,249	244,321	1,244,361
General and administrative	44,417	45,856	122,509	59,494
Bad debt expense	50,697	47,963	6,588	18,213
Depreciation and amortization	33,663	38,951	5,933	37,922

Total costs and expenses	1,199,477	1,379,019	379,351	1,359,990

Income (loss) from operations	142,180	222,505	(101,615)	220,716
Other income and expense:
Loss on early retirement of debt	—	—	42,736	—
Merger related charges	—	—	12,025	—
Equity in earnings from joint ventures	(824)	—	—	—
Other income	—	(1,096)	(267)	(1,092)
Interest income	(936)	(2,583)	(523)	(767)
Interest expense	25,435	33,299	4,651	102,208

Income (loss) from continuing operations before minority interests and income taxes	118,505	192,885	(160,237)	120,367
Minority interest in consolidated subsidiary companies	1,661	2,608	330	1,776

Income (loss) from continuing operations before income taxes	116,844	190,277	(160,567)	118,591
Income tax expense (benefit)	46,238	76,551	(59,794)	49,336

Income (loss) from continuing operations	70,606	113,726	(100,773)	69,255
Income from discontinued operations, net of tax	3,865	4,458	522	3,072

Net income (loss)	74,471	118,184	(100,251)	72,327
Less: Accretion of dividends on preferred stock	—	—	—	23,519

Net income (loss) available to common stockholders	$74,471	$118,184	$(100,251)	$48,808

The accompanying notes are an integral part of this statement.

Select Medical Holdings Corporation
Consolidated Statement of Changes in Stockholders’ Equity and Comprehensive Income (Loss)

					Accumulated
	Common	Common	Capital in		Other
	Stock	Stock Par	Excess of	Retained	Comprehensive	Comprehensive
	Issued	Value	Par	Earnings	Income (Loss)	Income (Loss)

	(In thousands)
Predecessor, Select Medical Corporation:
Balance at December 31, 2002	93,352	$934	$235,716	$50,155	$(387)
Net income				74,471		$74,471
Unrealized loss on available for sale securities					(49)	(49)
Realized loss on interest rate swap					313	313
Changes in foreign currency translation					5,197	5,197

Total comprehensive income						$79,932

Issuance of common stock	8,867	88	28,525
Cash dividends				(3,066)
Valuation of non-employee options			2,219
Tax benefit of stock option exercises			25,059

Balance at December 31, 2003	102,219	1,022	291,519	121,560	5,074
Net income				118,184		$118,184
Unrealized loss on available for sale securities					(4)	(4)
Realized loss on available for sale securities					53	53
Changes in foreign currency translation					3,984	3,984

Total comprehensive income						$122,217

Issuance of common stock	3,134	32	18,591
Cash dividends				(9,209)
Repurchase of common stock	(3,399)	(34)	(48,024)
Valuation of non-employee options			151
Tax benefit of stock option exercises			13,044

Balance at December 31, 2004	101,954	1,020	275,281	230,535	9,107
Net loss				(100,251)		$(100,251)
Changes in foreign currency translation					(1,019)	(1,019)

Total comprehensive loss						$(101,270)

Issuance of common stock	267	3	1,020
Repurchase of non-employee options			(1,617)
Tax benefit of stock option exercises			1,507

Balance at February 24, 2005	102,221	$1,023	$276,191	$130,284	$8,088

Successor:
Capitalization of Successor Company at February 25, 2005	148,253	$148	$(310,092)
Issuance of common stock	808	1	808
Issuance and vesting of restricted stock	56,347	56	10,247
Stock option expense			9
Accretion of dividends on preferred stock				$(23,519)
Net income				72,327		$72,327
Unrealized gain on interest rate swap					$3,539	3,539
Changes in foreign currency translation					1,818	1,818

Total comprehensive income						$77,684

Balance at December 31, 2005	205,408	$205	$(299,028)	$48,808	$5,357

The accompanying notes are an integral part of this statement.

Select Medical Holdings Corporation
Consolidated Statements of Cash Flows

	Select Medical Corporation
	Predecess		or	Successor

	For the Year Ended
	December 31,		Period from	Period from
			January 1 through	February 25 through
	2003	2004	February 24, 2005	December 31, 2005

	(In thousands)
Operating activities
Net income (loss)	$74,471	$118,184	$(100,251)	$72,327
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	34,957	39,912	6,177	39,060
Provision for bad debts	51,428	48,986	6,661	18,600
Loss on early retirement of debt (non-cash)	—	—	7,977	—
Non cash compensation expense	—	—	—	10,312
Amortization of debt discount	—	—	—	881
Other non cash expenses	—	—	—	810
Deferred income taxes	6,837	10,803	(63,863)	19,822
Minority interests	2,402	3,448	469	3,018
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	8,838	(22,864)	(48,976)	(2,908)
Other current assets	(5,047)	8,594	1,816	312
Other assets	4,898	2,778	(622)	4,887
Accounts payable	17,499	(13,980)	5,250	1,879
Due to third-party payors	21,228	(52,296)	667	(1,757)
Accrued expenses	19,337	3,069	199,909	(152,336)
Income taxes	9,400	27,642	3,842	23,248

Net cash provided by operating activities	246,248	174,276	19,056	38,155

Investing activities
Purchases of property and equipment	(35,852)	(32,626)	(2,586)	(107,360)
Earnout payments	(464)	(2,983)	—	—
Restricted cash	—	(7,031)	108	578
Proceeds from sale of discontinued operations	—	11,554	—	—
Proceeds from sale of membership interests	—	4,064	—	—
Proceeds from disposal of assets	2,595	—	—
Acquisition of businesses, net of cash acquired	(227,731)	(1,937)	(108,279)	(3,272)

Net cash used in investing activities	(261,452)	(28,959)	(110,757)	(110,054)

Financing activities
Proceeds from senior floating rate notes	—	—	—	175,000
Equity investment	—	—	—	574,042
Proceeds from senior credit facility	—	—	—	780,000
Proceeds from 7 5/8 % senior subordinated notes	—	—	—	660,000
Proceeds from 10% senior subordinated notes	—	—	—	150,000
Repayment of senior subordinated notes	—	—	—	(350,000)
Payment of deferred financing costs	(5,922)	—	—	(60,269)
Costs associated with equity investment	—	—	—	(8,686)
Issuance of 7 1/2 % senior subordinated notes	175,000	—	—	—
Net repayments on senior credit facility debt	(65,627)	(8,483)	—	(119,350)
Principal payments on seller and other debt	(3,721)	(3,904)	(528)	(4,161)
Repurchases of common stock and options	—	(48,058)	—	(1,687,994)
Payment of preferred stock dividends	—	—	—	(175,000)
Proceeds from issuance of common stock	28,613	18,623	1,023	—
Payment of common stock dividends	(3,066)	(9,209)	—	—
Proceeds from (repayment of) bank overdrafts	307	(11,427)	—	19,355
Distributions to minority interests	(1,266)	(1,501)	(401)	(1,541)

Net cash provided by (used in) financing activities	124,318	(63,959)	94	(48,604)

Effect of exchange rate changes on cash and cash equivalents	331	611	(149)	644

Net increase (decrease) in cash and cash equivalents	109,445	81,969	(91,756)	(119,859)
Cash and cash equivalents at beginning of period	56,062	165,507	247,476	155,720

Cash and cash equivalents at end of period	$165,507	$247,476	$155,720	$35,861

Supplemental Cash Flow Information
Cash paid for interest	$20,229	$30,677	$10,630	$59,725
Cash paid for taxes	$33,344	$42,134	$1,502	$10,712
The accompanying notes are an integral part of this statement.

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Significant Accounting Policies

Business Description
      Select Medical Holdings Corporation (“Holdings”) was formed in October 2004. On February 24, 2005, Select Medical Corporation (“Select”), merged with a subsidiary of Holdings, formerly known as EGL Holding Company, which resulted in Select becoming a wholly owned subsidiary of Holdings. Holdings, Select and its subsidiaries are referred to herein as the “Company.” The Company’s financial position and results of operations prior to the Merger are presented separately in the consolidated financial statements as “Predecessor” financial statements, while the Company’s financial position and results of operations following the Merger are presented as “Successor” financial statements. Due to the revaluation of assets as a result of purchase accounting associated with the Merger, the pre-merger financial statements are not comparable with those after the Merger in certain respects.
      The Company provides long-term acute care hospital services and inpatient acute rehabilitative hospital care through its specialty hospital segment and provides physical, occupational, and speech rehabilitation services through its outpatient rehabilitation segment. The Company’s specialty hospital segment consists of hospitals designed to serve the needs of acute patients and hospitals designed to serve patients that require intensive medical rehabilitation care. Patients in the Company’s long-term acute care hospitals typically suffer from serious and often complex medical conditions that require a high degree of care. Patients in the Company’s acute medical rehabilitation hospitals typically suffer from debilitating injuries including traumatic brain and spinal cord injuries, and require rehabilitation care in the form of physical, psychological, social and vocational rehabilitation services. The Company’s outpatient rehabilitation business consists of clinics and contract services that provide physical, occupational and speech rehabilitation services. The Company’s outpatient rehabilitation patients are typically diagnosed with musculoskeletal impairments that restrict their ability to perform normal activities of daily living. The Company operated 83, 86 and 101 specialty hospitals at December 31, 2003, 2004 and 2005, respectively. At December 31, 2003, 2004 and 2005, the Company operated 790, 741 and 717 outpatient clinics, respectively. At December 31, 2003, 2004 and 2005, the Company had operations in Canada, the District of Columbia and 37, 36 and 35 states, respectively. On December 23, 2005, the Company agreed to sell all of the issued and outstanding shares of its wholly-owned subsidiary, Canadian Back Institute Limited (Footnote 3). Outpatient clinics operated by this subsidiary were 102, 101 and 109 at December 31, 2003, 2004 and 2005, respectively. The sale was completed on March 1, 2006.

Merger and Related Transactions
      On February 24, 2005, the Merger transaction was consummated and Select became a wholly owned subsidiary of Holdings. Holdings is owned by an investor group that includes Welsh, Carson, Anderson & Stowe, IX, LP (“Welsh Carson”), Thoma Cressey Equity Partners, Inc. (“Thoma Cressey”) and members of the Company’s senior management. In the transaction, all of the former stockholders (except for certain members of management and other rollover investors) of Select received $18.00 per share in cash for common stock of Select. Holders of stock options issued by Select received cash equal to (a) $18.00 minus the exercise price of the option multiplied by (b) the number of shares subject to the options. After the Merger, Select’s common stock was delisted from the New York Stock Exchange. The Merger and related transactions are referred to as the “Merger.”
      The funds necessary to consummate the Merger were approximately $2,291.1 million, including approximately $1,827.7 million to pay the then current stockholders and option holders of Select, approximately $344.2 million to repay existing indebtedness and approximately $119.2 million to pay related fees and expenses.

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Merger transactions were financed by:

•	a cash common and preferred equity investment in Holdings by Welsh Carson and other equity investors of $570.0 million;

•	a senior subordinated notes offering by Holdings of $150.0 million;

•	borrowing by Select of $580.0 million in term loans and $200.0 million on the revolving loan facility under its senior secured credit facility;

•	the issuance by Select of $660.0 million in aggregate principle amount of 7 5/8 % senior subordinated notes; and

•	$131.1 million of cash on hand at Select at the closing date.
      The Merger transactions were accounted for under the purchase method of accounting prescribed in Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” (“SFAS No. 141”). As a result of a 26% continuing ownership interest in Holdings by certain stockholders (“Continuing Stockholders”), 74% of the purchase price was allocated to the assets and liabilities acquired at their respective fair values with the remaining 26% recorded at the Continuing Stockholders’ historical book values as of the date of the acquisition in accordance with Emerging Issues Task Force Issue No. 88-16 “Basis in Leveraged Buyout Transactions” (EITF 88-16). As a result of the carryover of the Continuing Stockholders’ historical basis, stockholders’ equity of Holdings has been reduced by $449.5 million.
      The purchase price, including transaction-related fees, was allocated to the Company’s tangible and identifiable intangible assets and liabilities based upon estimates of fair value, with the remainder allocated to goodwill. In accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), no amortization of indefinite-lived intangible assets or goodwill has been recorded. The factors that were considered when determining the purchase price and that resulted in goodwill included the long-term growth and earnings prospects for Select. Holdings believed that as a private company, the management of Select would be better able to concentrate on the regulatory changes affecting its business and make long-term investment and operational decisions that would be harder to execute as a public company, where there is greater focus on quarter-to-quarter performance.

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A summary of the Merger transactions is presented below (in thousands):

Equity contributions	$570,000
Exchange of shares of Select for equity of Holdings at $18.00 per share	151,992

Aggregate equity contribution	721,992
Continuing shareholders’ basis adjustment	(449,510)

Equity contribution, net	272,482
Merger expenses paid	(8,686)
Proceeds from borrowings	1,590,000

Purchase price allocated	$1,853,796

Fair value of net tangible assets acquired:
Cash	$34,484
Accounts receivable	280,891
Current deferred tax asset	69,858
Other current assets	20,955
Property and equipment	177,634
Non-current deferred tax asset	31,879
Other assets	12,970
Current liabilities	(267,831)
Long-term debt	(7,052)
Minority interest in consolidated subsidiary companies	(6,661)

Net tangible assets acquired	347,127
Capitalized debt issuance costs	55,392
Intangible assets acquired	92,988
Goodwill	1,358,289

$1,853,796

      Unaudited pro forma statements of operations for the years ended December 31, 2003, December 31, 2004, and December 31, 2005 as if the Merger occurred as of January 1, 2003 are as follows:

	For the Year Ended December 31,

	2003	2004	2005

	(In thousands)
Net revenue	$1,341,657	$1,601,524	$1,858,442
Net income (loss)	22,419	66,749	(39,044)
      In connection with the Merger, merger related charges of $152.5 million related to stock compensation expense which were comprised of $142.2 million related to the purchase of all Select’s vested and unvested outstanding stock options in connection with the Merger in the Predecessor period of January 1, 2005 through February 24, 2005 and an additional $10.3 million of stock compensation cost related to Holdings’ restricted stock that was issued in the Successor period February 25, 2005 through December 31, 2005. Also incurred were costs of $42.7 million related to the early extinguishment of Select’s 9 1/2% and 7 1/2% senior subordinated notes which consisted of a tender premium cost of $34.8 million and the remaining unamortized deferred financing costs of $7.9 million. In addition, $12.0 million of other merger related charges were incurred. These charges consisted of the fees of the investment advisor hired by the Special Committee of Select’s Board of Directors to evaluate the Merger, legal and accounting fees, costs associated with the Hart-Scott-Rodino filing

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and costs associated with purchasing a six year extended reporting period under Select’s directors and officers liability insurance policy.
      The carrying value of the reported goodwill is subject to impairment tests under the requirements of SFAS No. 142. Goodwill was allocated to each of the Company’s reporting units based on their fair values at the date of the Merger. The Company performs impairment tests on an ongoing basis at least annually, or more frequently with respect to assets for which there are any impairment indicators. If the expected future cash flows (undiscounted) are less than the carrying amount of such assets, the Company recognizes an impairment loss for the difference between the carrying amount of the assets and their estimated fair value.

Principles of Consolidation
      The consolidated financial statements include the accounts of the Company, its majority owned subsidiaries, limited liability companies and limited partnerships the Company and its subsidiaries control through ownership of general and limited partnership or membership interests. All significant intercompany balances and transactions are eliminated in consolidation.

Use of Estimates
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
      The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost which approximates market value.

Restricted Cash
      Restricted cash consists of cash used to establish a trust fund, as required by the Company’s insurance program, for the purpose of paying professional and general liability losses and expenses incurred by the Company.
      The Company revised the classification of restricted cash from cash flows from financing activities to cash flows from investing activities for the year ended December 31, 2004.

Accounts Receivable and Allowance for Doubtful Accounts
      Substantially all of the Company’s accounts receivable are related to providing healthcare services to patients. Collection of these accounts receivable is the Company’s primary source of cash and is critical to its operating performance. The Company’s primary collection risks relate to non-governmental payors who insure these patients and deductibles, co-payments and self-insured amounts owed by the patient. Deductible, co-payments and self-insured amounts are an immaterial portion of the Company’s net accounts receivable balance. At December 31, 2005, deductible, co-payments and self-insured amounts owed by the patient accounted for approximately 0.9% of the net accounts receivable balance before doubtful accounts. The Company’s general policy is to verify insurance coverage prior to the date of admission for a patient admitted to the Company’s hospitals or in the case of the Company’s outpatient rehabilitation clinics, the Company verifies insurance coverage prior to their first therapy visit. The Company’s estimate for the allowance for doubtful accounts is calculated by generally reserving as uncollectible all governmental accounts over 365 days and non-governmental accounts over 180 days from discharge. This method is monitored based on historical

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
cash collections experience. Collections are impacted by the effectiveness of the Company’s collection efforts with non-governmental payors and regulatory or administrative disruptions with the fiscal intermediaries that pay the Company’s governmental receivables.
      The Company believes that it collects substantially all of its third-party insured receivables (net of contractual allowances) which include receivables from governmental agencies. To date, the Company believes there has not been a material difference between bad debt allowances and the ultimate historical collection rates on accounts receivables. The Company reviews its overall reserve adequacy by monitoring historical cash collections as a percentage of net revenue less the provision for bad debts.
      Uncollected accounts are written off the balance sheet when they are turned over to an outside collection agency, or when management determines that the balance is uncollectible, whichever occurs first.

Property and Equipment
      Property and equipment are stated at cost net of accumulated depreciation. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or the term of the lease, as appropriate. The general range of useful lives is as follows:

Leasehold improvements	5 years
Furniture and equipment	3 — 20 years
Buildings	40 years
      In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144), the Company reviews the realizability of long-lived assets whenever events or circumstances occur which indicate recorded costs may not be recoverable.

Concentration of Credit Risk
      Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash balances and trade receivables. The Company invests its excess cash with large financial institutions. The Company grants unsecured credit to its patients, most of whom reside in the service area of the Company’s facilities and are insured under third-party payor agreements. Because of the geographic diversity of the Company’s facilities and non-governmental third-party payors, Medicare represents the Company’s only concentration of credit risk.

Income Taxes
      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Management provides a valuation allowance for net deferred tax assets when it is more likely than not that a portion of such net deferred tax assets will not be recovered.

Intangible Assets
      Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets (SFAS No. 142).” Under SFAS No. 142, goodwill and other intangible assets with indefinite lives are no longer subject to periodic amortization but are instead reviewed annually, or more frequently if impairment indicators arise. These reviews require the Company to estimate the fair value of its identified reporting units and compare those estimates against the related carrying values. For each of the reporting units, the estimated fair value is determined utilizing the expected present value of the future cash flows of the units.

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Identifiable assets and liabilities acquired in connection with business combinations accounted for under the purchase method are recorded at their respective fair values. Deferred income taxes have been recorded to the extent of differences between the fair value and the tax basis of the assets acquired and liabilities assumed. Company management has allocated the intangible assets between identifiable intangibles and goodwill. Intangible assets other than goodwill primarily consist of the values assigned to trademarks, non-compete agreements, certificates of need, accreditation and contract therapy relationships. Management believes that the estimated useful lives established are reasonable based on the economic factors applicable to each of the intangible assets.
      The approximate useful life of each class of intangible asset is as follows:

Goodwill	Indefinite
Trademarks	Indefinite
Certificates of need	Indefinite
Accreditation	Indefinite
Non-compete agreements	6 — 7 years
Contract therapy relationships	5 years
      In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144), the Company reviews the realizability of long-lived assets, certain intangible assets and goodwill whenever events or circumstances occur which indicate recorded costs may not be recoverable.
      If the expected future cash flows (undiscounted) are less than the carrying amount of such assets, the Company recognizes an impairment loss for the difference between the carrying amount of the assets and their estimated fair value.

Due to Third-Party Payors
      Due to third-party payors represents the difference between amounts received under interim payment plans from third-party payors, principally Medicare and Medicaid, for services rendered and amounts estimated to be reimbursed by those third-party payors upon settlement of cost reports.

Insurance Risk Programs
      Under a number of the Company’s insurance programs, which include the Company’s employee health insurance program, its workers’ compensation insurance programs and certain components under its property and casualty insurance program, the Company is liable for a portion of its losses. In these cases the Company accrues for its losses under an occurrence-based principle whereby the Company estimates the losses that will be incurred in a respective accounting period and accrues that estimated liability. Where the Company has substantial exposure, actuarial methods are utilized in estimating the losses. In cases where the Company has minimal exposure, losses are estimated by analyzing historical trends. These programs are monitored quarterly and estimates are revised as necessary to take into account additional information. At December 31, 2004 and 2005 respectively, the Company had recorded a liability of $44.4 million and $55.7 million related to these programs. These amounts include accrued professional liability which is reported separately on the Company’s balance sheet.

Minority Interests
      The interests held by other parties in subsidiaries, limited liability companies and limited partnerships owned and controlled by the Company are reported on the consolidated balance sheets as minority interests. Minority interests reported in the consolidated statements of operations reflect the respective interests in the

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
income or loss of the subsidiaries, limited liability companies and limited partnerships attributable to the other parties, the effect of which is removed from the Company’s consolidated results of operations.

Stock Options
      The Company adopted Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS No. 123R) in the Successor period beginning on February 25, 2005. As permitted by SFAS No. 123R under the Modified Prospective Application transition method the Company has chosen to apply APB Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25) and related interpretations in accounting for its stock option plans in the Predecessor period from January 1, 2005 through February 24, 2005 and the years ended December 31, 2003 and 2004 and accordingly, no compensation cost has been recognized for options granted under the Predecessor stock option plans.
      The fair value of each option grant under the Predecessor plans is estimated on the date of the grant using the Black-Scholes option pricing model assuming dividend yield of 0.20% in 2004 and no dividend yield in 2003, volatility of 45% in 2004 and 2003, an expected life of four years from the date of vesting and a risk free interest rate of 3.1% in 2004 and 2003.
      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The Company’s pro forma net income was as follows:

	Pred		ecessor

	For the Year Ended
	December 31,		Period from January 1,
			through February 24,
	2003	2004	2005

	(In thousands, except per share amounts)
Net income available to common stockholders — as reported	$74,471	$118,184	$(100,251)
Add: Stock-based employee compensation cost, net of related tax effects, included in the determination of net income as reported	—	—	87,927
Deduct: Total stock based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(19,376)	(21,069)	(14,931)

Net income available to common stockholders — pro forma	$55,095	$97,115	$(27,255)

Weighted average grant-date fair value(1)	6.64	6.42	—

(1)	No stock options were granted in the period from January 1, 2005 through February 24, 2005.
      The table above has been revised to include information for the period from January 1, 2005 through February 24, 2005.
      Refer to Footnote 10 — “Stock Option and Restricted Stock Plans” for information on the Successor stock option and restricted stock plans.

Revenue Recognition
      Net operating revenues consists primarily of patient and contract therapy revenues and are recognized as services are rendered.
      Patient service revenue is reported net of provisions for contractual allowances from third-party payors and patients. The Company has agreements with third-party payors that provide for payments to the Company

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
at amounts different from its established rates. The differences between the estimated program reimbursement rates and the standard billing rates are accounted for as contractual adjustments, which are deducted from gross revenues to arrive at net operating revenues. Payment arrangements include prospectively determined rates per discharge, reimbursed costs, discounted charges, per diem and per visit payments. Retroactive adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods as final settlements are determined. Accounts receivable resulting from such payment arrangements are recorded net of contractual allowances.
      A significant portion of the Company’s net operating revenues are generated directly from the Medicare program. Net operating revenues generated directly from the Medicare program represented approximately 48% and 50% of the Company’s consolidated net operating revenues for the years ended December 31, 2003 and 2004, respectively and 52% for the period January 1 through February 24, 2005 and 57% for the period February 25 through December 31, 2005. Approximately 39% and 44% of the Company’s gross accounts receivable at December 31, 2004 and 2005, respectively, are from this payor source. As a provider of services to the Medicare program, the Company is subject to extensive regulations. The inability of any of the Company’s specialty hospitals or clinics to comply with regulations can result in changes in that specialty hospital’s or clinic’s net operating revenues generated from the Medicare program.
      Contract therapy revenues are comprised primarily of billings for services rendered to nursing homes, hospitals, schools and other third parties under the terms of contractual arrangements with these entities.

Other Comprehensive Income (Loss)
      The Company used the local currency as the functional currency for its Canadian operations. All assets and liabilities of foreign operations are translated into U.S. dollars at year-end exchange rates. Income statement items are translated at average exchange rates prevailing during the year. The resulting translation adjustments impacting comprehensive income (loss) are recorded as a separate component of stockholders’ equity. The cumulative translation adjustment is included in accumulated other comprehensive income (loss) and was a gain of $9.1 million and $1.8 million at December 31, 2004 and 2005, respectively. Also, included in other comprehensive income (loss) at December 31, 2005 a gain of $3.5 million on the interest rate swap, net of tax of $2.5 million.

Financial Instruments and Hedging
      Effective January 1, 2001, the Company adopted SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). The Company has in the past entered into derivatives to manage interest rate and foreign exchange risks. Derivatives are limited in use and not entered into for speculative purposes. The Company has entered into interest rate swaps to manage interest rate risk on a portion of its long-term borrowings. Interest rate swaps that qualify for hedge treatment in accordance with SFAS No. 133 are reflected at fair value in the consolidated balance sheet and the related gains or losses are deferred in stockholders’ equity as a component of other comprehensive income. These deferred gains or losses are then amortized as an adjustment to interest expense over the same period in which the related interest payments being hedged are recognized in income. For derivative instruments that do not qualify for hedge treatment gains or losses are recognized through the consolidated statement of operations.
      The Company did not have any interest rate swap arrangements at December 31, 2003 and 2004. Refer to Footnote 14 for information regarding swaps entered into during 2005.

Recent Accounting Pronouncements
      In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140” (“SFAS No. 155”). SFAS No. 155

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
simplifies the accounting for certain hybrid financial instruments, eliminates the FASB’s interim guidance which provides that beneficial interests in securitized financial assets are not subject to the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and eliminates the restriction on the passive derivative instruments that a qualifying special-purpose entity may hold. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.
      In June 2005, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 05-6, “Determining the Amortization Period for Leasehold Improvements,” which requires that leasehold improvements acquired in a business combination or purchased subsequent to the inception of a lease be amortized over the lesser of the useful life of the assets or a term that includes renewals that are reasonably assured at the date of the business combination or purchase. EITF No. 05-6 is effective for periods beginning after June 29, 2005. The provisions of this consensus did not have a material impact on the Company’s financial position, results of operations or cash flows.
      In May 2005, the Financial Accounting Standards Board issued SFAS No. 154, “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS No. 154”). This statement applies to all voluntary changes in accounting principles and changes required by an accounting pronouncement where no specific transition provisions are included. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. Retrospective application is limited to the direct effects of the change; the indirect effects should be recognized in the period of the change. This statement carries forward without changing the guidance contained in Opinion 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. However, SFAS No. 154 redefines restatement as the revision of previously issued financial statements to reflect the correction of an error. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal periods that begin after December 15, 2005, although early adoption is permitted. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.
      In March 2005, the Financial Accounting Standards Board issued interpretation (FIN) No. 47, “Accounting for Conditional Asset Retirement Obligations — an interpretation of FASB Statement No. 143.” The statement clarifies that the term conditional asset retirement obligation, as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The effective date of this interpretation is no later than the end of the fiscal year ending after December 15, 2005. The adoption of FIN No. 47 did not have a material impact on the Company’s financial position and results of operations.
      In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R (revised 2004), “Share-Based Payment.” This Statement is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. SFAS No. 123R requires that compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. The provisions of this statement are effective for the Company at the beginning of its next annual reporting period beginning January 1, 2006; however the Company has adopted SFAS No. 123R in the Successor period beginning on February 25, 2005. The adoption of SFAS No. 123R did not have a material impact on the Company’s financial position and results of operations.

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In December 2004, the Financial Accounting Standards Board issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29 (“SFAS No. 153”).” The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 did not have a material impact on the Company’s financial position and results of operations.

Reclassifications
      Certain reclassifications have been made to the prior years’ consolidated financial statements to conform to current year presentation.

2.	Acquisitions

For the Year Ended December 31, 2003
      On September 2, 2003, the Company completed the acquisition of all of the outstanding stock of Kessler Rehabilitation Corporation from the Henry H. Kessler Foundation, Inc. for $223.9 million in cash, net of cash acquired and $1.7 million of assumed indebtedness and $16.2 million in liabilities related to the planned restructuring. The purchase was funded through a combination of the proceeds from the issuance of 7 1/2 % Senior Subordinated Notes due 2013 and existing cash. The purchase price has been allocated to net assets acquired and liabilities assumed based on valuation studies. The excess of the amount of the purchase price over the net asset value, including identifiable intangible assets, was allocated to goodwill. The factors that were considered when determining the purchase price that resulted in goodwill included its future earnings potential, its nationally recognized clinical expertise and the general and administrative cost savings opportunities that could be achieved by utilizing Select’s infrastructure. The results of operations of Kessler Rehabilitation Corporation have been included in the Company’s consolidated financial statements since September 1, 2003. Kessler Rehabilitation Corporation operates acute medical rehabilitation hospitals and outpatient clinics. The Company has included the operations of Kessler’s four acute medical rehabilitation hospitals in its specialty hospital segment. Kessler’s outpatient clinics and onsite contract rehabilitation services have been included in the Company’s outpatient rehabilitation segment. Kessler’s other services, which include sales of home medical equipment, orthotics, prosthetics, and infusion/intravenous services and corporate support costs, have been included in the all other category.
      In addition during 2003, the Company acquired controlling interests in two outpatient therapy businesses. Total consideration for these acquisitions totaled $0.9 million including $0.6 million in cash and $0.3 million in notes issued.
      During 2003, the Company repurchased minority interests of certain subsidiaries for $3.2 million in cash.

For the Year Ended December 31, 2004
      The Company acquired controlling interests in three outpatient therapy businesses. The Company also repurchased minority interests of certain subsidiaries. Total consideration for these transactions totaled $2.1 million including $1.9 million in cash and $0.2 million in notes issued.

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the Year Ended December 31, 2005
      Effective as of January 1, 2005, the Company acquired SemperCare Inc. for approximately $100.0 million in cash. The acquisition consisted of 17 long-term acute care hospitals in 11 states. All of the SemperCare facilities are operated as hospitals within hospitals. The factors that were considered when determining the purchase price that resulted in goodwill included the earnings growth potential for these long-term acute care hospitals, general and administrative cost savings opportunities that could be achieved by utilizing Select’s infrastructure and additional development opportunities in certain states with Certificate of Need regulations.
      Information with respect to the purchase transaction is as follows (in thousands):

Cash paid, net of cash acquired	$105,085
Fair value of net tangible assets acquired:
Accounts receivable	22,143
Other current assets	4,718
Property and equipment	9,265
Other assets	242
Current liabilities	(14,150)
Long-term debt	(1,203)

Net tangible assets acquired	21,015
Intangible assets acquired	2,000
Goodwill	82,070

$105,085

      The Company also acquired interests in three outpatient therapy businesses. The Company also repurchased minority interests of certain subsidiaries. Total consideration for these transactions totaled $6.5 million in cash.
      Information with respect to businesses acquired in purchase transactions is as follows:

	Predecessor			Successor

			Period from	Period from
	For the Year Ended		January 1	February 25,
	December 31,		through	through
			February 24,	December 31,
	2003	2004	2005	2005

	(In thousands)
Cash paid (net of cash acquired)	$227,731	$1,937	$108,279	$3,276
Notes issued	316	214	—	60

	228,047	2,151	108,279	3,336
Liabilities assumed	36,513	573	19,924	148
Restructuring reserve (note 6)	16,213	—	—	—

	280,773	2,724	128,203	3,484
Fair value of assets acquired, principally accounts receivable and property and equipment	126,406	227	41,295	165
Trademark	21,000	—	—	—
Non-compete agreement	24,000	—	2,000	—
Minority interest liabilities relieved	1,405	1,069	—	666

Cost in excess of fair value of net assets acquired (goodwill)	$107,962	$1,428	$84,908	$2,653

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following pro forma unaudited results of operations have been prepared assuming the acquisition of Kessler Rehabilitation Corporation and SemperCare Inc. occurred at the beginning of the periods presented. The acquisitions of the other businesses acquired are not reflected in this pro forma as their impact is not material. These results are not necessarily indicative of results of future operations nor of the results that would have actually occurred had the acquisition been consummated as of the beginning of the period presented.

	Pro Forma Unaudited
	Results of Operations

	For the Year Ended
	December 31,

	2003	2004

	(In thousands)
Net revenue	$1,571,865	$1,756,083
Net income	58,615	126,036

3.	Discontinued Operations and Assets and Liabilities Held For Sale
      On September 27, 2004, the Company sold the land, building and certain other assets and liabilities associated with its only skilled nursing facility for approximately $11.6 million which approximates the carrying value of the skilled nursing facility’s assets. The skilled nursing facility was acquired as part of the Kessler acquisition in September 2003. The operating results of the skilled nursing facility have been reclassified and reported as discontinued operations for the years ended December 31, 2003 and 2004. Previously, the operating results of this facility were included in the Company’s specialty hospitals segment. No gain or loss was recognized on the sale.
      On December 23, 2005, the Company agreed to sell all of the issued and outstanding shares of its wholly-owned subsidiary, Canadian Back Institute Limited, (“CBIL”). The sale was completed on March 1, 2006 for approximately C$89.8 million (US $79.0 million). CBIL operated approximately 109 outpatient rehabilitation clinics in seven Canadian provinces. The Company operated all of its Canadian activity through CBIL. The purchase price is subject to adjustment based on the amount of net working capital and long term liabilities of CBIL and its subsidiaries on the closing date. CBIL’s assets and liabilities have been classified as held for sale at December 31, 2005 and its operating results have been classified as discontinued operations and cash flows have been included with continuing operations for the years ended December 31, 2003, 2004 and 2005. Previously, the operating results of this subsidiary were included in the Company’s outpatient rehabilitation segment.

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The major classes of assets and liabilities included in the consolidated balance sheet for December 31, 2005 relating to CBIL’s assets and liabilities held for sale are as follows:

December 31,
2005

(In thousands)
Current assets held for sale:
Accounts receivable, net	$9,334
Other current assets	4,542

Total current assets held for sale	$13,876

Non-current assets held for sale:
Property, plant and equipment, net	$3,461
Goodwill allocated to business	57,252
Other assets	675

Total non-current assets held for sale	$61,388

Current liabilities held for sale:
Current portion of long-term debt	$477
Accrued other	3,738

Total current liabilities held for sale	$4,215

Long-term liabilities:
Long-term debt, net of current portion	$731
Other long-term liabilities	3,086

Total non current liabilities held for sale	$3,817

      Summarized income statement information relating to discontinued operations of the skilled nursing facility and CBIL are as follows:

	Predecessor			Successor

			Period from	Period from
	For the Year Ended		January 1	February 25,
	December 31,		through	through
			February 24,	December 31,
	2003	2004	2005	2005

	(In thousands)
Net revenue	$55,116	$69,699	$10,051	$60,161

Income from discontinued operations before income tax expense	6,388	8,019	950	8,130
Income tax expense(1)	2,523	3,561	428	5,058

Income from discontinued operations, net of tax	$3,865	$4,458	$522	$3,072

(1)	The period from February 25 through December 31, 2005 includes income tax of $1.4 million related to undistributed earnings of the Company’s foreign subsidiary that were previously permanently reinvested.
      Also occurring in 2004 were the sale of all the Company’s membership rights in four limited liability companies. Total consideration for these sales was $4.1 million. No gain or loss was recognized on the sales.

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Property and Equipment
      Property and equipment consists of the following:

	Predecessor	Successor

	December 31,

	2004	2005

	(In thousands)
Land	$11,996	$17,599
Leasehold improvements	90,919	46,242
Buildings	46,044	55,281
Furniture and equipment	159,240	85,946
Construction-in-progress	973	67,778

	309,172	272,846
Less: accumulated depreciation and amortization	143,836	24,305

Total property and equipment	$165,336	$248,541

      Property and equipment cost were adjusted to fair market value on February 24, 2005 as a result of the Merger and the accumulated depreciation and amortization balance was eliminated.
      On August 11, 2004, the Centers for Medicare & Medicaid Services (“CMS”) published final regulations applicable to long-term acute care hospitals that are operated as “hospitals within hospitals” (“HIHs”). Effective for hospital cost reporting periods beginning on or after October 1, 2004, the final regulations, subject to certain exceptions, provide lower rates of reimbursement to HIHs for those Medicare patients admitted from their hosts that are in excess of a specified percentage threshold. During the Successor period ended December 31, 2005, the Company, through one of its wholly owned subsidiaries, purchased five freestanding facilities and one property for a new hospital for a total purchase price of $54.6 million.
      Depreciation expense was $29.0 million and $33.1 million for the years ended December 31, 2003 and 2004, respectively and $5.3 million for the period from January 1, through February 24, 2005 and $30.4 million for the period from February 25, 2005 through December 31, 2005.

5.	Intangible Assets
      Effective January 1, 2002, the Company adopted SFAS No. 142. Under SFAS No. 142, goodwill and other intangible assets with indefinite lives are no longer subject to periodic amortization but are instead reviewed annually, or more frequently if impairment indicators arise. These reviews require the Company to estimate the fair value of its identified reporting units and compare those estimates against the related carrying values. For each of the reporting units, the estimated fair value is determined utilizing the expected present value of the future cash flows of the units.
      The Company performed its annual impairment test as of October 1, 2005 on its specialty hospital and outpatient rehabilitation reporting units. Due to the fair value of the Company’s reporting units being greater than the carrying value, no loss on impairment was recognized.

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The fair values of the identifiable intangibles acquired and the amount of goodwill recorded as a result of the Merger were determined based on valuation analysis. Intangible assets consist of the following:

	Predecessor

	As of December 31, 2004

	Gross Carrying	Accumulated
	Amount	Amortization

	(In thousands)
Amortized intangible assets
Non-compete agreement	$24,000	$(4,571)

Indefinite-lived intangible assets
Goodwill	$302,069
Trademarks	58,875

Total	$360,944

	Successor

	As of December 31, 2005

	Gross Carrying	Accumulated
	Amount	Amortization

	(In thousands)
Amortized intangible assets
Contract therapy relationships	$20,456	$(3,409)
Non-compete agreements	20,809	(3,100)

Total	$41,265	$(6,509)

Indefinite-lived intangible assets
Goodwill	$1,305,210
Trademarks	47,058
Certificates of need	3,083
Accreditations	1,892

Total	$1,357,243

      Amortization expense for intangible assets with finite lives follows:

	Predecessor			Successor

	For the Year		Period from	Period from
	Ended		January 1	February 25
	December 31,		through	through
			February 24,	December 31,
	2003	2004	2005	2005

(In thousands)
Amortization expense	$948	$3,429	$576	$6,509
      Estimated amortization expense for intangible assets for each of the five years commencing January 1, 2006 will be approximately $7.8 million in 2006 through 2010 and primarily relates to the amortization of the value associated with the non-compete agreements entered into in connection with the acquisitions of Kessler Rehabilitation Corporation and SemperCare Inc. and the value assigned to the Company’s contract therapy relationships. The useful lives of the Kessler non-compete, SemperCare non-compete and the Company’s contract therapy relationships are approximately six, seven and five years, respectively.

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The changes in the carrying amount of goodwill for the Company’s reportable segments for the years ended December 31, 2004 and 2005 are as follows:

	Specialty	Outpatient
	Hospitals	Rehabilitation	All Other	Total

	(In thousands)
Predecessor:
Balance as of January 1, 2004	$180,011	$125,656	$584	$306,251
Sale of discontinued operations	(2,693)	—	—	(2,693)
Sale of membership interests	(1,351)	—	—	(1,351)
Income tax benefits recognized	—	(5,492)	—	(5,492)
Earn-out payments	—	2,983	—	2,983
Translation adjustment	—	1,999	—	1,999
Other	—	372	—	372

Balance as of December 31, 2004	175,967	125,518	584	302,069
Goodwill acquired during the year	82,070	2,838	—	84,908
Income tax benefits recognized	—	(936)	—	(936)
Translation adjustment	—	(880)	—	(880)
Other	260	—	—	260

Balance as of February 24, 2005	$258,297	$126,540	$584	$385,421

Successor:
February 25, 2005, beginning balance resulting from Merger	1,225,780	132,509	—	1,358,289
Deferred tax adjustments related to merger	(6,441)	6,269	—	(172)
Goodwill acquired during year	2,270	383	—	2,653
Translation adjustment	—	1,951	—	1,951
Goodwill allocated to assets held for sale	—	(57,252)	—	(57,252)
Other	167	(426)	—	(259)

Balance as of December 31, 2005	$1,221,776	$83,434	—	$1,305,210

6.	Restructuring Reserves
      The Company recorded a restructuring reserve of $5.7 million in 1999 related to the NovaCare acquisition. The reserves primarily included costs associated with workforce reductions of 162 employees in 1999 and lease buyouts in accordance with the Company’s qualified restructuring plan. During 2000, the Company revised its estimates for the NovaCare termination costs, severance liabilities and the anticipated closure of two central billing offices related to the NovaCare acquisition. The reserves for the billing office closures primarily included costs associated with lease buyouts and workforce reductions of 67 employees. These changes in estimates have been reflected as an adjustment to the purchase price of NovaCare.
      In 2003, the Company recorded a $16.2 million restructuring reserve in connection with the acquisition of Kessler Rehabilitation Corporation which was accounted for as additional purchase price. The reserves primarily included costs associated with workforce reductions of 36 employees and lease buyouts in accordance with the Company’s restructuring plan.

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following summarizes the Company’s restructuring activity:

	Lease
	Termination Costs	Severance	Total

	(In thousands)
January 1, 2003 — Predecessor	$788	$12	$800
2003 acquisition restructuring costs	5,886	10,327	16,213
Amounts paid in 2003	(869)	(5,769)	(6,638)

December 31, 2003 — Predecessor	5,805	4,570	10,375
Amounts paid in 2004	(2,580)	(2,871)	(5,451)

December 31, 2004 — Predecessor	3,225	1,699	4,924
Amounts paid during the period from January 1 through February 24, 2005	(197)	(392)	(589)

February 24, 2005 — Predecessor	3,028	1,307	4,335
Amounts paid during the period from February 25 through December 31, 2005	(2,638)	(1,307)	(3,945)

December 31, 2005 — Successor	$390	$—	$390

      The Company expects to pay out the remaining lease termination costs through 2007.

7.	Long-Term Debt and Notes Payable
      The components of long-term debt and notes payable are shown in the following table:

	December 31,

	2004	2005
	(Predecessor)	(Successor)

	(In thousands)
9 1/2 % Senior Subordinated Notes	$175,000	$—
7 1/2 % Senior Subordinated Notes	175,000	—
7 5/8 % Senior Subordinated Notes	—	660,000
Senior secured credit facility	—	660,650
10% senior subordinated notes	—	131,609
Senior floating rate notes	—	175,000
Seller notes	3,406	899
Other	1,184	731

Total debt	354,590	1,628,889
Less: current maturities	3,557	6,516

Total long-term debt	$351,033	$1,622,373

Senior Secured Credit Facility
      Select’s senior secured credit facility provides for senior secured financing of up to $880.0 million, consisting of:

•	A $300.0 million revolving credit facility that will terminate on February 24, 2011 including both a letter of credit sub facility and a swingline loan sub facility and;

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	A $580.0 million term loan facility that matures on February 24, 2012 that was drawn at the closing of the Merger.
      The interest rates per annum applicable to loans, other than swingline loans, under Select’s senior secured credit facility is, at Select’s option, equal to either an alternate base rate or an adjusted LIBOR rate for a one, two, three or six month interest period, or a nine or twelve month period if available, in each case, plus an applicable margin percentage. The alternate base rate is the greater of (1) JPMorgan Chase Bank, N.A.’s prime rate and (2) one half of 1% over the weighted average of rates on overnight Federal funds as published by the Federal Reserve Bank of New York. The adjusted LIBOR rate is determined by reference to settlement rates established for deposits in dollars in the London interbank market for a period equal to the interest period of the loan and the maximum reserve percentages established by the Board of Governors of the United States Federal Reserve to which Select’s lenders are subject. The applicable margin percentage for revolving loans is currently (1) 1.00% for alternate base rate loans and (2) 2.00% for adjusted LIBOR loans subject to change based upon the ratio of Select’s total indebtedness to its consolidated EBITDA (as defined in the credit agreement). The applicable margin percentages for the term loans are (1) 0.75% for alternate base rate loans and (2) 1.75% for adjusted LIBOR loans. The average interest rate for the period from February 25, 2005 to December 31, 2005 was 5.4%.
      On the last business day of each calendar quarter Select is required to pay a commitment fee in respect of any unused commitment under the revolving credit facility. The annual commitment fee is currently 0.375% and is subject to adjustment based upon the ratio of Select’s total indebtedness to its consolidated EBITDA (as defined in the credit agreement). Availability under the revolving credit facility at December 31, 2005 was approximately $193.0 million. Select is authorized to issue up to $50.0 million in letters of credit. Letters of credit reduce the capacity under the revolving credit facility and bear interest at applicable margins based on financial ratio tests. Approximately $22.0 million in letters of credit were outstanding at December 31, 2005.
      The senior secured credit facility requires scheduled quarterly payments on the term loans each equal to $1.45 million per quarter through December 31, 2010, with the balance of the term loans paid in four equal quarterly installments thereafter.
      The senior secured credit facility requires Select to comply on a quarterly basis with certain financial covenants, including an interest coverage ratio test and a maximum leverage ratio test, which financial covenants will become more restrictive over time. In addition, the senior secured credit facility includes various negative covenants, including with respect to indebtedness, liens, investments, permitted businesses and transactions and other matters, as well as certain customary representations and warranties, affirmative covenants and events of default including payment defaults, breach of representations and warranties, covenant defaults, cross defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting the senior secured credit facility to be in full force and effect and change of control. If such an event of default occurs, the lenders under the senior secured credit facility are entitled to take various actions, including the acceleration of amounts due under the senior secured credit facility and all actions permitted to be taken by a secured creditor. As of December 31, 2005, Select is in compliance with all debt covenants in the senior secured credit facility.
      Select’s senior secured credit facility is guaranteed by Holdings and substantially all of Select’s current subsidiaries, and will be guaranteed by substantially all of Select’s future subsidiaries and secured by substantially all of its existing and future property and assets and by a pledge of its capital stock and the capital stock of its subsidiaries.

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Senior Subordinated Notes
      On February 24, 2005, EGL Acquisition Corp. sold $660.0 million of its 7 5/8 % Senior Subordinated Notes (the “Notes”) due 2015 which Select assumed in the Merger. The net proceeds of the offering were used to finance a portion of the Merger consideration as discussed in Note 1, refinance certain of Select’s existing indebtedness, and pay related fees and expenses. The Notes are unconditionally guaranteed on a senior subordinated basis by all of Select’s wholly-owned domestic subsidiaries (the “Subsidiary Guarantors”). Certain of Select’s subsidiaries did not guarantee the Notes (the “Non-Guarantor Subsidiaries”). The guarantees of the Notes are subordinated in right of payment to all existing and future senior indebtedness of the Subsidiary Guarantors, including any borrowings or guarantees by those subsidiaries under the senior credit facility. The Notes rank equally in right of payment with all of Select’s existing and future senior subordinated indebtedness and senior to all of Select’s existing and future subordinated indebtedness. The Notes were not guaranteed by Holdings.
      On and after February 1, 2010, Select will be entitled at its option to redeem all or a portion of the Notes at the following redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date, if redeemed during the 12-month period commencing on February 1st of the years set forth below:

Year	Redemption Price

2010	103.813%
2011	102.542%
2012	101.271%
2013 and thereafter	100.000%
      Prior to February 1, 2008, Select may at its option on one or more occasions with the net cash proceeds from certain equity offerings, redeem the Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount originally issued at a redemption price (expressed as a percentage of principal amount on the redemption date) of 107.625% plus accrued and unpaid interest to the redemption date.
      Select is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, upon the occurrence of any change of control of Select, each holder of the Notes shall have the right to require Select to repurchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase.
      The indenture governing the Notes contains customary events of default and affirmative and negative covenants that, among other things, limit Select’s ability and the ability of its restricted subsidiaries to incur or guarantee additional indebtedness, pay dividends or make other equity distributions, purchase or redeem capital stock, make certain investments, enter into arrangements that restrict dividends from subsidiaries, transfer and sell assets, engage in certain transactions with affiliates and effect a consolidation or merger.

7 1/2% Senior Subordinated Notes
      On August 12, 2003, Select issued and sold $175.0 million of 7 1/2% Senior Subordinated Notes due 2013. The net proceeds of the 7 1/2 % Senior Subordinated Notes offering together with existing cash were used to complete the acquisition of Kessler Rehabilitation Corporation. Upon consummation of the Merger, the notes were repurchased.

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9 1/2% Senior Subordinated Notes
      On June 11, 2001 Select issued 9 1/2% Senior Subordinated Notes due 2009 in an original aggregate principal amount of $175.0 million. The net proceeds relating to the 9 1/2% Senior Subordinated Notes were used to repay debt under Select’s then existing senior credit facility and to repay its then existing 10% Senior Subordinated Notes. Upon consummation of the Merger, Select repurchased $169.3 million in aggregate principal amount of the 9 1/2% Senior Subordinated Notes, representing approximately 97% of the outstanding principal amount of such notes. The remaining $5.8 million of the 9 1/2 % Senior Subordinated Notes were redeemed by Select on June 15, 2005.

Senior Floating Rate Notes
      On September 29, 2005, Holdings, whose sole asset is its investment in Select, issued $175.0 million of Senior Floating Rate Notes, due 2015 (the “Holdings Notes”). The Holdings Notes are senior unsecured obligations of Holdings and bear interest at a floating rate, reset semi-annually, equal to 6-month LIBOR plus 5.75 percent. Simultaneously with the financing, the Company entered into an interest rate swap arrangement, effectively fixing the interest rate of the notes. The Holdings Notes are not guaranteed by Select or any of its subsidiaries.
      Payment of interest expense on the Holdings Notes is expected to be funded through periodic dividends from Select. The terms of Select’s existing senior secured credit facility, as well as the indenture governing the 7 5/8 % Senior Subordinated Notes, and certain other agreements, restrict Select and certain of its subsidiaries from making payments or transferring assets to Holdings, including dividends, loans or other distributions. Such restrictions include prohibition of dividends in an event of default and limitations on the total amount of dividends paid to Holdings. In the event these agreements do not permit such subsidiaries to provide Holdings with sufficient distributions to fund interest and principal payments on the Holdings Notes when due, Holdings may default on its notes unless other sources of funding are available.
      Proceeds from the offering were used to pay a special dividend of $175.0 million to stockholders of Holdings in September 2005. The payment of the special dividend triggered a payment obligation of $14.5 million under Holdings’ long-term incentive compensation plan, which was paid in September 2005 (see Note 9).
      Prior to September 15, 2009, Holdings may redeem all or a portion of the Holdings Notes at a price equal to 100% of the principal amount plus accrued and unpaid interest to the redemption date and a “make-whole” premium. Thereafter, Holdings may redeem some or all of the Holdings Notes at the redemption prices set forth below:

Year	Redemption Price

2009	102.00%
2010	101.00%
2011	100.00%
      Prior to September 15, 2008, Holdings may redeem either all of the outstanding Holdings Notes or up to 35% of the aggregate principal amount of the Holdings Notes with the proceeds of one or more equity offerings at a redemption price equal to par plus the coupon on the Holdings Notes at the time notice of redemption is given.
      Holdings is not required to make any mandatory redemption or sinking fund payments with respect to the Holdings Notes. However, upon the occurrence of any change of control of Holdings, each holder of the Holdings Notes shall have the right to require Holdings to repurchase such notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase.

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The indenture governing the Holdings Notes contains customary events of default and affirmative and negative covenants that, among other things, limit Holdings’ ability and the ability of its restricted subsidiaries, including Select, to: incur additional indebtedness and issue or sell preferred stock; pay dividends on, redeem or repurchase capital stock; make certain investments; create certain liens; sell certain assets; incur obligations that restrict the ability of its subsidiaries to made dividends or other payments; guarantee indebtedness; engage in transactions with affiliates; create or designate unrestricted subsidiaries; and consolidate, merge or transfer all or substantially all of its assets and the assets of its subsidiaries on a consolidated basis.

10% Senior Subordinated Notes
      On February 24, 2005, Holdings issued 10% senior subordinated notes to WCAS Capital Partners IV, L.P., an investment fund affiliated with Welsh Carson, Rocco A. Ortenzio, Robert A. Ortenzio and certain other investors who are members of or affiliated with the Ortenzio family, for an aggregate purchase price of $150.0 million. The senior subordinated notes had preferred and common shares attached which were recorded at the estimated fair market value on the date of issuance. These shares were recorded as a discount to the senior subordinated notes and are amortized using the interest method.
      Maturities of the Company’s long-term debt for the years after 2005 are approximately as follows (in thousands):

2006	$6,516
2007	6,559
2008	5,955
2009	5,800
2010	5,800
2011 and beyond	1,598,259

8.	Stockholders’ Equity

Stock Repurchase Program
      On February 23, 2004, the Predecessor’s Board of Directors authorized a program to repurchase up to $80.0 million of its common stock. During the year ended December 31, 2004, the Company repurchased and retired a total of 3,399,400 shares at a cost, including fees and commissions, of $48.1 million. The Company did not purchase any of its stock under its share repurchase program during the pendency of the Merger, which is described in Footnote 1.

Preferred Stock
      Holdings is authorized to issue 25,000,000 shares of participating preferred stock. Holdings issued 22,165,256.17 shares of participating preferred stock during the Successor period ended December 31, 2005 for $596.2 million. The participating preferred stock accrues dividends at an annual dividend rate of 5%, compounded quarterly on March 31, June 30, September 30 and December 31 of each year. Dividends earned during the Successor period ended December 31, 2005 amounted to $23.5 million and were charged against retained earnings. Each share of participating preferred stock is entitled to one vote on all matters submitted to stockholders of Holdings. The participating preferred stock ranks senior to the common stock with respect to dividend rights and rights upon liquidation. The liquidation preference is equal to the original cost of a share of the preferred stock ($26.90 per share) plus all accrued and unpaid dividends thereon less the amount of any previously declared and paid special dividends.

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In connection with Holdings’ issuance of the Holdings Notes, Holdings paid in September 2005 a special dividend of $175.0 million, which included $17.9 million of accreted dividends, on the preferred stock (see Note 7).
      Upon the redemption of the participating preferred stock occurring due to a change of control or the conversion and redemption of the participating preferred stock occurring due to a sale of common stock of Holdings through a public offering, each holder of participating preferred stock will receive cash equal to the original cost of a share of the preferred stock ($26.90 per share) plus all accrued and unpaid dividends thereon less the amount of any previously declared and paid special dividends and a number of shares of common stock equal to the number of participating preferred shares owned.

Common Stock
      As part of the Merger, common stock of the Predecessor was retired. Holdings is authorized to issue 250,000,000 shares of $0.001 par value common stock. Holdings issued 205,408,342 shares of common stock in the Successor period ended December 31, 2005 of which 56,346,996 shares were related to restricted stock grants (see Note 10).

9.	Long-Term Incentive Compensation
      On June 2, 2005, Holdings adopted a Long-Term Cash Incentive Plan (“cash plan”). The total number of units available under the cash plan for awards may not exceed 100,000. If any awards are terminated, forfeited or cancelled, units granted under such awards are available for award again under the cash plan. The purposes of the cash plan are to attract and retain key employees, motivate participating key employees to achieve the long-range goals of the Company, provide competitive incentive compensation opportunities and further align the interests of participating key employees with Holdings’ stockholders.
      Payment of cash benefits is based upon (i) the value of the Company upon a change of control or upon qualified initial public offering or (ii) a redemption of Holdings’ preferred stock or special dividends paid on Holdings’ preferred stock. Until the occurrence of an event that would trigger the payment of cash on any outstanding units is deemed probable by the Company, no expense for any award is reflected in the Company’s financial statements.
      As a result of the special dividend of $175.0 million paid to Holdings’ preferred stockholders on September 29, 2005, certain provisions of Holdings’ long-term incentive compensation plan were met and resulted in a payment of $14.5 million to certain senior management of the Company. The expense of $14.5 million in long-term compensation was included in general and administrative expense in the period from February 25, 2005 through December 31, 2005.

10.	Stock Option and Restricted Stock Plans

Predecessor Stock Option Plans
      All stock options related to the Predecessor stock incentive plans (Select Medical Corporation Second Amended and Restated 1997 Stock Option Plan and the 2002 Non-Employee Directors’ Plan) were canceled in connection with the Merger. Stock option holders received as consideration a cash payment equal to (i) $18.00 minus the exercise price of the option multiplied by (ii) the number of unexercised shares subject to the option (whether vested or not). Select paid a total of $142.2 million in cash to stock option holders to cancel these options. Of this amount, $115.0 million was paid to individuals that are classified as general and administrative positions and $27.2 million to individuals classified as cost of services positions.

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Successor Stock Option and Restricted Stock Plans
      The Company adopted Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS No. 123R) in the Successor period beginning on February 25, 2005. Holdings adopted the Select Medical Holdings Corporation 2005 Equity Incentive Plan (the “Plan”). The equity incentive plan provides for grants of restricted stock and stock options of Holdings.
      On August 10, 2005, Holdings adopted a Director Stock Option Plan (“Director Plan”) for non-employee directors. 250,000 shares of common stock have been reserved for awards under the Director Plan. As of August 10, 2005, options to purchase 60,000 shares of common stock were issued to non-employee directors under the new Director Plan.
      Shares of common stock relating to expired or terminated options may again be subject to an option under the Director Plan, subject to limited restrictions, including any limitation required by the Internal Revenue Code. The Director Plan provides for grants of non-qualified stock options. The purposes of the director plan are to attract and retain qualified non-employees to serve on our board of directors and to enhance the future growth of the Company by aligning such persons’ interests with those of Holdings’ stockholders.
      The compensation committee of Holdings’ board of directors administers the Director Plan. If there is no compensation committee, Holdings’ board of directors shall administer the Director Plan.
      The Director Plan will terminate ten years following its effective date. The board of directors may amend the Director Plan, subject to certain limitations.
      Holdings granted 56,346,996 shares of common stock of Holdings as restricted stock awards during the period from February 25, 2005 through December 31, 2005. These awards range in value from $0.34 to $0.50 per share and generally vest over five years with a term not to exceed ten years. The fair value of the restricted stock awards were determined by using the price exchanged for common stock of Holdings that occurred in close proximity to the issuance of restricted stock awards and then applying an estimated discount for the lack of control and lack of marketability attributes of the restricted stock. Both the discount for lack of control and the discount for lack of marketability were estimated by using two methodologies to yield a range of results. The estimated range of discount for lack of control is 10% to 20% and the range of discount for lack of marketability is 35% to 40%. Compensation expense for each of the next five years, based on restricted stock awards granted as of December 31, 2005, is estimated to be as follows (in thousands):

	2006	2007	2008	2009	2010

Compensation expense	$3,759	$3,759	$2,173	$1,155	$204
      Effective at the time of the Merger, Holdings granted stock options for shares of common stock to certain employees amounting to options to purchase 1,984,450 shares at an exercise price of $1.00 per share. In addition, on August 10, 2005 Holdings granted 60,000 options to non-employee directors under the 2005 Equity Incentive Plan for Non-Employee Directors. The options generally vest over five years and have an option term not to exceed 10 years. The fair value of an option to purchase one share was estimated to be $0.03. The fair value of the options granted was estimated using the Black-Scholes option pricing model assuming an expected volatility of 45%, no dividend yield, an expected life of 3.5 years and a risk free rate of 3.65%.
      For the stock compensation expense recognized in the period from February 25, 2005 through December 31, 2005 related to the stock option and restricted stock plans, $10.1 million was associated with individuals that are classified as general and administrative positions and $0.2 million with individuals classified as cost of services positions.

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Income Taxes
      Significant components of the Company’s tax provision from continuing operations for the years ended December 31, 2003 and 2004 and the period from January 1 through February 24, 2005 and the period from February 25 through December 31, 2005 are as follows:

	Predecessor			Successor

			Period from	Period from
	For the Year Ended		January 1	February 25
	December 31,		through	through
			February 24,	December 31,
	2003	2004	2005	2005

	(In thousands)
Current:
Federal	$33,172	$53,742	$3,632	$26,585
State and local	6,229	12,006	437	2,929

Total current	39,401	65,748	4,069	29,514
Deferred	6,837	10,803	(63,863)	19,822

Total income tax provision	$46,238	$76,551	$(59,794)	$49,336

      The differences between the expected income tax provision from continuing operations and income taxes computed at the federal statutory rate of 35% were as follows:

	Predecessor			Successor

	For the Year		Period from	Period from
	Ended		January 1	February 25
	December 31,		through	through
			February 24,	December 31,
	2003	2004	2005	2005

Expected federal tax rate	35.0%	35.0%	35.0%	35.0%
State and local taxes, net of federal benefit	3.3	3.1	4.6	5.7
Other permanent differences	1.3	0.8	—	3.4
Valuation allowance	—	1.3	(1.5)	(1.4)
Other	—	—	(0.9)	(1.1)

Total	39.6%	40.2%	37.2%	41.6%

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A summary of deferred tax assets and liabilities is as follows:

	December 31,

	Predecessor	Successor
	2004	2005

	(In thousands)
Deferred tax assets — current
Allowance for doubtful accounts	$37,846	$29,845
Compensation and benefit related accruals	15,813	19,020
Malpractice insurance	1,082	9,717
Restructuring reserve	1,959	201
Patient care reserve	1,595	—
Net operating loss carryforwards	—	4,822
Other accruals, net	944	1,890

Net deferred tax asset — current	59,239	65,495

Deferred tax assets — non current
Expenses not currently deductible for tax	199	212
Net operating loss carry forwards	14,289	16,050
Restricted Stock Options	—	(4,413)
Interest rate swap	—	(2,520)
Depreciation and amortization	(8,440)	(23,166)

Net deferred tax asset (liability) — non current	6,048	(13,837)

Net deferred tax asset before valuation allowance	65,287	51,658
Valuation allowance	(10,506)	(11,961)

	$54,781	$39,697

      The valuation allowance is primarily attributable to the uncertainty regarding the realization of state net operating losses and other net deferred tax assets of loss entities. The net deferred tax assets of approximately $40.0 million consist of: items which have been recognized for financial reporting purposes, but which will reduce tax on returns to be filed in the future and include the use of net operating loss carryforwards. The Company has performed the required assessment of positive and negative evidence regarding the realization of the net deferred tax assets in accordance with SFAS No. 109, “Accounting for Income Taxes.” This assessment included a review of legal entities with three years of cumulative losses, estimates of projected future taxable income and the impact of tax-planning strategies that management plans to implement. Although realization is not assured, based on the Company’s assessment, it has concluded that it is more likely than not that such assets, net of the existing valuation allowance, will be realized.
      Net operating loss carry forwards expire as follows (in thousands):

2006	$—
2007	—
2008	—
2009	—
Thereafter through 2019	4,530
      As a result of the acquisition of Kessler Rehabilitation Corporation and SemperCare, Inc., the Company is subject to the provisions of Section 382 of the Internal Revenue Code which provide for annual limitations

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
on the deductibility of acquired net operating losses and certain tax deductions. These limitations apply until the earlier of utilization or expiration of the net operating losses. Additionally, if certain substantial changes in the Company’s ownership should occur, there would be an annual limitation on the amount of the carryforwards that can be utilized.
      The Company has total state net operating losses of approximately $386.0 million with various expirations.

12.	Retirement Savings Plan
      The Company sponsors a defined contribution retirement savings plan for substantially all of its employees. Employees may elect to defer up to 30% of their salary. The Company matches 50% of the first 6% of compensation employees contribute to the plan. The employees vest in the employer contributions over a three-year period beginning on the employee’s hire date. The expense incurred by the Company related to this plan was $4.9 million and $6.8 million during the years ended December 31, 2003 and 2004, respectively and $1.2 million for the period from January 1 through February 24, 2005 and $7.0 million for the period from February 25 through December 31, 2005.
      A subsidiary of the Company sponsored a defined contribution savings plan in 2003 for substantially all eligible employees who have reached 21 years of age and have completed one year of service. Employees may elect to defer up to 15% of their salary. The subsidiary matches 50% of the first 4% of compensation employees contribute to the plan. The employees vest in the employer contributions over a five-year period beginning on the employee’s hire date. The expense incurred by the subsidiary related to this plan was $0.1 million for the year ended December 31, 2003.

13.	Segment Information
      SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information”, establishes standards for reporting information about operating segments and related disclosures about products and services, geographic areas and major customers.
      The Company’s segments consist of (i) specialty hospitals and (ii) outpatient rehabilitation. All other represents amounts associated with corporate activities and businesses associated with home medical equipment, orthotics, prosthetics, infusion/intravenous services and computer software. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance of the segments based on Adjusted EBITDA. Adjusted EBITDA is defined as net income (loss) before interest, income taxes, stock compensation expense, long-term incentive compensation, depreciation and amortization, equity in earnings from joint ventures, income from discontinued operations, loss on early retirement of debt, Merger related charges, other income and minority interest.
      The following table summarizes selected financial data for the Company’s reportable segments:

	Predecessor
	Year Ended December 31, 2003

	Specialty	Outpatient
	Hospitals	Rehabilitation	All Other	Total

	(In thousands)
Net revenue	$849,260	$478,553	$13,844	$1,341,657
Adjusted EBITDA	145,650	66,378	(36,185)	175,843
Total assets	512,956	365,534	200,508	1,078,998
Capital expenditures	22,559	8,514	4,779	35,852

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Predecessor
	Year Ended December 31, 2004

	Specialty	Outpatient
	Hospitals	Rehabilitation	All Other	Total

	(In thousands)
Net revenue	$1,089,538	$498,830	$13,156	$1,601,524
Adjusted EBITDA	236,181	71,562	(46,287)	261,456
Total assets	520,572	318,180	274,969	1,113,721
Capital expenditures	23,320	5,885	3,421	32,626

	Predecessor
	Period from January 1 through February 24, 2005

	Specialty	Outpatient
	Hospitals	Rehabilitation	All Other	Total

	(In thousands)
Net revenue	$202,465	$73,344	$1,927	$277,736
Adjusted EBITDA	44,343	9,848	(7,660)	46,531
Total assets	903,208	239,019	89,186	1,231,413
Capital expenditures	1,163	408	1,015	2,586

	Successor
	Period from February 25 through December 31, 2005

	Specialty	Outpatient
	Hospitals	Rehabilitation	All Other	Total

	(In thousands)
Net revenue	$1,167,855	$407,367	$5,484	$1,580,706
Adjusted EBITDA	262,996	56,109	(35,702)	283,403
Total assets(1)	1,652,532	293,720	222,133	2,168,385
Capital expenditures	101,158	3,342	2,860	107,360

(1)	The outpatient rehabilitation segment includes $75.3 million in assets held for sale relating to the sale of the Company’s Canadian subsidiary (Footnote 3).

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A reconciliation of net income (loss) to Adjusted EBITDA is as follows:

	Predecessor			Successor

			Period from	Period from
	For the Year Ended		January 1	February 25
	December 31,		through	through
			February 24,	December 31,
	2003	2004	2005	2005

	(In thousands)
Net income (loss)	$74,471	$118,184	$(100,251)	$72,327
Income from discontinued operations	(3,865)	(4,458)	(522)	(3,072)
Income tax expense (benefit)	46,238	76,551	(59,794)	49,336
Minority interest	1,661	2,608	330	1,776
Interest expense, net	24,499	30,716	4,128	101,441
Other income	—	(1,096)	(267)	(1,092)
Equity in earnings from joint ventures	(824)	—	—	—
Merger related charges	—	—	12,025	—
Loss on early retirement of debt	—	—	42,736	—
Depreciation and amortization	33,663	38,951	5,933	37,922
Long-term incentive compensation(1)	—	—	—	14,453
Stock compensation expense(2)	—	—	142,213	10,312

Adjusted EBITDA	$175,843	$261,456	$46,531	$283,403

(1)	Included in general and administrative expenses on the Company’s consolidated statement of operations.

(2)	For the period from January 1 through February 24, 2005 $115.0 million was paid to individuals that are classified as general and administrative positions and $27.2 million to individuals classified as cost of services positions. For the period from February 25 through December 31, 2005, $10.1 million was associated with individuals classified as general and administrative positions and $0.2 million with individuals classified as cost of services positions. Refer to footnote 10 for more information.

14.	Fair Value of Financial Instruments
      Financial instruments include cash and cash equivalents, notes payable and long-term debt. The carrying amount of cash and cash equivalents approximates fair value because of the short-term maturity of these instruments.
      The Company is exposed to the impact of interest rate changes. The Company’s objective is to manage the impact of the interest rate changes on earnings and cash flows and on the market value of its borrowings. On June 13, 2005, the Company entered into an interest rate swap agreement to hedge the Company’s interest rate risk for a portion of Select’s term loans. The effective date of the swap transaction was August 22, 2005. The swap is designated as a cash flow hedge of forecasted LIBOR based variable rate interest payments. The notional amount of the interest rate swap is $200.0 million, and the underlying variable rate debt is associated with Select’s senior secured credit facility. The variable interest rate of the debt was 6.1% and the fixed rate of the swap was 6.0% at December 31, 2005. The swap is for a period of five years, with resets on February 22, May 22, August 22 and November 22 of each year.
      On September 19, 2005, the Company entered into an additional interest rate swap agreement. The effective date of the swap transaction was September 29, 2005. The swap is designated as a cash flow hedge of forecasted LIBOR based variable rate interest payments. The notional amount of the interest rate swap is $175.0 million, and the underlying variable rate debt is associated with the $175.0 million senior floating rate

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
notes due 2015. The swap is for a period of four years, with semi-annual resets on March 15 and September 15 of each year.
      The interest rate swaps have been designated hedges and qualify under the provision of SFAS No. 133 as effective hedges. The interest rate swaps are reflected at fair value in the consolidated balance sheet as of December 31, 2005 and the related gains of $3.5 million, net of tax, are recorded in stockholders’ equity as a component of other comprehensive income for the Successor period ended December 31, 2005. The Company will test for ineffectiveness whenever financial statements are issued or at least every three months using the Hypothetical Derivative Method.
      Borrowings under Select’s senior secured credit facility which are not subject to the swap have variable rates that reflect currently available terms and conditions for similar debt. The carrying amount of this debt is a reasonable estimate of fair value.
      The carrying value for the 7 5/8 % Senior Subordinated Notes was $660.0 million at December 2005, and the estimated fair value was $632.8 million at December 31, 2005.
      The carrying value for the senior floating rate notes was $175.0 million at December 31, 2005 and the estimated fair value was $175.2 million at December 31, 2005.

15.	Related Party Transactions
      The Company is party to various rental and other agreements with companies owned by a related party affiliated through common ownership or management. The Company made rental and other payments aggregating $1.5 million and $1.9 million during the years ended December 31, 2003 and 2004, respectively and $0.3 million for the period from January 1, 2005 through February 24, 2005 (Predecessor) and $1.7 million for the period from February 25, 2005 through December 31, 2005 (Successor) to the affiliated companies.
      As of December 31, 2005, future rental commitments under outstanding agreements with the affiliated companies are approximately as follows (in thousands):

2006	$1,963
2007	1,992
2008	2,001
2009	1,843
2010	1,816
Thereafter	7,503

$17,118

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Commitments and Contingencies

Leases
      The Company leases facilities and equipment from unrelated parties under operating leases. Minimum future lease obligations on long-term non-cancelable operating leases in effect at December 31, 2005 are approximately as follows (in thousands):

2006	$73,020
2007	53,473
2008	34,108
2009	18,895
2010	9,047
Thereafter	11,013

$199,556

      Total rent expense for operating leases, including cancelable leases, for the years ended December 31, 2003 and 2004 was approximately $90.9 million and $102.3 million, respectively and for the period from January 1, 2005 through February 24, 2005 (Predecessor) was $18.0 million and for the period from February 25, 2005 through December 31, 2005 (Successor) was $96.7 million.
      Facility rent expense for the years ended December 31, 2003 and 2004 was approximately $68.0 million and $75.6 million, respectively and for the period from January 1, 2005 through February 24, 2005 (Predecessor) was $13.6 million and for the period from February 25, 2005 through December 31, 2005 (Successor) was $68.0 million.

Patient Care Obligation
      The Company acquired a long-term obligation to care for an indigent, ventilator dependent, quadriplegic individual through its acquisition of Kessler Rehabilitation Corporation. In September 2005, the Company recorded a one time benefit of $3.8 million related to the termination of this liability.

Other
      In March 2000, the Company entered into three-year employment agreements with three of its executive officers. Under these agreements, the three executive officers currently receive a combined total annual salary of $2.1 million subject to adjustment by the Company’s Board of Directors. The employment agreements also contain a change in control provision and provide that the three executive officers will receive long-term disability insurance. At the end of each 12-month period beginning March 1, 2000, the term of each employment agreement automatically extends for an additional year unless one of the executives or the Company gives written notice to the other not less than three months prior to the end of that 12-month period that they do not want the term of the employment agreement to continue.
      In addition in June 1997, the Company entered into an employment agreement with a member of senior management and in March 2000, the Company entered into a change in control agreement with two members of senior management.
      A subsidiary of the Company has entered into a naming, promotional and sponsorship agreement with an NFL team and for the team’s headquarters complex that requires a payment of $2.4 million in 2006. Each successive annual payment increases by 2.3% through 2025. The naming, promotional and sponsorship agreement is in effect until 2025.

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Litigation
      On August 24, 2004, Clifford C. Marsden and Ming Xu filed a purported class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of the public stockholders of Select against Martin F. Jackson, Robert A. Ortenzio, Rocco A. Ortenzio, Patricia A. Rice and Select. In February 2005, the Court appointed James Shaver, Frank C. Bagatta and Capital Invest, die Kapitalanlagegesellschaft der Bank Austria Creditanstalt Gruppe GmbH as lead plaintiffs (“Lead Plaintiffs”).
      On April 19, 2005, Lead Plaintiffs filed an amended complaint, purportedly on behalf of a class of shareholders of Select, against Martin F. Jackson, Robert A. Ortenzio, Rocco A. Ortenzio, Patricia A. Rice, and Select as defendants. The amended complaint continues to allege, among other things, failure to disclose adverse information regarding a potential regulatory change affecting reimbursement for Select’s services applicable to long-term acute care hospitals operated as hospitals within hospitals, and the issuance of false and misleading statements about the financial outlook of Select. The amended complaint seeks, among other things, damages in an unspecified amount, interest and attorneys’ fees. The Company believes that the allegations in the amended complaint are without merit and intends to vigorously defend against this action. In April 2006, the Court granted in part and denied in part Select and the individual officers’ preliminary motion to dismiss the amended complaint. Select and the individual officers will have answered the amended complaint and the case has moved to the discovery and class certification phase. The Company does not believe this claim will have a material adverse effect on its financial position or results of operations. However, due to the uncertain nature of such litigation, the Company cannot predict the outcome of this matter.
      The Company is subject to legal proceedings and claims that arise in the ordinary course of its business, which include malpractice claims covered under insurance policies. In the Company’s opinion, the outcome of these actions will not have a material adverse effect on the financial position or results of operations of the Company.
      To cover claims arising out of the operations of the Company’s hospitals and outpatient rehabilitation facilities, the Company maintains professional malpractice liability insurance and general liability insurance. The Company also maintains umbrella liability insurance covering claims which, due to their nature or amount, are not covered by or not fully covered by the Company’s other insurance policies. These insurance policies also do not generally cover punitive damages and are subject to various deductibles and policy limits. Significant legal actions as well as the cost and possible lack of available insurance could subject the Company to substantial uninsured liabilities.
      Health care providers are often subject to lawsuits under the qui tam provisions of the federal False Claims Act. Qui tam lawsuits typically remain under seal (hence, usually unknown to the defendant) for some time while the government decides whether or not to intervene on behalf of a private qui tam plaintiff (known as a relator) and take the lead in the litigation. These lawsuits can involve significant monetary damages and penalties and award bounties to private plaintiffs who successfully bring the suits. A qui tam lawsuit against Select has been filed in the United States District Court for the District of Nevada, but because the action is still under seal, the Company does not know the details of the allegations or the relief sought. As is required by law, the federal government is conducting an investigation of matters alleged by this complaint. The Company has received subpoenas for patient records and other documents apparently related to the federal government’s investigation. The Company believes that this investigation involves the billing practices of certain of its subsidiaries that provide outpatient services to beneficiaries of Medicare and other federal health care programs. The three relators in this qui tam lawsuit are two former employees of the Company’s Las Vegas, Nevada subsidiary who were terminated by Select in 2001 and a former employee of the Company’s Florida subsidiary who the Company asked to resign. Select sued the former Las Vegas employees in state court in Nevada in 2001 for, among other things, return of misappropriated funds, and the Company’s lawsuit has recently been transferred to the federal court in Las Vegas. While the government has investigated but chosen

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
not to intervene in two previous qui tam lawsuits filed against Select, the Company cannot provide assurance that the government will not intervene in the Nevada qui tam case or any other existing or future qui tam lawsuit against the Company. While litigation is inherently uncertain, the Company believes, based on its prior experiences with qui tam cases and the limited information currently available to the Company, that this qui tam action will not have a material adverse effect on the Company.

17.	Supplemental Disclosures of Cash Flow Information
      Non-cash investing and financing activities are comprised of the following for the years ended December 31, 2003, 2004 and 2005:

	Predecessor			Successor

			Period from	Period from
	For the Year Ended		January 1	February 25
	December 31,		through	through
			February 24,	December 31,
	2003	2004	2005	2005

	(In thousands)
Notes issued with acquisitions (Note 2)	$316	$214	$—	$60
Liabilities assumed with acquisitions (Note 2)	36,513	573	19,924	148
Tax benefit of stock option exercises	25,059	13,044	1,507	—

18.	Subsequent Events
      On December 23, 2005 the Company entered into an acquisition agreement to sell its wholly-owned subsidiary, Canadian Back Institute Limited (“CBIL”). The sale was completed on March 1, 2006 for approximately C$89.8 million (US $79.0 million). CBIL operated approximately 109 outpatient rehabilitation clinics in seven Canadian provinces. The Company conducted all of its Canadian activity through CBIL. The financial results of CBIL have been reclassified as discontinued operations in our statement of operations for all periods presented and its assets and liabilities have been reclassified as held for sale in our December 31, 2005 balance sheet (see Footnote 3).

19.	Selected Quarterly Financial Data (Unaudited)
      The table below sets forth selected unaudited financial data for each quarter of the last two years.

	Predecessor

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

	(In thousands)
Year ended December 31, 2004
Net revenues	$403,830	$400,503	$393,467	$403,724
Income from operations	56,922	56,466	53,215	55,902

Income from continuing operations	28,591	29,092	27,186	28,857
Income from discontinued operations, net of tax	979	1,879	631	969

Net income	$29,570	$30,971	$27,817	$29,826

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Predecessor	Successor

	Period from	Period from
	January 1	February 25
	through	through
	February 24,	March 31,
	2005	2005	Second Quarter	Third Quarter	Fourth Quarter

	(In thousands)
Year ended December 31, 2005
Net revenues	$277,736	$188,386	$473,704	$460,658	$457,958
Income (loss) from operations	(101,615)	30,511	71,606	53,751	64,848

Income (loss) from continuing operations	(100,773)	11,492	25,311	14,306	18,146
Income from discontinued operations, net of tax	522	672	1,634	1,061	(295)

Net income (loss)	$(100,251)	$12,164	$26,945	$15,367	$17,851

Select Medical Holdings Corporation
Consolidated Balance Sheets

	December 31,	March 31,
	2005	2006

	(Unaudited)
	(In thousands, except share
	and per share amounts)
ASSETS
Current Assets:
Cash and cash equivalents	$35,861	$13,851
Restricted cash	6,345	5,908
Accounts receivable, net of allowance for doubtful accounts of $74,891 and $70,202 in 2005 and 2006, respectively	256,798	285,138
Prepaid income taxes	4,110	—
Current deferred tax asset	59,135	56,550
Current assets held for sale	13,876	—
Other current assets	19,725	19,447

Total Current Assets	395,850	380,894
Property and equipment, net	248,541	277,888
Goodwill	1,305,210	1,318,111
Other identifiable intangibles	86,789	85,259
Other assets held for sale	61,388	—
Other assets	70,607	73,135

Total Assets	$2,168,385	$2,135,287

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Bank overdrafts	$19,355	$25,906
Current portion of long-term debt and notes payable	6,516	6,425
Accounts payable	60,528	64,243
Accrued payroll	61,531	49,312
Accrued vacation	26,983	28,717
Accrued interest	36,028	15,509
Accrued professional liability	21,527	22,332
Accrued restructuring	390	340
Accrued other	69,046	70,897
Income taxes payable	—	18,570
Due to third party payors	12,175	12,834
Current liabilities held for sale	4,215	—

Total Current Liabilities	318,294	315,085
Long-term debt, net of current portion	1,622,373	1,563,902
Non-current deferred tax liability	19,438	23,192
Non-current liabilities held for sale	3,817	—

Total Liabilities	1,963,922	1,902,179
Commitments and Contingencies
Minority interest in consolidated subsidiary companies	4,356	2,781
Preferred stock (liquidation preference is $444,765 and $450,248 in 2005 and 2006, respectively)	444,765	450,248
Stockholders’ Equity:
Common stock, $0.001 par value, 250,000,000 shares authorized, 205,508,000 shares issued & outstanding in 2005 and 2006	205	206
Capital in excess of par	(299,028)	(298,082)
Retained earnings	48,808	71,509
Accumulated other comprehensive income	5,357	6,446

Total Stockholders’ Equity	(244,658)	(219,921)

Total Liabilities and Stockholders’ Equity	$2,168,385	$2,135,287

The accompanying notes are an integral part of this statement.

Select Medical Holdings Corporation
Consolidated Statements of Operations

	Predecessor	Successor

	Period from	Period from
	January 1	February 25
	through	through	Three Months
	February 24,	March 31,	Ended
	2005	2005	March 31, 2006

	(Unaudited)
	(In thousands)
Net operating revenues	$277,736	$188,386	$479,743

Costs and expenses:
Cost of services	244,321	140,527	385,197
General and administrative	122,509	8,664	12,200
Bad debt expense	6,588	4,558	5,000
Depreciation and amortization	5,933	4,126	10,895

Total costs and expenses	379,351	157,875	413,292

Income (loss) from operations	(101,615)	30,511	66,451
Other income and expense:
Loss on early retirement of debt	(42,736)	—	—
Merger related charges	(12,025)	—	—
Other income	267	103	—
Interest income	523	77	222
Interest expense	(4,651)	(11,044)	(32,881)

Income (loss) from continuing operations before minority interests and income taxes	(160,237)	19,647	33,792
Minority interest in consolidated subsidiary companies	330	302	391

Income (loss) from continuing operations before income taxes	(160,567)	19,345	33,401
Income tax expense (benefit)	(59,794)	7,853	15,230

Income (loss) from continuing operations	(100,773)	11,492	18,171
Income from discontinued operations, net of tax (includes pre-tax gain of $13,950 in 2006)	522	672	10,018

Net income (loss)	$(100,251)	$12,164	$28,189

The accompanying notes are an integral part of this statement.

Select Medical Holdings Corporation
Consolidated Statement of Changes in Stockholders’ Equity and Comprehensive Income

					Accumulated
	Common	Common	Capital in		Other
	Stock	Stock Par	Excess of	Retained	Comprehensive	Comprehensive
	Issued	Value	Par	Earnings	Income	Income

	(Unaudited)
	(In thousands)
Balance at December 31, 2005	205,408	$205	$(299,028)	$48,808	$5,357
Net income				28,189		$28,189
Unrealized gain on interest rate swap, net of tax					2,907	2,907
Changes in foreign currency translation					1,013	1,013
Sale of foreign subsidiary					(2,831)	(2,831)

Total comprehensive income						$29,278

Restricted stock issuance	100	1
Vesting of restricted stock			943
Stock option expense			3
Accretion of dividends on preferred stock				(5,488)

Balance at March 31, 2006	205,508	$206	$(298,082)	$71,509	$6,446

The accompanying notes are an integral part of this statement.

Select Medical Holdings Corporation
Consolidated Statements of Cash Flows

	Predecessor	Successor

	Period from	Period from
	January 1	February 25	Three Months
	through	through	Ended
	February 24,	March 31,	March 31,
	2005	2005	2006

	(Unaudited)
	(In thousands)
Operating activities
Net income (loss)	$(100,251)	$12,164	$28,189
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	6,177	4,248	11,071
Provision for bad debts	6,661	4,609	5,087
Gain from sale of business	—	—	(13,950)
Loss on early retirement of debt	7,977	—	—
Non-cash compensation expense	—	4,326	946
Amortization of debt discount	—	—	281
Minority interests	469	462	731
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	(48,976)	(35,716)	(34,211)
Other current assets	1,816	(590)	(105)
Other assets	(622)	(1,056)	1,798
Accounts payable	5,250	3,769	3,569
Due to third-party payors	667	(209)	659
Accrued interest	(4,839)	8,456	(20,519)
Accrued expenses	204,748	(198,253)	(8,466)
Income and deferred taxes	(60,021)	5,819	19,342

Net cash provided by (used in) operating activities	19,056	(191,971)	(5,578)

Investing activities
Purchases of property and equipment	(2,586)	(1,112)	(38,386)
Proceeds from sale of business, net	—	—	76,806
Earnout payments	—	—	(100)
Restricted cash	108	(12)	437
Acquisition of businesses, net of cash acquired	(108,279)	(2,215)	(2,023)

Net cash provided by (used in) investing activities	(110,757)	(3,339)	36,734

Financing activities
Equity investment by Holdings	—	720,000	—
Proceeds from credit facility	—	780,000	—
Proceeds from senior subordinated notes	—	660,000	—
Repayment of senior subordinated notes	—	(344,250)	—
Deferred financing costs	—	(57,198)	—
Net repayment on credit facility	—	—	(58,450)
Costs associated with equity investment of Holdings	—	(8,686)	—
Principal payments on seller and other debt	(528)	(2,578)	(425)
Repurchases of common stock and options	—	(1,687,994)	—
Proceeds from issuance of common stock	1,023	—	—
Proceeds from bank overdrafts	—	—	6,551
Distributions to minority interests	(401)	(466)	(877)

Net cash provided by (used in) financing activities	94	58,828	(53,201)

Effect of exchange rate changes on cash and cash equivalents	(149)	105	35

Net decrease in cash and cash equivalents	(91,756)	(136,377)	(22,010)
Cash and cash equivalents at beginning of period	247,476	155,720	35,861

Cash and cash equivalents at end of period	$155,720	$19,343	$13,851

Supplemental Cash Flow Information:
Cash paid for interest	$10,630	$380	$51,830
Cash paid for income taxes	$1,502	$2,305	$489
The accompanying notes are an integral part of this statement.

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	Basis of Presentation
      Select Medical Holdings Corporation (“Holdings”) was formed in October 2004. On February 24, 2005, Select Medical Corporation (“Select”), merged with a subsidiary of Holdings, formerly known as EGL Holding Company, which resulted in Select becoming a wholly owned subsidiary of Holdings. Holdings, Select and its subsidiaries are referred to herein as the “Company.” The Company’s financial position and results of operations prior to the Merger are presented separately in the consolidated financial statements as “Predecessor” financial statements, while the Company’s financial position and results of operations following the Merger are presented as “Successor” financial statements. Due to the revaluation of assets as a result of purchase accounting associated with the Merger, the pre-merger financial statements are not comparable with those after the Merger in certain respects.
      The unaudited condensed consolidated financial statements of the Company as of March 31, 2006 (Successor) and for the periods of January 1, 2005 to February 24, 2005 (Predecessor) and February 25, 2005 to March 31, 2005 (Successor) and the three months ended March 31, 2006 (Successor) have been prepared in accordance with generally accepted accounting principles. In the opinion of management, such information contains all adjustments necessary for a fair statement of the results for such periods. All significant intercompany transactions and balances have been eliminated. The results of operations for the three months ended March 31, 2006 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2006.
      Certain information and disclosures normally included in the notes to consolidated financial statements have been condensed or omitted as permitted by the rules and regulations of the Securities and Exchange Commission, although the Company believes the disclosure is adequate to make the information presented not misleading. The accompanying unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2005 contained in the Company’s Form S-4 filed with the Securities and Exchange Commission on April 13, 2006.

2.	Accounting Policies

Use of Estimates
      The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Reclassifications
      The Company revised the classification of restricted cash from cash flows from financing activities to cash flows from investing activities for the periods of January 1, 2005 to February 24, 2005 (Predecessor) and February 25, 2005 To March 31, 2005 (Successor). In addition, certain reclassifications have been made to the prior years’ consolidated financial statements to conform to current year presentation.

Recent Accounting Pronouncements
      In March 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 156 “Accounting for Servicing of Financial Assets an amendment of SFAS No. 140” (“SFAS No. 156”). This Statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The FASB concluded that fair value is the most relevant measurement attribute for the initial recognition of all servicing assets and servicing liabilities, because it represents the best measure of future cash flows. SFAS No. 156 permits, but does not require, the subsequent measurement of servicing

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)
assets and servicing liabilities at fair value. An entity that uses derivative instruments to mitigate the risks inherent in servicing assets and servicing liabilities is required to account for those derivative instruments at fair value. Under this Statement, an entity can elect subsequent fair value measurement of its servicing assets and servicing liabilities by class, thus simplifying its accounting and providing for income statement recognition of the potential offsetting changes in fair value of the servicing assets, servicing liabilities, and related derivative instruments. An entity that elects to subsequently measure servicing assets and servicing liabilities at fair value is expected to recognize declines in fair value of the servicing assets and servicing liabilities more consistently than by reporting other-than-temporary impairments. The statement is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006 though early adoption is permitted. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.
      In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and No. 140” (“SFAS No. 155”). SFAS No. 155 simplifies the accounting for certain hybrid financial instruments, eliminates the FASB’s interim guidance which provides that beneficial interests in securitized financial assets are not subject to the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and eliminates the restriction on the passive derivative instruments that a qualifying special-purpose entity may hold. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.
      In May 2005, the Financial Accounting Standards Board issued SFAS No. 154, “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS No. 154”). This statement applies to all voluntary changes in accounting principles and changes required by an accounting pronouncement where no specific transition provisions are included. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. Retrospective application is limited to the direct effects of the change; the indirect effects should be recognized in the period of the change. This statement carries forward without changing the guidance contained in APB Opinion No. 20, “Accounting Changes” for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. However, SFAS No. 154 redefines restatement as the revision of previously issued financial statements to reflect the correction of an error. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal periods that begin after December 15, 2005, although early adoption is permitted.

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

3.	Intangible Assets
      Intangible assets consist of the following:

	Successor

	As of March 31, 2006

	Gross Carrying	Accumulated
	Amount	Amortization

	(In thousands)
Amortized intangible assets
Contract therapy relationships	$20,456	$(4,432)
Non-compete agreements	20,809	(4,030)

Total	$41,265	$(8,462)

Indefinite-lived intangible assets
Goodwill	$1,318,111
Trademarks	47,058
Certificates of need	3,506
Accreditations	1,892

Total	$1,370,567

      Amortization expense for intangible assets with finite lives follows:

	Predecessor	Successor

	Period from	Period from
	January 1	February 25
	through	through	For the Three
	February 24,	March 31,	Months Ended
	2005	2005	March 31, 2006

(In thousands)
Amortization expense	$576	$904	$1,953
      Estimated amortization expense for intangible assets for each of the five years commencing January 1, 2006 will be approximately $7.8 million in 2006 through 2010 and primarily relates to the amortization of the value associated with the non-compete agreements entered into in connection with the acquisitions of Kessler Rehabilitation Corporation and SemperCare Inc. and the value assigned to the Company’s contract therapy relationships. The useful lives of the Kessler non-compete, SemperCare non-compete and the Company’s contract therapy relationships are approximately six, seven and five years, respectively.
      The changes in the carrying amount of goodwill for the Company’s reportable segments for the three months ended March 31, 2006 are as follows:

	Specialty	Outpatient
	Hospitals	Rehabilitation	Total

	(In thousands)
Balance as of December 31, 2005	$1,221,776	$83,434	$1,305,210
Tax adjustments related to Merger	112	10,800	10,912
Goodwill acquired during year	—	593	593
Earnouts	—	100	100
Other	—	1,296	1,296

Balance as of March 31, 2006	$1,221,888	$96,223	$1,318,111

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)
      In conjunction with recording the gain on sale of the Canadian Back Institute Limited (“CBIL”) (Note 6), the Company determined that deferred taxes should have been recorded as of the date of the Merger related to differences between the Company’s book and tax investment basis in CBIL. This adjustment was recorded in the first quarter of 2006 and is not considered to be material on a qualitative or quantitative basis.

4.	Accumulated Other Comprehensive Income
      The components of accumulated other comprehensive income at December 31, 2005 consist of cumulative translation adjustment gains of $1.8 million, associated with the Company’s Canadian subsidiary which was sold on March 1, 2006 (Note 6) and a gain of $3.5 million, net of tax of $2.5 million on an interest rate swap transaction. At March 31, 2006 other comprehensive income consisted of a gain of $6.4 million, net of tax of $5.1 million, on an interest rate swap transaction.

5.	Segment Information
      The Company’s segments consist of (i) specialty hospitals and (ii) outpatient rehabilitation. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. All other primarily includes the Company’s general and administrative services. The Company evaluates performance of the segments based on Adjusted EBITDA. Adjusted EBITDA is defined as net income (loss) before interest, income taxes, stock compensation expense, depreciation and amortization, income from discontinued operations, loss on early retirement of debt, merger related charges, other income and minority interest.
      The following table summarizes selected financial data for the Company’s reportable segments:

	Predecessor
	Period from January 1 through February 24, 2005

	Specialty	Outpatient
	Hospitals	Rehabilitation	All Other	Total

	(In thousands)
Net revenue	$202,781	$73,344	$1,611	$277,736
Adjusted EBITDA	44,384	9,848	(7,701)	46,531
Total assets	904,754	239,019	87,640	1,231,413
Capital expenditures	1,165	408	1,013	2,586

	Successor
	Period from February 25 through March 31, 2005

	Specialty	Outpatient
	Hospitals	Rehabilitation	All Other	Total

	(In thousands)
Net revenue	$139,263	$48,111	$1,012	$188,386
Adjusted EBITDA	34,743	8,716	(4,496)	38,963
Total assets	1,553,606	530,855	76,262	2,160,723
Capital expenditures	780	274	58	1,112

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

	Successor
	For the Three Months Ended March 31, 2006

	Specialty	Outpatient
	Hospitals	Rehabilitation	All Other	Total

	(In thousands)
Net revenue	$359,672	$119,290	$781	$479,743
Adjusted EBITDA	74,718	14,760	(11,186)	78,292
Total assets	1,746,744	269,295	119,248	2,135,287
Capital expenditures	36,505	1,641	240	38,386
      A reconciliation of net income (loss) to Adjusted EBITDA is as follows:

	Predecessor
		Successor
	Period from
	January 1	Period from
	through	February 25	For the Three
	February 24,	through March 31,	Months Ended
	2005	2005	March 31, 2006

	(In thousands)
Net income (loss)	$(100,251)	$12,164	$28,189
Income from discontinued operations	(522)	(672)	(10,018)
Income tax expense (benefit)	(59,794)	7,853	15,230
Minority interest	330	302	391
Interest expense, net	4,128	10,967	32,659
Other income	(267)	(103)	—
Merger-related charges	12,025	—	—
Loss on early retirement of debt	42,736	—	—
Depreciation and amortization	5,933	4,126	10,895
Stock compensation expense(1)	142,213	4,326	946

Adjusted EBITDA	$46,531	$38,963	$78,292

(1)	For the period from January 1 through February 24, 2005, the period from February 25 through March 31, 2005, and for the three months ended March 31, 2006, $115.0 million, $4.3 million and $0.9 million of stock compensation expense was included in general and administrative expense on the Company’s consolidated statement of operations, respectively. For the period from January 1 through February 24, 2005, $27.2 million of stock compensation expense was included in cost of services on the Company’s consolidated statement of operations.

6.	Discontinued Operations
      On December 23, 2005, the Company agreed to sell all of the issued and outstanding shares of its wholly-owned subsidiary, Canadian Back Institute Limited, (“CBIL”) for approximately C$89.8 million (US$79.0 million). The sale was completed on March 1, 2006. CBIL operated 109 outpatient rehabilitation clinics in seven Canadian provinces. The Company operated all of its Canadian activity through CBIL. The purchase price is subject to adjustment based on the amount of net working capital and long term liabilities of CBIL and its subsidiaries on the closing date. CBIL’s assets and liabilities have been classified as held for sale at December 31, 2005 and its operating results have been classified as discontinued operations and cash flows have been included with continuing operations for the period from January 1, 2005 through February 24, 2005, the period from February 25, 2005 through March 31, 2005 and the three months ended March 31, 2006.

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)
Previously, the operating results of this subsidiary were included in the Company’s outpatient rehabilitation segment.

	Predecessor

	Period from	Successor
	January 1
	through	Period from	For the Two Months
	February 24,	February 25 through	Ended February 28,
	2005	March 31, 2005	2006

	(In thousands)
Net revenue	$10,051	$6,726	$12,902

Income from discontinued operations before income tax expense, including gain of $13,950	950	1,155	15,547
Income tax expense	428	483	5,529

Income from discontinued operations, net of tax	$522	$672	$10,018

7.	Commitments and Contingencies

Litigation
      On August 24, 2004, Clifford C. Marsden and Ming Xu filed a purported class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of the public stockholders of Select against Martin F. Jackson, Robert A. Ortenzio, Rocco A. Ortenzio, Patricia A. Rice and Select. In February 2005, the Court appointed James Shaver, Frank C. Bagatta and Capital Invest, die Kapitalanlagegesellschaft der Bank Austria Creditanstalt Gruppe GmbH as lead plaintiffs (“Lead Plaintiffs”).
      On April 19, 2005, Lead Plaintiffs filed an amended complaint, purportedly on behalf of a class of shareholders of Select, against Martin F. Jackson, Robert A. Ortenzio, Rocco A. Ortenzio, Patricia A. Rice, and Select as defendants. The amended complaint continues to allege, among other things, failure to disclose adverse information regarding a potential regulatory change affecting reimbursement for Select’s services applicable to long-term acute care hospitals operated as hospitals within hospitals, and the issuance of false and misleading statements about the financial outlook of Select. The amended complaint seeks, among other things, damages in an unspecified amount, interest and attorneys’ fees. The Company believes that the allegations in the amended complaint are without merit and intends to vigorously defend against this action. The Court granted in part and denied in part Select and the individual officers’ preliminary motion to dismiss the amended complaint. Select and the individual officers have answered the amended complaint and the case has moved to the discovery and class certification phase. The Company does not believe this claim will have a material adverse effect on its financial position or results of operations, due to the uncertain nature of such litigation. However, the Company cannot predict the outcome of this matter.
      The Company is subject to legal proceedings and claims that arise in the ordinary course of its business, which include malpractice claims covered under insurance policies. In the Company’s opinion, the outcome of these actions will not have a material adverse effect on the financial position or results of operations of the Company.
      To cover claims arising out of the operations of the Company’s hospitals and outpatient rehabilitation facilities, the Company maintains professional malpractice liability insurance and general liability insurance. The Company also maintains umbrella liability insurance covering claims which, due to their nature or amount, are not covered by or not fully covered by the Company’s other insurance policies. These insurance

Select Medical Holdings Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)
policies also do not generally cover punitive damages and are subject to various deductibles and policy limits. Significant legal actions as well as the cost and possible lack of available insurance could subject the Company to substantial uninsured liabilities.
      Health care providers are often subject to lawsuits under the qui tam provisions of the federal False Claims Act. Qui tam lawsuits typically remain under seal (hence, usually unknown to the defendant) for some time while the government decides whether or not to intervene on behalf of a private qui tam plaintiff (known as a relator) and take the lead in the litigation. These lawsuits can involve significant monetary damages and penalties and award bounties to private plaintiffs who successfully bring the suits. A qui tam lawsuit against Select has been filed in the United States District Court for the District of Nevada, but because the action is still under seal, the Company does not know the details of the allegations or the relief sought. As is required by law, the federal government is conducting an investigation of matters alleged by this complaint. The Company has received subpoenas for patient records and other documents apparently related to the federal government’s investigation. The Company believes that this investigation involves the billing practices of certain of its subsidiaries that provide outpatient services to beneficiaries of Medicare and other federal health care programs. The three relators in this qui tam lawsuit are two former employees of the Company’s Las Vegas, Nevada subsidiary who were terminated by Select in 2001 and a former employee of the Company’s Florida subsidiary who the Company asked to resign. Select sued the former Las Vegas employees in state court in Nevada in 2001 for, among other things, return of misappropriated funds, and the Company’s lawsuit has recently been transferred to the federal court in Las Vegas. While the government has investigated but chosen not to intervene in two previous qui tam lawsuits filed against Select, the Company cannot provide assurance that the government will not intervene in the Nevada qui tam case or any other existing or future qui tam lawsuit against the Company. While litigation is inherently uncertain, the Company believes, based on its prior experiences with qui tam cases and the limited information currently available to the Company, that this qui tam action will not have a material adverse effect on the Company.

Other
      The Company has entered into a number of construction contracts for renovation of the real estate it has recently purchased and the major renovation at one of its rehabilitation hospitals. Outstanding commitments under these contracts approximate $30.6 million at March 31, 2006.

Select Medical Holdings Corporation
$175,000,000 Senior Floating Rate Notes due 2015

PROSPECTUS

       Until                     , 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors, Officers, Managers and Members
      Select Medical Holdings Corporation, the issuer of the exchange notes, is a corporation incorporated under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which relates to unlawful payment of dividends and unlawful stock purchases and redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.
      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expense (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.
      Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145 of the Delaware General Corporation Law.
      Consistent with Section 145 of the Delaware General Corporation Law, Article V of the bylaws of Select Medical Holdings Corporation provides that Select Medical Holdings Corporation will indemnify any present or former director or officer of Select Medical Holdings Corporation against those expenses which are actually and reasonably incurred in connection with any action, suit or proceeding, pending or threatened, in which such person may be involved by reason of being or having been a director or officer of the corporation.
      In accordance with Section 102(b)(7) of the Delaware General Corporation Law, Article Sixth of the certificate of incorporation of Select Medical Holdings Corporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors, except to the extent exculpation from liability is not permitted under the Delaware law as in effect at the time such liability is determined. No amendment to or repeal of Article Sixth of the certificate of incorporation will apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
      Under Article V of Select Medical Holdings Corporation’s bylaws, Select Medical Holdings Corporation shall purchase and maintain insurance on behalf of its directors, officers, employees, or agents against any liabilities asserted against such persons whether or not Select Medical Holdings Corporation would have the power to indemnify such persons against such liability under the provisions of Article V. Select Medical Holdings Corporation carries standard directors and officers liability coverage for its directors and officers and the directors and officers of its subsidiaries. Subject to certain limitations and exclusions, the policies reimburse Select Medical Holdings Corporation for liabilities indemnified by Select Medical Holdings Corporation and indemnify directors and officers against additional liabilities not indemnified by Select Medical Holdings Corporation.

Item 21.	Exhibits and Financial Statement Schedules
      (a) Exhibits. The exhibits incorporated by reference or filed as part of this prospectus are set forth in the attached Exhibit Index.
      (b) Financial Statement Schedules.
VALUATION AND QUALIFYING ACCOUNTS

	Balance at	Charged to			Balance at
	Beginning	Cost and			End
Description	of Year	Expenses	Acquisitions(A)	Deductions(B)	of Year

	(In thousands)
Combined year ended December 31, 2005 allowance for doubtful accounts	$94,622	$24,801	$7,847	$(52,379)	$74,891
Year ended December 31, 2004 allowance for doubtful accounts	$111,517	$48,522	$—	$(65,417)	$94,622
Year ended December 31, 2003 allowance for doubtful accounts	$79,815	$51,320	$30,574	$(50,192)	$111,517
Combined year ended December 31, 2005 income tax valuation allowance	$10,506	$2,322	$823	$(1,690)	$11,961
Year ended December 31, 2004 income tax valuation allowance	$4,520	$3,386	$2,600	$—	$10,506
Year ended December 31, 2003 income tax valuation allowance	$2,862	$—	$1,658	$—	$4,520

(A)	Represents opening balance sheet reserves resulting from purchase accounting entries.

(B)	Allowance for doubtful accounts deductions represent write-offs against the reserve for 2003 and 2004. In 2005, allowance for doubtful accounts deductions represent write-offs against the reserve of $52.1 million and $0.3 million reclassed to assets held for sale due to the sale of the Company’s Canadian subsidiary. Income tax valuation allowance deductions primarily represent the reversal of valuation allowances because the Company believes certain deferred tax items will be realized.
Exhibit Index

Exhibit
Number	Document

2.1	Agreement and Plan of Merger and Reorganization, dated as of November 19, 2004, by and among Select Medical Corporation, Camp Hill Acquisition Corp., SemperCare, Inc. and Jeffrey J. Collinson, as stockholders’ agent, incorporated by reference to Exhibit 2.1 of Select Medical Corporation’s current report on Form 8-K filed November 23, 2004.
3.1	Amended and Restated Certificate of Incorporation of Select Medical Corporation, incorporated by reference to Exhibit 3.1 of Select Medical Corporation’s Form S-4 filed June 15, 2005.

3.2	Amended and Restated Bylaws of Select Medical Corporation, incorporated by reference to Exhibit 3.2 of Select Medical Corporation’s Form S-4 filed June 15, 2005.

3.3	Amended and Restated Certificate of Incorporation of Select Medical Holdings Corporation.†
3.4	Amended and Restated Bylaws of Select Medical Holdings Corporation.†

4.1	Indenture governing 9 1/2 % Senior Subordinated Notes due 2009 among Select Medical Corporation, the Subsidiary Guarantors named therein and State Street Bank and Trust Company, N.A., dated June 11, 2001, incorporated by reference to Exhibit 4.1 of Select Medical Corporation’s Registration Statement on Form S-4 (Reg. No. 333-63828).

Exhibit
Number	Document

4.2	Form of 9 1/2 % Senior Subordinated Notes due 2009 (included in Exhibit 4.1), incorporated by reference to Exhibit 4.2 of Select Medical Corporation’s Form S-4 filed June 15, 2005.

4.3	Eighth Supplemental Indenture governing 9 1/2 % Senior Subordinated Notes due 2009 among Select Medical Corporation, the Subsidiary Guarantors named therein and .S. Bank Trust National Association, dated February 4, 2005, incorporated by reference to Exhibit 4.3 of Select Medical Corporation’s Form S-4 filed June 15, 2005.
4.4	Indenture governing 7 5/8 % Senior Subordinated Notes due 2015 among Select Medical Corporation, the Guarantors named therein and U.S. Band Trust national Association, dated February 24, 2005, incorporated by reference to Exhibit 4.4 of Select Medical Corporation’s Form S-4 filed June 15, 2005.

4.5	Form of 7 5/8 % Senior Subordinated Notes due 2015 (included in Exhibit 4.4), incorporated by reference to Exhibit 4.5 of Select Medical Corporation’s Form S-4 filed June 15, 2005.

4.6	Exchange and Registration Rights Agreement, dated as of February 24, 2005, by and among Select Medical Corporation, the Guarantors named therein, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities, Inc., Wachovia Capital Markets, LLC, CIBC World Markets Corp. and PNC Capital Markets, Inc., incorporated by reference to Exhibit 4.6 of Select Medical Corporation’s Firm S-4 filed June 15, 2005.†

4.7	Indenture governing Senior Floating Rate Notes due 2015 among Select Medical Holdings Corporation and U.S. Bank Trust National Association, dated September 29, 2005.†

4.8	Form of Senior Floating Rate Notes due 2015 (included in Exhibit 4.7).†

4.9	Exchange and Registration Rights Agreement, dated as of September 29, 2005, by and among Select Medical Holdings Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC, CIBC World Markets Corp. and PNC Capital Markets, Inc.†

5.1	Form of Opinion of Dechert LLP as to the validity of the Senior Floating Rate Notes.†

10.1	Credit Agreement, dated as of February 24, 2005, among Select Medical Holding Corporation, select Medical Corporation, as Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, Wachovia Bank, National Association, as Syndication Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated and CIBC Inc., as Co-Documentation Agents, incorporated by reference to Exhibit 10.1 of Select Medical Corporation’s Form S-4 filed June 15, 2005.

10.2	Guarantee and Collateral Agreement, dated as of February 24, 2005 , among Select Medical Holdings Corporation, Select Medical Corporation, the Subsidiaries of Select identified therein and JPMorgan Chase Bank, N.A., as Collateral Agent, incorporated by reference to Exhibit 10.2 of Select Medical Corporation’s Form S-4 filed June 15, 2005.

10.3	Amended and Restated Senior Management Agreement dated as of May 7, 1997 between Select Medical Corporation, John Ortenzio, Martin Ortenzio, Select Investments II, Select Partners, L.P. and Rocco Ortenzio, incorporated by reference to Exhibit 10.34 of Select Medical Corporation’s Registration Statement on Form S-1 (Reg. No, 333-48856).

10.4	Amendment No. 1 dated as of January 1, 2000 to Amended and Restated Senior Management Agreement dated May 7, 1997 between Select Medical Corporation and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.35 of Select Medical Corporation’s Registration Statement on Form S-1 (Reg. No. 333-48856).

10.5	Employment Agreement dated as of March 1, 2000 between Select Medical Corporation and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.16 of Select Medical Corporation’s Registration Statement on Form S-1 (Reg. No. 333-488566).

10.6	Amendment dated as of August 8, 2000 to Employment Agreement dated as of March 1, 2000 between Select Medical Corporation and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.17 of Select Medical Corporation’s Registration Statement on Form S-1 (Reg. No. 333-48856).

Exhibit
Number	Document

10.7	Amendment No. 2 dated as of February 23, 2001 to Employment Agreement dated as of March 1, 2000 between Select Medical Corporation and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.47 of Select Medical Corporation’s Form S-1 filed March 30, 2001 (Reg. No. 333-48856).

10.8	Amendment No. 3 dated as of April 24, 2001 to Employment Agreement dated as of March 1, 2000 between Select Medial Corporation and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.50 of Select Medical Corporation’s Form S-4 filed June 26, 2001 (Reg. No. 333-63828).
10.9	Amendment No. 4 to Employment Agreement dated as of September 17, 2001 between Select Medical Corporation and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.52 of Select Medical Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

10.10	Amendment No. 5 to Employment Agreement dated as of February 24, 2005 between Select Medical Corporation and Rocco A. Ortenzio, incorporated by reference to Exhibit 10.10 of Select Medical Corporation’s Form S-4 filed June 15, 2005.

10.11	Employment Agreement, dated as of March 1, 2000, between Select Medical Corporation and Robert A. Ortenzio, incorporated by reference to Exhibit 10.14 of Select Medical Corporation’s Registration Statement on Form S-1 (Reg. No. 333-48856).

10.12	Amendment to Employment Agreement, dated as of August 8, 2000, between Select Medical Corporation and Robert A. Ortenzio, incorporated by reference to Exhibit 10.15 of Select Medical Corporation’s Registration Statement on Form S-1 (Reg. No. 333-48856).

10.13	Amendment No. 2 to Employment Agreement, dated as of February 23, 2001, between Select Medical Corporation and Robert A. Ortenzio, incorporated by reference to Exhibit 10.48 of Select Medical Corporation’s Registration Statement on Form S-1 (Reg. No. 333-48856).

10.14	Amendment No. 3 to Employment Agreement, dated as of September 17, 2001, between Select Medical Corporation and Robert A. Ortenzio, incorporated by reference to Exhibit 10.53 of Select Medical Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

10.15	Amendment No. 4 to Employment Agreement, dated as of December 10, 2004, between Select Medical Corporation and Robert A. Ortenzio, incorporated by reference to Exhibit 99.3 of Select Medical Corporation’s Form 8-K (Reg. No. 001-31441).

10.16	Amendment No. 5 to Employment Agreement, dated as of February 24, 2005, between Select Medical Corporation and Robert A. Ortenzio, incorporated by reference to Exhibit 10.16 of Select Medical Corporation’s Form S-4 filed June 15, 2005.

10.17	Employment Agreement, dated as of March 1, 2000, between Select Medical Corporation and Patricia A. Rice, incorporated by reference to Exhibit 10.19 of Select Medical Corporation’s Registration Statement on Form S-1 (Reg. No. 333-48856).

10.18	Amendment to Employment Agreement, dated as of August 8, 2000, between Select Medical Corporation and Patricia A. Rice, incorporated by reference to Exhibit 10.20 of Select Medical Corporation’s Registration Statement on Form S-1 (Reg. No. 333-48856).

10.19	Amendment No. 2 to Employment Agreement, dated as of February 23, 2001, between Select Medical Corporation and Patricia A. Rice, incorporated by reference to Exhibit 10.49 of Select Medical Corporation’s Registration Statement on Form S-1 (Reg. No. 333-48856).

10.20	Amendment No. 3 to Employment Agreement, dated as of December 10, 2004, between Select Medical Corporation and Patricia A. Rice, incorporated by reference to Exhibit 99.2 of Select Medical Corporation’s Form 8-K (Reg. No. 001-31441).

10.21	Amendment No. 4 to Employment Agreement, dated as of February 24, 2005, between Select Medical Corporation and Patricia A. Rice, incorporated by reference to Exhibit 10.21 of Select Medical Corporation’s Form S-4 filed June 15, 2005.

10.22	Change of Control Agreement, dated as of March 1, 2000, between Select Medical Corporation and Martin F. Jackson, incorporated by reference to Exhibit 10.11 of Select Medical Corporation’s Registration Statement on Form S-1 (Reg. No. 333-48856).

10.23	Amendment to Change of Control Agreement, dated as of February 23, 2001, between Select Medical Corporation and Martin F. Jackson, incorporated by reference to Exhibit 10.52 of Select Medical Corporation’s Registration Statement on Form S-1 (Reg. No. 333-48856).

Exhibit
Number	Document

10.24	Second Amendment to Change of Control Agreement, dated as of February 24, 2005, between Select Medical Corporation and Martin F. Jackson, incorporated by reference to Exhibit 10.24 of Select Medical Corporation’s Form S-4 filed June 15, 2005.

10.25	Employment Agreement dated as of December 16, 1998 between Select Medical Corporation and David W. Cross, incorporated by reference to Exhibit 10.8 of Select Medical Corporation’s Registration Statement on Form S-1 (Reg. No. 333-48856).

10.26	First Amendment dated as of October 15, 2000 to Employment Agreement dated as of December 16, 1998 between Select Medical Corporation and David W. Cross, incorporated by reference to Exhibit 10.33 of Select Medical Corporation’s Registration Statement on Form S-1 (Reg. No. 333-48856).

10.27	Change of Control Agreement dated as of November 21, 2001 between Select Medical Corporation and David W. Cross, incorporated by reference to Exhibit 10.61 of Select Medical Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

10.28	Amendment to Change of Control Agreement, dated as of February 24, 2005, between Select Medical Corporation and David W. Cross, incorporated by reference to Exhibit 10.28 of Select Medical Corporation’s Form S-4 filed June 15, 2005.

10.29	Other Senior Management Agreement, dated as of June 2, 1997, between Select Medical Corporation and S. Frank Fritsch, incorporated by reference to Exhibit 10.9 of Select Medical Corporation’s Registration Statement on Form S-1 (Reg. No. 333-48856).

10.30	Change of Control Agreement, dated as of March 1, 2000, between Select Medical Corporation and S. Frank Fritsch, incorporated by reference to Exhibit 10.10 of Select Medical Corporation’s Registration Statement on Form S-1 (Reg. No. 333-48856).

10.31	Amendment to Change of Control Agreement, dated as of February 23, 2001, between Select Medical Corporation and S. Frank Fritsch, incorporated by reference to Exhibit 10.53 of Select Medical Corporation’s Registration Statement on Form S-1 (Reg. No. 333-48856).

10.32	Second Amendment to Change of Control Agreement, dated as of February 24, 2005, between Select Medical Corporation and S. Frank Fritsch, incorporated by reference to Exhibit 10.32 of Select Medical Corporation’s Form S-4 filed June 15, 2005.

10.33	Change of Control Agreement, dated as of March 1, 2000, between Select Medical Corporation and James J. Talalai, incorporated by reference to Exhibit 10.58 of Select Medical Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

10.34	Amendment to Change of Control Agreement, dated as of February 23, 2001, between Select Medical Corporation and James J. Talalai, incorporated by reference to Exhibit 10.59 of Select Medical Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

10.35	Second Amendment to Change of Control Agreement, dated as of February 24, 2005, between Select Medical Corporation and James J. Talalai, incorporated by reference to Exhibit 10.35 of Select Medical Corporation’s Form S-4 filed June 15, 2005.

10.36	Other Senior Management Agreement, dated as of March 28, 1997, between Select Medical Corporation and Michael E. Tarvin, incorporated by reference to Exhibit 10.21 of Select Medical Corporation’s Registration Statement on Form S-1 (Reg. No. 333-48856).

10.37	Change of Control Agreement, dated as of March 1, 2000, between Select Medical Corporation and Michael E. Tarvin, incorporated by reference to Exhibit 10.22 of Select Medical Corporation’s Registration Statement on Form S-1 (Reg. No. 333-48856).

10.38	Amendment to Change of Control Agreement, dated as of February 23, 2001, between Select Medical Corporation and Michael E. Tarvin, incorporated by reference to Exhibit 10.54 of Select Medical Corporation’s Registration Statement on Form S-1 (Reg. No. 333-48856).

10.39	Second Amendment to Change of Control Agreement, dated as of February 24, 2005, between Select Medical Corporation and Michael E. Tarvin, incorporated by reference to Exhibit 10.39 of Select Medical Corporation’s Form S-4 filed June 15, 2005.

Exhibit
Number	Document

10.40	Change of Control Agreement, dated as of March 1, 2000, between Select Medical Corporation and Scott A. Romberger, incorporated by reference to Exhibit 10.56 of Select Medical Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

10.41	Amendment to Change of Control Agreement, dated as of February 23, 2001, between Select Medical Corporation and Scott A. Romberger, incorporated by reference to Exhibit 10.57 of Select Medical Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

10.42	Second Amendment to Change of Control Agreement, dated as of February 24, 2005, between Select Medical Corporation and Scott A. Romberger, incorporated by reference to Exhibit 10.42 of Select Medical Corporation’s Form S-4 filed June 15, 2005.

10.43	Fifth Amendment to Employment Agreement, dated as of April 18, 2005, between Select Medical Corporation and David W. Cross, incorporated by reference to Exhibit 10.43 of Select Medical Corporation’s Form S-4 filed June 15, 2005.

10.44	Consulting Agreement, dated as of January 1, 2004, between Select Medical Corporation and Thomas A. Scully, incorporated by reference to Exhibit 10.1 of Select Medical Corporation’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2004.

10.45	First Amendment to Consulting Agreement, dated as of April 18, 2005, between Select Medical Corporation and Thomas A. Scully, incorporated by reference to Exhibit 10.45 of Select Medical Corporation’s Form S-4 filed June 15, 2005.

10.46	Amendment No. 5 to Employment Agreement, dated as of April 27, 2005, between Select Medical Corporation and Patricia A. Rice, incorporated by reference to Exhibit 10.46 of Select Medical Corporation’s Form S-4 filed June 15, 2005.
10.47	Office Lease Agreement dated as of May 18, 1999 between Select Medical Corporation and Old Gettysburg Associates I, incorporated by reference to Exhibit 10.24 of Select Medical Corporation’s Registration Statement on Form S-1 (Reg. No. 333-48856).

10.48	First Addendum dated June 1999 to Office Lease Agreement dated as of May 18, 1999 between Select Medical Corporation and Old Gettysburg Associates I, incorporated by reference to Exhibit 10.25 of Select Medical Corporation’s Registration Statement on Form S-1 (Reg. No. 333-48856).

10.49	Second Addendum dated as of February 1, 2000 to Office Lease Agreement dated as of May 18, 1999 between Select Medical Corporation and Old Gettysburg Associates I, incorporated by reference to Exhibit 10.26 of Select Medical Corporation’s Registration Statement on Form S-1 (Reg. No. 333-48856).

10.50	Office Lease Agreement dated as of June 17, 1999 between Select Medical Corporation and Old Gettysburg Associates III, incorporated by reference to Exhibit 10.27 of Select Medical Corporation’s Registration Statement on Form S-1 (Reg. No. 333-48856).

10.51	Third Addendum dated as of May 17, 2001 to Office Lease Agreement dated as of May 18, 1999 between Select Medical Corporation and Old Gettysburg Associates I, incorporated by reference to Exhibit 10.52 of Select Medical Corporation’s Registration Statement on Form S-4 (Reg. No. 333-63828).

10.52	Office Lease Agreement dated as of May 15, 2001 by and between Select Medical Corporation and Old Gettysburg Associates II, incorporated by reference to Exhibit 10.53 of Select Medical Corporation’s Registration Statement on Form S-4 (Reg. No. 333-63828).

10.53	Fourth Addendum to Lease Agreement dated as of September 1, 2001 by and between Old Gettysburg Associates and Select Medical Corporation, incorporated by reference to Exhibit 10.54 of Select Medical Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

10.54	First Addendum to Lease Agreement by and between Old Gettysburg Associates II and Select Medical Corporation, dated as of February 26, 2002, incorporated by reference to Exhibit 10.2 of Select Medical Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

Exhibit
Number	Document

10.55	Second Addendum to Lease Agreement by and between Old Gettysburg Associates II and Select Medical Corporation, dated as of February 26, 2002, incorporated by reference to Exhibit 10.3 of Select Medical Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

10.56	Third Addendum to Lease Agreement by and between Old Gettysburg Associates II and Select Medical Corporation, dated as of February 26, 2002, incorporated by reference to Exhibit 10.4 of Select Medical Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

10.57	Office Lease Agreement dated as of October 29, 2003 by and between Select Medical Corporation and Old Gettysburg Associates, incorporated by reference to Exhibit 10.74 of Select Medical Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2003.

10.58	Office Lease Agreement dated as of October 29, 2003 by and between Select Medical Corporation and Old Gettysburg Associates II, incorporated by reference to Exhibit 10.74 of Select Medical Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2003.

10.59	Fifth Addendum to Lease Agreement, dated as of February 19, 2004, by and between Old Gettysburg Associates and Select Medical Corporation, incorporated by reference to Exhibit 10.59 of Select Medical Corporation’s Form S-4 filed June 15, 2005.

10.60	Office Lease Agreement dated as of March 19, 2004 by and between Select Medical Corporation and Old Gettysburg Associates II, incorporated by reference to Exhibit 10.3 of Select Medical Corporation’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2004.

10.61	Office Lease Agreement dated as of March 19, 2004 by and between Select Medical Corporation and Old Gettysburg Associates, incorporated by reference to Exhibit 10.4 of Select Medical Corporation’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2004.

10.62	Naming, Promotional and Sponsorship Agreement dated as of October 1, 1997 between NovaCare, Inc. and the Philadelphia Eagles Limited Partnership, assumed by Select Medical Corporation in a Consent and Assumption Agreement dated November 19, 1999 by and among NovaCare, Inc., Select Medical Corporation and the Philadelphia Eagles Limited Partnership, incorporated by reference to Exhibit 10.36 of Select Medical Corporation’s Registration Statement on Form S-1 (Reg. No. 333-48856).

10.63	First Amendment to Naming, Promotional and Sponsorship Agreement, dated as of January 1, 2004, between Select Medical Corporation and Philadelphia Eagles, LLC, incorporated by reference to Exhibit 10.63 of Select Medical Corporation’s Form S-4 filed June 15, 2005.

10.64	Office Lease Agreement dated August 10, 2005 among Old Gettysburg Associates II and Select Medical Corporation, dated August 10, 2005, incorporated by reference to Exhibit 10.1 of Select Medical Corporation’s current report on Form 8-K filed August 10, 2005.

10.65	Amended and Restated Select Medical Holdings Corporation 2005 Equity Incentive Plan, incorporated by reference to Exhibit 10.1 of Select Medical Corporation’s current report on Form 8-K filed November 8, 2005.

10.66	Select Medical Holdings Corporation 2005 Equity Incentive Plan for Non-Employee Directors, incorporated by reference to Exhibit 10.2 of Select Medical Corporation’s current report on Form 8-K filed November 8, 2005.

10.67	Acquisition Agreement between Select Medical Corporation, SLMC Finance Corporation and Callisto Capital L.P., dated December 23, 2005, incorporated by reference to Exhibit 2.2 of Select Medical Corporation’s current report on Form 8-K filed December 23, 2005.

10.68	Amendment to the Acquisition Agreement, dated as of February 9, 2006, among Select Medical Corporation, SLMC Finance Corporation, Callisto Capital L.P. and Canadian Back Institute Limited, incorporated by reference to Exhibit 2.1 of Select Medical Corporation’s current report on Form 8-K filed February 9, 2006.

10.69	10% Senior Subordinated Note due December 31, 2015 in favor of WCAS Capital Partners IV, L.P., amended and restated as of September 29, 2005.†

10.70	10% Senior Subordinated Note due December 31, 2015 in favor of Rocco A. Ortenzio, amended and restated as of September 29, 2005.†

Exhibit
Number	Document

10.71	10% Senior Subordinated Note due December 31, 2015 in favor of Robert A. Ortenzio, amended and restated as of September 29, 2005.†

10.72	10% Senior Subordinated Note due December 31, 2015 in favor of John M. Ortenzio, amended and restated as of September 29, 2005.†

10.73	10% Senior Subordinated Note due December 31, 2015 in favor of Martin J. Ortenzio, amended and restated as of September 29, 2005.†

10.74	10% Senior Subordinated Note due December 31, 2015 in favor of Martin J. Ortenzio Descendants Trust, amended and restated as of September 29, 2005.†

10.75	10% Senior Subordinated Note due December 31, 2015 in favor of Ortenzio Family Foundation, amended and restated as of September 29, 2005.†

10.76	Stockholders Agreement, dated as of February 24, 2005, by and among Select Medical Holdings Corporation, Welsh, Carson, Anderson & Stowe IX, L.P., WCAS Capital Partners IV, L.P., and each of the other individuals and entities from time to time named therein.†
10.77	Registration Rights Agreement, dated as of February 24, 2005, among Select Medical Holdings Corporation, Welsh, Carson, Anderson & Stowe IX, L.P., WCAS Capital Partners IV, L.P., each of the entities and individuals listed on Schedule I thereto and each of the other entities and individuals from time to time listed on Schedule II thereto.†

10.78	Registration Rights Agreement, dated as of February 24, 2005, between Select Medical Holdings Corporation, WCAS Capital Partners IV, L.P., Rocco A. Ortenzio, Robert A. Ortenzio, John M. Ortenzio, Martin J. Ortenzio, Martin J. Ortenzio Descendants Trust and Ortenzio Family Foundation.†
12.1	Statement of Ratio of Earnings to Fixed Charges.†

21.1	Subsidiaries of Select Medical Holdings Corporation.†

23.1	Consent of Dechert LLP (see Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Powers of Attorney (see signature pages to the Registration Statement).†

25.1	Statement on Form T-1 as to the eligibility of the Trustee.†

99.1	Form of Letter of Transmittal.†

99.2	Form of Notice of Guaranteed Delivery.†

†	Previously filed.

Item 22.	Undertakings
      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (b) The registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
      (d) Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
      (e) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
      (f) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, on this 28th day of July, 2006.

SELECT MEDICAL HOLDINGS CORPORATION

By:	/s/ Michael E. Tarvin

Michael E. Tarvin
Senior Vice President, General Counsel and Secretary
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 28, 2006.

Name		Title

/s/ Rocco A. Ortenzio Rocco A. Ortenzio		Director and Executive Chairman

* Robert A. Ortenzio		Director and Chief Executive Officer (principal executive officer)

/s/ Martin F. Jackson Martin F. Jackson		Senior Vice President and Chief Financial Officer (principal financial officer)

/s/ Scott A. Romberger Scott A. Romberger		Vice President, Chief Accounting Officer and Controller (principal accounting officer)

* Russell L. Carson		Director

* David S. Chernow		Director

Bryan C. Cressey		Director

* James E. Dalton, Jr.		Director

* Thomas A. Scully		Director

* Leopold Swergold		Director

* Sean M. Traynor		Director

*By:	/s/ Michael E. Tarvin Attorney-in-fact